      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996


                                                      REGISTRATION NO. 333-01815
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              EASTGROUP PROPERTIES
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MARYLAND                            6798                           13-2711135
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION NO.)               IDENTIFICATION NO.)

                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 354-3555
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         DAVID H. HOSTER II, PRESIDENT
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 354-3555
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

     JOSEPH P. KUBAREK, ESQ.         JOSEPH L. JOHNSON III, ESQ.         KENNETH A. HOXSIE, ESQ.
   JAECKLE, FLEISCHMANN & MUGEL        GOODWIN, PROCTER & HOAR                HALE AND DORR
     800 FLEET BANK BUILDING                EXCHANGE PLACE                   60 STATE STREET
        12 FOUNTAIN PLAZA          BOSTON, MASSACHUSETTS 02109-2881    BOSTON, MASSACHUSETTS 02109
     BUFFALO, NEW YORK 14202                (617) 570-1000                    (617) 526-6000
          (716) 856-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger (the "Merger") of Copley Properties, Inc. ("Copley") with and into EastGroup Properties ("EastGroup") pursuant to an Agreement and Plan of Merger dated as of February 12, 1996 described in the enclosed Joint Proxy Statement/ Prospectus.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                 CROSS REFERENCE SHEET PURSUANT TO RULE 404(a)
                     SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                         FORM S-4 ITEM                          LOCATION IN PROSPECTUS
            ----------------------------------------  ------------------------------------------
A.    INFORMATION ABOUT THE
      TRANSACTION
      1.    Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................  Outside front cover page.
      2.    Inside Front and Outside Back Cover
            Pages of Prospectus.....................  AVAILABLE INFORMATION; INCORPORATION OF
                                                      CERTAIN DOCUMENTS BY REFERENCE; TABLE OF
                                                      CONTENTS.
      3.    Summary Information, Risk Factors, Ratio
            of Earnings to Fixed Charges and Other
            Information.............................  JOINT PROXY STATEMENT/PROSPECTUS SUMMARY;
                                                      RISK FACTORS.
      4.    Terms of the Transaction................  PROPOSAL 1 -- THE MERGER AGREEMENT;
                                                      COMPARISON OF SHAREHOLDERS RIGHTS;
                                                      DESCRIPTION OF CAPITAL STOCK OF EASTGROUP;
                                                      APPENDIX A.
      5.    Pro Forma Financial Information.........  INDEX TO FINANCIAL STATEMENTS.
      6.    Material Contacts with the Company Being
            Acquired................................  PROPOSAL 1 -- THE MERGER AGREE-
                                                      MENT -- Background of the Merger; PROPO-
                                                      SAL 1 -- THE MERGER AGREEMENT -- Copley
                                                      Directors' Reasons for Recommending the
                                                      Merger.
      7.    Additional Information Required for
            Reoffering by Persons and Parties Deemed
            to be Underwriters......................  Not applicable.
      8.    Interests of Named Experts and
            Counsel.................................  Not applicable.
      9.    Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.............................  INDEMNIFICATION PROVISIONS.
B.    INFORMATION ABOUT THE REGISTRANT
      10.   Information with Respect to S-3
            Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                      REFERENCE; AVAILABLE
                                                      INFORMATION; INFORMATION CONCERNING
                                                      EASTGROUP; MARKET PRICES AND DIVIDENDS.
      11.   Incorporation of Certain Information by
            Reference...............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                      REFERENCE; INFORMATION CONCERNING
                                                      EASTGROUP
      12.   Information with Respect to S-2 or S-3
            Registrants.............................  Not applicable.
      13.   Incorporation of Certain Information by
            Reference...............................  Not applicable.

                         FORM S-4 ITEM                          LOCATION IN PROSPECTUS
            ----------------------------------------  ------------------------------------------
      14.   Information with Respect to Registrants
            Other than S-3 or S-2 Registrants.......  Not applicable.
C.    INFORMATION ABOUT THE COMPANY
      BEING ACQUIRED
      15.   Information with Respect to S-3
            Companies...............................  Not applicable.
      16.   Information with Respect to S-2 or S-3
            Companies...............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                      REFERENCE; AVAILABLE
                                                      INFORMATION; INFORMATION CONCERNING
                                                      COPLEY; MARKET PRICES AND DIVIDENDS.
      17.   Information with Respect to Companies
            Other Than S-3 or S-2 Companies.........  Not applicable.
D.    VOTING AND MANAGEMENT
      INFORMATION
      18.   Information if Proxies, Consents or
            Authorizations are to be Solicited......  INTRODUCTION; VOTING AND PROXY
                                                      INFORMATION; PROPOSAL 1 -- THE MERGER
                                                      AGREEMENT -- Dissenters' Rights; PROPOSAL
                                                      1 -- THE MERGER AGREEMENT -- Interest of
                                                      Copley Management and EastGroup in the
                                                      Merger; PROPOSAL 1 -- THE MERGER
                                                      AGREEMENT -- Board of Trustees and
                                                      Management of EastGroup; PROPOSAL
                                                      2 -- ELECTION OF TRUSTEES (FOR EASTGROUP
                                                      SHAREHOLDERS ONLY); PROPOSAL 3 --
                                                      AMENDMENT TO EASTGROUP PROPERTIES 1994
                                                      MANAGEMENT INCENTIVE PLAN (FOR EASTGROUP
                                                      SHAREHOLDERS ONLY); PROPOSAL 4 -- AMEND-
                                                      MENT TO THE EASTGROUP DECLARATION TO
                                                      INCREASE THE NUMBER OF AUTHORIZED
                                                      EASTGROUP SHARES (FOR EASTGROUP SHARE-
                                                      HOLDERS ONLY); INCORPORATION OF CERTAIN
                                                      DOCUMENTS BY REFERENCE.
      19.   Information if Proxies, Consents or
            Authorizations are not to be Solicited
            or in an Exchange Offer.................  Not applicable.

                              EASTGROUP PROPERTIES
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195


                                  May   , 1996


Dear Shareholder:


     You are cordially invited to the annual meeting (the "Meeting") of shareholders of EastGroup Properties ("EastGroup"), to be held on June 19, 1996
at 9:00 a.m., local time, at                                     .


     At the Meeting, you will be asked to vote on the merger (the "Merger") of Copley Properties, Inc. ("Copley") with and into EastGroup as described in the attached Joint Proxy Statement/Prospectus. The proposed Merger has been approved by EastGroup's Board of Trustees, which believes the transaction to be fair to and in the best interest of EastGroup and its shareholders and recommends a vote FOR its approval. The reasons for this belief are set forth in "Proposal
1 -- The Merger Agreement -- EastGroup Trustees' Reasons for Effecting the Merger" in the accompanying Joint Proxy Statement/Prospectus. The investment banking firm of PaineWebber Incorporated has issued its opinion to EastGroup, a copy of which is attached as Appendix C to the Joint Proxy Statement/Prospectus, that, subject to the considerations and limitations set forth in such opinion, the Exchange Ratio (as defined in the accompanying Joint Proxy Statement/Prospectus) to be utilized in the Merger is fair to the shareholders of EastGroup from a financial point of view.

     EastGroup shareholders will also be voting on the election of seven trustees, an amendment to the EastGroup Properties 1994 Management Incentive Plan (the "Plan") to increase the number of shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), authorized under the Plan upon certain private offerings or business combination transactions in which EastGroup Shares are issued, and an amendment to EastGroup's Restated Declaration of Trust, as amended, to increase the number of authorized EastGroup Shares from 10,000,000 to 20,000,000.

     The proposed transactions are very important to you as a shareholder. Therefore, whether or not you plan to attend the meeting, I urge you to give your immediate attention to the proposals. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

                                          Very truly yours,

                                          LELAND R. SPEED
                                          Chairman of the Board of Trustees

                              EASTGROUP PROPERTIES
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 19, 1996


To the Shareholders:


     Notice is hereby given that the annual meeting of shareholders of EastGroup
Properties ("EastGroup") will be held at                                     on
June 19, 1996 at 9:00 a.m., local time, for the following purposes:


          (1) To consider and act on a proposal to approve the Agreement and Plan of Merger dated as of February 12, 1996 between Copley Properties, Inc. ("Copley") and EastGroup (the "Merger Agreement"), pursuant to which, among other things, Copley will be merged with and into EastGroup (the "Merger"). Pursuant to the Merger Agreement, each share of common stock, $1.00 par value per share, of Copley ("Copley Share"), will be converted into shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), based upon a value per Copley Share of $15.60, subject to adjustment in the event certain cash distributions are made to Copley stockholders prior to the effective date of the Merger.

          The value of EastGroup Shares for purposes of calculating the ratio at which the Copley Shares will be converted into EastGroup Shares in the Merger will be the average of the closing price of EastGroup Shares on the New York Stock Exchange, Inc. (the "NYSE") on the 20 trading days immediately preceding the fifth trading day prior to the effective date of the Merger (the "EastGroup Stock Price"); however, the EastGroup Stock Price will be deemed to equal (i) $20.25 if the average price of EastGroup Shares calculated above is less than or equal to $20.25 or (ii) $23.00 if the average price of EastGroup Shares is greater than or equal to $23.00. Copley has the right, waivable by it, to terminate the Merger Agreement without liability if the average closing price of EastGroup Shares on the NYSE on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the Securities and Exchange Commission (the "SEC") declares EastGroup's Registration Statement with respect to the Merger effective or (ii) the date on which Copley's stockholders' meeting with respect to the Merger is held, is equal to or less than $18.25.

          The proposed Merger has been approved by EastGroup's Board of Trustees, which believes the transaction to be in the best interest of EastGroup and its shareholders and recommends a vote FOR its approval. The reasons for this belief are set forth in "Proposal 1--The Merger Agreement--EastGroup Trustees' Reasons for Effecting the Merger" in the accompanying Joint Proxy Statement/Prospectus. The investment banking firm of PaineWebber Incorporated has issued its opinion to EastGroup, a copy of which is attached as Appendix C to the Joint Proxy Statement/Prospectus, that, subject to the considerations and limitations set forth in such opinion, the Exchange Ratio (as defined in the accompanying Joint Proxy Statement/Prospectus) to be utilized in the Merger is fair to the shareholders of EastGroup from a financial point of view.

          Any EastGroup shareholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the shareholder meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the EastGroup shareholder with such information, including the estimated ratio as calculated up to the date of the call. Also, EastGroup shareholders who wish to wait until the Exchange Ratio is finally determined before voting may call EastGroup's proxy solicitor, Beacon Hill Partners, Inc., at 1-800-755-5001, who will provide the shareholder with instructions on how to deliver the shareholder's proxy in a timely manner.

          (2) To elect seven trustees of EastGroup.

          (3) To amend the EastGroup Properties 1994 Management Incentive Plan (the "Plan") to increase the number of EastGroup Shares authorized under the Plan upon certain private offerings or business combination transactions in which EastGroup Shares are issued.

          (4) To amend EastGroup's Restated Declaration of Trust, as amended, to increase the number of authorized EastGroup Shares from 10,000,000 to 20,000,000.

          (5) To transact such other business as may properly come before the meeting or any adjournment thereof.


     Only shareholders of record at the close of business on May 13, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.


     EastGroup shareholders will not have appraisal rights in connection with the Merger.

                                          By Order of the Board of Trustees

                                          N. KEITH MCKEY
                                          Executive Vice President, Chief
                                          Financial Officer and Secretary


DATE: May   , 1996


THIS IS AN IMPORTANT MEETING. SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                            COPLEY PROPERTIES, INC.
                        399 BOYLSTON STREET, 13TH FLOOR
                          BOSTON, MASSACHUSETTS 02116


                                  MAY   , 1996


Dear Stockholder:


     A special meeting of stockholders of Copley Properties, Inc. ("Copley") will be held at 10:00 a.m., local time, on June 19, 1996 at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts. The purpose of the meeting is to vote on a merger (the "Merger") of Copley with and into EastGroup Properties ("EastGroup") as described in the attached Joint Proxy Statement/Prospectus.


     The proposed Merger has been approved by Copley's Board of Directors, which believes the transaction to be fair to and in the best interest of Copley and its stockholders and recommends a vote FOR its approval. The reasons for this belief are set forth in "Proposal 1 -- The Merger Agreement -- Copley Directors' Reasons for Recommending the Merger" in the accompanying Joint Proxy Statement/Prospectus. The investment banking firm of Morgan Stanley & Co. Incorporated has issued its opinion to Copley, a copy of which is attached as Appendix B to the Joint Proxy Statement/Prospectus, that, subject to the considerations set forth in such opinion, the consideration to be received by Copley stockholders in the Merger is fair to the stockholders of Copley from a financial point of view.

     The proposed transaction is very important to you as a stockholder. Therefore, whether or not you plan to attend the meeting, I urge you to give your immediate attention to the proposal. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

                                          Very truly yours,

                                          JOSEPH W. O'CONNOR
                                          President

                            COPLEY PROPERTIES, INC.

                        399 BOYLSTON STREET, 13TH FLOOR
                          BOSTON, MASSACHUSETTS 02116

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 19, 1996


To the Stockholders of Copley Properties, Inc.:


     Notice is hereby given that a special meeting of stockholders of Copley Properties, Inc., a Delaware corporation ("Copley"), will be held at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, on June 19, 1996 at 10:00 a.m., local time, for the following purpose:


     1. To consider and act on a proposal to approve the merger (the "Merger") of Copley with and into EastGroup Properties ("EastGroup") and the Agreement and Plan of Merger dated as of February 12, 1996 between EastGroup and Copley (the "Merger Agreement").

     Pursuant to the Merger Agreement, each share of common stock, $1.00 par value per share, of Copley ("Copley Share") will be converted into shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), based upon a value per Copley Share of $15.60, subject to adjustment in the event certain cash distributions are made to Copley stockholders prior to the effective date of the Merger. The value of EastGroup Shares for purposes of calculating the ratio at which the Copley Shares will be converted into EastGroup Shares in the Merger will be the average of the closing price of EastGroup Shares on the New York Stock Exchange, Inc. (the "NYSE") on the 20 trading days immediately preceding the fifth trading day prior to the effective date of the Merger (the "EastGroup Stock Price"); however, the EastGroup Stock Price will be deemed to equal (i) $20.25 if the average price of EastGroup Shares calculated above is less than or equal to $20.25 or (ii) $23.00 if the average price of EastGroup Shares is greater than or equal to $23.00. Copley has the right, waivable by it, to terminate the Merger Agreement without liability if the average closing price of EastGroup Shares on the NYSE on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the Securities and Exchange Commission (the "SEC") declares EastGroup's Registration Statement with respect to the Merger effective or (ii) the date on which Copley's stockholders' meeting with respect to the Merger is held, is equal to or less than $18.25. As a result of the transaction, EastGroup will succeed to the operations and assets of Copley, the separate corporate existence of Copley will cease and Copley will no longer be required to file reports under the Securities Exchange Act of 1934, as amended. A copy of the Merger Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

     Any Copley stockholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the stockholders meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the Copley stockholder with such information, including the estimated ratio as calculated up to the date of the call. Also, Copley stockholders who wish to wait until the Exchange Ratio is finally determined before voting may call Copley's proxy solicitor, Beacon Hill Partners, Inc., at 1-800-755-5001, who will provide the stockholder with instructions on how to deliver the stockholder's proxy in a timely manner.

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


     Holders of record of Copley Shares and Class A Common Stock, $1.00 par value per share, at the close of business on May 13, 1996 will be entitled to notice of and to vote at the meeting and any adjournment thereof.


     Copley stockholders are not entitled to appraisal rights in connection with the Merger.

                                       By Order of the Board of Directors

                                       PETER P. TWINING
                                       Secretary

DATE: May   , 1996


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, HOWEVER, YOU ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                             JOINT PROXY STATEMENT
                                       OF
                COPLEY PROPERTIES, INC. AND EASTGROUP PROPERTIES
                                      AND
                                   PROSPECTUS
                                       OF
                              EASTGROUP PROPERTIES


     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Copley Properties, Inc. ("Copley") in connection with the solicitation of proxies by the Board of Directors of Copley for use at the special meeting of its stockholders to be held on June 19, 1996, to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated February 12, 1996 between EastGroup Properties ("EastGroup") and Copley (the "Merger Agreement"), a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, (i) Copley will be merged with and into EastGroup (the "Merger") and (ii) each share of common stock, $1.00 par value per share, of Copley ("Copley Share") (other than Copley Shares owned by EastGroup which will be cancelled in the Merger) will be converted into shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), based upon a value per Copley Share of $15.60, subject to limitations described below and subject to adjustment in the event certain cash distributions are made to Copley stockholders prior to the effective date of the Merger (the "Copley Share Value").


     The value of EastGroup Shares for purposes of calculating the ratio at which the Copley Shares will be converted into EastGroup Shares in the Merger will be the average of the closing price of EastGroup Shares on the New York Stock Exchange, Inc. (the "NYSE") on the 20 trading days immediately preceding the fifth trading day prior to the effective date of the Merger (the "EastGroup Stock Price"); however, the EastGroup Stock Price will be deemed to equal (i) $20.25 if the average price of EastGroup Shares calculated above is less than or equal to $20.25 or (ii) $23.00 if the average price of EastGroup Shares is greater than or equal to $23.00. Copley has the right, waivable by it, to terminate the Merger Agreement without liability if the average closing price of EastGroup Shares on the NYSE on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the Securities and Exchange Commission (the "SEC") declares EastGroup's Registration Statement with respect to the Merger effective or (ii) the date on which Copley's stockholders' meeting with respect to the Merger is held, is equal to or less than $18.25. As a result of the Merger, the separate corporate existence of Copley will cease, Copley will no longer be required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and EastGroup will succeed to the operations and assets of Copley.


     This Joint Proxy Statement/Prospectus is also being furnished to the shareholders of EastGroup in connection with the solicitation of proxies by the Board of Trustees of EastGroup for use at its annual meeting of shareholders to be held June 19, 1996. The purposes of the meeting are to consider and vote on proposals to (i) approve and adopt the Merger Agreement, (ii) elect seven trustees, (iii) approve and adopt an amendment to EastGroup's 1994 Management Incentive Plan (the "1994 Incentive Plan") to increase the number of EastGroup Shares authorized under the 1994 Incentive Plan upon certain private offerings or business combination transactions in which EastGroup Shares are issued, (iv) approve and adopt an amendment to EastGroup's Restated Declaration of Trust, as amended, to increase the number of EastGroup Shares authorized for issuance from 10,000,000 to 20,000,000, and (v) to transact any other business as may properly come before the meeting or any adjournment thereof.


     Any Copley stockholder or EastGroup shareholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the Copley stockholder meeting and EastGroup shareholder meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the Copley stockholder or EastGroup shareholder with such information, including the estimated ratio as calculated up to the date of the call. Copley stockholders or EastGroup shareholders who wish to wait until the Exchange Ratio is finally determined before voting may call the proxy solicitor of Copley and EastGroup, Beacon Hill Partners, Inc., at 1-800-755-5001, who will provide the stockholder or shareholder with instructions on how to deliver the holder's proxy in a timely manner.


     This document also constitutes a Prospectus of EastGroup covering the EastGroup Shares to be issued to stockholders of Copley upon consummation of the Merger. EastGroup Shares are traded on the NYSE under the symbol "EGP." On May 7, 1996, the closing price for EastGroup Shares as reported by the NYSE was $22.125. Based upon this May 7, 1996 price of EastGroup Shares and assuming the consummation of EastGroup's proposed merger with LNH REIT, Inc. prior thereto, each holder of a Copley Share (other than EastGroup) will receive 0.7051 of an EastGroup Share in the Merger resulting in holders of Copley Shares (other than EastGroup) holding approximately 2,154,000 EastGroup Shares (30.70% of the outstanding EastGroup Shares) following consummation of the Merger. EastGroup is a Maryland real estate investment trust ("REIT"), with its principal executive offices located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, telephone number (601) 354-3555. The principal executive offices of Copley are located at 399 Boylston Street, 13th Floor, Boston, Massachusetts 02116, and the telephone number of Copley is (617) 578-1200.


     All information contained in this Joint Proxy Statement/Prospectus with respect to EastGroup has been provided by EastGroup. All information contained in this Joint Proxy Statement/Prospectus with respect to Copley has been provided by Copley.

     SEE "RISK FACTORS" ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE MERGER.
                            ------------------------

     NEITHER THIS TRANSACTION NOR THE SHARES OF BENEFICIAL INTEREST OF EASTGROUP HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS
             NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


     Consummation of the Merger is subject to the affirmative approval of the holders of at least two-thirds of the EastGroup Shares outstanding and entitled to vote, the affirmative approval of the holders of at least a majority of the Copley Shares outstanding and entitled to vote, and certain other conditions. EastGroup owns 529,000 of the Copley Shares entitled to vote (14.76% of the Copley Shares entitled to vote) and intends to vote these Copley Shares FOR the Merger. The directors and officers of Copley own 51,339 Copley Shares (1.43%) and have indicated that they will vote such Copley Shares FOR the Merger. Certain officers of EastGroup and members of their immediate families, namely Leland R. Speed, Chief Executive Officer of EastGroup, Mr. Speed's wife and their children, David H. Hoster II, President of EastGroup, and his wife, and N. Keith McKey, Executive Vice President of EastGroup, and his wife, have entered into a Proxy Agreement with Copley pursuant to which they have granted Copley a proxy to vote a total of 213,438 EastGroup Shares (5.03% of the EastGroup Shares entitled to vote) owned by them FOR the Merger. EastGroup's remaining trustees and officers, who beneficially own 32,323 EastGroup Shares (0.76%) entitled to vote at the meeting of the shareholders of EastGroup, have indicated that they intend to vote FOR the Merger. In addition, The Parkway Company, of which Mr. Speed is a director and officer, has indicated that it will vote the 90,475 EastGroup Shares (2.13%) which it owns FOR the Merger.



     The date of this Joint Proxy Statement/Prospectus is May   , 1996. This
Joint Proxy Statement/Prospectus is first being mailed to shareholders of EastGroup and stockholders of Copley on or about May 14, 1996.

                             AVAILABLE INFORMATION


     EastGroup and Copley are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at and, upon payment of the SEC's customary charges, copies obtained from, the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the SEC's regional offices in New York, New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). In addition, EastGroup Shares are traded on the NYSE under the symbol "EGP" and similar information concerning EastGroup can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Copley Shares are traded on the American Stock Exchange, Inc. ("AMSE") under the symbol "COP" and similar information can be inspected and copied at the offices of the AMSE, 86 Trinity Place, New York, New York 10006.


     EastGroup and Copley have filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to EastGroup Shares to be issued in the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus of EastGroup filed as part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the SEC noted above, and copies of which can be obtained from the SEC at prescribed rates as indicated above.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EASTGROUP OR COPLEY. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Incorporated into this Joint Proxy Statement/Prospectus by reference are the documents listed below filed by EastGroup and Copley under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered upon written or oral request of such person, in the case of documents relating to EastGroup, from EastGroup, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195,
Attention: Chief Financial Officer, telephone number (601) 354-3555, and, in the case of documents relating to Copley, from Copley, 399 Boylston Street, 13th Floor, Boston, Massachusetts 02116, Attention: Chief Operating Officer, telephone number (617) 578-1200. In order to insure timely delivery of the documents, requests should be received by June 5, 1996.


     The following documents or portions thereof are hereby incorporated into this Joint Proxy Statement/Prospectus by reference:


     1. EastGroup's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission file No. 1-7094).



     2. Amendment No. 1 to EastGroup's Form 10-K for the year ended December 31, 1995 (Commission file No. 1-7094).



     3. Copley's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission file No. 1-8927).



     4. Amendment No. 1 to Copley's Form 10-K for the year ended December 31, 1995 (Commission file No. 1-8927).



     5. Copley's Current Report on Form 8-K dated February 16, 1996 (Commission file No. 1-8927).



     6. Copley's Current Report on Form 8-K dated February 29, 1996 (Commission file No. 1-8927).



     7. Copley's Current Report on Form 8-K dated March 7, 1996 (Commission file No. 1-8927).



     8. The Agreement and Plan of Merger dated as of February 12, 1996 by and between Copley and EastGroup (attached hereto as Appendix A).


     All documents filed by EastGroup pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY...............................................   1
     The Companies.....................................................................   1
     Surviving Company.................................................................   1
     EastGroup's Shareholders' Meeting; Record Date; Securities Entitled to Vote.......   2
     Copley's Stockholders' Meeting; Record Date; Securities Entitled to Vote..........   3
     The Merger -- Terms of the Merger.................................................   3
     Benefits to Copley Affiliates.....................................................   4
     Required Votes for Approval of the Merger Agreement...............................   5
     Reasons for the Merger; Recommendations of the Board of Directors of Copley and
      the Board of Trustees of EastGroup...............................................   5
     Opinions of Financial Advisors....................................................   6
     Material Federal Income Tax Consequences..........................................   7
     The Merger Agreement..............................................................   7
     Conditions to Closing.............................................................   9
     Regulatory Approval...............................................................  10
     Alternatives to the Merger........................................................  10
     Accounting Treatment..............................................................  10
     Certain Resale Restrictions.......................................................  10
     New York Stock Exchange Listing...................................................  10
     Dissenters' Rights................................................................  10
     Risk Factors......................................................................  11
     Market Prices.....................................................................  11
     Dividends.........................................................................  12
     Comparison of Shareholder Rights..................................................  13
     Summary Historical Financial Data.................................................  14
     Unaudited Pro Forma Consolidated Selected Financial Data..........................  16
     Selected Comparative Per Share Data...............................................  17
RISK FACTORS...........................................................................  20
     Merger Could Cause Acceleration of Copley Indebtedness............................  20
     Substantial Debt Obligations......................................................  20
     Stock Price Fluctuations..........................................................  21
     Shares Available for Future Sale Could Adversely Affect Price of EastGroup
      Shares...........................................................................  21
     Risks of Real Estate Ownership....................................................  21
     Tenant Defaults...................................................................  22
     Americans with Disabilities Act...................................................  22
     Risk of Catastrophic Loss.........................................................  22
     Possible Environmental Liabilities................................................  22
     Dissenters' Rights................................................................  23
     Continuation of REIT Status.......................................................  23
     Competition.......................................................................  24
     Benefits to Copley Affiliates.....................................................  24
     Dilution of Percentage Ownership of Copley Stockholders as a Result of the
      Merger...........................................................................  25
     Differences Between Rights of EastGroup Shareholders and Copley Stockholders;
      Possible Anti-Takeover Effect....................................................  25
     Substantial Expenses and Payments if Merger Fails to Occur........................  26
INTRODUCTION...........................................................................  27

                                                                                        PAGE
                                                                                        ----
VOTING AND PROXY INFORMATION...........................................................  27
PROPOSAL 1 -- THE MERGER AGREEMENT.....................................................  29
     Surviving Company.................................................................  29
     General...........................................................................  33
     Effective Time of the Merger......................................................  33
     Conversion Terms of the Merger....................................................  33
     Exchange of Copley Share Certificates.............................................  33
     Conditions to the Merger..........................................................  34
     Representations and Warranties....................................................  36
     Certain Covenants.................................................................  36
     Dividends.........................................................................  37
     Termination.......................................................................  38
     Termination Amount and Expenses...................................................  39
     No Solicitation of Transactions...................................................  40
     Indemnification...................................................................  40
     Amendments........................................................................  41
     Background of the Merger..........................................................  41
     Copley Directors' Reasons for Recommending the Merger.............................  49
     Opinion of the Financial Advisor of Copley........................................  52
     EastGroup Trustees' Reasons for Effecting the Merger..............................  56
     Fairness Opinion of EastGroup's Financial Advisor.................................  59
     Operations Following the Merger...................................................  63
     Material Federal Income Tax Consequences of the Merger............................  63
     Taxation of REITS.................................................................  64
     Taxation of the Shareholders of a REIT............................................  66
     Accounting Treatment..............................................................  66
     Dissenters' Rights................................................................  67
     Restrictions on Resales of Securities.............................................  67
     Board of Trustees and Management of Surviving Company.............................  67
     Effects of the Merger.............................................................  67
     New York Stock Exchange Listing...................................................  67
INFORMATION CONCERNING COPLEY..........................................................  68
     Business..........................................................................  68
     Properties owned 100% by Copley subsequent to the February Exchanges..............  71
     Properties in which Copley will no longer have an ownership interest after the
      February Exchange................................................................  72
     Properties sold during 1995.......................................................  73
     Property Data Summary at December 31, 1995........................................  74
     Property Third-Party Debt Summary at December 31, 1995............................  75
     Invested Capital Priorities at December 31, 1995..................................  77
     Competitive Market Conditions.....................................................  77
     Percentage Leased and 10% Tenants.................................................  78
     Lease Expirations.................................................................  79
     Significant Properties............................................................  80
     Federal Tax Basis Information for Copley..........................................  86
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................  87
     Liquidity and Capital Resources...................................................  87

                                                                                        PAGE
                                                                                        ----
     Results of Operations.............................................................  87
     1995 Results of Operations Compared to 1994.......................................  89
     1994 Result of Operations Compared to 1993........................................  90
     Inflation.........................................................................  90
INFORMATION CONCERNING EASTGROUP.......................................................  91
     Recent Developments...............................................................  91
MARKET PRICES AND DIVIDENDS............................................................  92
     EastGroup Shares..................................................................  92
     Copley Shares.....................................................................  92
COMPARISON OF SHAREHOLDER RIGHTS.......................................................  93
     Limited Rights of Shareholders....................................................  93
     Amendment of Charter..............................................................  94
     Repurchase and Redemption of Shares; Restrictions on Transfer.....................  94
     Payment of Dividends..............................................................  94
     Shareholder Approval of Certain Business Combination Transactions.................  95
     Control Share Acquisitions........................................................  95
     Appraisal Rights..................................................................  96
     Rights Agreement..................................................................  97
     Cumulative Voting.................................................................  98
     Classified Board..................................................................  98
     Change in Number of Directors or Trustees.........................................  98
     Removal of Directors or Trustees..................................................  99
     Indemnification of Officers and Directors and Trustees............................  99
     Special Meetings of Shareholders..................................................  99
     Action by Shareholders Without a Meeting..........................................  99
     Liability of Shareholders and Others.............................................. 100
     Dissolution....................................................................... 100
     Inspection of Books and Records................................................... 100
DESCRIPTION OF CAPITAL STOCK OF EASTGROUP.............................................. 101
INDEMNIFICATION PROVISIONS............................................................. 101
PROPOSAL 2 -- ELECTION OF TRUSTEES (FOR EASTGROUP SHAREHOLDERS ONLY)................... 102
     Security Ownership of Certain Beneficial Owners and Management.................... 102
     Election of Trustees -- Nominees.................................................. 102
     Other Directors and Trusteeships.................................................. 104
     Committees and Meeting Data....................................................... 104
     Executive Officers................................................................ 104
     Executive Compensation............................................................ 105
     Certain Transactions.............................................................. 109
PROPOSAL 3 -- AMENDMENT TO EASTGROUP PROPERTIES 1994 MANAGEMENT INCENTIVE PLAN (FOR
  EASTGROUP SHAREHOLDERS ONLY)......................................................... 111
     Summary of the 1994 Incentive Plan................................................ 111
     Tax Information................................................................... 113
PROPOSAL 4 -- AMENDMENT TO THE EASTGROUP DECLARATION TO INCREASE THE NUMBER OF
  AUTHORIZED EASTGROUP SHARES (FOR EASTGROUP SHAREHOLDERS ONLY)........................ 113
EXPERTS................................................................................ 114
LEGAL OPINIONS......................................................................... 114
REPORTS TO SHAREHOLDERS................................................................ 114

                                                                                        PAGE
                                                                                        ----
OTHER MATTERS.......................................................................... 114
SHAREHOLDER PROPOSALS.................................................................. 115
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................. F-1
     APPENDIX A  Agreement and Plan of Merger by and between EastGroup Properties and Copley
                 Properties, Inc. dated as of February 12, 1996
     APPENDIX B  Opinion of Morgan Stanley & Co. Incorporated dated as of February 12, 1996
     APPENDIX C  Opinion of PaineWebber Incorporated dated as of February 12, 1996
     APPENDIX D  EastGroup Properties 1994 Management Incentive Plan, as amended
     APPENDIX E  Proposed Amendment to EastGroup Properties Restated Declaration of Trust,
                 as amended

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Appendices hereto relating to the proposed merger (the "Merger") of Copley Properties, Inc. ("Copley") with and into EastGroup Properties ("EastGroup"), pursuant to which EastGroup will be the surviving company (sometimes referred to herein as the "Surviving Company"), and the separate corporate existence of Copley will cease. This summary does not purport to contain all material information relating to the Merger and the Agreement and Plan of Merger dated as of February 12, 1996 by and between Copley and EastGroup (the "Merger Agreement"), and is qualified in its entirety by the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus. STOCKHOLDERS OF COPLEY AND SHAREHOLDERS OF EASTGROUP SHOULD READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES ATTACHED HERETO IN THEIR ENTIRETY. Unless the context indicates otherwise, all references to Copley and EastGroup include their respective subsidiaries and affiliated partnerships.

THE COMPANIES


     Copley. Copley is a Boston-based Delaware corporation which has qualified under the Internal Revenue Code of 1986, as amended (the "Code"), as a real estate investment trust ("REIT"). Copley acquires, develops, operates and owns primarily industrial real estate. At May 7, 1996, Copley owned and operated, either directly or partially through joint venture ownership structures, 11 properties totaling over 2.0 million square feet of net rentable area. Industrial properties, including bulk distribution, research and development and light industrial space, account for approximately 91% of the total net rentable area in Copley's portfolio. Over 87% of the net rentable area in Copley's portfolio is located in California and Arizona. Copley was originally organized in 1985 as a Delaware corporation. Copley's principal executive offices are located at 399 Boylston Street, 13th Floor, Boston, Massachusetts 02116. Its telephone number is (617) 578-1200.



     EastGroup. EastGroup is a REIT which is qualified under the Code, and formed under the laws of the state of Maryland. EastGroup owns a portfolio of income producing real estate properties, with a primary emphasis on industrial properties and selected office buildings and garden apartment complexes in the southeastern and southwestern United States. At May 7, 1996, EastGroup owned or had an interest in twenty-one industrial facilities, three office buildings and eight apartment complexes. EastGroup and LNH REIT, Inc. ("LNH") have also entered into an Agreement and Plan of Merger (the "EastGroup-LNH Merger"), which is described under "Information Concerning EastGroup." The Unaudited Pro Forma Financial Statements set forth in this Joint Proxy Statement/Prospectus also show the effect of the EastGroup-LNH Merger.


     Pursuant to the EastGroup-LNH Merger, (i) LNH will be merged with and into a wholly-owned subsidiary of EastGroup, (ii) each share of common stock, $0.50 par value per share, of LNH ("LNH Shares"), will be converted into the right to a certain amount of shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), based on an exchange ratio determined by dividing the value $8.10 by the average closing price for EastGroup Shares for the ten trading days immediately preceding the fifth trading day prior to the closing of the EastGroup-LNH Merger. EastGroup's registration statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") in connection with the EastGroup-LNH Merger was declared effective by the SEC on April 15, 1996. The special meeting of LNH shareholders and closing of the EastGroup-LNH Merger are both scheduled to occur on May 14, 1996. As a result of the EastGroup-LNH Merger, EastGroup will issue approximately 635,000 EastGroup Shares to LNH shareholders other than EastGroup (assuming an EastGroup Share price of $21.50).


     EastGroup's offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201. Its telephone number is (601) 354-3555.


SURVIVING COMPANY

     Pursuant to the Merger Agreement, at the time the Merger becomes effective (the "Effective Time"), Copley will merge with and into EastGroup and the separate corporate existence of Copley will cease.

EastGroup will be the Surviving Company and the former Copley stockholders will become EastGroup shareholders with all of the rights and privileges attendant thereto. As a result of the Merger, EastGroup will succeed to Copley's partnership interests and its equity interests. Immediately following the Merger, CPI Holdings, Inc., a subsidiary of Copley, will remain in existence and will become a subsidiary of EastGroup. The Surviving Company will have ownership interests in 32 industrial and office properties in eight states with a total of more than 5,000,000 square feet of leasable area. These industrial and office properties will be located primarily in the Sunbelt area of the southern United States, with Copley's properties allowing the Surviving Company to have a presence in Arizona and California to complement EastGroup's investments which are primarily in Florida and Texas.

     Following the Merger, management of EastGroup believes that the Surviving Company will be perceived as a REIT concentrating in industrial properties and selected office buildings in the Sunbelt region. The Merger allows the Surviving Company to have a presence in California and Arizona, two markets that management of EastGroup believes to be favorable for industrial and office properties due to anticipated favorable economic conditions in these states in the future.

     The current executive officers and trustees of EastGroup will manage the business and affairs of the Surviving Company following the consummation of the Merger. For information concerning these persons, see "Proposal 2 -- Election of Trustees (For EastGroup Shareholders Only)."

EASTGROUP'S SHAREHOLDERS' MEETING; RECORD DATE; SECURITIES ENTITLED TO VOTE


     The annual meeting of the shareholders of EastGroup will be held on June 19, 1996 at 9:00 a.m., local time, at
                                                              (the "EastGroup
Meeting"). The purposes of the EastGroup Meeting are to consider and vote upon proposals to (i) approve and adopt the Merger Agreement, (ii) elect seven trustees, (iii) approve and adopt an amendment to EastGroup's 1994 Management Incentive Plan (the "1994 Incentive Plan") to increase the number of EastGroup Shares authorized under the 1994 Incentive Plan upon certain business combination transactions in which EastGroup Shares are issued, (iv) approve and adopt an amendment to EastGroup's Restated Declaration of Trust, as amended (the "EastGroup Declaration"), to increase the number of EastGroup Shares authorized for issuance from 10,000,000 to 20,000,000, and (v) transact any other business as may properly come before the EastGroup Meeting or any adjournment thereof.



     The record date for the EastGroup Meeting is May 13, 1996 (the "EastGroup Record Date"). As of such date, there were 4,245,083 EastGroup Shares outstanding and entitled to vote at the EastGroup Meeting. Holders of EastGroup Shares are entitled to one vote per EastGroup Share on all matters except the election of trustees. Shareholders of EastGroup are entitled to cumulative voting in the election of trustees, entitling each EastGroup shareholder to as many votes in the election of trustees as shall equal the number of EastGroup Shares owned by that shareholder multiplied by the number of trustees to be elected, and each EastGroup shareholder may cast all such votes for a single candidate for trustee or may distribute them among two or more candidates as that shareholder may determine.


     Only EastGroup shareholders as of the EastGroup Record Date are entitled to notice of and to vote at the EastGroup Meeting. EastGroup shareholders as of the EastGroup Record Date may grant proxies by completing, dating, signing and returning the proxy card accompanying this Joint Proxy Statement/Prospectus. All EastGroup Shares represented by properly executed proxies will, unless proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH EASTGROUP SHARES WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT AND IN FAVOR OF ALL OTHER PROPOSALS. Shareholders that have given a proxy may revoke it any time prior to the EastGroup Meeting by giving written notice thereof to the Secretary of EastGroup, by signing and returning a proxy card bearing a later date, or by attending the EastGroup Meeting and voting in person.

     THE BOARD OF TRUSTEES OF EASTGROUP HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT EASTGROUP SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER

AGREEMENT. SEE "PROPOSAL 1 -- THE MERGER AGREEMENT -- BACKGROUND OF THE MERGER" AND "PROPOSAL 1 -- THE MERGER AGREEMENT -- EASTGROUP TRUSTEES' REASONS FOR EFFECTING THE MERGER." THE BOARD OF TRUSTEES OF EASTGROUP ALSO RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.

COPLEY'S STOCKHOLDERS' MEETING; RECORD DATE; SECURITIES ENTITLED TO VOTE


     The special meeting of the stockholders of Copley will be held on June 19, 1996 at 10:00 a.m., local time, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts (the "Copley Meeting"). The purpose of the Copley Meeting is to consider and vote upon proposals (i) to approve and adopt the Merger and the Merger Agreement and (ii) to transact any other business as may properly come before the Copley Meeting or any adjournment thereof.



     The record date for the Copley Meeting is May 13, 1996 (the "Copley Record Date"). As of such date, there were 3,584,350 shares of common stock, $1.00 par value, of Copley ("Copley Shares") and one share of Class A common stock, $1.00 par value, of Copley (the "Class A Share") outstanding and entitled to vote at the Copley Meeting. Holders of Copley Shares and the Class A Share shall vote together as a single class and are entitled to one vote per share.


     Only Copley stockholders as of the Copley Record Date are entitled to notice of and to vote at the Copley Meeting. Copley stockholders as of the Copley Record Date may grant proxies by completing, dating, signing and returning the proxy card accompanying this Joint Proxy Statement/Prospectus. All Copley Shares and the Class A Share represented by properly executed proxies will, unless proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH COPLEY SHARES WILL BE VOTED FOR THE MERGER AND THE MERGER AGREEMENT. Stockholders that have given a proxy may revoke it any time prior to the Copley Meeting by giving written notice thereof to the Secretary of Copley, by signing and returning a proxy card bearing a later date, or by attending the Copley Meeting, withdrawing the proxy in writing and voting in person.

     THE BOARD OF DIRECTORS OF COPLEY HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT COPLEY STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. SEE "PROPOSAL 1 -- THE MERGER AGREEMENT -- BACKGROUND OF THE MERGER" AND "PROPOSAL 1 -- THE MERGER AGREEMENT -- COPLEY DIRECTORS' REASONS FOR RECOMMENDING THE MERGER."

THE MERGER -- TERMS OF THE MERGER


     The Board of Directors of Copley and the Board of Trustees of EastGroup have approved the Merger and the Merger Agreement, a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, upon fulfillment (or waiver) of the conditions set forth therein, at the Effective Time (i) Copley will be merged with and into EastGroup, with EastGroup being the surviving company in the Merger, and (ii) each issued and outstanding Copley Share (other than the Copley Shares owned by EastGroup which will be cancelled in the Merger) will be converted into the right to receive EastGroup Shares based upon a value per Copley Share of $15.60 (subject to certain limitations described below) (the "Copley Share Value"). In the event Copley sells certain property pursuant to the purchase option granted to Summer Hill, Ltd. (the "Summer Hill Option"), Copley shall distribute the proceeds therefrom to its stockholders and the Copley Share Value shall be reduced to approximately $15.30 per Copley Share (based upon the quotient equal to $1,060,000 divided by 3,584,350 (the number of Copley Shares outstanding as of May 7, 1996)). In the event Copley distributes dividends to holders of Copley Shares in addition to Copley's regular $0.27 per Copley Share quarterly dividend (or a pro rata portion thereof in the quarter during which the Effective Time occurs), the Copley Share Value shall be reduced by the per Copley Share amount of such dividend or distribution payments. See "Proposal 1 -- The Merger Agreement -- Dividends."

     The value of EastGroup Shares for purposes of calculating the ratio at which the Copley Shares will be converted into EastGroup Shares in the Merger will be the average of the closing price of EastGroup Shares on the New York Stock Exchange, Inc. (the "NYSE") on the 20 trading days immediately preceding the fifth trading day prior to the Effective Time (the "EastGroup Stock Price"); however, the EastGroup Stock Price will be deemed to equal (i) $20.25 if the average price of EastGroup Shares calculated above is less than or equal to $20.25 or (ii) $23.00 if the average price of EastGroup Shares is greater than or equal to $23.00. Copley has the right, waivable by it, to terminate the Merger Agreement without liability if the average closing price of EastGroup Shares on the NYSE on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the SEC declares EastGroup's Registration Statement with respect to the Merger effective or (ii) the date on which the Copley Meeting is held, is equal to or less than $18.25. (The applicable percentage of EastGroup Shares to be issued to Copley stockholders in connection with the Merger upon such conversion will sometimes hereinafter be referred to as the "Exchange Ratio.") The average closing price for EastGroup Shares for the 20 trading days ended May 7, 1996 was $22.106. The Exchange Ratio was the result of arms-length negotiations between Copley and EastGroup.


     The Merger is subject to several conditions including approval by the stockholders of Copley and the shareholders of EastGroup and registration of the EastGroup Shares to be issued in the Merger with the SEC.

     No fractional EastGroup Shares will be issued in connection with the Merger. In lieu thereof, a holder of a Copley Share otherwise entitled to a fractional EastGroup Share will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the EastGroup Stock Price by (ii) the fraction of an EastGroup Share to which such holder would otherwise be entitled.


     Based upon the number of Copley Shares and EastGroup Shares outstanding at May 7, 1996, the former Copley stockholders (other than EastGroup) will hold, immediately after the Merger (assuming no adjustments to the Copley Share Value), (i) assuming an EastGroup Stock Price of $20.25, approximately 2,354,000 EastGroup Shares, representing approximately 35.7% of the aggregate number of outstanding EastGroup Shares; and (ii) assuming an EastGroup Stock Price of $23.00, approximately 2,072,000 EastGroup Shares, representing approximately 32.8% of the aggregate number of outstanding EastGroup Shares.


BENEFITS TO COPLEY AFFILIATES


     In considering the recommendation of the Board of Directors of Copley and the Board of Trustees of EastGroup to approve the Merger and the Merger Agreement, stockholders should be aware that Copley will owe its advisor, Copley Real Estate Advisors, Inc. ("Copley Advisors"), a deferred advisory fee estimated to be approximately $2,770,000 assuming a June 1996 Merger. The payment of such fee will be triggered by the Merger. In connection with the execution of the Merger Agreement, Copley Advisors has amended the terms of its advisory agreement with Copley so that it will receive 95% of such deferred advisory fee (estimated to be approximately $2,600,000) at the consummation of the Merger. Two of Copley's directors at the time the Merger Agreement was approved by the Copley Board, Joseph W. O'Connor and Steven E. Wheeler, and all of Copley's officers are or were also officers of Copley Advisors and, as a result of such affiliation, such directors and officers could potentially be viewed as having a conflict of interest. Because of this potential conflict of interest, the Board of Directors of Copley designated a special committee comprised of directors who are not affiliated with Copley Advisors to negotiate matters relating to the advisory agreement between Copley and Copley Advisors (the "Advisory Agreement") and certain other matters relating to the potential sale of Copley. The special committee was represented by its own independent counsel. See "Proposal 1 -- The Merger Agreement -- Background of the Merger."


     EastGroup has agreed to continue to provide the directors, officers, employees, fiduciaries and agents of Copley and each of its subsidiaries with all rights to indemnification existing under their respective charters and bylaws in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time. EastGroup has also agreed to purchase, at or prior to the Effective Time, liability insurance coverage for Copley's directors and officers for a period of six years which will provide the Copley directors and officers with $5,000,000 of aggregate coverage, provided, however, that the cost of such policy shall not exceed $600,000.

     The relationships described above may have resulted or may result in the directors and officers of Copley having a conflict of interest with the stockholders of Copley in the negotiation, proposal, recommendation and consummation of the Merger. Copley believes that Copley's stockholders were not adversely affected by these arrangements. See "Risk Factors -- Benefits to Copley Affiliates."

REQUIRED VOTES FOR APPROVAL OF THE MERGER AGREEMENT


     EastGroup. The proposal to approve and adopt the Merger Agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding EastGroup Shares entitled to vote. As of the date hereof, the trustees and officers of EastGroup and members of their immediate families beneficially own 5.79% of the outstanding EastGroup Shares. EastGroup's officers and trustees have indicated that they intend to vote all of the EastGroup Shares held by them and Copley Shares held by EastGroup in favor of the Merger. Certain officers of EastGroup and members of their immediate families, namely Leland R. Speed, Chief Executive Officer of EastGroup, Mr. Speed's wife and their children, David H. Hoster II, President of EastGroup, and his wife, and N. Keith McKey, Executive Vice President of EastGroup, and his wife, have entered into a Proxy Agreement (the "Proxy Agreement") with Copley pursuant to which they have granted Copley a proxy to vote a total of 213,438 EastGroup Shares (5.03% of the EastGroup Shares entitled to vote) owned by them FOR the Merger. See "Voting and Proxy Information." In addition, The Parkway Company ("Parkway"), of which Mr. Speed is a director and officer, has indicated that it will vote the 90,475 EastGroup Shares which it owns (2.13% of the EastGroup Shares entitled to vote) FOR the Merger.


     Any EastGroup shareholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the EastGroup Meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the EastGroup shareholder with such information, including the estimated ratio as calculated up to the date of the call. Also, EastGroup shareholders who wish to wait until the Exchange Ratio is finally determined before voting may call EastGroup's proxy solicitor, Beacon Hill Partners, Inc. ("Beacon Hill"), at 1-800-755-5001, who will provide the shareholder with instructions on how to deliver the shareholder's proxy in a timely manner.


     Copley. The proposal to approve and adopt the Merger Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding Copley Shares entitled to vote. As of May 7, 1996, EastGroup owns 529,000 Copley Shares (14.76% of the Copley Shares entitled to vote) and intends to vote its Copley Shares in favor of the Merger. As of the date hereof, Copley's officers and directors own 51,339 Copley Shares (1.43% of the Copley Shares entitled to vote) and have indicated that they will vote such Copley Shares FOR the Merger. See "Voting and Proxy Information."


     Any Copley stockholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the Copley Meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the Copley stockholder with such information, including the estimated ratio as calculated up to the date of the call. Also, Copley stockholders who wish to wait until the Exchange Ratio is finally determined before voting may call Copley's proxy solicitor, Beacon Hill, at 1-800-755-5001, who will provide the stockholder with instructions on how to deliver the stockholder's proxy in a timely manner.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF COPLEY AND THE BOARD OF TRUSTEES OF EASTGROUP

     Copley. The Board of Directors of Copley believes that the Merger is fair to and in the best interests of Copley and its stockholders. THE COPLEY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF COPLEY VOTE FOR THE MERGER AND THE MERGER AGREEMENT. The primary factors that Copley's Board of Directors considered in reaching the foregoing conclusions were: (i) the belief of the Board of Directors of Copley that the Merger was the best offer reasonably available for Copley's stockholders; (ii) the belief of the Board of Directors of Copley that no feasible alternatives were available to Copley that were as likely in the near term to provide significant market value appreciation, and the belief that Copley, as a stand-alone entity, would likely experience difficulty in accessing the capital markets on acceptable terms in the future; (iii) the belief of the Board of Directors of Copley, based in part on the analyses prepared by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), that the Merger will be accretive (i.e., will result in an incremental increase) to the projected funds from operations ("FFO") per share and cash available for distribution per share of the Surviving Company; (iv) the anticipated cost savings and operating efficiencies available to the Surviving Company from the Merger; (v) the terms of the Merger Agreement, including the Exchange Ratio; (vi) the "stock-for-stock" structure of the Merger which will provide an opportunity for Copley's stockholders to share in any future appreciation of the Surviving Company and will enable Copley's stockholders to convert their Copley Shares into EastGroup Shares on a tax-free basis; (vii) the size and administrative structure of the Surviving Company, including the fact that the Merger will provide an opportunity for Copley stockholders to become shareholders in a larger REIT which is self-administered and which likely will have better access to the capital markets; and (viii) the likelihood that Copley stockholders will realize an increase in quarterly dividend income as shareholders of the Surviving Company. In making its recommendation, the Copley Board of Directors also considered the opinion, analyses and presentations of Morgan Stanley, Copley's financial advisor, including its written opinion dated February 12, 1996, to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Copley's stockholders. See "Proposal 1 -- The Merger Agreement -- Copley Directors' Reasons for Recommending the Merger" and "Proposal 1 -- The Merger Agreement -- Opinion of the Financial Advisor of Copley."


     EastGroup. The Board of Trustees of EastGroup believes that the Merger is fair to and in the best interests of EastGroup and its shareholders. THE EASTGROUP BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF EASTGROUP VOTE FOR THE MERGER AND THE MERGER AGREEMENT. The primary factors that EastGroup's Board of Trustees considered in reaching the foregoing conclusions were its belief that:
(i) the Merger will further EastGroup's strategy of becoming a REIT emphasizing industrial properties and selected office buildings by significantly increasing the number of industrial and office properties owned by the Surviving Company;
(ii) the Merger will be accretive to the projected FFO per share of the Surviving Company in 1996 and 1997; (iii) the Merger will improve the liquidity of the Surviving Company's shares of beneficial interest, and make EastGroup Shares more attractive to certain institutional investors in the future; (iv) the Merger will significantly increase the size of the Surviving Company relative to the size of EastGroup; and (v) the Merger will lead to ongoing operating synergies and additional costs savings, initially estimated to be between approximately $848,000 and $904,000 per annum prior to the offset of costs associated with the Merger (which costs are estimated to be approximately $3,400,000). In making its recommendation, the Board of Trustees of EastGroup also considered the opinion, analyses and presentations of PaineWebber Incorporated ("PaineWebber"), its financial advisor, including its written opinion dated February 12, 1996 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to EastGroup's shareholders. See "Proposal 1 -- The Merger Agreement -- EastGroup Trustees' Reasons for Effecting the Merger" and "Proposal 1 -- The Merger Agreement -- Fairness Opinion of EastGroup's Financial Advisor."


     For a discussion of the circumstances surrounding the Merger and the reasons for the recommendations of the Board of Trustees of EastGroup and the Board of Directors of Copley, see "Proposal 1 -- The Merger
Agreement -- Background of the Merger," "Proposal 1 -- The Merger
Agreement -- EastGroup Trustees' Reasons for Effecting the Merger," and "Proposal 1 -- The Merger Agreement -- Copley Directors' Reasons for Recommending the Merger."

OPINIONS OF FINANCIAL ADVISORS

     EastGroup. On February 12, 1996, PaineWebber delivered its written opinion to the Board of Trustees of EastGroup to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to EastGroup shareholders. PaineWebber has confirmed such opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. See Appendix C for the full text of the PaineWebber opinion. The PaineWebber opinion does not constitute a recommendation to any EastGroup shareholder as to how any such shareholder should vote on the Merger. Additionally, the PaineWebber opinion does not address the business decision of the Board of Trustees of EastGroup to acquire Copley pursuant to the Merger. For a description of the PaineWebber opinion, including the procedures followed, the matters considered and the assumptions made by PaineWebber in arriving at its opinion, see "Proposal 1 -- The Merger Agreement -- Fairness Opinion of EastGroup's Financial Advisor."

     Copley. Copley has retained Morgan Stanley to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to assist Copley's Board of Directors in evaluating the financial terms of the Merger. See "Proposal 1 -- The Merger Agreement -- Background of the Merger." On February 11, 1996, Morgan Stanley rendered to Copley's Board of Directors an oral opinion to the effect that as of the date of such opinion, the consideration to be received by the holders of Copley Shares was fair from a financial point of view to such holders. Morgan Stanley subsequently confirmed its opinion by delivery of a written opinion dated February 12, 1996. The full text of Morgan Stanley's written opinion dated February 12, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Copley Shares are urged to, and should, read such opinion in its entirety. See "Proposal 1 -- The Merger Agreement -- Opinion of the Financial Advisor of Copley."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     Hale and Dorr, counsel to Copley, has delivered its opinion to Copley that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, (i) no gain or loss will be recognized by Copley as a result of the Merger, and (ii) no gain or loss will be recognized by any stockholder of Copley who receives EastGroup Shares in exchange for Copley Shares (except with respect to any cash received in lieu of a fractional interest in EastGroup Shares). Jaeckle, Fleischmann & Mugel, counsel for EastGroup, has delivered its opinion to EastGroup that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code. Accordingly, no gain or loss will be recognized by EastGroup as a result of the Merger. See "Proposal 1 -- The Merger Agreement -- Material Federal Income Tax Consequences of the Merger."


     If certain detailed conditions imposed by the REIT provisions of the Code are met, entities such as Copley and EastGroup that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., taxation at both the corporate and shareholder levels) that generally results from the use of corporations. Prior to the consummation of the Merger, Copley and EastGroup have each operated in a manner intended to allow it to qualify as a REIT. EastGroup intends to operate following the Merger in a manner so that EastGroup will continue to qualify as a REIT. If EastGroup fails to qualify as a REIT in any taxable year, EastGroup will be subject to federal income taxation as if it were a domestic corporation, and EastGroup could be subject to potentially significant tax liabilities which could reduce or eliminate cash available to distribute to shareholders. Unless entitled to relief under certain Code provisions, EastGroup also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Moreover, under certain circumstances, EastGroup's qualification as a REIT following the Merger could depend on Copley's qualification as a REIT for periods prior to the Merger, and in any event the liabilities that EastGroup will assume in the Merger would include Copley's liability for any unpaid taxes, including taxes resulting if Copley failed to qualify as a REIT, for any period prior to the Merger. See "Proposal 1 -- The Merger Agreement -- Taxation of REITs."

THE MERGER AGREEMENT

     Effective Time of the Merger. In accordance with the Maryland General Corporation Law (the "MGCL"), and the Maryland Real Estate Investment Trusts Law (the "MD REIT Law"), the Merger will become effective upon the acceptance for recording of the Articles of Merger by the State Department of

Assessments and Taxation of Maryland. Subject to the fulfillment (or waiver) of the other conditions to the obligations of EastGroup and Copley to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the shareholders of EastGroup and the stockholders of Copley of the Merger and the Merger Agreement at the EastGroup Meeting and the Copley Meeting, respectively. See "Proposal 1 -- The Merger Agreement -- Effective Time of the Merger."

     Exchange of Copley Share Certificates. Promptly after the Effective Time, EastGroup shall cause its transfer agent, KeyCorp Shareholder Services, Inc. (the "Exchange Agent"), to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Copley Shares (the "Copley Share Certificate(s)"), a form of Letter of Transmittal and instructions for use in effecting the surrender of the Copley Share Certificate and for receiving any payment for fractional shares. Upon surrender to the Exchange Agent of a Copley Share Certificate, together with such Letter of Transmittal duly executed, the holder of such Copley Share Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing EastGroup Shares and cash in lieu of fractional shares and such surrendered Copley Share Certificate shall then be cancelled. Copley stockholders who purchased Copley Shares through Copley's dividend reinvestment plan and who did not receive a Copley Share Certificate in respect thereof will be entitled to receive in exchange therefor a certificate or certificates representing EastGroup Shares and cash in lieu of fractional shares upon surrender to the Exchange Agent of a duly executed Letter of Transmittal. Stockholders of Copley who fail to deliver their Copley Share Certificates and Letter of Transmittal to the Exchange Agent will not receive their EastGroup Share certificates, nor any dividends with respect to such EastGroup Shares, unless and until such Copley Share Certificates are forwarded to the Exchange Agent. Upon the Exchange Agent's receipt of the Copley Share Certificates and Letter of Transmittal, the Copley stockholder will receive all unpaid dividends, if any, with respect to such EastGroup Shares, without interest. Stockholders who are unable to locate their Copley Share Certificates may contact the Exchange Agent at the address indicated in the Letter of Transmittal for assistance. Shareholders of EastGroup will not need to exchange their EastGroup Share certificates. See "Proposal 1 -- The Merger
Agreement -- Exchange of Copley Share Certificates."

     Conditions to the Merger. The respective obligations of EastGroup and Copley to effect the Merger and the other transactions contemplated in the Merger Agreement are subject to the fulfillment or waiver of several conditions at or prior to the Effective Time including, among others: (i) the Merger and the Merger Agreement shall have been approved by the requisite vote of the stockholders of Copley and the shareholders of EastGroup; (ii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall have expired or been terminated; (iii) neither EastGroup nor Copley shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement shall have been declared effective by the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of EastGroup or Copley, threatened by the SEC; (v) EastGroup shall have obtained the approval for the listing of the EastGroup Shares issuable in the Merger on the NYSE, subject to official notice of issuance; and (vi) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained in connection with the execution, delivery and performance of the Merger Agreement and the ancillary agreements to the Merger Agreement shall have been obtained or made except (a) for any consents or approvals which are required from any holders of mortgages affecting any of Copley's properties, or
(b) where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a Copley Material Adverse Effect (as defined below in "Proposal 1 -- The Merger Agreement -- Conditions to the Merger") or an EastGroup Material Adverse Effect (as defined below in "Proposal 1 -- The Merger Agreement -- Conditions to the Merger"), as the case may be. See "Proposal 1 -- The Merger Agreement -- Conditions to the Merger."

     Termination. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement by the stockholders of Copley and the shareholders of EastGroup, in a number of circumstances, including, among others: (i) by the mutual written consent of the Board of Directors of Copley and the Board of Trustees of EastGroup; (ii) by either Copley or EastGroup if (a) the Merger Agreement and the transactions contemplated thereby shall have failed to receive the requisite vote for approval by the shareholders of EastGroup or stockholders of Copley, or (b) the Merger shall not have been consummated on or before September 1, 1996 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time); (iii) by action of Copley if (a) the Board of Directors of Copley recommends to Copley's stockholders approval or acceptance of an Acquisition Proposal (as defined below in "Proposal 1 -- The Merger Agreement -- No Solicitation of Transactions") by a person other than EastGroup, but only in the event that the Board of Directors of Copley, after consultation with and based upon the advice of either Goodwin, Procter & Hoar or Hale and Dorr, or another nationally recognized law firm, has determined in good faith that such action is necessary for the Board of Directors of Copley to comply with its fiduciary duties to its stockholders under applicable law or (b) if the average closing sales prices of EastGroup Shares on the NYSE on each of the twenty trading days immediately preceding the fifth trading day prior to either (1) the date this Registration Statement is declared effective by the SEC or (2) the date of the Copley Meeting, is equal to or less than $18.25; or (iv) by action of EastGroup if the Board of Directors of Copley shall have recommended that stockholders of Copley accept or approve an Acquisition Proposal by a person other than EastGroup. See "Proposal 1 -- The Merger Agreement -- Termination."

     Termination Amount and Expenses. If (i) EastGroup terminates the Merger Agreement because (a) the Board of Directors of Copley has recommended that stockholders of Copley accept or approve an Acquisition Proposal by a person other than EastGroup (or Copley or its Board of Directors has resolved to accept such Acquisition Proposal), or (b) any representation, warranty, covenant or agreement on the part of Copley set forth in the Merger Agreement has been willfully breached; or (ii) Copley terminates the Merger Agreement because the Board of Directors of Copley, after consultation with and based upon the advice of either Goodwin, Procter & Hoar or Hale and Dorr, or another nationally recognized law firm, has determined in good faith that its fiduciary duties to its stockholders under applicable law require it to recommend to its stockholders approval or acceptance of an Acquisition Proposal by a person other than EastGroup; then Copley will pay to EastGroup termination fees in cash equal to the sum of $1,500,000 plus EastGroup's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $375,000.

     If EastGroup terminates the Merger Agreement because (i) the Board of Directors of Copley has failed to make, or has withdrawn, amended, modified or changed its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby; (ii) Copley has failed as soon as practicable to mail this Joint Proxy Statement/Prospectus to its stockholders or to include the recommendation of its Board of Directors of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus; or
(iii) any representation, warranty, covenant or agreement on the part of Copley set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by September 1, 1996 (except for termination because of a willful breach by Copley in which case the previous paragraph will apply), Copley will pay all of EastGroup's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $375,000. See "Proposal 1 -- The Merger Agreement -- Termination Amount and Expenses."

CONDITIONS TO CLOSING

     Consummation of the Merger is subject to a number of conditions, including the approval of the Merger Agreement by the holders of two-thirds of the outstanding EastGroup Shares and a majority of the outstanding Copley Shares, and the continued accuracy of the representations and warranties of EastGroup and Copley as of the Effective Time. The representations and warranties relate to, among other things, the absence of any material adverse changes in the business or assets of EastGroup or Copley. The Merger may also be abandoned at any time prior to its consummation by the agreement of the Board of Trustees of EastGroup and the Board of Directors of Copley. See "Proposal 1 -- The Merger Agreement."

REGULATORY APPROVAL

     EastGroup and Copley believe that the Merger may be consummated without notification being given or certain information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and that no waiting period requirements under the HSR Act are applicable to the Merger. However, there can be no assurance that the consummation of the Merger will not be delayed by reason of the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of EastGroup or Copley. At any time before or after the Effective Time, any state could take such action under its own antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Copley or assets of EastGroup or Copley by EastGroup. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

ALTERNATIVES TO THE MERGER

     Copley. In the event the Merger is not consummated for any reason, Copley intends to continue to pursue its business objectives of maximizing stockholder value. In addition, Copley may seek another strategic combination or a sale, in one transaction or a series of transactions, of substantially all of its assets. The Copley Board of Directors believes there are no feasible alternatives to the Merger available to Copley at the present time that are likely to result in greater stockholder value.

     EastGroup. In the event the Merger is not consummated for any reason, EastGroup will continue to pursue its business objectives of (i) increasing its size and total market capitalization in a manner which the Board of Trustees believes is in the best interest of EastGroup shareholders; (ii) maximizing FFO, cash available for distribution and distributions per EastGroup Share; (iii) acquiring industrial and office properties whether by acquisitions of individual properties or business combination transactions; and (iv) holding its properties generally as long-term investments.

ACCOUNTING TREATMENT

     EastGroup will account for the Merger as a "purchase" in accordance with Accounting Principles Board Opinion No. 16. See "Proposal 1 -- The Merger Agreement -- Accounting Treatment."

CERTAIN RESALE RESTRICTIONS

     All EastGroup Shares received by Copley stockholders in the Merger will be freely transferable, except that EastGroup Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Copley at the time of the Copley Meeting may be resold by them only in certain permitted circumstances. See "Proposal 1 -- The Merger Agreement -- Restrictions on Resales of Securities."

NEW YORK STOCK EXCHANGE LISTING

     It is a condition to EastGroup's and Copley's obligations to consummate the Merger that, as of the Effective Time, EastGroup obtain the approval for the listing of the EastGroup Shares issuable in the Merger on the NYSE, subject to official notice of issuance. See "Proposal 1 -- The Merger Agreement -- New York Stock Exchange Listing."

DISSENTERS' RIGHTS

     EastGroup. Under the MGCL and the MD REIT Law, shareholders of EastGroup are not entitled to dissenters' rights in connection with the Merger. See "Proposal 1 -- The Merger Agreement -- Dissenters' Rights."

     Copley. Under the Delaware General Corporation Law ("DGCL"), stockholders of Copley are not entitled to dissenters' rights in connection with the Merger. See "Proposal 1 -- The Merger Agreement -- Dissenters' Rights."

RISK FACTORS

     In deciding whether to approve the Merger and the Merger Agreement, the shareholders of EastGroup and the stockholders of Copley should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the matters discussed under "Risk Factors." Such matters include (i) possible adverse consequences to the shareholders of the Surviving Company as a result of the possible acceleration of certain Copley indebtedness and uncertainties with respect to the ability of the Surviving Company to refinance such indebtedness;
(ii) the increase in the amount of total debt payable by the Surviving Company to approximately $131,594,000 after the Merger as compared to $71,562,000 for EastGroup as of December 31, 1995, which will increase the Surviving Company's pro forma ratio of debt to total market capitalization to approximately 48.2% after the Merger as compared to 42.9% for EastGroup as of December 31, 1995;
(iii) possible adverse consequences to Copley stockholders associated with a decline in the price of EastGroup Shares between the date of this Joint Proxy Statement/Prospectus through the Effective Time; (iv) risks associated with a possible reduction of the price of EastGroup Shares following the Effective Time, due to future sales of the Surviving Company's shares or potential sales of the Surviving Company's shares by current Copley stockholders; (v) possible conflicts of interests due to the fact that certain directors and officers of Copley are affiliated with Copley Advisors which will receive a deferred advisory fee of approximately $2,600,000 upon consummation of the Merger; (vi) certain differences between the rights of stockholders of Copley and shareholders of EastGroup; and (vii) possible payment of a termination fee and expenses by Copley to EastGroup.

MARKET PRICES


     EastGroup Shares are traded on the NYSE under the symbol "EGP." Copley Shares are traded on the American Stock Exchange (the "AMSE") under the symbol "COP." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per EastGroup Share reported by the NYSE and per Copley Share reported by the AMSE and dividends for the EastGroup Shares and the Copley Shares.



                                         EASTGROUP SHARES                              COPLEY SHARES
                             ----------------------------------------     ----------------------------------------
                                                           PER SHARE                                    PER SHARE
                                                            DECLARED                                     DECLARED
                                HIGH           LOW         DIVIDENDS         HIGH           LOW         DIVIDENDS
                             ----------     ----------     ----------     ----------     ----------     ----------
1994:
  First Quarter..........       $ 21 1/8       $ 19          $ 0.43          $ 10 3/4       $  9 1/4      $ 0.22
  Second Quarter.........         20 7/8         18 1/4        0.43            10 3/8          9 5/8        0.22
  Third Quarter..........         19 7/8         18 3/8        0.43            10 5/8          9 3/4        0.25
  Fourth Quarter.........         19 3/4         16 1/2        0.45            10 3/4          9 3/8        0.25
1995:
  First Quarter..........       $ 19 5/8       $ 17 1/4      $ 0.45          $ 10 1/4       $  9 5/8      $ 0.25
  Second Quarter.........         20             18 3/8        0.45            11 1/2          911/16       0.27
  Third Quarter..........         20 3/4         19            0.47            12             10 7/8        0.27
  Fourth Quarter.........         22 3/8         20 1/4        0.47            13 3/8         11 1/2        0.27
1996:
  First Quarter..........       $ 23 3/8       $ 20 3/4      $ 0.47          $ 15 1/4       $ 12 5/8      $ 0.27
  Second Quarter (through
     May 7, 1996)........         22 3/8         21 3/4          --            15 3/8         15              --

     The following table shows the sales prices of EastGroup Shares as reported by the NYSE and Copley Shares as reported by the AMSE, (i) on February 12, 1996, the last trading day preceding public announcement that Copley and EastGroup had entered into the Merger Agreement; and (ii) May 7, 1996, the most recent trading date prior to the date of this Joint Proxy Statement/Prospectus for which prices were available.



                                                                                         EQUIVALENT
                                                             EASTGROUP      COPLEY        VALUE OF
                                                             SHARE(1)      SHARE(1)     COPLEY SHARE
                                                             ---------     --------     ------------
February 12, 1996..........................................   $21.625      $  14.00        $15.60
May 7, 1996................................................   $22.125      $ 15.125        $15.60


- ---------------
(1) Price per share as of a particular day reflects the last reported transaction in the indicated shares on or before that day.

     BECAUSE THE MARKET PRICE OF EASTGROUP SHARES IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE EASTGROUP SHARES THAT HOLDERS OF COPLEY SHARES WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR EASTGROUP SHARES.

DIVIDENDS

     EastGroup paid a quarterly dividend of $0.45 per EastGroup Share for the last quarter of 1994 and the first and second quarters of 1995. EastGroup increased the quarterly dividend to $0.47 per EastGroup Share for the third quarter of 1995 and paid $0.47 for the fourth quarter of 1995. On February 24, 1996, the EastGroup Board of Trustees declared a dividend of $0.47 per EastGroup Share payable on March 29, 1996 to shareholders of record on March 15, 1996. Copley paid a quarterly dividend of $0.22 per Copley Share for the first and second quarters of 1994, $0.25 per Copley Share for the third and last quarters of 1994 and for the first quarter of 1995, and $0.27 for the second, third and fourth quarters of 1995. See "Market Prices and Dividends" for more information regarding historical market prices and dividends. The Merger Agreement provides that Copley may declare, set aside and pay dividends of not more than $0.27 per Copley Share for each full quarter prior to the Effective Time. Additionally, in the event the Effective Time shall occur between contemplated dividend record dates, Copley is permitted to distribute a dividend for the period commencing on the most recent record date and ending on the Effective Time based upon the $0.27 per Copley Share per quarter figure multiplied by the fraction the numerator of which is the number of days from Copley's most recent dividend record date through the Effective Time and the denominator of which is 90 (the "Copley Partial Dividend"). See "Proposal 1 -- The Merger
Agreement -- Dividends." EastGroup also intends to declare and pay regularly scheduled dividend distributions for each full calendar quarter prior to the Merger.

     Further distributions by EastGroup will be at the discretion of its Board of Trustees and will depend on EastGroup's actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. However, EastGroup currently intends to continue to pay regular quarterly distributions of $0.47 per EastGroup Share. Management believes that there will be sufficient cash available to make such distributions. Assuming the Surviving Company continues to make regular quarterly distributions at EastGroup's current rate of $0.47 per EastGroup Share, each stockholder of Copley would be entitled to receive a quarterly distribution equivalent to approximately $0.34 per Copley Share (assuming an EastGroup Stock Price of $21.50 and no adjustments to the Copley Share Value).

     EastGroup anticipates that cash available for distribution will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by EastGroup. Distributions by EastGroup to the extent of its current or accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to shareholders as ordinary dividend income. Any dividends designated by EastGroup as capital gain dividends generally will give rise to capital gain for shareholders. Distributions in excess of EastGroup's current or accumulated earnings and profits will be treated as a non-taxable reduction of a shareholder's basis in its EastGroup Shares to the extent thereof, and thereafter as capital gain. Distributions treated as non-taxable reductions in basis will have the effect of deferring taxation until the sale of a shareholder's EastGroup Shares or future distributions in excess of the shareholder's basis in the EastGroup Shares.

     In order to maintain its qualification as a REIT, EastGroup will be required to make annual distributions to its shareholders in an amount equal to at least 95% of its taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to meet these distribution requirements, EastGroup could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distributions required to retain REIT status.

     EastGroup maintains a Distribution Reinvestment Plan pursuant to which shareholders of record may elect to reinvest cash distributions to purchase newly issued EastGroup Shares at the current market value without payment of brokerage fees. EastGroup may suspend or amend such plan at any time. This Joint Proxy Statement/Prospectus does not constitute an offer of any EastGroup Shares that may be issued by EastGroup in connection with a distribution reinvestment program, and such EastGroup Shares may only be purchased pursuant to a separate prospectus contained in EastGroup's effective registration statement.

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of stockholders of Copley are currently governed by the DGCL, the Copley Restated Certificate of Incorporation, as amended (the "Copley Certificate") and the Copley Bylaws, as amended (the "Copley Bylaws"). Upon completion of the Merger, stockholders of Copley will become shareholders of EastGroup and their rights as shareholders of EastGroup will be governed by the MGCL, the MD REIT Law, the EastGroup Restated Declaration of Trust, as amended (the "EastGroup Declaration") and the EastGroup Trustees Regulations, as amended (the "EastGroup Trustees Regulations").

     Certain differences between the rights of stockholders of Copley and the rights of shareholders of EastGroup include the following: (i) the EastGroup Declaration limits shareholders of EastGroup to take action only on the election of trustees, the amendment of the EastGroup Declaration, the termination of EastGroup and the calling of a shareholders meeting, whereas the Copley Certificate contains no such limiting provisions; (ii) the affirmative vote of two-thirds of the votes entitled to be cast is necessary to amend the EastGroup Declaration, whereas the affirmative vote of a majority of the outstanding Copley Shares entitled to vote is necessary to amend the Copley Certificate, with the exception of certain provisions of the Copley Certificate which require approval of the holders of 80 percent of the outstanding Copley Shares; (iii) pursuant to the Copley Certificate, any transfer of Copley Shares that Copley's Board of Directors determines would jeopardize Copley's REIT status shall be void ab initio and the intended transferee of such Copley Shares shall be deemed never to have had an interest therein, whereas the EastGroup Declaration authorizes EastGroup's Board of Trustees, when they are of the good faith opinion that the direct and indirect ownership of EastGroup Shares has or may become concentrated to an extent which threatens EastGroup's REIT status, to call for the redemption of such EastGroup Shares or any number of such EastGroup Shares; (iv) the Copley Certificate requires the affirmative approval of a majority of the outstanding Copley Shares entitled to vote to approve a merger unless such business combination is with an interested shareholder in which case the approval of eighty percent of the outstanding Copley Shares is required, whereas EastGroup shareholders, pursuant to the MD REIT Law, must approve a merger by the affirmative approval of two-thirds of all the votes entitled to be cast and in the case of a merger with an interested shareholder, by the approval of at least four-fifths of the votes entitled to be cast by the holders of outstanding voting stock and two-thirds of the votes entitled to be cast by the holders of voting stock other than voting stock held by the interested shareholder or an affiliate or associate thereof; (v) the Copley Certificate does not provide for cumulative voting in the election of Copley directors, whereas the EastGroup Declaration provides for cumulative voting in the election of EastGroup trustees; (vi) pursuant to the Copley Bylaws, a director may be removed, with or without cause by the affirmative vote of the holders of a majority of Copley Shares then entitled to vote at an election of directors, whereas pursuant to the EastGroup Declaration, trustees of EastGroup may be removed with or without cause by the affirmative vote of the holders of not less than two-thirds of all the votes then outstanding; (vii) Copley is a party to a Rights Agreement which gives Copley stockholders certain rights in the event a person or group acquires beneficial ownership of 15% or more of the outstanding Copley Shares or commences a tender or exchange offer that would result in a person or group owning 30% or more of the outstanding Copley Shares, whereas EastGroup is not a party to such an agreement; and (viii) pursuant to the Copley Bylaws, special meetings of stockholders of Copley may be called by the Copley Board of Directors, by a majority of independent directors or by the Chairman of the Board of Directors, whereas the EastGroup Trustees Regulations provide that special meetings of EastGroup shareholders may be called by the Managing Trustee or by any two trustees or, upon the written request of shareholders holding not less than 25% of the outstanding EastGroup Shares, by any officer or trustee. See "Comparison of Shareholder Rights."

SUMMARY HISTORICAL FINANCIAL DATA

     Copley. The following table sets forth financial information for Copley on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Copley included elsewhere and incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                        YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------
                                     1995          1994          1993          1992          1991
                                  -----------   -----------   -----------   -----------   -----------
Investment results..............  $ 4,797,501   $   804,180   $   615,552   $  (719,213)  $   882,425
Portfolio expenses..............  $(2,408,201)  $(1,341,125)  $  (926,534)  $  (803,525)  $  (878,728)
                                  -----------   -----------     ---------   -----------     ---------
Net income (loss)...............  $ 2,389,300   $  (536,945)  $  (310,982)  $(1,522,738)  $     3,697
                                  -----------   -----------     ---------   -----------     ---------
Results Per Weighted Average
  Share Net income (loss).......  $      0.67   $     (0.15)  $     (0.09)  $     (0.42)  $      0.00
  Dividends.....................  $      1.06   $      0.94   $      0.80   $      0.80   $      1.10
Balance Sheet
  Total assets..................  $81,517,257   $99,384,812   $97,412,024   $53,470,974   $55,780,484
  Total liabilities.............  $42,451,311   $58,908,834   $53,029,872   $ 5,910,398   $ 3,833,188
  Net book value per share......  $     10.90   $     11.29   $     12.38   $     13.27   $     14.44

     EastGroup. The following table sets forth financial information for EastGroup on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of EastGroup which are incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                          --------    --------    --------    --------    --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues
  Income from real estate operations....  $ 28,386      23,194      13,771      11,079       9,877
  Land rents............................       217         398         856         979       1,271
  Interest..............................     1,036       1,054       1,174       1,305       1,946
  Other.................................       625         249         287         332          36
                                          --------    --------    --------    --------    --------
                                            30,264      24,895      16,088      13,695      13,130
                                          --------    --------    --------    --------    --------
Expenses
  Operating expenses from real estate
     operations.........................    11,575       9,741       6,159       5,271       4,643
  Interest expense......................     6,287       3,905       3,415       2,832       3,040
  Depreciation and amortization.........     5,613       4,323       2,874       2,338       1,998
  Minority interests in joint
     ventures...........................       220         163          78          --          --
  General and administrative expenses...     2,180       2,046       1,531       1,297       1,307
  Stock appreciation rights and
     incentive compensation expense.....        --        (129)        320         357          64
  Provision for (recovery of) possible
     losses.............................        --          --        (144)      1,675          --
                                          --------    --------    --------    --------    --------
                                            25,875      20,049      14,233      13,770      11,052
                                          --------    --------    --------    --------    --------
Income (loss) before gains (losses) on
  investments...........................     4,389       4,846       1,855         (75)      2,078
                                          --------    --------    --------    --------    --------
Gains (losses) on investments
  Real estate...........................     3,322       2,322       3,408      (3,598)      4,367
  Real estate investment trust
     securities.........................        --          --       1,152          --        (745)
                                          --------    --------    --------    --------    --------
Net income (loss).......................  $  7,711       7,168       6,415      (3,673)      5,700
                                          ========    ========    ========    ========    ========
PER SHARE DATA:
  Net income (loss).....................  $   1.82        1.74        2.61       (1.49)       2.28
  Book value (at end of period).........     19.59       19.46       19.83       19.14       22.09
  Cash distributions declared...........      1.84        1.31        1.60        1.52        1.88
  Cash distributions paid...............      1.84        1.74        1.55        1.52        2.00
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING...........................     4,226       4,114       2,460       2,459       2,503
OTHER DATA:
  Funds from operations(1)..............  $ 10,159       9,071       5,131       4,241       4,158
  Cash flows provided by (used in):
     Operating activities...............     9,746       8,448       5,276       4,381       4,599
     Investing activities...............    (5,721)    (46,715)    (19,073)     (9,226)      5,772
     Financing activities...............    (4,300)     35,878      16,324       1,887      (7,689)
BALANCE SHEET DATA (AT END OF PERIOD):
  Real estate investments at cost.......  $162,939     166,927     116,102      94,713      90,196
  Real estate investments, net of
     accumulated depreciation and
     allowance for losses...............   143,733     151,039     101,621      81,908      81,394
  Total assets..........................   157,955     154,860     107,508      85,529      86,514
  Mortgage, bond and bank loans
     payable............................    71,562      68,229      53,203      35,643      30,006
  Total liabilities.....................    75,055      72,684      58,707      38,496      31,730
  Total shareholders' equity............    82,900      82,176      48,801      47,033      54,784

- ---------------

(1) EastGroup generally considers FFO to be an appropriate supplemental measure of the performance of an equity REIT because it is predicated on a cash flow analysis, as opposed to a measure predicated on generally accepted accounting principles, which gives effect to non-cash items such as depreciation. FFO, as defined by the National Association of Real Estate Investment Trusts and as followed by EastGroup, represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Since the definition of FFO is a guideline, computation of FFO may vary from one REIT to another. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of EastGroup's operating performance or as an alternative to cash flow as a measure of liquidity. In addition, FFO is not necessarily indicative of cash available to fund cash needs.

UNAUDITED PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA

     The selected pro forma financial data that appears below is based on LNH's and EastGroup's historical financial data as adjusted to give effect to the EastGroup-LNH Merger and Copley's and EastGroup's historical financial data as adjusted to give effect to the Merger and to the EastGroup-LNH Merger on the basis described in the notes to the Pro Forma Consolidated Financial Statements (Unaudited). See "Information Concerning EastGroup." This information is not necessarily indicative of the results that actually would have occurred and should be read in conjunction with the Pro Forma Financial Statements (Unaudited) included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                              YEAR ENDED
                                                                         DECEMBER 31, 1995 FOR
                                                                               EASTGROUP
                                                                              AND LNH(1)
                                                                    -------------------------------
                                                                            (IN THOUSANDS,
                                                                        EXCEPT PER SHARE DATA)
Unaudited Pro Forma Consolidated
  Operating Data:
Net revenues......................................................             $  32,394
Expenses..........................................................                27,743
Income before gain on investments.................................                 4,651
Net income........................................................                 4,651
Net income per share..............................................                  0.96
Weighted average number of shares of beneficial interest
  outstanding.....................................................                 4,857

                                                                        AS OF DECEMBER 31, 1995
                                                                             FOR EASTGROUP
                                                                              AND LNH(1)
                                                                    -------------------------------
                                                                            (IN THOUSANDS)
Unaudited Pro Forma Consolidated
  Balance Sheet Data:
Total assets......................................................             $ 173,730
Total liabilities.................................................                77,232
Shareholders' equity..............................................                96,498

                                                                              YEAR ENDED
                                                                         DECEMBER 31, 1995 FOR
                                                                              EASTGROUP,
                                                                           LNH AND COPLEY(1)
                                                                    -------------------------------
                                                                            (IN THOUSANDS,
                                                                        EXCEPT PER SHARE DATA)
Unaudited Pro Forma Consolidated
  Operating Data:
Net revenues......................................................             $  47,424
Expenses..........................................................                43,407
Income before gain on investments.................................                 4,017
Net income........................................................                 4,017
Net income per share..............................................                  0.57
Weighted average number of shares of beneficial interest
  outstanding.....................................................                 7,074

                                                                      AS OF DECEMBER 31, 1995 FOR
                                                                     EASTGROUP, LNH AND COPLEY(1)
                                                                    -------------------------------
                                                                            (IN THOUSANDS)
Unaudited Pro Forma Consolidated
  Balance Sheet Data:
Total assets......................................................             $ 281,483
Total liabilities.................................................               137,808
Shareholders' equity..............................................               143,675

- ---------------

(1) EastGroup, LNH and Copley have a December 31 fiscal year.

SELECTED COMPARATIVE PER SHARE DATA

     The following tables set forth certain information concerning EastGroup Shares, LNH Shares and Copley Shares. Entries captioned "EastGroup pro forma consolidated" is EastGroup's, LNH's and Copley's historical data combined and adjusted to give effect to the Merger and the EastGroup-LNH Merger on the basis described in the notes to the Pro Forma Consolidated Financial Statements (Unaudited). LNH's equivalent pro forma consolidated per share data is determined by multiplying the EastGroup pro forma consolidated data by 0.3746, which is the number of EastGroup Shares to be exchanged for one LNH Share in the EastGroup-LNH Merger (based on EastGroup's market price on December 6, 1995 of $21.625 per share). Copley's equivalent pro forma consolidated per share data is determined under three possible scenarios. The first scenario uses an Exchange Ratio of 0.7256, which is the number of EastGroup Shares which will be exchanged for one Copley Share in the Merger based on EastGroup's market price on the date the Merger was announced ($21.50). The second scenario uses an Exchange Ratio of 0.7704, which is based on the lower collar on the market price of EastGroup Shares as determined by the Merger Agreement ($20.25). The final scenario uses an Exchange Ratio of 0.6783, which is based on the upper collar on the market price of EastGroup Shares ($23.00).

     The following data should be read in conjunction with the Pro Forma Consolidated Financial Statements (Unaudited) included elsewhere in this Joint Proxy Statement/Prospectus, EastGroup's Consolidated Financial Statements incorporated by reference in this Joint Proxy Statement/Prospectus, Copley's Financial Statements included elsewhere and incorporated by reference in this Joint Proxy Statement/Prospectus and LNH's Financial Statements incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                        AS OF DECEMBER 31, 1995
                                                                         FOR EASTGROUP AND LNH
                                                                    -------------------------------
Book value per share of beneficial interest:
  EastGroup historical............................................              $ 19.59
  EastGroup pro forma consolidated................................                19.84
Book value per share of common stock:
  LNH historical..................................................                10.66
  LNH equivalent pro forma consolidated...........................                 7.43

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1995
                                                                               FOR EASTGROUP AND
                                                                                      LNH
                                                                               -----------------
EastGroup:
  Historical net income per share of beneficial interest...................          $1.82
  Pro forma consolidated net income per share of beneficial
     interest..............................................................           0.96
  Historical consolidated cash dividends declared per share of beneficial
     interest..............................................................           1.84
LNH:
  Historical net income per share of common stock..........................          $0.47
  Equivalent pro forma consolidated net income per share of common stock...           0.36
  Historical cash dividends declared per share of common stock.............           1.08
  Equivalent pro forma consolidated cash dividends declared per share of
     common stock..........................................................           0.69

                                                                        AS OF DECEMBER 31, 1995
                                                                     FOR EASTGROUP, COPLEY AND LNH
                                                                    -------------------------------
Book value per share of beneficial interest:
  EastGroup historical............................................              $ 19.59
  EastGroup pro forma consolidated................................                20.29
Book value per share of common stock:
  Copley historical...............................................                10.90
  Copley equivalent pro forma consolidated-market price $21.50....                14.72
  Copley equivalent pro forma consolidated-market price $20.25....                15.63
  Copley equivalent pro forma consolidated-market price $23.00....                13.76
Book value per share of common stock:
  LNH historical..................................................                10.66
  LNH equivalent pro forma consolidated...........................                 7.60

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1995
                                                                               -----------------
EastGroup:
  Historical net income per share of beneficial interest...................          $1.82
  Pro forma consolidated net income per share of beneficial
     interest..............................................................           0.57
  Historical consolidated cash dividends declared per share of beneficial
     interest..............................................................           1.84
Copley:
  Historical net income per share of common stock..........................          $0.67
  Equivalent pro forma consolidated net income per share of common
     stock-market price $21.50.............................................           0.41
  Equivalent pro forma consolidated net income per share of common
     stock-market price $20.25.............................................           0.44
  Equivalent pro forma consolidated net income per share of common
     stock-market price $23.00.............................................           0.39
  Historical cash dividends declared per share of common stock.............           1.06
  Equivalent pro forma consolidated cash dividends declared per share of
     common stock-market price $21.50......................................           1.34
  Equivalent pro forma consolidated cash dividends declared per share of
     common stock-market price $20.25......................................           1.42
  Equivalent pro forma consolidated cash dividends declared per share of
     common stock-market price $23.00......................................           1.25
LNH:
  Historical net income per share of common stock..........................          $0.47
  Equivalent pro forma consolidated net income per share of common stock...           0.21
  Historical cash dividends declared per share of common stock.............           1.08
  Equivalent pro forma consolidated cash dividends declared per share of
     common stock..........................................................           0.69

                                  RISK FACTORS

     In analyzing the Merger, stockholders of Copley and shareholders of EastGroup should consider, among other factors, the following:

MERGER COULD CAUSE ACCELERATION OF COPLEY INDEBTEDNESS


     The consummation of the Merger could cause certain of the indebtedness (approximately $29,618,000) of Copley to become due and payable at the Effective Time. In addition, EastGroup and Copley believe that prepayment penalties or yield maintenance charges in the amount of approximately $2,200,000 would be due and payable in connection with such Copley indebtedness. Information with respect to Copley's indebtedness at December 31, 1995, including lenders, amounts, interest rates and maturities is included under "Information Concerning Copley -- Property Third-Party Debt Summary as of December 31, 1995." With the exception of $16,700,000 of Copley's indebtedness that matures on June 1, 1996 (as to which the lender has verbally agreed to extend the maturity of this indebtedness to June 30, 1996 and which will be repaid in connection with the Merger), EastGroup and Copley are negotiating with Copley's present lenders to have the present Copley indebtedness remain in place after the Merger. EastGroup is in contact with each of Copley's lenders and has requested that the lenders consent to EastGroup's assumption of Copley's indebtedness. As of the date hereof, two lenders have consented in writing (approximately $8,656,000 of indebtedness) and three lenders have verbally consented (approximately $5,059,000 of indebtedness) to EastGroup's assumption of Copley indebtedness. EastGroup has not yet received responses from Copley's remaining lenders (approximately $29,618,000 of indebtedness), but these lenders have not indicated that they will require prepayment of this indebtedness. There can be no assurance, however, that EastGroup and Copley will be successful in their negotiations with Copley's lenders, nor can EastGroup and Copley predict the charges that such lenders might impose as a condition to transfer Copley's indebtedness to the Surviving Company. In the event that some or all of the Copley indebtedness must be repaid at the Effective Time, the Surviving Company will be required to find alternative sources for replacement financing. EastGroup has received verbal approval from its commercial bank to increase the aggregate principal amount of its short-term credit facilities from $22,000,000 to $35,000,000. These funds could be used to repay Copley indebtedness that will become due at the Effective Time. In the event that additional funds are necessary to repay the indebtedness of Copley at the Effective Time, EastGroup intends to request its commercial bank to further increase the aggregate principal amount of its short-term credit facilities. Although EastGroup anticipates that such an additional increase can be negotiated, there can be no assurance that EastGroup's commercial bank will provide additional financing or any replacement financing will be on terms and conditions as favorable as the terms and conditions presently in effect with respect to the Copley indebtedness.


SUBSTANTIAL DEBT OBLIGATIONS

     The Surviving Company's pro forma debt obligations as of December 31, 1995, will increase from approximately $71,562,000 for EastGroup as of December 31, 1995 to $131,594,000. The pro forma ratio of debt to total market capitalization of the Surviving Company would be approximately 48.2%, as compared to 42.9% for EastGroup as of December 31, 1995. This increase in the Surviving Company's leverage and its pro forma ratio of debt to total market capitalization may increase the risk of default under its indebtedness. Failure to pay debt obligations when due could result in the Surviving Company losing its interest in the properties collateralizing such obligations. Certain of Copley's and EastGroup's credit agreements provide that a default with respect to any other indebtedness of the respective company shall cause an event of default under that credit agreement and accelerate the Surviving Company's obligations thereunder.

     EastGroup believes that the ratio of debt to total market capitalization is an important factor to consider in evaluating a REIT's debt level because this ratio is one indicator of a company's ability to borrow funds. EastGroup believes that using the ratio of debt to book value of assets is not as reliable an indicator of a REIT's debt level because the book value of a REIT's assets indicate only the depreciated value of the REIT's property without consideration of the market value of such assets at a particular point in time. The use of the ratio of debt to total market capitalization does have certain risks because the total market capitalization of a company is more variable than book value because it is dependent upon the current stock trading price of a company. For example, a decrease in the value of a company's stock, for whatever reason, will cause a corresponding increase in the ratio of debt to total market capitalization. Accordingly, there can be no assurance that the use of the ratio debt to total market capitalization in evaluating the Surviving Company's debt level will adequately protect it from being highly leveraged.

     The risks associated with the debt obligations of the Surviving Company may adversely affect the market price of EastGroup Shares and may inhibit the Surviving Company's ability to raise capital and issue equity in both the public and private markets following the consummation of the Merger.

STOCK PRICE FLUCTUATIONS

     The relative prices of EastGroup Shares and Copley Shares at the Effective Time may vary significantly from the prices as of the date of the execution of the Merger Agreement, the date of this Joint Proxy Statement/Prospectus or the date on which the EastGroup Meeting and the Copley Meeting are held, due to the changes in the business operations and prospects of Copley or EastGroup, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors such as the market perception of REIT stocks and the investments in real estate of Copley and EastGroup. There can be no assurance that the price of EastGroup Shares will not decline between the date of this Joint Proxy Statement/Prospectus and the Effective Time. A change in the price of EastGroup Shares will change the Exchange Ratio as follows. If the EastGroup Stock Price is $23.00 or more, each Copley Share will be converted into 0.6783 of an EastGroup Share. If the EastGroup Stock Price is between $20.25 and $23.00, the Exchange Ratio will be determined by dividing $15.60 by the EastGroup Stock Price. If the EastGroup Stock Price is $20.25 or less, the Exchange Ratio will be 0.7704 of an EastGroup Share. In considering whether to approve the Merger and the Merger Agreement, stockholders of Copley and shareholders of EastGroup should consider the risks associated with a potential change in the price of EastGroup Shares between the date of this Joint Proxy Statement/Prospectus and the Effective Time.

SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT PRICE OF EASTGROUP
SHARES

     There can be no assurance as to the trading volume or price of EastGroup Shares after the Merger. Events outside the control of EastGroup and Copley which would adversely affect the market value of their existing real estate and other investments, as well as the market value of Copley Shares and EastGroup Shares, may occur during the period from the date of this Joint Proxy Statement/Prospectus to the date the Merger is consummated or thereafter. All of the EastGroup Shares to be issued to Copley stockholders other than the affiliates of Copley in connection with the Merger (approximately 2,180,000 EastGroup Shares assuming an EastGroup Stock Price of $21.50) will be freely tradeable. Sales of a substantial number of EastGroup Shares by current Copley stockholders following the consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for EastGroup Shares after the Merger.

RISKS OF REAL ESTATE OWNERSHIP

     EastGroup's assets primarily consist of equity investments in various types of real property. If the Merger is consummated, stockholders of Copley will become shareholders of EastGroup, which will own all of the assets of Copley. As a result, stockholders of Copley will be, as shareholders of EastGroup, subject to the risks inherent in the ownership and management of real property owned by both Copley and EastGroup. These risks include, among others: adverse changes in general or local economic conditions; adverse changes in interest rates and in the availability of permanent mortgage funds which may render the acquisition, sale or refinancing of properties difficult or unattractive; existing law, rules and regulations and judicial decisions regarding liability for a variety of potential problems related to real estate generally; adverse changes in real estate, zoning, environmental or land-use laws; increases in real property taxes and federal or local economic or rent controls; other governmental rules; increases in operating costs and the need for additional capital and tenant improvements; the supply of and demand for properties; possible insolvencies and other material defaults by tenants; overbuilding in certain markets; ability to obtain or maintain full occupancy of properties or to provide for adequate maintenance or insurance; the presence of hazardous waste materials; mechanics liens resulting from construction; property related claims and litigation; fiscal policies; and acts of God. The illiquidity of real estate investments generally impairs the ability of real estate owners to respond quickly to changed circumstances.

     Additionally, a substantial percentage of the Surviving Company's properties will be located in the Sunbelt region of the United States (particularly the states of Arizona, California, Florida and Texas) and such properties will consist predominantly of industrial and office properties. The Surviving Company's performance therefore will be linked to economic conditions in the Sunbelt and to the market for industrial and office space generally. To the extent that these conditions impact the market rents for industrial and office space, they could result in a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the Surviving Company can make to its shareholders.

     Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, real estate values and yields from investments in properties may also be affected by such factors as conditions in financial markets, environmental conditions and compliance with laws.

TENANT DEFAULTS

     A substantial part of the Surviving Company's income is expected to be derived from rental income from real property. Consequently, the Surviving Company's ability to make expected distributions to shareholders would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a lessee, the Surviving Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Surviving Company. If a tenant rejects its lease, the Surviving Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing industrial properties generally are not deemed to be public accommodations and, hence, are exempt from many of the provisions of the ADA. Compliance with the public accommodations provisions of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Surviving Company, such costs could be substantial.

RISK OF CATASTROPHIC LOSS


     The Surviving Company will have obtained, or will have caused tenants to obtain, comprehensive liability, fire and extended coverage insurance with respect to its properties, of the types and in the amounts customarily obtained for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) that may be either uninsurable or not economically insurable. Should such an uninsured loss occur, the Surviving Company could lose both its invested capital and anticipated profits relating to such property.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of the properties of Copley and EastGroup have been subjected to environmental audits by independent environmental consultants. With the exception of one Copley property, commonly known and numbered as the Kingsview Industrial Center, 17120 South Kingsview Avenue, Carson, California ("Kingsview"), a portion of which is used for purposes of operating an oil and gas well and pipeline, these environmental audit reports have not revealed any potential significant environmental liability, nor is management of Copley or EastGroup aware of any environmental liability with respect to the properties that such management believes would have a material adverse effect on the Surviving Company's business, assets or results of operations. Preliminary environmental studies performed at the Kingsview property indicated that oil and certain hazardous materials have been released at Kingsview in connection with the oil and gas operations formerly conducted at Kingsview by a party unrelated to Copley who had an oil and gas lease with respect to the Kingsview property and adjacent parcels. Such preliminary environmental studies consisted of a preliminary site assessment and a subsurface investigation undertaken by Applied GeoSciences, Inc. ("AGI"), an environmental consultant with offices in Tustin, California. Pursuant to the oil and gas lease, the operator agreed to indemnify and hold Copley, as successor to the lessor, harmless from any claims or demands for injury to persons or property resulting from or in any way connected with its operations under such oil and gas lease. The operator engaged its own environmental consultant, the Reynolds Group of Tustin, California, to undertake an additional site assessment and subsurface investigation of the property. The operator has verbally represented to Copley that the Reynolds Group concurs with AGI's assessment that such contamination has affected only surface soil. Based upon advice from AGI, management of Copley believes that the cost of remediation is between $25,000 and $50,000. No assurance can be given that existing environmental studies with respect to any of the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to Copley or EastGroup.

DISSENTERS' RIGHTS

     Copley. Stockholders of Copley who vote against the Merger (or do not vote) will be bound by the results of the vote if Copley's stockholders approve the Merger. Copley's stockholders will not have appraisal rights in connection with, or as a result of, the matters to be acted upon relating to the Merger at the Copley Meeting. See "Proposal 1 -- The Merger Agreement -- Dissenters' Rights."

     EastGroup. Shareholders of EastGroup who vote against the Merger (or do not vote) will be bound by the results of the vote if EastGroup's shareholders approve the Merger. EastGroup's shareholders will not have appraisal rights in connection with, or as a result of, the matters to be acted upon relating to the Merger at the EastGroup Meeting. See "Proposal 1 -- The Merger
Agreement -- Dissenters' Rights."

CONTINUATION OF REIT STATUS

     EastGroup and Copley are REITs. If the Merger is approved, the stockholders of Copley will become shareholders of EastGroup and, consequently, will continue to experience the tax benefits available to REITs. Continuation of these tax benefits will depend on EastGroup continuing to meet the various REIT qualification rules, which include: (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining certain ownership restrictions on EastGroup Shares; and (iv) distributing substantially all real estate investment taxable income on an annual basis. Although management of EastGroup believes that the consummation of the Merger should not affect EastGroup's continuing ability to qualify as a REIT, no assurance can be given that EastGroup will be able to continue to operate in a manner so as to qualify or remain so qualified.

     If EastGroup fails to qualify as a REIT, EastGroup will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, EastGroup will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of EastGroup available for investment or distribution to shareholders because of the additional tax liability to EastGroup for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to shareholders had been made in anticipation of EastGroup's qualifying as a REIT, EastGroup might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

     Copley believes that, since 1986, it has operated so as to qualify as a REIT under the Code. The failure of Copley to qualify as a REIT would have consequences generally similar to the consequences of any failure by EastGroup to qualify as a REIT, as described above. If Copley has failed to qualify as a REIT in any year in which it elected so to qualify and consequently becomes liable to pay taxes as a regular non-REIT corporation, the liabilities of Copley that EastGroup will assume at the Effective Time will include such tax liability. Copley's failure to qualify as a REIT also could disqualify EastGroup as a REIT.

     The failure to qualify as a REIT would have a material adverse effect on an investment in EastGroup as the taxable income of EastGroup would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its shareholders would be reduced or eliminated. See "Proposal 1 -- The Merger Agreement -- Taxation of REITs" and "Proposal
1 -- The Merger Agreement -- Taxation of the Shareholders of a REIT."

COMPETITION

     All of the properties owned by EastGroup and Copley are located in developed areas. There are numerous other industrial and office properties and real estate companies within the market area of each such property which will compete with the Surviving Company for tenants and development and acquisition opportunities. The number of competitive industrial and office properties and real estate companies in such areas could have a material effect on (i) the Surviving Company's ability to rent space at the properties and the amount of rents currently charged and (ii) development and acquisition opportunities. The Surviving Company will compete for tenants and acquisitions with others who have greater resources than the Surviving Company.

BENEFITS TO COPLEY AFFILIATES


     In considering the recommendation of the Board of Directors of Copley and the Board of Trustees of EastGroup to approve the Merger and the Merger Agreement, stockholders should be aware that Copley will owe its advisor, Copley Advisors, a deferred advisory fee estimated to be approximately $2,770,000 assuming a June 1996 Merger. The payment of such fee will be triggered by the Merger. In connection with the execution of the Merger Agreement, Copley Advisors has amended the terms of the Advisory Agreement so that it will receive 95% of such deferred advisory fee (estimated to be approximately $2,600,000) at the consummation of the Merger. Two of Copley's directors at the time the Merger Agreement was approved by the Copley Board, Messrs. O'Connor and Wheeler, and all of Copley's officers are or were also officers of Copley Advisors and, as a result of such affiliation, such directors and officers could potentially be viewed as having a conflict of interest. Because of this potential conflict of interest, the Board of Directors of Copley designated a special committee comprised of directors who are not affiliated with Copley Advisors to negotiate matters relating to the Advisory Agreement and certain other matters relating to the potential sale of Copley. The special committee was represented by its own independent counsel. See "Proposal 1 -- The Merger Agreement -- Background of the Merger." EastGroup has agreed to continue to provide the directors, officers, employees, fiduciaries and agents of Copley and each of its subsidiaries with all rights to indemnification existing under their respective charters and bylaws in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time. EastGroup has also agreed to purchase, at or prior to the Effective Time, liability insurance coverage for Copley's directors and officers for a period of six years which will provide the directors and officers with $5,000,000 of aggregate coverage, provided, however, that the cost of such policy shall not exceed $600,000.

     The relationships described above may have resulted or may result in the directors and officers of Copley having a conflict of interest with the stockholders of Copley in the negotiation, proposal, recommendation and consummation of the Merger. Copley believes that Copley's stockholders were not adversely affected by these arrangements.

DILUTION OF PERCENTAGE OWNERSHIP OF COPLEY STOCKHOLDERS AS A RESULT OF THE
MERGER

     If the Merger is approved, stockholders of Copley will become shareholders of EastGroup. The stockholders of Copley other than EastGroup who currently beneficially own approximately 85% of the outstanding Copley Shares will only own approximately 31% of EastGroup Shares outstanding after the Merger (assuming an EastGroup Stock Price of $21.50 and assuming no adjustments to the Copley Share Value) and, accordingly, will have less voting power and less of a percentage interest in Copley assets which will become assets of EastGroup by reason of the Merger.

DIFFERENCES BETWEEN RIGHTS OF EASTGROUP SHAREHOLDERS AND COPLEY STOCKHOLDERS; POSSIBLE ANTI-TAKEOVER EFFECT

     The rights of stockholders of Copley are currently governed by the DGCL, the Copley Certificate and the Copley Bylaws. Upon completion of the Merger, stockholders of Copley will become shareholders of EastGroup and their rights as shareholders of EastGroup will be governed by the MGCL, the MD REIT Law, the EastGroup Declaration and the EastGroup Trustees Regulations.

     Certain differences between the rights of stockholders of Copley and the rights of shareholders of EastGroup include the following: (i) the EastGroup Declaration limits EastGroup shareholders to take action on only matters involving the election of trustees, the amendment of the EastGroup Declaration, the termination of EastGroup and the calling of special meetings of shareholders, whereas the Copley Certificate does not contain such limiting provisions; (ii) the affirmative vote of two-thirds of the votes entitled to be cast are necessary to amend the EastGroup Declaration, whereas the affirmative vote of a majority of the outstanding Copley Shares entitled to vote are necessary to amend the Copley Certificate, with the exception of certain provisions of the Copley Certificate which require the approval of the holders of 80% of the outstanding Copley Shares; (iii) pursuant to the Copley Certificate, any transfer of Copley Shares that Copley's Board of Directors determines would jeopardize Copley's REIT status shall be void ab initio and the intended transferee of such Copley Shares shall be deemed never to have had an interest therein, whereas the EastGroup Declaration authorizes EastGroup's Board of Trustees, when they are of the good faith opinion that the direct and indirect ownership of EastGroup Shares has or may become concentrated to an extent which threatens EastGroup's REIT status, to call for the redemption of such EastGroup Shares or any number of such EastGroup Shares; (iv) the Copley Certificate requires the affirmative approval of a majority of the outstanding Copley Shares entitled to vote to approve a merger unless such business combination is with an interested shareholder in which case the approval of eighty percent of the outstanding Copley Shares is required, whereas EastGroup shareholders, pursuant to the MD REIT Law, must approve a merger by the affirmative approval of two-thirds of all the votes entitled to be cast and in the case of a merger with an interested shareholder, by the approval of at least four-fifths of the votes entitled to be cast by the holders of outstanding voting stock and two-thirds of the votes entitled to be cast by the holders of voting stock other than voting stock held by the interested shareholder or an affiliate or associate thereof; (v) the Copley Certificate does not provide for cumulative voting in the election of Copley directors, whereas the EastGroup Declaration provides for cumulative voting in the election of EastGroup trustees; (vi) pursuant to the Copley Bylaws, a director may be removed, with or without cause by the affirmative vote of the holders of a majority of Copley Shares then entitled to vote at an election of directors, whereas pursuant to the EastGroup Declaration, trustees of EastGroup may be removed with or without cause by the affirmative vote of the holders of not less than two-thirds of all the votes then outstanding; (vii) Copley is a party to a Rights Agreement which gives Copley stockholders certain rights in the event a person or group acquires beneficial ownership of 15% or more of the outstanding Copley Shares or commences a tender offer or exchange offer that would result in a person or group owning 30% or more of the outstanding Copley Shares, whereas EastGroup is not a party to such an agreement; and (viii) pursuant to the Copley Bylaws, special meetings of stockholders of Copley may be called by the Copley Board of Directors, by a majority of independent directors or by the Chairman of the Board of Directors, whereas the EastGroup Trustees Regulations provide that special meetings of EastGroup shareholders may be called by the Managing Trustee or by any two trustees or, upon the written request of shareholders holding not less than 25% of the outstanding EastGroup Shares, by any officer or trustee. See "Comparison of Shareholder Rights."

     Certain of the above provisions (i.e., the requirement of a two-thirds vote to approve a merger and the request that holders of at least 25% of the voting shares are required to call a special meeting, and the MGCL provision that regulates business combinations with holders of 10% or more of the voting shares of a Maryland corporation or REIT) may have an anti-takeover effect with respect to the Surviving Company, by making it difficult for a third party to acquire control of the Surviving Company without the consent of its Board of Trustees. See "Comparison of Shareholder Rights."

SUBSTANTIAL EXPENSES AND PAYMENTS IF MERGER FAILS TO OCCUR

     Copley may have to pay EastGroup a termination fee of $1,500,000 plus reimbursement of EastGroup's out-of-pocket expenses up to $375,000 if the Merger Agreement were to be terminated under certain circumstances or Copley were to enter into an acquisition agreement with a third party under certain circumstances. If the Merger Agreement is terminated in certain other circumstances, Copley will be required to reimburse EastGroup for its out-of-pocket expenses up to $375,000. See "Proposal 1 -- The Merger
Agreement -- Termination Amount and Expenses."

                                  INTRODUCTION


     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Copley in connection with the solicitation of proxies by the Board of Directors of Copley for use at the Copley Meeting, which will be held on June 19, 1996, at 10:00 a.m., local time, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, and at all adjournments and postponements thereof.



     This Joint Proxy Statement/Prospectus is also being furnished to the shareholders of EastGroup in connection with the solicitation of proxies by the Board of Trustees of EastGroup for use at the EastGroup Meeting, which will be
held on June 19, 1996, at 9:00 a.m., local time, at                          ,
and at all adjournments and postponements thereof.


     As set forth more fully below, at the Copley Meeting and at the EastGroup Meeting, the holders of Copley Shares and EastGroup Shares, respectively, will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus, and is hereby incorporated by this reference into this Joint Proxy Statement/Prospectus. Upon satisfaction of certain conditions set forth therein, the Merger Agreement provides for, among other things, (i) the merger of Copley with and into EastGroup; (ii) the conversion of each Copley Share outstanding (other than Copley Shares owned by EastGroup which will be cancelled in the Merger) into the right to receive Eastgroup Shares based upon a value per Copley Share of $15.60 (subject to certain limitations); and (iii) Copley's ceasing to exist as a separate legal entity.

     Additionally, EastGroup shareholders will be asked to consider and vote on proposals to (i) elect seven trustees; (ii) amend EastGroup's 1994 Incentive Plan to increase the number of EastGroup Shares authorized under the 1994 Incentive Plan upon certain business combination transactions in which EastGroup Shares are issued; and (iii) amend the EastGroup Declaration to increase the number of authorized EastGroup Shares from 10,000,000 to 20,000,000.

                          VOTING AND PROXY INFORMATION


     Copley Meeting. The Board of Directors of Copley has fixed the close of business on May 13, 1996 as the Copley Record Date. Only holders of Copley Shares and the Class A Share at the close of business on the Copley Record Date will be entitled to notice of and to vote at the Copley Meeting. At the close of business on the Copley Record Date, there were outstanding 3,584,350 Copley Shares and one Class A Share, the only outstanding securities of Copley entitled to vote at the Copley Meeting. Approval of the Merger will require the affirmative vote of the holders of at least a majority of the outstanding Copley Shares and the Class A Share. Each holder of Copley Shares and the Class A Share will be entitled to one vote per Copley Share and Class A Share.


     The accompanying proxy is solicited on behalf of the Board of Directors of Copley and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later-dated proxy, in either case delivered to the Secretary of Copley. Attendance at the Copley Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot, withdraw a prior granted proxy in writing and vote in person.

     All outstanding Copley Shares and the Class A Share represented by properly executed and unrevoked proxies received in the accompanying form in time for the Copley Meeting will be voted. Stockholders may (i) vote "FOR" approval of the Merger Agreement; (ii) vote "AGAINST" approval of the Merger Agreement; or (iii) "ABSTAIN" from voting on the Merger Agreement. A vote to abstain from voting on the Merger Agreement (as well as a failure to vote at all) would have the effect of a vote against the Merger Agreement. Copley Shares and the Class A Share will be voted as instructed in the accompanying proxy. IF NO INSTRUCTIONS ARE GIVEN, THE COPLEY SHARES AND THE CLASS A SHARE WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

     A proxy submitted by a stockholder may indicate that all or a portion of the Copley Shares represented by such proxy are being voted by such stockholder. This could occur, for example, when a broker is not permitted to vote shares held in street name in the absence of instructions from the beneficial owner of the shares (a "broker non-vote"). Broker non-votes will be counted in determining whether a quorum is present at the Copley Meeting, but such shares will not be counted as having voted for or against the Merger Agreement and will have the effect of having been voted against the Merger Agreement, as approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding Copley Shares and the Class A Share. The holders of a majority of the Copley Shares and the Class A Share issued and outstanding and entitled to vote at the Copley Meeting, present in person or represented by proxy, shall constitute a quorum at the Copley Meeting.

     Any Copley stockholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the Copley Meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the Copley stockholder with such information, including the estimated ratio as calculated up to the date of the call. Also, Copley stockholders who wish to wait until the Exchange Ratio is finally determined before voting may call Copley's proxy solicitor, Beacon Hill, at 1-800-755-5001, who will provide the stockholder with instructions on how to deliver the stockholder's proxy in a timely manner.

     The following table sets forth information concerning ownership of Copley Shares by each person known to Copley to be the beneficial owner of more than five percent of the outstanding Copley Shares based on public filings with the SEC and the stock ownership of all directors and officers as a group, both as of March 12, 1996.

                     NAME AND ADDRESS                       AMOUNT AND NATURE OF       PERCENT
                   OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP     OF CLASS(1)
- ----------------------------------------------------------  --------------------     -----------
EastGroup(2)..............................................         529,000              14.76%
  300 One Jackson Place
  188 East Capitol Street
  Jackson, Mississippi 39201
Mentor Partners, L.P.(3)..................................         251,900               7.03%
  500 Park Avenue
  New York, New York 10022
All directors and officers as a group.....................          51,339(4)            1.43%(4)

- ---------------


(1) Based on the number of Copley Shares outstanding as of May 7, 1996 which was 3,584,350.


(2) Based upon an amended Schedule 13D filed with the SEC.

(3) Based upon an amended Schedule 13D filed with the SEC.

(4) Includes 7,500 Copley Shares and one share of Class A Common Stock owned by Copley Advisors, with which some of Copley's directors and all of its officers are affiliated. Also includes 2,400 Copley Shares owned by a charitable trust of which a director of Copley is a trustee, as to which he disclaims beneficial ownership.


     EastGroup Meeting. The Board of Trustees of EastGroup has fixed the close of business on May 13, 1996 as the EastGroup Record Date. Only holders of EastGroup Shares at the close of business on the EastGroup Record Date will be entitled to receive notice of and to vote at the EastGroup Meeting. At the close of business on the EastGroup Record Date, there were outstanding 4,245,083 EastGroup Shares, the only outstanding securities of EastGroup entitled to vote at the EastGroup Meeting.


     The accompanying proxy is solicited on behalf of the Board of Trustees of EastGroup and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later dated proxy, in either case delivered to the Secretary of EastGroup. Attendance at the EastGroup Meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     All outstanding EastGroup Shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the EastGroup Meeting will be voted. With respect to voting for trustees, shareholders may vote "FOR" the slate of trustees set forth in this Joint Proxy
Statement/Prospectus,

"WITHHOLD AUTHORITY" with respect to all persons on the slate, or vote "FOR" the slate and withhold authority with respect to certain persons set forth on the slate. With respect to the remaining proposals shareholders may (i) vote "FOR";
(ii) vote "AGAINST"; or (iii) "ABSTAIN" from voting on each of the proposals considered at the EastGroup Meeting. A vote to abstain from voting on any of the proposals (as well as a failure to vote at all) would have the effect of a vote against such proposal. EastGroup Shares will be voted as instructed in the accompanying proxy. IF NO INSTRUCTIONS ARE GIVEN, THE EASTGROUP SHARES WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT AND IN FAVOR OF ALL OTHER PROPOSALS. The holders of EastGroup Shares are entitled to cumulative voting in the election of trustees. Each shareholder is entitled to as many votes in the election of trustees as shall equal the number of EastGroup Shares owned by that shareholder multiplied by the number of trustees to be elected, and each shareholder may cast all such votes for a single candidate for trustee or may distribute them among two or more candidates as that shareholder may determine. In the case of the election of trustees, the persons named in the accompanying form of proxy reserve the right to cumulate their votes and distribute them among nominees for trustees in their discretion so as to elect as many of the nominees as possible. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding EastGroup Shares. Similarly, approval of the Declaration Amendment requires the affirmative approval of the holders of two-thirds of the outstanding EastGroup Shares. Approval of the amendment to the 1994 Incentive Plan and will require the affirmative approval of the holders of a majority of the EastGroup Shares present and voting at the EastGroup Meeting.

     A proxy submitted by a shareholder may indicate that all or a portion of the EastGroup Shares represented by such proxy are not being voted by such shareholder. This could occur, for example, when a broker is not permitted to vote shares held in street name in the absence of instructions from the beneficial owner of the shares (a "broker non-vote"). Broker non-votes will be counted in determining whether a quorum is present at the EastGroup Meeting, but such shares will not be counted as having voted for or against the proposals and will have the effect of having been voted against the Merger Agreement and the Declaration Amendment, as approval of the Merger Agreement and the Declaration Amendment will each require the affirmative vote of two-thirds of the outstanding EastGroup Shares.

     Any EastGroup shareholder who would like information with respect to the ratio at which Copley Shares will be converted into EastGroup Shares based upon the closing price of EastGroup Shares during the twenty day period prior to the EastGroup Meeting may call EastGroup at 1-800-337-5602 and representatives of EastGroup will provide the EastGroup shareholder with such information, including the estimated ratio as calculated up to the date of the call. Also, EastGroup shareholders who wish to wait until the Exchange Ratio is finally determined before voting may call EastGroup's proxy solicitor, Beacon Hill, at 1-800-755-5001, who will provide the shareholder with instructions on how to deliver the shareholder's proxy in a timely manner.


     There is no person known to EastGroup to be the beneficial owner of more than five percent of the outstanding EastGroup Shares based on public filings with the SEC as of the EastGroup Record Date, except for Copley, which is deemed to beneficially own 213,438 EastGroup Shares (5.03% of the EastGroup Shares entitled to vote) as a result of proxies granted to Copley pursuant to the Proxy Agreement. The Proxy Agreement was executed contemporaneously with, and in contemplation of, the Merger Agreement. Pursuant to the Proxy Agreement, certain officers of EastGroup and members of their immediate families, namely Leland R. Speed, Chief Executive Officer of EastGroup, Mr. Speed's wife and their children, David H. Hoster II, President of EastGroup, and his wife, and N. Keith McKey, Executive Vice President of EastGroup, and his wife, gave Copley irrevocable proxies to vote all of the EastGroup Shares held by them in favor of the Merger and the Merger Agreement and against any action that would constitute a breach of the Merger Agreement.


                       PROPOSAL 1 -- THE MERGER AGREEMENT

SURVIVING COMPANY

     Information with respect to the constituent companies in the Merger, EastGroup and Copley, is contained under "Information Concerning Copley" and "Information Concerning EastGroup" elsewhere in this Joint Proxy Statement/Prospectus. A copy of EastGroup's 1995 Annual Report to Shareholders accompanies copies of this Joint Proxy Statement/Prospectus sent to EastGroup shareholders.


     Pursuant to the Merger Agreement, at the Effective Time, Copley will merge with and into EastGroup and the separate corporate existence of Copley will cease. EastGroup will be the Surviving Company and the former Copley stockholders will become EastGroup shareholders with all of the rights and privileges attendant thereto. As a result of the Merger, EastGroup will succeed to Copley's partnership interests and its equity interests. Immediately following the Merger, CPI Holdings, Inc., a subsidiary of Copley, will remain in existence and will become a subsidiary of EastGroup. The Surviving Company will have ownership interests in thirty-two industrial and office properties in eight states with a total of more than 5,000,000 square feet of leasable area. These industrial and office properties will be located primarily in the Sunbelt area of the southern United States, with Copley's properties allowing the Surviving Company to have a presence in Arizona and California to complement EastGroup's investments which are primarily in Florida and Texas.

     The current executive officers and trustees of EastGroup will manage the business and affairs of the Surviving Company following the consummation of the Merger. For information concerning these persons, see "Proposal 2 -- Election of Trustees (For EastGroup Shareholders Only)."


     Following the consummation of the Merger, EastGroup believes that the Surviving Company will be one of the larger publicly held owners and operators of industrial and office properties in the Sunbelt region of the United States. EastGroup's belief is based upon management's analysis of publicly available information, which analysis takes into account the number of properties owned and total square footage of such properties. The Surviving Company will own (assuming the consummation of the EastGroup-LNH Merger) industrial facilities encompassing approximately 4,409,950 square feet of leasable space in six states and office buildings encompassing approximately 622,815 in square feet of leasable space in four states. Set forth below is a chart which contains certain information concerning the properties to be owned by the Surviving Company following the consummation of the Merger and the consummation of the EastGroup-LNH Merger. Properties indicated by an asterisk (*) are currently owned by Copley and properties indicated by double asterisks (**) are currently owned by LNH.


                                           YEAR(S)                  PERCENT
                                          ACQUIRED                 LEASED AT                                       LEASE
                                             OR       RENTABLE    DECEMBER 31,                           SQUARE  EXPIRATION
               INDUSTRIAL                 CONSTRUCTED SQUARE FEET     1995           MAJOR TENANTS        FEET      DATE
- ----------------------------------------- ---------  -----------  ------------  ----------------------- -------- ----------
ARIZONA
(*)Broadway Industrial Center               1994        121,463        100%     Pillsbury Bakeries        66,660    2001
   Tempe, Arizona                                                               Aaron Rents               26,668    1998
                                                                                Al Roach Sales            14,803    1998
                                                                                Total Forms               13,332    1996
(*)Metro Business Park                      1985        188,743         96%     Honeywell                 75,620    1996
   Phoenix, Arizona                                                             PCI                       30,000    1998
                                                                                Hosanna Christian         22,000    1996
CALIFORNIA
(*)Huntwood Associates                    1987-1988     514,400        100%     Kirk Paper               139,400    2003
   Hayward, California                                                          SS Retail                100,000    2001
                                                                                Body Shop                 54,600    2005
(*)Wiegman Associates                     1986-1987     261,900        100%     Office Club              125,700    1997
   Hayward, California                                                          Portal                    71,600    1997
                                                                                Bay Area Laundry          40,000    1997
(*)Baygreen Industrial Park                 1993         40,200        100%     Summerhill Furniture      25,200    1998
   Hayward, California                                                          Tridecs                    7,500    1996
                                                                                G&S Designs                7,500    1997
(*)Kingsview Industrial Center              1995         82,920        100%     Artistic Welding          82,920    2005
   Carson, California
(*)Dominguez                                1985        261,500        100%     Price Transfer           261,500    1996
   Carson, California
(*)University Business Center             1987-1988     230,412         99%     PS Medical                82,132    2003
   Santa Barbara, California                                                    Medical Concepts          51,167    1999
                                                                                ABC Clio                  24,020    1997
COLORADO
Rampart Distribution Center                 1988        116,000        100%     First Data Corp.          22,648    2000
Denver, Colorado                                                                ReMax Intl., Inc.         21,428    1998
                                                                                Citicorp Diners Club      18,333    1997

                                           YEAR(S)                  PERCENT
                                          ACQUIRED                 LEASED AT                                       LEASE
                                             OR       RENTABLE    DECEMBER 31,                           SQUARE  EXPIRATION
               INDUSTRIAL                 CONSTRUCTED SQUARE FEET     1995           MAJOR TENANTS        FEET      DATE
- ----------------------------------------- ---------  -----------  ------------  ----------------------- -------- ----------
FLORIDA
Deerwood Distribution Center                1989         98,000        100%     Steinmart                 56,250    1997
Jacksonville, Florida                                                           Data Supplies             15,000    2000
Phillips Distribution Center                1994        161,000         85%     Southeast Atlantic        33,400    1999
Jacksonville, Florida                                                           Bell South                21,206    1998
                                                                                Advanced Career           13,499    1999
                                                                                Southeast Atlantic        12,500    1997
Lake Pointe Business Park                   1993        376,000         98%     Owens & Minor             67,279    1997
Jacksonville, Florida                                                           Trane                     38,116    1999
LaQuinta Distribution Center                1989         33,000        100%     GE Capital Leasing        33,000    1999
Orlando, Florida
Exchange Distribution Center(1)             1994        139,000        100%     Central Garden &         104,392    2001
Orlando, Florida                                                                Supply
                                                                                Central Moving            20,977    1998
Sunbelt Distribution Center                 1989        208,000         98%     C&M Core                  53,600    1999
Orlando, Florida                                                                Distribution
                                                                                Broder Brothers           50,400    1999
                                                                                Ryder Logistics           37,600    1998
                                                                                L. Luria & Son            34,400    1998
56th Street Commerce Park(1)                1993        156,000         90%     Parts House               18,000    1997
Tampa, Florida
JetPort Commerce Park,                    1993-1995     220,000         99%     Lo-An                     27,600    1996
515 & 516(1)
Tampa, Florida
Westport Commerce Park(1)                   1994        140,000        100%     U.S. Postal Service       44,800    1999
Tampa, Florida                                                                  Reptron Electronics       24,035    1997
(**)Linpro Commerce Center                  1992         99,000         95%     Major Supply              25,000    1997
Fort Lauderdale, Florida                                                        Lennox                    17,500    1998
                                                                                Progressive Games         11,000    1997
                                                                                Pride Outdoor             10,000    1998
(*)Sample/I-95 Business Park              1989-1995     157,412        100%     Sheribel Wicker           41,810    2001
Pompano Beach, Florida                                                          General Electric          36,000    2002
                                                                                Kraft Foods               18,000    2005
OKLAHOMA
Baxter Healthcare                           1994         60,000        100%     Baxter Healthcare         60,000    1998
Oklahoma City, Oklahoma
TEXAS
Exchange Warehouse I                        1988         36,000        100%     Scholastic Book Fair      18,266    1996
Arlington, Texas
Exchange Warehouse II                       1988         21,000        100%     DRB Holdings              21,000    1998
Arlington, Texas                                                                Dallas Morning News       18,265    2000
Interstate Distribution Center I            1988        113,000        100%     Crawford Electric         30,110    2000
Dallas, Texas                                                                   Assoc. Corp. of N. Am.    29,734    1996
                                                                                Adams Produce             28,809    1997
                                                                                Martin Brower             12,540    1996
                                                                                Kanaflex Corp.            12,000    1997
Interstate Distribution Center II           1988        134,000        100%     Designer Accents         133,979    1999
Dallas, Texas
Venture Distribution Center                 1988        156,000        100%     BASF Wyandotte            51,987    2000
Dallas, Texas                                                                   Corp.
                                                                                Mattress Giant            43,146    2000
                                                                                Impressions               40,493    1996
                                                                                McCoy Paper               20,374    2000
Venture Duplex                              1988         53,000        100%     Jakari                    31,731    1999
Dallas, Texas                                                                   Dalton Instruments        21,569    1996
Northwest Point Business Park               1994        232,000        100%     Genesis Distribution      35,825    1998
Houston, Texas                                                                  R.J. Acquisition          30,600    1999
                                                                                Commerce Fresh            25,755    1998
OFFICE BUILDINGS
- -----------------------------------------
                VIRGINIA
8150 Leesburg Pike....................... 1975/1989     201,000         96%     Maximus                   49,495    1998
Tysons Corners, Virginia                                                        COMCOR                    30,188    1996
                  TEXAS
Santa Fe Energy Building.................   1994        176,000         96%     Santa Fe Energy          123,043    1999
Houston, Texas

                                           YEAR(S)                  PERCENT
                                          ACQUIRED                 LEASED AT                                       LEASE
                                             OR       RENTABLE    DECEMBER 31,                           SQUARE  EXPIRATION
               INDUSTRIAL                 CONSTRUCTED SQUARE FEET     1995           MAJOR TENANTS        FEET      DATE
- ----------------------------------------- ---------  -----------  ------------  ----------------------- -------- ----------
               CALIFORNIA
Nobel Business Center                       1987         54,000         95%     Bio-Rad                   13,282    1998
Hercules, California                                                            Families First            11,620    1999
                                                                                Biovation                  8,712    1998
                                                                                Agile                      8,875    1999
(*)Los Angeles Corporate Center             1986         76,542         50%     County of Los Angeles     29,542    2000
Monterey Park, California                                                       James Boyle                8,500    2000
                MARYLAND
(*)Columbia Place                           1988        115,273        100%     Ceridian Corporation     115,273    2009
Columbia, Maryland
SHOPPING CENTERS(2)
- -----------------------------------------
MISSOURI
(**)Liberty Corners                         1994        121,432         85%     Price Chopper             56,000    2007
Shopping Center(3)
Liberty (Kansas City), Missouri
RHODE ISLAND
(**)Cowesett Corners                        1995        135,713         97%     Super Stop N Shop         55,532    2007
  Shopping Ctr.(4)                                                              Sportswear Store, Inc.    25,030    1998
Warwick, Rhode Island                                                           Edwards Paint & Decor.    17,059    2005

                                                                    PERCENT
                                                                   LEASED AT
                                            YEAR      TOTAL NO.   DECEMBER 31,
               APARTMENTS                 ACQUIRED    OF UNITS        1995
- ----------------------------------------- ---------  -----------  ------------
ALABAMA
Grande Pointe Apartments                    1994            180         97%
Daphne (Mobile), Alabama
FLORIDA
Plantations at Killearn                     1994            184         98%
Tallahassee, Florida
GEORGIA
LaVista Apartments                          1991            240         97%
Atlanta, Georgia
KANSAS
Eastgate Apartments                         1995            108         88%
Wichita, Kansas
MISSISSIPPI
Hampton House Apartments                    1994            164         99%
Jackson, Mississippi
TEXAS
Pin Oaks Apartments                         1980            142         97%
Houston, Texas
Doral Club Apartments                       1992            296         92%
San Antonio, Texas
Sutton House Apartments                     1993            265         91%
San Antonio, Texas

- ---------------

(1) EastGroup owns a 75% tenancy-in-common interest in each of the Exchange Distribution Center, 56th Street, Commerce Center, JetPort Commerce Park, 515 & 516, and Westport Commerce Park. In each instance, EastGroup's 25% tenant-in-common is the same unrelated third party.

(2) EastGroup does not consider shopping centers to be a part of its long term investment strategy and intends to seek disposition of these assets (which are expected to be acquired by EastGroup in connection with the EastGroup-LNH Merger) as market conditions permit.

(3) LNH has a 77.78% interest in the joint venture which owns Liberty Corners Shopping Centers.

(4) LNH has a 50% interest in the joint venture which owns the Cowesett Corners Shopping Center.

GENERAL

     The Merger Agreement provides for a business combination transaction between EastGroup and Copley in which Copley would be merged with and into EastGroup and the holders of Copley Shares would be issued EastGroup Shares according to the Exchange Ratio in a transaction intended to qualify as a "purchase" for financial accounting purposes and as a tax-free reorganization for federal income tax purposes. This Joint Proxy Statement/Prospectus provides a summary of the material terms of the Merger Agreement. The discussion and description of the material terms of the Merger Agreement in this Joint Proxy Statement/Prospectus are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A and which is incorporated herein by this reference.

EFFECTIVE TIME OF THE MERGER

     In accordance with the MGCL and the MD REIT Law, the Merger will become effective upon the acceptance for recording of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. Subject to the fulfillment (or waiver) of the other conditions to the obligations of EastGroup and Copley to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the shareholders of EastGroup and the stockholders of Copley of the Merger and the Merger Agreement at the EastGroup Meeting and the Copley Meeting, respectively.

CONVERSION TERMS OF THE MERGER


     At the Effective Time, the one outstanding Class A Share will be redeemed for a price of $1.00 and each issued and outstanding Copley Share (other than the Copley Shares owned by EastGroup which will be cancelled in the Merger) will be converted into the right to receive EastGroup Shares based upon the Copley Share Value. In the event Copley sells certain property pursuant to the Summer Hill Option, Copley will distribute the proceeds therefrom to its stockholders and the Copley Share Value will be reduced to approximately $15.30 per Copley Share (based upon the quotient equal to $1,060,000 divided by 3,584,350 (the number of Copley Shares outstanding as of May 7, 1996)). In the event Copley distributes dividends to holders of Copley Shares in addition to Copley's regular $0.27 per Copley Share quarterly dividend (or a pro rata portion thereof in the quarter during which the Effective Time occurs) the Copley Share Value will be reduced by the per Copley Share amount of such dividend or distribution payments. See "-- Dividends."


     The value of EastGroup Shares for purposes of calculating the ratio at which the Copley Shares will be converted into EastGroup Shares in the Merger will be the EastGroup Stock Price; however, the EastGroup Stock Price will be deemed to equal (i) $20.25 if the average price of EastGroup Shares is less than or equal to $20.25 or (ii) $23.00 if the average price of EastGroup Shares is greater than or equal to $23.00. Copley has the right, waivable by it, to terminate the Merger Agreement without liability if the average closing price of EastGroup Shares on the NYSE on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the SEC declares EastGroup's Registration Statement with respect to the Merger effective or (ii) the date on which the Copley Meeting is held, is equal to or less than $18.25.

EXCHANGE OF COPLEY SHARE CERTIFICATES

     Promptly after the Effective Time, EastGroup will cause the Exchange Agent to mail to each holder of record of a Copley Share Certificate, (i) a Letter of Transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Copley Share Certificates shall pass, only upon delivery of the Copley Share Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Copley Share Certificates in exchange for certificates representing EastGroup Shares and cash in lieu of fractional shares. Upon surrender of a Copley Share Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Copley Share Certificate will be entitled to receive in exchange therefor a certificate representing the number of whole EastGroup Shares to which such holder shall be entitled and a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends or distributions, if any, pursuant to the following paragraph, after giving effect to any required withholding tax, and the Copley Share Certificate so surrendered will be cancelled. No interest will be paid or accrued on cash in lieu of fractional shares or on any dividend or distribution payable to holders of Copley Share Certificates. Copley stockholders who purchased Copley Shares through Copley's dividend reinvestment plan and who did not receive a Copley Share Certificate in respect thereof will be entitled to receive in exchange therefor a certificate or certificates representing EastGroup Shares and cash upon surrender to the Exchange Agent of a duly executed Letter of Transmittal. Any person constituting an "Affiliate" of Copley within the meaning of Rule 145 promulgated under the Securities Act will not be issued EastGroup Shares in exchange for their surrendered Certificates until EastGroup has received from such person an Affiliate Letter (as defined below). COPLEY STOCKHOLDERS SHOULD NOT SEND IN THEIR COPLEY SHARE CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No dividends or other distributions on EastGroup Shares will be paid with respect to any Copley Shares represented by a Copley Share Certificate until such Copley Share Certificate is surrendered for exchange as provided above; provided, however, that subject to the effect of applicable laws, following surrender of any such Copley Share Certificate, there will be paid to the holder of certificates representing whole EastGroup Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole EastGroup Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole EastGroup Shares, less the amount of any withholding taxes which may be required thereon.

     No fractional EastGroup Shares will be issued in connection with the Merger. Each holder of Copley Shares otherwise entitled to a fractional EastGroup Share shall receive in lieu thereof, upon surrender of a Copley Share Certificate, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the EastGroup Stock Price by (ii) the fraction of an EastGroup Share to which such holder would otherwise be entitled.

     At and after the Effective Time, there shall be no transfers on the stock transfer books of Copley of the Copley Shares which were outstanding immediately prior to the Effective Time.

     Any unused portion of the monies from which cash payments will be made in lieu of fractional interests in EastGroup Shares (including the proceeds of any investments thereof) and any EastGroup Shares deposited for the benefit of the holders of Copley Shares that remain unclaimed by the former stockholders of Copley one year after the Effective Time will be delivered to the Surviving Company. Any former stockholders of Copley who have not complied with the exchange procedures described above within one year after the Effective Time shall thereafter look only to the Surviving Company for payment of their EastGroup Shares and cash in lieu of fractional shares (plus dividends and distributions, if any) as determined pursuant to the Merger Agreement, without any interest thereon. Copley, EastGroup, the Exchange Agent or any other person will not be liable to any former holder of Copley Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event any Copley Share Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Copley Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Copley Share Certificate, the Exchange Agent or the Surviving Company will issue in exchange for such lost, stolen or destroyed Copley Share Certificate the EastGroup Shares and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable, if any).

CONDITIONS TO THE MERGER

     The respective obligations of EastGroup and Copley to effect the Merger and the other transactions contemplated in the Merger Agreement are subject to the fulfillment or waiver of several conditions at or prior to the Effective Time including, among others: (i) the Merger and the Merger Agreement shall have been approved by the requisite vote of the stockholders of Copley and the shareholders of EastGroup; (ii) the waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated; (iii) neither EastGroup nor Copley shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of EastGroup or Copley, threatened by the SEC; (v) EastGroup shall have obtained the approval for the listing of the EastGroup Shares issuable in the Merger on the NYSE, subject to official notice of issuance; and (vi) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained in connection with the execution, delivery and performance of the Merger Agreement and the ancillary agreements to the Merger Agreement shall have been obtained or made except (a) for any consents or approvals which are required from any holders of mortgages affecting any Copley properties, or (b) where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a Copley Material Adverse Effect (as defined below) or an EastGroup Material Adverse Effect (as defined below), as the case may be.

     The obligations of each of Copley and EastGroup to effect the Merger are also subject to the fulfillment or waiver by the other party, at or prior to the Effective Time, of the following conditions: (i) the representations and warranties of Copley and EastGroup contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) Copley and EastGroup shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and (iii) each party shall have received the opinion of its tax counsel, dated not less than five business days prior to the date the Registration Statement is declared effective by the SEC, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Section 368(a)(l)(A) of the Code, which opinion shall not have been withdrawn or modified in any material respect.


     The obligation of Copley to effect the Merger and the other transactions contemplated therein is also subject to the fulfillment or waiver of the following conditions at or prior to the Effective Time including: (i) either Copley shall have transferred its interest in the University Business Center ("UBC") to JCB Limited ("Bermant") prior to the Effective Time or Bermant shall have failed to exercise its right of first refusal concerning UBC which, pursuant to correspondence dated March 6, 1996, Bermant advised Copley it would not exercise; (ii) EastGroup shall have purchased liability insurance coverage for Copley's directors and officers for a period of six years which will provide the Copley directors and officers with $5,000,000 of aggregate coverage, provided, however, that the cost of such policy shall not exceed $600,000; (iii) the officers of Copley shall have resigned from their positions at Baygreen Eden Landing Industrial Park Owners Association and EastGroup's nominees shall have been appointed to fill such positions; and (iv) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change concerning EastGroup or any of its subsidiaries that has had or could be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of EastGroup and its subsidiaries taken as a whole (an "EastGroup Material Adverse Effect").


     Similarly, EastGroup's obligation to effect the Merger is subject to the fulfillment or waiver of certain conditions at or prior to the Effective Time including: (i) Copley shall have amended its Rights Agreement so that the transaction contemplated hereunder shall not trigger or otherwise affect any rights or obligations under such Rights Agreement and Copley will redeem all outstanding rights (the "Copley Rights") under such Rights Agreement at a redemption price of $0.01 per Copley Right effective immediately prior to the Effective Time; and (ii) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change concerning Copley or any of its subsidiaries, that has had or could be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Copley and its subsidiaries taken as a whole (a "Copley Material Adverse Effect").

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power, authority and standing of EastGroup and Copley and their respective subsidiaries and similar corporate matters; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) the capital structure of EastGroup and Copley; (iv) the ownership, capital structure and certain other corporate information concerning subsidiaries of EastGroup and Copley; (v) investment interests of EastGroup and Copley; (vi) conflicts under charters or bylaws, violations of any instruments and required consents or approvals; (vii) certain documents filed by each of EastGroup and Copley with the SEC and the accuracy of information contained therein; (viii) litigation; (ix) conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (x) taxes; (xi) books and records; (xii) properties; (xiii) environmental matters; (xiv) brokers' and finders' fees with respect to the Merger; (xv) receipt of fairness opinions; (xvi) related party transactions; and
(xvii) contracts and commitments. These representations and warranties do not survive the Merger.

CERTAIN COVENANTS

     Except as specifically permitted by the Merger Agreement or upon written consent of the other party, EastGroup and Copley have each agreed, among other things, that it will, prior to the Effective Time: (i) use its reasonable best efforts, and cause its subsidiaries to use their reasonable best efforts, to preserve intact its business organizations and goodwill and keep available the services of its respective officers and employees; (ii) confer on a regular basis with one or more representatives of the other to report operational matters of materiality, and, subject to certain exceptions, any proposals to engage in material transactions; (iii) promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), in its businesses, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Merger Agreement; and
(iv) promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement.

     Unless EastGroup has consented as provided in the Merger Agreement, Copley has agreed that, among other things, prior to the Effective Time, it (i) shall, and shall cause each of its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as previously conducted, subject to clauses (ii)-(ix) below; (ii) shall not, and shall cause each of its subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, any other type of real estate projects, except for (a) the potential sale of premises pursuant to the Summer Hill Option, (b) the potential sale of Copley's interest in UBC, and (c) Copley's conveyance of certain tenancy-in-common interests; (iii) shall not amend its charter documents, and shall cause each of its subsidiaries not to amend its respective certificate of incorporation, bylaws, joint venture documents, partnership agreements or equivalent documents except as contemplated by the Merger Agreement or otherwise; (iv) shall not (a) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (b) grant, confer or award any option, warrant, conversion right or other right not existing on the date of the Merger Agreement to acquire any shares of its capital stock, (c) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (d) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan), or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans; (v) except as permitted by the Merger Agreement, shall not, and shall not permit any of its subsidiaries to, sell, lease or otherwise dispose of (a) any properties or any portion thereof or any of the capital stock of or partnership or other interests in any of its subsidiaries or (b) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate; (vi) shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person; (vii) shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Copley included in Copley's filings with the SEC as of the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice; (viii) shall not, and shall not permit any of its subsidiaries to enter into any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $50,000; and (ix) shall not, and shall not permit any of its subsidiaries to, enter into any Commitment with any officer, director, consultant or affiliate of Copley or any of its subsidiaries.

     Unless Copley has consented as provided in the Merger Agreement, EastGroup has agreed that, among other things, prior to the Effective Time, it shall not:
(a) directly or indirectly through an EastGroup subsidiary merge or consolidate with, or acquire all or substantially all of the assets of, any person or entity except for LNH; (b) incur, in one transaction or a series of transactions, an additional $15,000,000 of indebtedness; or (c) issue any shares of its capital stock (except in connection with EastGroup's employee or trustee benefit plans), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, or grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any EastGroup Shares (except in connection with EastGroup's employee or trustee benefit plans).

     EastGroup and Copley have also agreed that in the event the Summer Hill Option is exercised, Copley will distribute the net proceeds therefrom to its stockholders prior to the Effective Time. Additionally, Copley may declare, set aside and pay dividends of not more than $0.27 per Copley Share (except as permitted in the previous sentence or as necessary to maintain Copley's REIT status) for each full calendar quarter prior to the Effective Time. See
"-- Dividends."

     Unless EastGroup has consented as provided in the Merger Agreement, Copley has agreed that it shall not: (i) effect any material change in any lease or occupancy agreement currently in effect which affects any property of Copley (together with such additional leases approved or permitted pursuant to the Merger Agreement, the "Leases"), (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted pursuant to the terms of an existing Lease, or (iii) enter into any new Lease or cancel or terminate any Lease.

     Copley has agreed to use its reasonable best efforts to deliver or cause to be delivered to EastGroup prior to the Effective Time from each of Copley's Affiliates, within the meaning of Rule 145 promulgated under the Securities Act, an Affiliate Letter. EastGroup has agreed to file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and to take such further action as any Affiliate of Copley may reasonably request, all to the extent required from time to time to enable such Affiliate to sell EastGroup Shares received by such Affiliate in the Merger without registration under the Securities Act pursuant to Rule 145(d)(1) or any successor rule or regulation subsequently adopted by the SEC.

     Copley and EastGroup have agreed that Copley may take any action which in its reasonable judgment is necessary for Copley to maintain its qualification as a REIT, including the making of dividends or distribution payments. EastGroup has agreed to use its best efforts to take any such actions as may be necessary to maintain Copley's status as a REIT for any period or portion thereof ending on or prior to the Merger.

DIVIDENDS

     The Merger Agreement provides that Copley may declare, set aside and pay dividends of not more than $0.27 per Copley Share (except as described below) for each full calendar quarter prior to the Effective Time. Copley currently anticipates that it will pay regular quarterly dividends on the following payment dates to stockholders of record on the dates indicated, provided that the Effective Time has not occurred prior to such record date:

QUARTER       RECORD DATE       PAYMENT DATE
- --------    ---------------    ---------------
 First      March 19, 1996     March 27, 1996
 Second      June 18, 1996      June 26, 1996

Copley may pay a pro rata portion of its regular quarterly dividend in the quarter during which the Effective Time occurs. Such pro rata amount shall equal the quotient the numerator of which equals $0.27 multiplied by the number of days commencing on the most recent record date and ending on the date of the Effective Time and the denominator of which equals 90. Copley presently intends to pay such dividend immediately prior to the Effective Time if the timing of the Merger makes such a partial dividend possible; however, no assurance can be given that such dividend will in fact be paid.


     Also, pursuant to the Merger Agreement, to the extent the Summer Hill Option is exercised, Copley will distribute the net proceeds therefrom to its stockholders prior to the Effective Time. To the extent Copley distributes the proceeds from the exercise of the Summer Hill Option to its stockholders prior to the Effective Time, each Copley Share will be converted into EastGroup Shares based upon a value of approximately $15.30 (a reduction of approximately $0.30 per Copley Share based on the quotient equal to $1,060,000 divided by 3,584,350 (the number of Copley Shares outstanding as of May 7, 1996)).


     Additionally, to the extent that any dividends or distributions are paid to Copley stockholders other than those payments described above, the Copley Share Value shall be reduced by the per Copley Share amount of such dividend or distribution payments. Prior to the payment of any such dividend or distribution contemplated by the preceding sentence, Copley shall provide written notice of its intention to make such dividend or distribution and the reasons therefor to EastGroup.

     Copley or any subsidiary of Copley may take any action at any time that in the reasonable judgment of Copley is necessary for Copley to maintain its qualification as a REIT for any period or portion thereof ending on or prior to the Effective Time, including, without limitations, making dividend or distribution payments to stockholders. To the extent such distribution or dividend is paid to Copley stockholders, the Copley Share Value shall be reduced by the per Copley Share amount of such dividend or distribution payment.

TERMINATION

     The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement by the stockholders of Copley and the shareholders of EastGroup, in a number of circumstances, including, among others: (i) by the mutual written consent of Copley and EastGroup; (ii) by either Copley or EastGroup if (a) any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action, (b) the Merger Agreement and the transactions contemplated thereby shall have failed to receive the requisite vote for approval and adoption by the shareholders of EastGroup or the stockholders of Copley upon the holding of a duly convened shareholder meeting, or (c) the Merger shall not have been consummated on or before September 1, 1996 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed by it at or prior to the Effective
Time); (iii) by Copley if (a) any representation, warranty, covenant or agreement of EastGroup set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by September 1, 1996, provided, however, that, in any case, a willful breach shall be deemed to be incapable of being satisfied, (b) the Board of Directors of Copley recommends to Copley's stockholders approval or acceptance of an Acquisition Proposal (as defined below under "-- No Solicitation of Transactions") by a person other than EastGroup, but only in the event that the Board of Directors of Copley, after consultation with and based upon the advice of either Goodwin, Procter & Hoar or Hale and Dorr, or another nationally recognized law firm, has determined in good faith that such action is necessary for the Board of

Directors of Copley to comply with its fiduciary duties to its stockholders under applicable law, (c) EastGroup shall have failed as soon as practicable to mail this Joint Proxy Statement/Prospectus to its shareholders or to include the recommendation of its Board of Trustees of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus or
(d) if the average closing sales prices of EastGroup Shares on the NYSE on the twenty trading days immediately preceding the fifth trading day prior to either
(x) the date on which this Joint Proxy Statement/Prospectus is declared effective by the SEC or (y) the date of the Copley Meeting, is equal to or less than $18.25, without any liability on the part of Copley; or (iv) by EastGroup if (a) any representation, warranty, covenant or agreement of Copley set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by September 1, 1996, provided, however, that, in any case, a willful breach shall be deemed to be incapable of being satisfied, (b) the Board of Directors of Copley fails to make, withdraws, amends, modifies or changes its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby, (c) Copley fails as soon as practicable to mail this Joint Proxy Statement/Prospectus to its stockholders or to include the recommendation of its Board of Directors of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus, (d) the Board of Directors of Copley shall have recommended that stockholders of Copley accept or approve an Acquisition Proposal by a person other than EastGroup, or (e) Copley or its Board of Directors shall have resolved to do any of the events set forth in (iv)(b),
(iv)(c) or (iv)(d) above.

TERMINATION AMOUNT AND EXPENSES

     If (i) EastGroup terminates the Merger Agreement because (a) the Board of Directors of Copley has recommended that stockholders of Copley accept or approve an Acquisition Proposal by a person other than EastGroup (or Copley or its Board of Directors has resolved to do such), or (b) any representation, warranty, covenant or agreement on the part of Copley set forth in the Merger Agreement has been willfully breached; or (ii) Copley terminates the Merger Agreement because the Board of Directors of Copley, after consultation with and based upon the advice of either Goodwin, Procter & Hoar or Hale and Dorr, or another nationally recognized law firm, has determined in good faith that its fiduciary duties to its stockholders under applicable law require it to recommend to its stockholders approval or acceptance of an Acquisition Proposal by a person other than EastGroup; then Copley shall pay to EastGroup the termination fees in cash equal to the sum of $1,500,000 plus EastGroup's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $375,000.

     If EastGroup terminates the Merger Agreement because (i) the Board of Directors of Copley has failed to make, or has withdrawn, amended, modified or changed its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby; (ii) Copley has failed as soon as practicable to mail this Joint Proxy Statement/Prospectus to its stockholders or to include the recommendation of its Board of Directors of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus; or
(iii) any representation, warranty, covenant or agreement on the part of Copley set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by September 1, 1996 (except for termination because of a willful breach by Copley in which case the previous paragraph will apply), Copley shall pay all of EastGroup's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $375,000.

     Except as otherwise provided in the Merger Agreement, EastGroup and Copley have agreed that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with the HSR Act filing, if any; (ii) the filing fee in connection with the filing of this Registration Statement with the SEC; and (iii) the expenses incurred for printing and mailing the Registration Statement shall be shared equally by Copley and EastGroup. EastGroup and Copley have also agreed that all costs and expenses for professional services rendered pursuant to the transactions contemplated by the Merger Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

NO SOLICITATION OF TRANSACTIONS

     Unless and until the Merger Agreement has been terminated in accordance with its terms, Copley has agreed and covenanted that neither it nor any of its subsidiaries will, and each of them will direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of 10% or more of the assets, any equity securities or partnership interests of, Copley or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any such proposal or offer being herein referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. In connection with the Merger Agreement, Copley agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the individuals or entities referred to above of these obligations. Copley has also agreed to notify EastGroup immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Copley. Notwithstanding the foregoing, the Board of Directors of Copley may (i) furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that
(a) the Board of Directors of Copley, after consultation with and based upon the advice of either Goodwin, Procter & Hoar or Hale and Dorr, or another nationally recognized law firm, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Copley provides written notice to EastGroup to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) Copley keeps EastGroup informed of the status of any such discussions or negotiations; (ii) to the extent applicable, comply with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; and (iii) furnish information to, enter into discussions or negotiations with, execute an agreement with, or consummate transactions with (a) Summer Hill, Ltd. and its affiliates, successors and assigns in connection with the Summer Hill Option, and (b) Gary and Leonora Hewson, in connection with the exchange of tenancy-in-common interests affecting certain Copley properties.

INDEMNIFICATION

     EastGroup has agreed that all rights to indemnification or exculpation existing in favor of the directors, officers, employees, fiduciaries and agents of Copley and each of its subsidiaries as provided in their respective charters or bylaws in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of six years after the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of any and all such claims.

     EastGroup has also agreed to purchase, at or prior to the Effective Time, liability insurance coverage for the directors and officers of Copley for a period of six years which will provide such directors and officers with $5,000,000 of aggregate coverage and which shall have a retention of no more than $500,000; provided, however, that the cost of such policy shall not exceed $600,000.

     In addition to the rights provided above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Copley (including Copley Advisors) or any of its subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a director, officer, employee or agent of Copley or any of the subsidiaries or is or was serving at the request of Copley or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement or any of the transactions contemplated by the Merger Agreement, whether in any case asserted or arising before or after the Effective Time, the parties to the Merger Agreement have agreed to cooperate and use their reasonable best efforts to defend against and respond thereto. EastGroup and Copley have agreed that Copley will indemnify and hold harmless, and after the Effective Time, EastGroup will indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) Copley, and EastGroup after the Effective Time, will promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, and Copley, and EastGroup after the Effective Time, will pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (iii) Copley and EastGroup will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither Copley nor EastGroup will be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and further that EastGroup will have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification as provided in the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, is required to notify Copley and, after the Effective Time, EastGroup, thereof, provided that the failure to so notify will not effect the obligations of Copley or EastGroup except to the extent such failure to notify materially prejudices such party.

AMENDMENTS

     EastGroup and Copley may amend the Merger Agreement by action taken by their respective Board of Trustees and Board of Directors at any time before or after approval of matters presented in connection with the Merger by the shareholders of EastGroup and the stockholders of Copley, but after any such approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval.

BACKGROUND OF THE MERGER

     During 1994, Copley sought to raise approximately $25,000,000 from institutional investors in a private placement of Copley Shares. To assist with this proposed offering, Copley hired the investment banking firm of Smith Barney, Inc. to act as placement agent. The proceeds of the offering were to be used to repay outstanding indebtedness and to acquire additional properties. In June 1994, Copley's stockholders approved the issuance of up to $35,000,000 of Copley Shares in one or more private placements. Throughout the remainder of 1994 and until May 1995, Copley was involved in discussions with potential investors concerning the private placements. Copley, however, was unable to successfully consummate a private placement of Copley Shares.

     At a meeting of EastGroup's Board of Trustees held on March 16, 1995, EastGroup management made a presentation to the EastGroup Board regarding Copley, which EastGroup management believed was an attractive acquisition candidate. EastGroup management presented the Board with publicly available information with respect to Copley's properties and financial performance, and requested authority to purchase Copley Shares. After discussion, the EastGroup Board authorized the expenditure of up to $2,600,000 on Copley Shares, with a price not to exceed $10 per Copley Share. EastGroup began to purchase Copley Shares. EastGroup retained PaineWebber on April 21, 1995 to act as EastGroup's financial advisor in connection with a possible business combination with Copley and to render a fairness opinion in the event that EastGroup and Copley were to reach agreement with respect to such a business combination. On April 25, 1995, Leland R. Speed, Chief Executive Officer of EastGroup, contacted Steven E. Wheeler, then President of Copley, to inform him of EastGroup's acquisition of 5.22% of the outstanding Copley Shares and to request a meeting with Copley's management to discuss a possible business combination between the two parties. Mr. Wheeler asked Mr. Speed to provide him with information concerning EastGroup and its business and tentatively scheduled a meeting between the parties for May 4, 1995.

     A meeting of the Copley Board of Directors was held on May 2, 1995 to discuss EastGroup's acquisition of Copley Shares and the issues related thereto. The Board directed Mr. Wheeler and Mary L. Lentz, Chief Operating Officer of Copley, to meet as scheduled with EastGroup on May 4, 1995 and to report back to the Board. Mr. Wheeler and Ms. Lentz were instructed by the Board to inform EastGroup that any proposal would be considered in due course and that Copley was not for sale. The Board noted that Copley was an externally-advised REIT and that two of its directors, Joseph W. O'Connor and Mr. Wheeler, were officers of its advisor, Copley Advisors, and that Copley's regular outside counsel, Hale and Dorr, also represented Copley Advisors. Moreover, the Board discussed at this meeting the fact that, under the terms of its advisory fee agreement, Copley owed Copley Advisors a deferred advisory fee and that the payment of such fee would likely be triggered by a business combination transaction similar to that proposed by EastGroup. Because persons affiliated with Copley Advisors could potentially be viewed as having conflicts of interest, the directors of Copley who were not affiliated with Copley Advisors (the "Independent Directors") decided to retain Goodwin, Procter & Hoar to serve as special counsel to the Independent Directors.

     Mr. Wheeler and Ms. Lentz met with Mr. Speed and David H. Hoster II, President of EastGroup, at Copley's offices on May 4, 1995. At this meeting, EastGroup expressed its interest in acquiring Copley in a negotiated transaction. Mr. Speed and Mr. Hoster indicated that this would be a synergistic transaction which would be beneficial to both companies' securityholders. The price or specific terms of such a transaction were not discussed at this meeting.

     On May 8, 1995, Mr. Wheeler and Ms. Lentz reported to the Copley Board of Directors concerning their meeting with EastGroup's representatives. Also at this meeting, the Board discussed the status of Copley's private placement and the fact that discussions with potential investors had not resulted in a successful private placement. In light of a number of events, including the ongoing private placement effort, EastGroup's stated interest in a business combination transaction and the status and position of Copley in the marketplace, the Board decided to reevaluate its strategic plan and to analyze all possible alternatives available to enhance stockholder value. In this regard, the Board decided that it was appropriate to retain a financial advisor to assist Copley in analyzing such alternatives, and a special committee of Independent Directors, comprised of M. Colyer Crum and William F. McCall, Jr. (the "Copley Special Committee"), was constituted to retain a financial advisor on behalf of Copley, to consider issues relating to the Advisory Agreement with Copley Advisors and certain other issues relating to the potential sale of Copley. The Copley Special Committee interviewed a number of potential financial advisors over the next week and on May 16, 1995 the Copley Special Committee engaged Morgan Stanley to serve as Copley's exclusive financial advisor to review and evaluate a range of strategic alternatives available to Copley and to advise the Board of Directors on enhancing stockholder value. The decision to retain Morgan Stanley was primarily based upon Morgan Stanley's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies.

     At a meeting of EastGroup's Board of Trustees on May 16, 1995, EastGroup's management updated the Board on their meetings with Copley management, and expressed their opinion that Copley management was attempting to frustrate EastGroup's efforts to engage in discussions with respect to a merger between EastGroup and Copley. Management requested authority to make a proposal to Copley for a merger between EastGroup and Copley. Management stated its belief that making a merger proposal to Copley, which proposal would have to be disclosed in an amendment to EastGroup's statement on Schedule 13D with respect to Copley, would exert pressure on Copley management to proceed with a transaction. After discussion, the

EastGroup Board authorized EastGroup to make a merger proposal to Copley pursuant to which Copley's stockholders would receive $12.00 in EastGroup Shares for each Copley Share held by them, subject to satisfactory due diligence review and negotiation of a definitive merger agreement which included provisions that Copley would negotiate exclusively with EastGroup and that if Copley received and accepted an unsolicited offer from a third party during that time Copley would be obligated to pay to EastGroup a "break-up" fee. This proposal was contained in a letter from EastGroup to Copley's Board of Directors dated May 24, 1995. On June 5, 1995, EastGroup informed the Copley Board by letter that EastGroup's proposal would expire at 5:00 p.m. EDT on June 8, 1995 unless the parties had entered into either a definitive agreement or meaningful negotiations prior to such time.

     At a meeting of the Copley Board of Directors held on June 8, 1995, Morgan Stanley advised the Board with respect to the status of its evaluation of Copley's strategic alternatives, including continuing to attempt to raise new capital in a private placement, selling the company's assets in one or a series of transactions and merging with a third party such as EastGroup. Morgan Stanley discussed the terms of EastGroup's merger proposal with the Copley Board and recommended that the Board not accept EastGroup's proposal at this time because, to date, Copley had not fully explored its potential strategic alternatives and there was a reasonable probability that Copley stockholders could receive a higher value at the completion of a more comprehensive review of such alternatives. The Copley Board unanimously agreed to allow the EastGroup proposal to expire and authorized the Copley Special Committee to provide assistance to Morgan Stanley as necessary in connection with Morgan Stanley's evaluation of strategic alternatives. At this meeting, the Copley Board reiterated its position that Copley was not for sale at the present time and that the Copley Board was continuing to evaluate its options to enhance stockholder value. Copley informed EastGroup by letter dated June 8, 1995 and publicly announced on that same day, its decisions to allow EastGroup's proposal to lapse and to proceed with an orderly review of Copley's strategic alternatives with the assistance of its financial advisor, Morgan Stanley.

     On June 13, 1995, prior to Copley's annual meeting of stockholders, Mr. Speed approached Mr. O'Connor and requested a meeting between himself and the Copley Board of Directors after the conclusion of the annual meeting. Mr. Speed was advised that the Board declined his offer to meet at that time and was reminded that Copley had engaged Morgan Stanley to evaluate Copley's strategic alternatives. Mr. O'Connor explained that EastGroup was welcome to submit a proposal in writing for the Board's consideration and agreed that the Board would be willing to meet with Mr. Speed after the Board, with the assistance of its financial and legal advisors, completed its review of Copley.

     At the Copley Board meeting held following the annual stockholder meeting, representatives of Morgan Stanley summarized the progress of their evaluation of the company and presented various strategic alternatives available to Copley. These alternatives included (i) remaining an independent company and continuing to attempt to raise new capital in a private placement, (ii) merging with an existing public or private company, and (iii) selling all or substantially all of its assets in one or a series of transactions and then liquidating the company. Following a discussion of these alternatives, the Board agreed that Morgan Stanley should continue to evaluate these alternatives. At this meeting the Copley Board also discussed Copley's joint venture interests and the concern that the joint ventures might have a negative impact on the valuation of the company. Copley's management had determined in 1993, after consultation with its financial and legal advisors, that the financial markets favored REITs which held their investments directly rather than through joint venture structures. Copley had thus initiated in 1993 a process to begin restructuring these joint venture investments by either dissolving them and assuming sole ownership of their assets or leaving the ownership structure in place but taking operational control from Copley's remaining joint venture partner. Morgan Stanley indicated to the Copley Board that the holding of a portion of Copley's assets in joint venture form might decrease the number of prospective buyers because certain buyers may not pursue investments in joint venture form. The Board directed management to continue to actively pursue the unwinding of Copley's remaining joint venture arrangements to enhance stockholder value.

     On July 7, 1995, the Copley Board of Directors met with Morgan Stanley and discussed the status of Morgan Stanley's review of the company and the methodology and assumptions used in evaluating Copley's strategic alternatives. During this meeting the Board and management provided input to Morgan Stanley concerning its methodology and assumptions. At the conclusion of the meeting, the Board asked Morgan Stanley to prepare for presentation at the Board's next scheduled meeting in September 1995 its final recommendations concerning its suggested course of action to be taken to maximize stockholder value.

     During this time, the Copley Special Committee communicated periodically with Morgan Stanley concerning the status of the financial advisor's review of Copley, including the methodology and assumptions used by them in evaluating Copley's various strategic alternatives.

     On July 24, 1995, EastGroup filed with the SEC an amendment to its Schedule 13D disclosing that it had acquired an additional 37,800 Copley Shares, thereby increasing its holdings in Copley to 6.27% of the outstanding Copley Shares.

     On September 6, 1995, the EastGroup Board met. At the meeting, EastGroup management reviewed with the Board the status of Copley. After discussion, the EastGroup Board authorized EastGroup management to attempt to meet with Copley and to make a preliminary proposal in response to any Copley request for expressions of interest, but that any such proposal should be subject to due diligence investigation and approval of the Board prior to entering into any binding agreement with respect to such a transaction.


     On September 12, 1995, the Copley Board of Directors met to consider Morgan Stanley's recommendations to maximize stockholder value. At this meeting, the representatives of Morgan Stanley summarized the findings from their evaluation of the company. Morgan Stanley described the criteria used by it to evaluate the strategic alternatives, which included, among others: the current valuation of Copley Shares; the ability of Copley to sustain growth given its current assets, size and market capitalization; the stability of Copley's income stream; the liquidity available to its stockholders from various strategic alternatives; and the certainty of consummation of various potential transactions. Morgan Stanley concluded that the alternative which offered the greatest potential to maximize stockholder value was the merger of Copley with and into a public or private entity or the sale of its assets in one or a series of transactions. To maximize stockholder value, Morgan Stanley recommended that, prior to taking any action to effect such a transaction, Copley continue to unwind its joint venture arrangements and resolve certain other operational issues. In the opinion of Morgan Stanley, these actions would likely increase the number of interested bidders and enhance the value to be received by Copley's stockholders in either a sale of assets or a business combination transaction. Morgan Stanley then recommended that Copley implement a multi-step process in order to solicit potential bids for the company and its assets. The first step would be a broad marketing effort designed to attract as wide and competitive a field of interested parties as possible. The second step would be to seek more specific proposals from a smaller, pre-qualified group, whose offers would be evaluated based upon such criteria as price, form of currency, certainty of consummation of the transactions and tax impact on the Copley stockholders. Under this bidding process, the smaller, pre-qualified group would submit competing proposals to acquire Copley or its assets, and Copley would negotiate a definitive agreement with the party whose bid would provide the best value for Copley's stockholders. According to Morgan Stanley, this process was preferable to other alternatives (such as negotiating with one party) because, in such a competitive bidding process, parties were more inclined to submit their highest bid to avoid being outbid by another party. Thus, this multi-step process, in Morgan Stanley's opinion, was most likely to increase the amount of consideration to be received by Copley stockholders.



     After lengthy discussion, the Board decided to adopt Morgan Stanley's recommendation to solicit interest from potential acquirors using a multi-step process. The Board also authorized its management, with the assistance of its financial and legal advisors, to prepare a confidential information package for distribution to prospective acquirors and to enter into confidentiality agreements with the potential acquirors. Following the meeting, Copley publicly announced that it had accepted the recommendation of Morgan Stanley to solicit the interest of third parties in merging with Copley or acquiring its assets; however, Copley emphasized that it would not consummate a transaction unless the price and other terms were in the best interest of the stockholders.


     On September 18, 1995, EastGroup filed with the SEC an amendment to its
Schedule 13D disclosing that it had acquired an additional 304,200 Copley Shares thereby increasing its holdings in Copley to 14.76% of outstanding Copley Shares.

     The Copley Board met on September 20, 1995 to consider whether to amend Copley's Rights Agreement to reduce the percentage ownership by a person or group of persons of Copley Shares required to trigger the protections provided under the Rights Agreement from 20 percent to 15 percent. Copley's financial and legal advisors expressed their concern that any single ownership position of greater than 15 percent might, among other things, discourage potential acquirors from participating in the bidding process and limit the availability of certain tax-advantaged transactions. After discussions among the Board and its legal and financial advisors, the Copley Board of Directors determined that amending the Rights Agreement was necessary to ensure the orderly conduct of the company's process of seeking a merger partner or acquiror and the Board thereby resolved to amend Copley's Rights Agreement to lower the trigger to 15 percent.

     Following the September 12, 1995 Copley Board meeting, Morgan Stanley began the process of soliciting the interest of 98 potential investors in merging with or acquiring the assets of Copley ("Phase I"). These potential investors were comprised of publicly traded REITs, private real estate companies, advisors to pension funds and opportunity funds. As part of such solicitation, Morgan Stanley distributed to such potential investors introductory offering letters and copies of Copley's public filings. These potential investors were asked to execute a standard confidentiality agreement before Morgan Stanley would be permitted to distribute confidential information packages regarding Copley to such investors. A total of 46 potential investors executed confidentiality agreements and received confidential information. In connection with the distribution of the confidential information packages, these potential investors were asked to submit indications of interest concerning a possible business combination with Copley by November 15, 1995 (the "Phase I Bid Date").

     At EastGroup's request, the Copley Board along with Ms. Lentz met with Mr. Speed and Mr. Hoster on September 29, 1995. At this meeting, Mr. Speed and Mr. Hoster expressed their continued interest in a stock merger between Copley and EastGroup, although no formal proposal or price was offered, and Mr. Speed requested that Copley enter into exclusive negotiations with EastGroup regarding a business combination. The Copley Board declined Mr. Speed's offer to negotiate exclusively with EastGroup explaining that it believed that exclusive dealings with any party at this early stage of the bidding process would limit Copley's ability to maximize stockholder value and thus would not be in the best interest of the Copley stockholders. The Copley Board again welcomed EastGroup to participate in the formal bidding process being administered by Morgan Stanley.


     On the Phase I Bid Date, Morgan Stanley received ten preliminary proposals to acquire Copley or all of its assets and two preliminary proposals to acquire particular assets of Copley from prospective investors ("Phase I Bidders"), including a preliminary acquisition proposal from EastGroup. The following day, November 16, 1995, EastGroup filed an amendment to its Schedule 13D disclosing its Phase I proposal and Copley publicly announced that it had received preliminary proposals to merge with or acquire the stock or assets of Copley and that, with the assistance of Morgan Stanley, it was undertaking an orderly review of the proposals.



     The Copley Board met to review the preliminary proposals on November 28, 1995. Three of the proposals involved the purchase of Copley Shares or the acquisition of Copley by merger, six proposals involved the purchase of substantially all of Copley's assets, two involved the purchase of certain specified assets of Copley and one proposal involved a significant recapitalization of Copley with the issuance of approximately four times the amount of Copley Shares currently outstanding. Morgan Stanley reviewed certain qualitative and quantitative aspects of the proposals. In order to facilitate the Board's review of the proposals, all of which differed with regard to the consideration offered, liabilities assumed and structure required, among other factors, Morgan Stanley made certain adjustments to estimate a net amount per share that was comparable for each proposal. Based upon this review of the proposals, Morgan Stanley advised the Copley Board that the estimated net amount per Copley Share, after the aforementioned adjustments, offered in the proposals
(i) ranged from $12.28 to $13.40 for the three proposals to acquire Copley, (ii) ranged from $11.40 to $14.19 for the six proposals to acquire substantially all of the assets of Copley, and (iii) was $15.30 for the one recapitalization proposal. Morgan Stanley also reviewed certain qualitative aspects of the proposals, if known, including, without limitation, the nature of the currency offered, the sources of the currency and conditions to the availability of the funding, the approvals required to consummate a transaction, the representations and warranties requested of Copley, and the treatment of Copley's debt, other liabilities and the joint venture interests. All such proposals, however, were subject to varying levels and degrees of complexity and conditions. After discussions among the Board and Copley's legal and financial advisors, the Copley Board of Directors directed Morgan Stanley to continue discussions with the bidders to clarify their bids and to report to the Board its recommendations as to which of the bidders should be invited to participate in the second phase of the bidding process ("Phase II") at a Board meeting to be held on December 1, 1995.



     At the December 1, 1995 meeting, Morgan Stanley advised the Board with respect to the status of the bidding process including its analysis of the Phase I bids and its conversations with the Phase I Bidders. As it had done for the November 28th meeting of the Copley Board, Morgan Stanley reviewed certain qualitative and quantitative aspects of the Phase I Bids. In order to facilitate the Board's review of these bids, all of which differed with regard to the consideration offered, liabilities assumed and structure required, among other factors, Morgan Stanley made certain adjustments to estimate a net amount per share that was comparable for each bid. Morgan Stanley also reviewed certain qualitative aspects of these bids, if known, including, without limitation, the nature of the currency offered, the sources of the currency and conditions to the availability of the funding, the approvals required to consummate a transaction, the representations and warranties requested of Copley, and the treatment of Copley's debt, other liabilities and the joint venture interests. At the conclusion of the presentation, Morgan Stanley recommended that four of the Phase I Bidders (including EastGroup) be invited to participate in the Phase II bidding process. Following discussions of the various bids, the Board resolved to authorize Morgan Stanley to commence the second phase of the bidding process with those four parties; however, the Board also directed Morgan Stanley to continue its conversations with certain of the other bidders to clarify their proposals as Morgan Stanley deemed appropriate in light of the Board's goal of maximizing stockholder value.


     At the next Copley Board meeting, which was held on December 18, 1995, Morgan Stanley updated the Board on its conversations with certain Phase I Bidders who had not been invited to participate in the Phase II process at the last Board meeting. With regard to the Phase I Bidder who had proposed a broad recapitalization of Copley, Morgan Stanley recommended to the Board that this bidder not be invited to participate in the Phase II process, citing the substantial time and due diligence expense required to consummate such proposed recapitalization, the fact that the recapitalization assumed that the Copley Shares would trade at a premium to Copley's net asset value following such transaction and the fact that the bidder's alternate proposal to purchase Copley Shares for cash was at a price below that offered by other bidders. With regard to another Phase I Bidder, Morgan Stanley informed the Board that this bidder had revised its preliminary proposal and had raised its offering price. Morgan Stanley recommended to the Board that, in light of the revised proposal, this bidder should be invited to participate in Phase II. After discussions among the Board and its legal and financial advisors and analyses of the bids, the Board of Directors adopted both of Morgan Stanley's recommendations.

     Over an eight week period commencing December 1, 1995, Copley and Morgan Stanley provided each of the five bidders who were invited to participate in the Phase II process (the "Phase II Bidders") the opportunity to perform extensive due diligence on Copley, including examining documentation provided in Copley's data room in Boston, Massachusetts, touring Copley's properties and interviewing Copley's management. Also during this time, counsel to the Independent Directors and Copley prepared a form of stock merger agreement and a form of asset purchase agreement. As part of the Phase II process, on January 17, 1996, each of the five Phase II Bidders received a copy of the proposed stock merger agreement or asset purchase agreement, as applicable, and was asked to submit a final proposal to Morgan Stanley by January 25, 1996.

     During this period the Copley Special Committee commenced negotiations to amend Copley's Advisory Agreement with Copley Advisors, which amendment was finalized in February 1996. See "Risk Factors -- Benefits to Copley Affiliates" for further discussion of the terms of this amendment.

     A meeting of the EastGroup Board of Trustees was held on January 19, 1996 to consider the terms of a possible Phase II Proposal for Copley. At this meeting, EastGroup senior management and counsel reviewed with the Board of Trustees the current operations and properties of EastGroup and Copley, the previous proposals that EastGroup had made to Copley, the results of a due diligence investigation with respect to

Copley, and certain financial and valuation analyses of the proposed transaction. EastGroup senior management also discussed with the Board of Trustees the potential benefits of the Merger to EastGroup and its shareholders. These included, among others, management's belief that: (i) the Merger would further EastGroup's strategy of becoming a REIT concentrating on industrial properties and selected office buildings by significantly increasing the number of industrial and office properties owned by the Surviving Company; (ii) the Merger would be accretive (i.e., would cause an incremental increase) to the projected FFO per share and cash available for distribution per share of the Surviving Company in 1996 and 1997; (iii) the Merger would improve the liquidity of the Surviving Company's shares of beneficial interest, and make EastGroup Shares more attractive to certain institutional investors in the future; (iv) the Merger would significantly increase the size of the Surviving Company relative to the size of EastGroup; and (v) the Merger would lead to ongoing operating synergies and additional cost savings. EastGroup management also discussed with the EastGroup Board the potential negative effects of the Merger, including among others: (i) the Surviving Company's debt obligations after the Merger would be significantly greater than those of EastGroup; (ii) the significant transaction costs to be incurred in connection with the Merger; and
(iii) the fact that the consummation of the Merger could cause the acceleration of certain Copley's indebtedness and potential costs and uncertainties with respect thereto. EastGroup management and counsel also discussed the proposed merger agreement which had been sent to each Board member and certain issues with respect to due diligence that would have to be satisfied before entering into definitive documentation with respect to the Merger. Following these discussions, the Board authorized management to make a proposal for a merger of Copley into EastGroup in which Copley stockholders would receive $15.60 in EastGroup Shares for each Copley Share held by them, with the value of EastGroup Shares for purposes of conversion of the Copley Shares into EastGroup Shares to be determined by a formula pursuant to which the value of EastGroup Shares would not be less than $20.50 or exceed $23.00.

     Four of the five Phase II Bidders submitted proposals to Morgan Stanley on January 25, 1996 (including EastGroup). EastGroup's Phase II bid proposed a merger of Copley into EastGroup wherein Copley's stockholders would receive for each Copley Share held by them EastGroup Shares based upon a value per Copley Share of approximately $15.60, subject to certain pricing mechanisms and EastGroup's review of Copley's disclosure schedules. The other Phase II proposals involved the acquisition of Copley's real estate assets and, to a certain extent, the assumption of particular liabilities. The estimated net cash consideration proposed by such bidders, after adjustments necessary to liquidate the corporate entity, ranged from $12.81 to $13.81 per Copley Share. Each of these Phase II Bidders was an advisor to pension funds and each cash acquisition proposal was subject to, among other things, additional due diligence review and obtaining requisite investment approvals.


     At the January 29, 1996 meeting of the Copley Board of Directors, Morgan Stanley made a presentation concerning the Phase II bids received by Copley. Morgan Stanley reviewed certain qualitative and quantitative aspects of the Phase II bids. In order to facilitate the Board's review of the bids, which differed with regard to the consideration offered, liabilities assumed and structure required, among other factors, Morgan Stanley made certain adjustments to estimate a net amount per share that was comparable for each bid. Morgan Stanley also reviewed certain qualitative aspects of the bids, including, without limitation, the nature of the currency offered, the sources of the currency and conditions to the availability of the funding, the approvals required to consummate a transaction, the representations and warranties requested of Copley, and the treatment of Copley's debt, other liabilities and the joint venture interests. The Board was informed that EastGroup was the highest bidder at $15.60 per share. Morgan Stanley noted, however, that EastGroup's bid contained a collar with a ceiling value of $23.00 and a floor value of $20.50. Morgan Stanley also noted that EastGroup's bid did not provide Copley with any downside protection such as a right to terminate the merger agreement if EastGroup's stock price declined significantly following the execution of the agreement but prior to consummation of the merger (a "Walk Away Right"). Copley's financial and legal advisors advised the Board that Copley should attempt to expand the range of the collar and that EastGroup would need to agree to a Walk Away Right in order for EastGroup's bid to be more attractive in relation to the other offers being considered. The Board also concluded that additional due diligence concerning EastGroup would have to be conducted before the Board could enter into a definitive merger agreement. The Board considered the recommendations made by its advisors and then authorized management and the financial and legal advisors to meet with EastGroup to discuss the suggested price protections and to conduct additional due diligence concerning the business and operations of EastGroup. The Board also directed Morgan Stanley to continue its discussions with other Phase II Bidders to ascertain whether any of the bidders would be willing to raise or otherwise clarify their bids.

     Mr. Wheeler, Ms. Lentz and Norman de Greve of Copley, Messrs. Speed, Hoster and McKey of EastGroup, representatives of each of Morgan Stanley and PaineWebber and each companies' legal counsel met in New York, New York on February 1, 1996, to explore the possibility of a merger between Copley and EastGroup. The meeting included a presentation by EastGroup's management of EastGroup's portfolio, property management and leasing personnel, financial position and strategic plan. The parties reviewed the potential benefits of the business combination to EastGroup and Copley and negotiated certain terms of the Merger Agreement including the collar, the Walk Away Right, the amount of the termination fee and the conditions under which such fee would be paid, Copley's ability to address and consider any subsequent acquisition proposals (commonly referred to as "no-shop provisions") and the indemnification rights and the amount and terms and conditions of the directors' and officers' liability insurance which would be provided to Copley's directors after the transaction. At issue was EastGroup's request to revise the form of merger agreement to, among other things, provide for a collar (the terms of which are described above) and to increase the termination fee from $1,000,000 to $1,750,000 and the reimbursed expenses amount from $250,000 to $500,000. After extensive negotiations, the parties agreed to a (i) collar with a ceiling value of $23.00 and a floor value of $20.25; (ii) a Walk Away Right at $18.25 with no liability to Copley; and (iii) a termination fee of $1,500,000 and reimbursed expenses of $375,000. Also at this meeting, the parties negotiated an exclusivity agreement whereby Copley agreed to negotiate exclusively with EastGroup for a period of ten days with the goal of entering into a definitive merger agreement by the end of such period. This exclusivity agreement was signed on February 2, 1996. Copley also signed a confidentiality agreement in favor of EastGroup on substantially identical terms to the confidentiality agreement binding EastGroup, so that Copley and its advisors could conduct a more extensive due diligence review of EastGroup.

     During the week of February 5 through February 12, 1996, Copley's management, representatives of Morgan Stanley, and Copley's accountants and legal advisors conducted a due diligence review of EastGroup. Such review included tours of a selected group of EastGroup's properties, evaluations of sites, reviews of material documentation and discussions with EastGroup's management regarding the synergies of the combined portfolios. In addition to the other analyses, Copley and its advisors reviewed certain EastGroup financial information. During this period counsel to the parties also negotiated the remaining issues on the Merger Agreement. These negotiations centered primarily on the covenants of the parties between signing of the definitive merger agreement and closing, the breadth of certain representations and warranties involving real property and environmental matters and the scope of the no-shop provisions.

     On February 11, 1996, the Copley Board of Directors met to consider the proposed merger with EastGroup. Copley's financial and legal advisors summarized for the Board the background and events leading up to EastGroup's current proposal to merge with Copley, and also described the due diligence review of EastGroup performed by Copley's management, Morgan Stanley and their accountants and legal counsel. The advisors then described the terms of the Merger, including the pricing mechanisms, the Walk Away Right and break-up fee, and explained the reasons they believed a possible business combination with EastGroup would be appropriate for Copley. At this meeting, Morgan Stanley rendered its oral fairness opinion to the Board of Directors that, as of such date, based upon the facts and circumstances as they existed at the time, and subject to certain assumptions, factors and limitations, the proposed stock consideration was fair, from a financial point of view, to Copley's stockholders. The Copley Board discussed the advantages and disadvantages to Copley and its stockholders of the Merger, including the factors raised by the financial and legal advisors. Following such discussion, the Board of Directors of Copley unanimously approved the Merger, the proposed Merger Agreement and the transactions contemplated thereby.

     On February 12, 1996, the EastGroup Board of Trustees held a special meeting to approve the Merger. At the meeting, senior management of EastGroup, and representatives of Jaeckle, Fleischmann & Mugel and PaineWebber, EastGroup's counsel and financial advisor, respectively, updated the Board on the progress of the transaction since the January 19, 1996 Board meeting. The material changes that had been made since

EastGroup's Phase II proposal were explained by management, counsel and PaineWebber. Counsel indicated that the Copley Board of Directors had approved the Merger and that the parties would execute definitive documentation with respect to the Merger immediately after the EastGroup Board meeting if the Board of Trustees approved the Merger. Counsel also outlined the timetable for preparation and filing of disclosure documents with the SEC in the event the Merger Agreement were executed after the EastGroup Board meeting. PaineWebber then made a presentation to the Board of Trustees and rendered its opinion to the Board of Trustees that, based upon the facts and circumstances as they existed at that time and certain assumptions, factors and limitations, the Exchange Ratio was fair, from a financial point of view, to EastGroup's shareholders. Under the April 21, 1995 agreement pursuant to which EastGroup retained PaineWebber as its financial advisor with respect to Copley, PaineWebber agreed that upon the request of EastGroup it would render an opinion as to whether the Exchange Ratio was fair, from a financial point of view, to the holders of EastGroup Shares. After the discussions outlined above, the Board of Trustees of EastGroup unanimously approved the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Copley and EastGroup executed the definitive Merger Agreement on February 12, 1996 and on the following day the parties issued a joint press release announcing the event.

COPLEY DIRECTORS' REASONS FOR RECOMMENDING THE MERGER

     At a special meeting of Copley's Board of Directors held on February 11, 1996, Copley's management and representatives of Morgan Stanley made presentations concerning the business and prospects of Copley and EastGroup, and the potential combination of Copley and EastGroup. The Copley Board of Directors also reviewed the terms of the Merger Agreement with Copley's management and Copley's financial and legal advisors. BY UNANIMOUS VOTE, THE COPLEY BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COPLEY AND ITS STOCKHOLDERS, APPROVED THE MERGER AND AUTHORIZED COPLEY TO ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED THEREBY. THE COPLEY BOARD OF DIRECTORS HEREBY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF COPLEY APPROVE THE MERGER AND THE MERGER AGREEMENT.

     The Copley Board of Directors believes that the Merger provides an opportunity for Copley's stockholders to become equity holders in a self-administered REIT that has an expanded and diversified geographic presence in the Southeastern and Southwestern United States and that has better access to the capital markets, greater liquidity and greater potential for long-term appreciation. The Copley Board of Directors also believes that the Merger will combine complementary assets of Copley and EastGroup, while enabling the Copley portfolio to benefit from the reputation of EastGroup's experienced management team. In addition, the Copley Board of Directors believes that, to the extent operations of Copley and EastGroup are integrated following the Merger, cost reductions and other efficiencies will be possible.

     In making its determination with respect to the Merger, the Copley Board of Directors considered a number of factors, including, without limitation, the factors listed below (all of which were deemed favorable by the Board). In view of the wide variety of factors considered by the Copley Board of Directors, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination:


          (i) the Copley Board believed that the Merger was the best offer reasonably available for Copley's stockholders. The Board believed that there were no other prospective purchasers that both had the financial ability to complete the transaction and would be willing to pay an aggregate consideration greater than that to be paid by EastGroup in the Merger. In seeking to maximize value to Copley stockholders, Copley and its financial advisors instituted a multi-step process pursuant to which they solicited the interest of 98 prospective buyers and had received 46 indications of interest at various times and, after conducting a formal bidding process, received four definitive proposals offering to acquire Copley or substantially all of its assets. Out of the four final proposals, EastGroup's proposal offered the highest price on a per share basis, although its offer involved stock consideration as opposed to cash consideration offered in the other three proposals. All of the cash proposals, however, were subject to conditions, including the respective acquiror obtaining necessary financing approvals and performing additional due diligence before committing to their proposed cash offers, which made such proposals less attractive to Copley. See "-- Background of the Merger." Because the EastGroup bid offered the highest price on a per share basis and contained fewer conditions than the other proposals, the Copley Board believed that the Merger was fair to and in the best interests of Copley and its stockholders.



          (ii) possible alternatives to the Merger for enhancing stockholder value, such as raising additional capital and acquiring new properties. In this regard, Copley's stock had failed to appreciate in value during the past several years and the Board of Directors believed that, at that time, there were no feasible alternatives that were available to Copley that were as likely in the near term to provide significant market value appreciation. Copley had been unsuccessful in its attempt to raise capital through a private placement and the Board believed that Copley, as a stand-alone entity, would likely continue to experience difficulty in accessing the capital markets on acceptable terms in the future. Thus, in light of the difficulties associated with Copley remaining a stand-alone entity, the Board believed that the Merger represented the alternative which offered the greatest potential to maximize stockholder value.



          (iii) information relating to the financial performance, condition, business operations and prospects of Copley and EastGroup on a separate and combined basis. The Copley Board believed that Copley's capital structure was highly leveraged. Based on the analyses prepared by Morgan Stanley, the Copley Board believed that Copley's leverage ratios would improve as a result of the Merger and that the Merger would be accretive to the FFO per share and cash available for distribution per share of the Surviving Company. For a discussion of the factors relied on by Morgan Stanley in preparation of such analyses, see "-- Opinion of the Financial Advisor of Copley." The Pro Forma Consolidated Financial Statements (Unaudited) contained herein illustrate the effect of the Merger on net income per share for the year ended December 31, 1995. Thus, the Board, based on the advice of Morgan Stanley, believed that the Surviving Company would likely be perceived more favorably by the market than Copley. Accordingly, the Board believed that this supported its view that the Merger was fair to and in the best interests of Copley and its stockholders.



          (iv) the anticipated cost savings and operating efficiencies available to the Surviving Company from the Merger, particularly in the reduction of overhead expenses and the elimination of Copley's advisory fee. The Copley Board believed that the opportunities for economies of scale and operating efficiencies would result in significant cost savings. The Copley Board did not attempt to quantify those savings with precision; however, Copley notes that EastGroup has estimated that a total of approximately $848,000 to $904,000 of corporate level general administrative expenses may be eliminated as a result of the Merger. See "Unaudited Pro Forma Consolidated Financial Statements of EastGroup Properties." The Copley Board believed these cost savings would have a positive effect on the operating results of the Surviving Company and thus supported its determination that the Merger was fair to and in the best interests of Copley and its stockholders.



          (v) the terms of the Merger Agreement, including the Exchange Ratio and the equity interest in the Surviving Company to be received by Copley's stockholders. In this regard, the Board of Directors noted that the Merger consideration had been reached through a lengthy bidding process and the Exchange Ratio had been determined through arms-length negotiations and fairly reflected the current market price of the stock of the two companies. See "Joint Proxy Statement/Prospectus Summary -- Market Prices." In addition, Copley's right to terminate the Merger Agreement if the price of EastGroup Shares is $18.25 or less assures the Copley stockholders a value of not less than $14.06 per Copley Share in the Merger and also enables the Copley Board to terminate the Merger Agreement and explore other strategic alternatives without paying a break-up fee to EastGroup.



          (vi) the structure of the Merger. In this regard, the Board of Directors favored a merger structure over an asset sale structure because a merger avoided the transactional costs associated with liquidating the company and distributing the proceeds after a sale of all assets. The Board believed that, because the Merger enabled Copley to avoid these costs, the structure of the transaction supported its conclusion that the Merger was fair to and in the best interests of Copley and its stockholders. Additionally, the Board believed the Merger, as a "stock-for-stock" rather than a "cash-for-stock" transaction, supported its approval of the transaction because this structure would provide an opportunity for Copley's stockholders to share in any future appreciation of the Surviving Company and was intended to enable Copley's stockholders to convert their Copley Shares into EastGroup Shares on a tax-free basis.



          (vii) the size and self-administered structure of the Surviving Company. At the time the Board approved the Merger, the Copley Board believed that Copley, as a stand-alone, externally-administered REIT would continue to be undervalued by the market and thus would experience difficulty in funding future growth. The Merger with EastGroup will provide an opportunity for Copley stockholders to become shareholders in a self-administered REIT with a significantly larger and more geographically diversified portfolio. The Copley Board believed, based on Morgan Stanley's advice, that this structure would be viewed more favorably by the market. Thus, the Board viewed this as favorable to its determination that the Merger is fair to and in the best interests of Copley and its stockholders.



          (viii) increase in total market capitalization of the Surviving Company. As a result of the Merger, the total market capitalization of the Surviving Company will be larger than Copley's current total market capitalization. The Copley Board believed that this increased total market capitalization would provide Copley's stockholders with enhanced liquidity and would likely provide the Surviving Company with better access to the capital markets. Thus, the Copley Board believed that the increase in total market capitalization of the Surviving Company supported its determination that the Merger was fair to and in the best interests of Copley and its stockholders.



          (ix) benefits to Copley's stockholders in increased dividends. The Board viewed as favorable the determination that Copley's stockholders will likely realize an increase in quarterly dividend income as shareholders of the Surviving Company, assuming, among other things, that the Surviving Company will continue to make regular quarterly distributions at EastGroup's current rate of $0.47 per EastGroup Share and assuming that there will be sufficient cash available to make such distributions. For further discussion on this subject see "-- Dividends." The Board viewed this likely increase in dividends as favorable to its determination.



          (x) the opinion, analyses and presentations of Morgan Stanley described below under "-- Opinion of the Financial Advisor of Copley," including the opinion of Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Copley Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. In this respect, the Copley Board of Directors placed special emphasis on Morgan Stanley's financial analyses in its overall evaluation of the Merger and viewed such analyses as favorable to its determination. The Board viewed Morgan Stanley's opinion as favorable to its determination because Morgan Stanley is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.



     The Copley Board also considered the following factors, all of which the Board considered negative, in its deliberations concerning the Merger:


          (i) the risk that EastGroup's portfolio and Copley's portfolio may not be fully complementary as a result of the Board's view that the average age of EastGroup's properties is greater and the average quality of EastGroup's properties is lower in comparison to Copley's properties, that EastGroup's property types vary from Copley's industrial portfolio and that certain of EastGroup's investments were made on a co-investment basis. The Copley Board considered whether the Surviving Company's diversified portfolio and joint venture interests would not be viewed favorably by the market.


          (ii) the risk that the value of EastGroup Shares falls below $20.25. The Board considered the fact that, because the value of EastGroup Shares for purposes of calculating the ratio at which Copley Shares will be converted into EastGroup Shares is fixed when the price of EastGroup Shares falls below $20.25, a decline in the value of EastGroup Shares below $20.25 would reduce the value of the consideration to be received by Copley's stockholders in the Merger.

          (iii) the various conditions to EastGroup's obligations to consummate the Merger which, as a result of a failure to fulfill a condition, would permit EastGroup to not consummate the transaction. See "-- Conditions to the Merger."



          (iv) the risk that the anticipated benefits of the Merger to Copley stockholders may not be realized as a result of possible changes in the real estate markets in general, the inability to achieve the anticipated reductions in expenses, the effect of the factors described in clause (i) above or the inability of the Surviving Company to access the capital markets in an efficient manner.



          (v) the fact that, under the terms of the Merger Agreement, Copley and its directors, officers, employees, agents and representatives would be prohibited from initiating, soliciting, encouraging, participating in negotiations or otherwise facilitating a proposal of an acquisition by or business combination with any other party unless, among other things, the Copley Board determines, based on the advice of counsel, that such action is required for the Copley Board to comply with its fiduciary duties to stockholders under applicable law, and the possibility that Copley may be required, if the Merger Agreement is terminated under certain circumstances, to pay EastGroup a termination fee of $1,500,000 (approximately 1.4% of the transaction value) and to reimburse EastGroup for up to $375,000 of its out-of-pocket expenses incurred in connection with the Merger. See "-- Termination Amount and Expenses." The Copley Board recognized that the inclusion of such provisions in the Merger Agreement would render it unlikely that a more attractive offer for the acquisition of Copley would be presented to Copley and its stockholders; however, the Board believes that, based on its efforts to find a buyer for Copley, the Merger represents the best offer reasonably available to Copley and its stockholders. In addition, the Copley Board found reasonable the views of its legal advisors that a 1.4% termination fee was within the range of fees payable in comparable transactions.



     The Board noted that all of the above were negative factors in its consideration of the EastGroup proposal. In the view of Copley's Board of Directors, however, these negative factors were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Board of Directors in reaching its determination that the Merger was fair to and in the best interests of Copley and its stockholders.


     The Copley Board of Directors realized that the leverage of the Surviving Company would be greater than EastGroup's existing leverage; however, the Copley Board did not view this as a negative factor because the increase in leverage would result from the fact that Copley is more highly leveraged than EastGroup and that the Surviving Company would be less highly leveraged than Copley.

     The Copley Board of Directors also was aware of the provisions of the Merger Agreement affording indemnification and director's insurance to the directors of Copley for actions and omissions of such persons occurring prior to the Effective Time. These provisions were important to the Copley Board; however, this factor did not affect the Copley Board's evaluation or recommendation of the transaction because such provisions are customary in agreements relating to business combinations similar to the Merger.


     In the event the Merger is not consummated for any reason, Copley intends to continue to pursue its business objectives of maximizing stockholder value. In connection therewith, Copley may seek another strategic combination or a sale, in one transaction or a series of transactions, of substantially all of its assets or, depending on market conditions, remain an independent company and seek to raise capital to fund growth. The Copley Board of Directors believes there are no feasible alternatives to the Merger available to Copley at the present time that are likely to result in greater stockholder value.


OPINION OF THE FINANCIAL ADVISOR OF COPLEY

     Copley retained Morgan Stanley to act as Copley's financial advisor in connection with the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. At the February 11, 1996 telephone meeting of the Copley Board, Morgan Stanley rendered an oral opinion to the Copley Board that, as of such date and subject to the considerations set forth in such opinion, the consideration to be received by the holders of Copley Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. Morgan Stanley subsequently confirmed its oral opinion by delivery of a written opinion dated February 12, 1996.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED FEBRUARY 12, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS (THE "MORGAN STANLEY OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COPLEY SHARES ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE COPLEY BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COPLEY SHARES PURSUANT TO THE MERGER AGREEMENT, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COPLEY SHARES AS TO HOW TO VOTE AT THE COPLEY MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of Copley, (ii) analyzed certain internal financial statements and other financial and operating data concerning Copley and Copley's real property assets prepared by the management of Copley, (iii) analyzed certain financial projections prepared by the management of Copley, (iv) discussed the past and current operations and financial condition and the prospects of Copley and certain of its real property assets with senior executives of Copley, (v) reviewed the reported prices and trading activity for the Copley Shares, (vi) compared the financial performance of Copley and the prices and trading activity of the Copley Shares with that of certain other comparable publicly-traded companies and their securities, (vii) reviewed certain publicly available financial statements and other information of EastGroup, (viii) reviewed certain internal financial statements and other financial and operating data concerning EastGroup prepared by the management of EastGroup, (ix) reviewed certain financial projections prepared by the management of EastGroup, (x) discussed, on a limited basis, the past and current operations and financial condition and the prospects of EastGroup and certain of its real property assets with senior management of EastGroup, (xi) reviewed the reported prices and trading activity of the EastGroup Shares, (xii) compared the financial performance of EastGroup and the prices and trading activity of the EastGroup Shares with that of certain other comparable publicly-traded companies and their securities, (xiii) participated in discussions and negotiations among representatives of Copley, EastGroup and their financial and legal advisors,
(xiv) reviewed the Merger Agreement and certain related documents, and (xv) performed such other analyses as Morgan Stanley deemed appropriate.


     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of this opinion. With respect to the financial projections, Morgan Stanley assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Copley and of EastGroup. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Copley or of EastGroup. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, February 12, 1996.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Copley Board in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the Copley Board on February 11, 1996:

     Capitalization Rate Valuation Analysis. The Capitalization Rate Valuation Analysis assumes that the value of a company owning income-producing real estate can be determined with reference to the value of individual properties in such company's portfolio. In general, Morgan Stanley applied capitalization rates to the projected 1995 net operating income ("Net Operating Income" defined as revenues less property operating expenses including property level management expenses, before interest expense and depreciation) of each of the Copley properties in the pro forma entity since the beginning of 1995 and considered the value of certain undeveloped land. Morgan Stanley applied a range of capitalization rates of 9.5%-16.0% for a base case valuation and 9.0%-15.5% for a high case valuation to the Net Operating Income of the properties.

Capitalization rates were selected based on, among other things, tours of each asset and market, discussions with brokers and tenants, analysis of rent rolls and rental rates, consideration of partnership and loan information and consideration of the age, appearance and state of repair of the properties. "High Case" capitalization rates represent the most favorable value based on a synthesis of these factors while the "Base Case" represents the average expected value based on a synthesis of these factors. The resulting total valuation was between $102,227,092 and $108,326,453. The resulting total value, before the value of the land, reflected an overall capitalization rate of between 11.9%-11.3% on the Net Operating Income used. This valuation range produced equity values for Copley of $12.12 to $13.51 per Copley Share, after the subtraction of third party debt, a two-percent capital reserve discount and the estimated value of partner's interests in the properties and adjustments for estimated corporate assets and corporate liabilities at closing, an estimate of certain transaction costs, and considering other transaction costs and the value of a property acquired in 1995. Accordingly, Morgan Stanley noted that this analysis, in addition to other factors, supported its conclusion that the consideration to be received by Copley stockholders pursuant to the Merger Agreement was fair from a financial point of view to such stockholders.


     Selected Comparable Public Companies Analysis. Using publicly available information, Morgan Stanley compared selected historical and projected financial, operating and stock market performance data of Copley and EastGroup to the corresponding data of certain publicly-traded companies that Morgan Stanley considered comparable in certain respects with that of Copley and EastGroup for purposes of this analysis. The comparables consisted of industrial and office/industrial REITs or REITs with diversified property types which included industrial or office components. Morgan Stanley considered Copley and EastGroup with relation to a set of both large capitalization comparables (the "Large Capitalization Comparables") with larger average market values of equity (generally over $500,000,000) and small capitalization comparables (the "Small Capitalization Comparables") with smaller average market values of equity (generally below $500,000,000 and notably, Copley and EastGroup fall within this category). The Large Capitalization Comparables consisted of Crescent Real Estate Equities, Duke Realty Investments, First Industrial Realty, Liberty Property Trust, Security Capital Industrial Trust and Spieker Properties. The Small Capitalization Comparables consisted of Bedford Property Investors, Inc., Centerpoint Properties Corp., MGI Properties, Pacific Gulf Properties, Inc., Reckson Associates Realty Corp. and Weeks Corporation. Morgan Stanley compared Copley with a subset of the Small Capitalization Comparables which it deemed comparable for purposes of this analysis to Copley's small equity market capitalization and/or high leverage which included Bedford Property Investors, Inc., MGI Properties and Pacific Gulf Properties. The 1995 and 1996 FFO multiples for all of the comparables were based on first call estimates as of February 2, 1996 and the February 7, 1996 closing stock prices. Copley's FFO estimates were based on internal projections. Morgan Stanley noted that EastGroup's $15.60 per share offer represented a 10.6x and 9.9x FFO multiple on Copley estimated 1995 and 1996 FFO per share, respectively, which was higher than the weighted average FFO multiple of this subset of comparables of 10.3x and 9.5x for 1995 and 1996, respectively, and within the range of 1995 and 1996 FFO multiples for the Small Capitalization Comparables as a whole of 9.9x-14.3x and 9.3x-12.7x, respectively. Morgan Stanley noted that Copley's unaffected market capitalization was smaller than those in the subset of comparables, and Copley's leverage was higher than all but one of those in the subset of comparables. Morgan Stanley noted that these characteristics may be viewed negatively by the public market.


     With respect to EastGroup, Morgan Stanley compared EastGroup's FFO multiple to the median FFO multiple for the comparables for the time periods given. The FFO multiples for EastGroup for the year ended December 31, 1995 and the year ended December 31, 1996 were based on EastGroup projections. In calculating the FFO multiples for the periods, the February 7, 1996 closing stock prices of EastGroup and the comparable companies were used. Morgan Stanley noted that EastGroup's 9.2x multiple of 1995 FFO and 8.9x multiple of 1996 FFO were below the weighted average FFO multiples of both the Large Capitalization Comparables and Small Capitalization Comparables of 12.8x, 11.6x and 12.1x, 10.9x, respectively. Morgan Stanley considered the Small Capitalization Comparables to be most comparable to EastGroup. Accordingly, Morgan Stanley noted that, in addition to other factors, this selected comparable public companies analysis supported its conclusion.

     Stock Trading History. Morgan Stanley reviewed the history of trading prices and volume for Copley Shares and EastGroup Shares, both separately and in relation to the Standard & Poor's 500 Index and an index of industrial and office/industrial REITs (the "Comparative Companies") which was selected based on the consistency of property types owned with those owned by Copley. This index was composed of Centerpoint Properties, Crescent Real Estate, Duke Realty Investments, First Industrial Realty Trust, Liberty Property Trust, Security Capital Industrial, Spieker Properties and Weeks Corporation. In addition, Morgan Stanley reviewed the historical three year trading price history of Copley and the one year historical unaffected trading range of Copley Shares (defined as the Copley Share price prior to the initiation of EastGroup's purchases of Copley Shares; this was used to attempt to isolate a public market value unaffected by a premium from acquisition speculation) to the potential consideration to Copley stockholders possible under various scenarios under the purchase price mechanism "collar" more fully described in the Merger Agreement. See "-- Conversion Terms of the Merger." While Morgan Stanley noted that the Comparative Companies were significantly larger than Copley, Morgan Stanley did not believe that any smaller public companies were significantly comparable (based on property types owned and other factors) to warrant inclusion in the index and that the Comparable Companies presented a useful indication of the relative valuation by the public market of certain office/industrial REIT shares over the period selected. Accordingly, Morgan Stanley noted that, in addition to other factors, this analysis supported its conclusion.



     Contribution Analysis. Morgan Stanley reviewed Copley's and EastGroup's financial contribution to the combined entity on a projected pro forma basis. On a pro forma basis, Copley's stockholders are retaining 37.9%, based upon an Exchange Ratio of .7214 which represents the ratio at the midpoint of the Exchange Ratio collar provisions, of the ownership in the combined company. Based on Copley's management's financial projections for 1996 through 1998 and EastGroup's management's financial projections for the same period, Copley would contribute 34.7% of the FFO of the combined company and 42.0% of the property-level Net Operating Income of the combined company. Morgan Stanley noted that Copley's stockholders will receive a greater percentage of the stock than would theoretically be indicated by their contribution of FFO and a lesser percentage of the stock of the combined entity than would theoretically be indicated by Copley's contribution of property-level net operating income. With regard to the latter, Morgan Stanley noted that the contribution analysis is impacted by the level of debt on Copley's and EastGroup's balance sheets. Specifically, the greater percentage of debt in Copley's capital structure finances greater net operating income but reduces relative FFO due to service costs of the debt. Based on projections provided to Morgan Stanley by Copley and the September 30, 1995 debt outstanding for EastGroup, Copley's ratio of debt to total book capitalization was 65.9% while EastGroup's ratio of debt to total book capitalization was 48.3%. This analysis, in addition to other factors, supported its conclusion.



     Pro Forma Merger Analysis. Morgan Stanley performed an analysis of the effect of the Merger on EastGroup's FFO per share for the projected years ended December 31, 1995 through December 31, 1999, which assumed that the Merger had been consummated on January 1, 1995. Morgan Stanley combined the projected operating results of Copley, based on Copley's internal estimates, with the corresponding projected operating results of EastGroup, based on EastGroup's internal estimates, to arrive at the combined company projected FFO. Morgan Stanley's analysis was based upon an Exchange Ratio of .7214 and, based substantially upon Copley's and EastGroup's internal estimates, approximately $1,000,000 of certain annual synergistic savings from the Merger, arising primarily from savings in duplicative public company and general and administrative expenses and REIT management fees. Morgan Stanley then compared the combined company FFO per share to Copley's stand-alone FFO per share to determine the projected pro forma impact of the Merger on EastGroup's FFO per share. This analysis indicated that the pro forma impact of the Merger was accretive to EastGroup's FFO per share in 1995, 1996, 1997 and 1998. Morgan Stanley noted that the Merger would result in an increased dividend for Copley stockholders, based on EastGroup's maintenance of its current $0.47 quarterly dividend per share and based upon a .7214 Exchange Ratio. This analysis, in addition to other factors, supported its conclusion.


     Morgan Stanley noted that the Merger resulted in a slight increase in the leverage ratios and slight decrease in the debt service coverage ratios for EastGroup, and an improvement in these ratios for Copley stockholders in the surviving entity. Specifically, EastGroup's total debt to book capitalization (debt plus

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

stockholders equity) increased from 48.3% to 54.8% while FFO to total debt decreased from 2.8x to 2.6x. Copley's total debt to book capitalization and FFO to total debt will decrease and increase, respectively, from 65.9% and 2.2x.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for a particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Copley and EastGroup.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Copley and EastGroup. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Copley Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Copley might actually be sold. Because such estimates are inherently subject to uncertainty, none of Copley, Morgan Stanley, or any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley Opinion and the information provided by it to the Copley Board were two of the factors taken into consideration by the Copley Board in making its determination to approve the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Copley Board or the view of Copley management with respect to the value of Copley or of whether the Copley Board or the management of Copley would have been willing to agree to different considerations. The consideration to be received by the holders of Copley Shares pursuant to the Merger Agreement was determined through negotiations between Copley and EastGroup and was approved by the Copley Board.

     The Copley Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of Copley and EastGroup for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement dated May 16, 1995, as amended between Copley and Morgan Stanley, Morgan Stanley is entitled to (i) an advisory fee estimated to be approximately $300,000 plus expenses, which is currently payable, and (ii) a transaction fee of $1,500,000 including expenses, which is payable upon consummation of the Merger. Any advisory fee, including expense reimbursements paid to Morgan Stanley will be credited against the transaction fee. In addition, Copley has agreed to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under Federal securities laws.

EASTGROUP TRUSTEES' REASONS FOR EFFECTING THE MERGER

     The Board of Trustees of EastGroup believes that the Merger is fair to and in the best interests of EastGroup and its shareholders. ACCORDINGLY, THE BOARD OF TRUSTEES OF EASTGROUP HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS APPROVE THE MERGER AND THE MERGER AGREEMENT. In reaching this determination, the Board of Trustees of EastGroup consulted with EastGroup management, as well as its financial advisors, legal counsel and accountants, and

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

considered a number of factors. The material factors considered by EastGroup's Board of Trustees in reaching the foregoing conclusions are described below.

     In making its determination with respect to the Merger, the EastGroup Board considered the following factors, all of which the Board deemed favorable, in approving the Merger and the Merger Agreement:

          (i) The Merger would significantly increase the amount of property owned by EastGroup. In this regard, the Board noted that following the Merger, the Surviving Company would own 32 industrial and office properties comprising approximately 5,000,000 square feet of rentable space in eight states. See "-- Surviving Company." The EastGroup Board believed that the Merger and resulting acquisition of Copley's portfolio of industrial and office properties (i) was in furtherance of EastGroup's strategy of acquiring industrial properties and (ii) would position the Surviving Company as a REIT concentrating on investments in industrial properties and selected office buildings. The Board also believed that the addition of Copley's properties, with their strong base in California and Arizona, to the portfolio of the Surviving Company complemented EastGroup's investments concentrated primarily in Florida and Texas.

          (ii) The Board reviewed information relating to the financial performance, business operations and prospects of Copley and EastGroup and current industry, economic and market conditions. In this regard, the EastGroup Board placed special emphasis on, and viewed as favorable to its determination, analysis of EastGroup's management and PaineWebber which indicated that the Merger would be accretive to the Surviving Company's FFO per share in 1996 and 1997. Based upon this analysis, the EastGroup Board believed that the Merger was in furtherance of EastGroup's goals of increasing the amount of property owned by EastGroup and the market capitalization of EastGroup without diluting EastGroup's FFO per share.

          (iii) The total market capitalization of the Surviving Company would increase as a result of the Merger. For example, the pro forma total market capitalization of the Surviving Company as of December 31, 1995 (and assuming an Exchange Ratio of 0.7256) would be approximately $274,000,000, which is considerably greater than EastGroup's total market capitalization of $167,000,000 on such date. Based in part on discussions with advisors, investment banking firms and lenders, the Board of Trustees believed that increased total market capitalization would provide EastGroup shareholders with enhanced liquidity and would make EastGroup Shares a more attractive investment for institutional investors, thereby enhancing EastGroup's ability to raise additional equity capital in the future. Therefore, the Board viewed the increase in the total market capitalization of the Surviving Company as favorable.

          (iv) The Merger would lead to on-going operating synergies and additional cost savings, initially estimated to be between $848,000 and $904,000 per annum prior to the offset of the one-time costs associated with the Merger (which costs are estimated to be approximately $3,400,000). See "Joint Proxy Statement/Prospectus Summary -- Unaudited Pro Forma Consolidated Selected Financial Data." The estimated synergistic cost savings were determined by comparing Copley's budgeted general and administrative expenses (including management advisory fees, professional fees and shareholder relations and communications costs) in 1996 and 1997 to EastGroup's estimates of the incremental costs to EastGroup resulting from the acquisition of Copley's assets and the additional shareholders EastGroup will have as a result of the Merger. The Board believed that the opportunities for economies of scale and operating efficiencies would result in significant savings for annual general and administrative costs and, to a lesser extent, property operating costs, due to the integration of office facilities, information systems and support functions, the elimination of Copley's external advisory relationship and savings resulting from Copley no longer being a separate public company. Thus, the Board viewed this factor as favorable because it believed that all EastGroup shareholders would share in the benefits of the synergistic savings.

          (v) The Merger could be effected through the issuance of EastGroup Shares, rather than through the use of cash or a public offering of equity or debt securities, which the Board of Trustees viewed as favorable because it would further EastGroup's goal of increasing its market capitalization as described in paragraph (iii) above.

          (vi) The opinion, analyses and presentations of PaineWebber described below under "-- Fairness Opinion of EastGroup's Financial Advisor," including the opinion of PaineWebber to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of EastGroup Shares. In this respect, while the EastGroup Board of Trustees did not explicitly adopt PaineWebber's financial analyses, the EastGroup Board of Trustees placed special emphasis on such analyses in its overall evaluation of the Merger and viewed such analyses as favorable to its determination. The Board viewed PaineWebber's opinion as favorable to its determination because PaineWebber is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.

     The Board also considered the following factors, all of which the Board considered negative, in its deliberations concerning the Merger:

          (i) The significant transaction costs involved in connection with consummating the Merger (estimated at approximately $3,400,000) and the substantial management time and effort required to effectuate the Merger and to integrate the businesses of EastGroup and Copley. See "Joint Proxy Statement/Prospectus Summary -- Unaudited Pro Forma Consolidated Selected Financial Data."

          (ii) The Surviving Company's debt obligations after the Merger would increase significantly (aggregating approximately $131,594,000 as compared to $71,562,000 for EastGroup as of December 31, 1995). The increase in the Surviving Company's ratio of debt to total market capitalization to approximately 48.0% as compared to 42.9% for EastGroup as of December 31, 1995 could adversely affect the market for the Surviving Company's shares or inhibit the Surviving Company's ability to raise capital and issue equity in both the public and private markets. See "Risk
     Factors -- Substantial Debt Obligations."

          (iii) The fact that the consummation of the Merger could cause the acceleration of certain of Copley's indebtedness and the potential costs and uncertainties with respect thereto. See "Risk Factors -- Merger Could Cause Acceleration of Copley Indebtedness."

          (iv) The benefits of the transaction to be received by certain affiliates of Copley. See "Risk Factors -- Benefits to Copley Affiliates."

          (v) The risk that the anticipated benefits of the Merger might not be fully realized.

     In the opinion of the EastGroup Board, the factors listed above represent the material potential risks and adverse consequences to EastGroup's existing shareholders which could occur as a result of the transaction. In considering the Merger, the Board considered the impact of these risks and consequences on EastGroup's existing shareholders. In the opinion of the EastGroup Board, however, these potential risks and consequences were outweighed by the potential positive factors considered by the Board which are described above. Accordingly, the EastGroup Board voted to approve the Merger and the Merger Agreement.

     In view of the wide variety of factors considered by the EastGroup Board of Trustees, the EastGroup Board of Trustees did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. In making a determination that the Merger was in the best interests of EastGroup's shareholders, the EastGroup Board placed particular reliance on the fact that the Merger (i) would significantly increase the amount of property owned by the Surviving Company; (ii) would be accretive to the Surviving Company's FFO per share; and (iii) would increase the Surviving Company's total market capitalization.

     In the event the Merger is not consummated for any reason, EastGroup will continue to pursue its business objectives of (i) increasing its size and total market capitalization in a manner which the Board of Trustees believes is in the best interest of EastGroup shareholders, (ii) maximizing FFO, cash available for distribution and distributions per EastGroup Share, (iii) acquiring industrial and office properties whether by

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

acquisitions of individual properties or business combination transactions, and
(iv) holding its properties principally as long-term investments.

FAIRNESS OPINION OF EASTGROUP'S FINANCIAL ADVISOR

     EastGroup retained PaineWebber on April 21, 1995 to render financial advisory services in connection with a possible business combination with Copley. In connection with the engagement, EastGroup asked PaineWebber to render an opinion as to whether the Exchange Ratio was fair, from a financial point of view, to the holders of EastGroup Shares. The Exchange Ratio was determined through negotiations between EastGroup and Copley.

     The Board of Trustees of EastGroup was familiar with certain individuals at PaineWebber because those individuals assisted EastGroup with a public offering of EastGroup Shares which was completed in 1994, when such persons were employed by another investment banking firm. Based upon this relationship, the Board of Trustees of EastGroup retained PaineWebber to act as its advisor. The EastGroup Board also based its decision upon PaineWebber's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes especially with respect to REITs and other real estate companies.

     On February 12, 1996, PaineWebber delivered its written opinion to the Board of Trustees of EastGroup to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described below, the Exchange Ratio was fair, from a financial point of view, to the holders of EastGroup Shares. PaineWebber has confirmed such opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The PaineWebber opinion does not constitute a recommendation to any shareholder of EastGroup as to how any such shareholder should vote on the Merger. Additionally, the PaineWebber opinion does not address the business decision of the Board of Trustees of EastGroup to acquire Copley pursuant to the Merger.

     EASTGROUP SHAREHOLDERS ARE URGED TO READ THE PAINEWEBBER OPINION (A COPY OF WHICH IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS) CAREFULLY AND IN ITS ENTIRETY.

     In connection with its opinion, PaineWebber reviewed the Merger Agreement dated February 12, 1996 and also reviewed certain financial and other information that was publicly available or furnished to PaineWebber by or on behalf of EastGroup and Copley, including certain internal analyses, financial forecasts, reports and other information prepared by their respective managements, as well as certain modifications made by EastGroup to the information provided by Copley and its management. PaineWebber held discussions with senior management of EastGroup and (on a more limited basis) with senior management of Copley concerning their respective historical and current operations, financial condition and prospects. PaineWebber also considered such other information, financial studies, analyses and investigations and reviewed such other factors as PaineWebber deemed appropriate for purposes of its opinion.

     In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information supplied or otherwise made available to PaineWebber by EastGroup and Copley, and PaineWebber did not assume any responsibility to independently verify such information or undertake an independent appraisal of the assets of EastGroup or Copley. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of EastGroup and Copley as to the future performance of EastGroup and Copley, respectively, and their respective properties; and PaineWebber assumed that the modifications made by EastGroup to the Copley financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of EastGroup's management as to the future performance of Copley and its properties. PaineWebber assumed, with EastGroup's consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of EastGroup and Copley were as set forth in their respective consolidated financial statements. PaineWebber also assumed, at EastGroup's direction, that all consents of Copley's lenders required to complete the Merger will be obtained,

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

and that EastGroup will not be required to prepay any indebtedness of Copley as a result of the Merger or, alternatively, that EastGroup will be able to refinance such indebtedness on the same terms without payment of prepayment penalties. The PaineWebber opinion was based upon economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which the EastGroup Shares will trade in the future.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the PaineWebber opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither EastGroup nor PaineWebber assumes responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by PaineWebber in arriving at its opinion.

     Discounted Cash Flow Valuation. The discounted cash flow valuation assumes, as a basic premise, that the value of any real estate business can be determined with reference to the current value of the future cash flow that the real estate assets will generate for their owners. PaineWebber used projections and other information supplied by the managements of EastGroup and Copley to estimate the free cash flow of Copley's real estate portfolio (defined as revenues less property operating expenses, real estate taxes, capital expenditures and estimated incremental general and administrative costs) for the years 1996 through 2006, inclusive, using discount rates ranging from 11.0% to 12.5% and assuming a May 31, 1996 closing date for the Merger. PaineWebber estimated the terminal value of Copley's real estate portfolio by taking estimated free cash flow in 2006, adding back estimated capital expenditures for that year and subtracting a normalized capital expenditure figure (the average of estimated capital expenditures for the 11 year period ending in 2006) and applying terminal value capitalization rates ranging from 9.5% to 11.0% to the resulting total. PaineWebber then discounted the range of terminal values back to the assumed closing date at discount rates ranging from 11.0% to 12.5%, the same discount rates used in valuing the free cash flow. PaineWebber then added together the range of present values of the free cash flow and the range of present values of terminal value, making certain adjustments to account for certain other assets and liabilities of Copley and for the expected sale of certain land currently held by Copley, and subtracting Copley's projected debt balance to arrive at a discounted cash flow valuation for Copley's equity. The discounted cash flow valuation produced ranges of values for Copley's equity of $55.6 million to $73.5 million, or $15.51 to $20.50 per share. PaineWebber observed that the $15.60 per share value to be paid to Copley stockholders in the Merger was within the range produced by the discounted cash flow valuation of Copley's equity. Accordingly, PaineWebber noted that this analysis supported its conclusions.

     Selected Transactions Analysis. PaineWebber reviewed the financial terms, to the extent publicly available, of five then pending or completed mergers between publicly-traded REITs (the "Selected Transactions"). PaineWebber calculated various financial multiples and the premium over market price based on certain publicly available information for each of the Selected Transactions and compared them to corresponding multiples and premiums for the Merger and the consideration to be paid to Copley stockholders in the Merger. The Selected Transactions included the following transactions: (i) Holly Residential Properties, Inc. acquisition by Wellsford Residential Trust, (ii) America First REIT, Inc. acquisition by Mid-America Apartment Communities, Inc., (iii) McArthur/Glen Realty Corp. acquisition by Horizon Outlet Centers, Inc., (iv) Real Estate Investment Trust of California proposed (and since completed) acquisition by BRE Properties, Inc., and (v) Tucker Properties Corporation proposed (and since completed) acquisition by Bradley Real Estate, Inc. For purposes of comparison, PaineWebber utilized the latest twelve months' data for each of the Selected Transactions and pro forma projected 1995 data for Copley. Because Copley's real estate

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

portfolio has changed significantly during 1995, PaineWebber did not believe it was appropriate to use actual 1995 results for Copley for that portion of 1995 for which such results were available. Accordingly, PaineWebber used pro forma projected 1995 results for Copley (the "Copley 1995 Pro Forma Projections"), which were produced by Copley management (and reviewed and approved by EastGroup management) under the assumption that Copley had owned only its current portfolio for all of 1995. PaineWebber made certain adjustments to the Copley 1995 Pro Forma Projections to eliminate Copley's increased costs associated with its review of strategic alternatives and with the Merger. PaineWebber noted the multiple of equity purchase price to latest twelve months' FFO ranged from 7.5x to 14.8x (with a median of 10.1x) for the Selected Transactions, versus a multiple of 10.9x for the Merger. PaineWebber further noted that the multiples of total purchase price (equity purchase price plus assumptions of debt) to net operating income (defined as revenues less property operating expenses, before general and administrative expenses, interest expense, depreciation and amortization) ranged from 9.9x to 12.9x (with a median of 11.9x) for the Selected Transactions, versus a multiple of 9.8x for the Merger. PaineWebber further noted that the multiples of total purchase price to EBITDA ranged from 10.5x to 15.4x (with a median of 12.6x) for the Selected Transactions, versus a multiple of 10.8x for the Merger. PaineWebber further noted that the Selected Transactions were effected or were proposed to be effected at premiums ranging from 6.7% to 45.9% over market price seven days prior to the public announcement of such transactions, with a median of 8.2%, versus a premium of 38.7% for the Merger. PaineWebber calculated the premium for the Merger based on the market price of Copley Shares seven days prior to the date that Copley announced that it had accepted the recommendation of Morgan Stanley to solicit indications of interest in the acquisition of Copley. PaineWebber observed that the multiples and premiums for the Merger were within the ranges established by the Selected Transactions. PaineWebber then applied the median multiples for the Selected Transactions to Copley's pro forma projected 1995 results and the median premium to Copley's pre-announcement market price, to arrive at a theoretical range of per share values for Copley. The range of values produced by this method was $12.17 to $22.62 per share. PaineWebber observed that the $15.60 per share value to be paid to Copley stockholders in the Merger was within the range produced by the Selected Transactions Analysis. Accordingly, PaineWebber noted that this analysis supported its conclusions.


     Selected Comparative Public Companies Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Copley to the corresponding data of certain publicly-traded companies that PaineWebber considered comparative (the "Comparative Companies"). The Comparative Companies represented REITs which focused on ownership of suburban office and industrial properties. These companies consisted of Bedford Property Investors, Inc., Crocker Realty Investors, Cali Realty Corporation, Centerpoint Properties Corporation, Duke Realty Investments, First Industrial Realty Trust, Inc., Highwoods Properties, Inc., Liberty Property Trust, Reckson Associates Realty Corporation and Weeks Corporation. The Comparative Companies were selected principally based on the consistency of property types owned with those owned by Copley. While PaineWebber noted that all but one of the Comparative Companies were significantly larger than Copley, PaineWebber did not believe that any smaller public companies were sufficiently comparable (based on property types owned and other factors) to warrant inclusion in the Comparative Companies.


     PaineWebber derived a range of per share values for Copley by applying Copley's FFO per share for three selected time periods to the corresponding median FFO multiple for the Comparative Companies for those same periods. The three periods selected were the years ended December 31, 1995, 1996 and 1997. For 1995, PaineWebber used the Copley 1995 Pro Forma Projections, adjusted as described above. FFO per share for the years ended December 31, 1996 and 1997 reflected projected results for Copley, as modified by EastGroup management and adjusted to eliminate projected increased costs associated with Copley's review of strategic alternatives and with the Merger. The FFO multiples for the Comparative Companies were based on average First Call FFO estimates for the Comparative Companies for each of the respective periods. In calculating the FFO multiples for the three selected periods, the February 9, 1996 closing stock prices of the Comparative Companies were used. PaineWebber observed that (i) the FFO multiples for the Comparative Companies for the year ended December 31, 1995 ranged from 10.2x to 14.3x, with a median of 11.9x, (ii) the FFO multiples for the Comparative Companies for the year ended December 31, 1996 ranged from 9.3x to 12.7x, with a median of 10.6x, and (iii) the FFO multiples for the Comparative Companies for the year ended

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


December 31, 1997 (excluding two of the Comparative Companies for which 1997 FFO multiples were not available) ranged from 9.2x to 11.0x, with a median of 10.1x.


     Per share values for Copley were computed by multiplying Copley's projected FFO per share by the median FFO multiple for the Comparative Companies for the years ended December 31, 1995, 1996 and 1997. The values produced by this method were $17.07, $16.62 and $16.60 per share for the years ended December 31, 1995, 1996 and 1997, respectively. PaineWebber observed that the $15.60 per share value to be paid to Copley stockholders in the Merger was below the range produced by the Selected Comparative Public Companies Analysis. Accordingly, PaineWebber noted that this analysis supported its conclusions.

     Stock Trading History. PaineWebber reviewed the history of trading prices and volume for EastGroup Shares and Copley Shares separately and reviewed the trading history of the Copley Shares (since January 1, 1993) in relation to the Standard & Poor's 500 Index, an index comprised of the Comparative Companies and the PaineWebber REIT Index. The PaineWebber REIT Index includes 92 equity REITs representing every property category, including retail, multifamily, commercial, mixed and lodging. The comparison to the index of Comparative Companies was utilized to consider Copley's historical stock performance relative to a group of companies with similar properties. The comparison to the PaineWebber REIT Index was utilized to consider Copley's historical stock performance relative to the REIT market in general. PaineWebber noted that Copley underperformed the index of Comparative Companies during the period reviewed and generally underperformed the PaineWebber REIT Index from mid-1993 until mid-1995, when Copley's share price began to rise significantly, in large part due to expectations of a possible business combination or sale transaction. PaineWebber also noted that Copley's performance has been generally consistent with the Standard & Poor's 500 Index, in part due to the fact that expectations of a possible business combination or sale transaction involving Copley coincided with improvements in the broader stock market in 1995.

     In addition, PaineWebber reviewed the historical implied exchange ratio between Copley and EastGroup and compared this to the range of possible exchange ratios for the Merger. PaineWebber noted that, with the exception of a brief period of time in 1993, the historical exchange ratio has been below the range of possible exchange ratios. While this analysis did not support PaineWebber's conclusions, PaineWebber did not consider the analysis as negative to its opinion in that Copley has generally underperformed the Comparative Companies and the PaineWebber REIT Index in recent years.

     Pro Forma Merger Analysis. PaineWebber performed an analysis of the effect of the Merger on EastGroup's FFO per share for 1995 through 1997, based on projections and other information supplied by the managements of EastGroup and Copley, including the Copley 1995 Pro Forma Projections. The Pro Forma Merger Analysis assumed a closing of the Merger on January 1 of each year presented. PaineWebber combined the projected results of EastGroup with the projected results of Copley to arrive at projected FFO for the combined company. PaineWebber assumed an Exchange Ratio of 0.7091 (the Exchange Ratio implied by EastGroup's closing share price on February 9, 1996, assuming such price were equal to the EastGroup Stock Price for purposes of calculating the Exchange Ratio) and annual synergistic savings of $848,000 to $904,000, reflecting primarily elimination of Copley's advisory fee and duplicative public company and general and administrative expenses. PaineWebber also eliminated from EastGroup's projected FFO the benefit of the annual dividend on the Copley Shares held by EastGroup. PaineWebber then compared the resulting pro forma FFO per share in each year to EastGroup's projected stand-alone FFO per share. This analysis indicated that the pro forma impact of the Merger was accretive to EastGroup's FFO per share in 1995, 1996 and 1997.

     While PaineWebber noted that the Merger was accretive on a pro forma basis, PaineWebber also noted that the Merger would increase EastGroup's ratio of debt to total market capitalization. Specifically, PaineWebber noted that this ratio would increase from approximately 42.0% to approximately 46.7% on a pro forma basis, with the latter percentage including only Copley's portion of Copley's remaining joint venture property related debt (or approximately 47.5%, including all such debt). Notwithstanding the increase in leverage, PaineWebber noted that the Pro Forma Merger Analysis supported its conclusions.

     Contribution Analysis. PaineWebber reviewed EastGroup's and Copley's financial contribution to the combined company on a projected pro forma basis. In order to properly reflect the pro forma contribution of

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

both EastGroup and Copley to the combined company, PaineWebber adjusted EastGroup's and Copley's contribution of FFO and net operating income to the combined company to reflect (on a pro rata basis) EastGroup's current ownership of 529,000 Copley Shares. Based on a purchase price of $15.60 for Copley Shares not currently owned by EastGroup and assuming an Exchange Ratio of 0.7091 for the Merger, PaineWebber noted that on a pro forma basis, Copley stockholders (other than EastGroup) will receive approximately 33.9% of the combined company. Using projected FFO and net operating income results for the years ended December 31, 1995, 1996 and 1997, and without attributing potential synergistic savings from the Merger, PaineWebber calculated that portion of Copley represented by stockholders other than EastGroup would contribute on average approximately 30.5% of the FFO of the combined company and approximately 34.9% of the net operating income of the combined company. PaineWebber noted that this contribution of FFO and net operating income was generally consistent with the percentage of shares in the combined company which Copley stockholders (other than EastGroup) will receive in the Merger. While the Contribution Analysis indicated that Copley stockholders (other than EastGroup) will receive a greater percentage of the combined company than their relative contribution of FFO would imply and a lesser percentage than their relative contribution of net operating income would imply, PaineWebber noted that this result is attributable in part to Copley's higher level of debt, which reduces FFO relative to net operating income. Overall, PaineWebber determined that the Contribution Analysis supported its conclusions.

     Pursuant to an engagement letter dated April 21, 1995, PaineWebber will receive a fee of $250,000 for delivery of its opinion. In addition, PaineWebber has received $200,000 for financial advisory services provided to EastGroup to date in connection with the Merger and will receive an additional fee of $675,000 for financial advisory services upon completion of the Merger. PaineWebber will also be reimbursed for certain of its expenses, in an amount not to exceed $75,000, without the approval of EastGroup. EastGroup has also agreed to indemnify PaineWebber, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under federal securities laws.

     In the past, PaineWebber and its affiliates have provided financial advisory services and investment banking services to EastGroup and received fees for the rendering of these services. PaineWebber may actively trade the securities of EastGroup and Copley for its own account and for the accounts of its customers and, accordingly, PaineWebber may at any time hold long or short positions in such securities.

OPERATIONS FOLLOWING THE MERGER

     If the Merger Agreement is approved by the stockholders of Copley and the shareholders of EastGroup, EastGroup will be the surviving corporation, and Copley will merge with and into EastGroup, which will succeed to all of the assets and liabilities of Copley. EastGroup, both directly and through its subsidiaries, will continue to actively seek new investment properties to add to its portfolio of real estate properties. See "Information Concerning EastGroup."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary addresses the material United States federal income tax consequences of the Merger. However, the summary does not address all aspects of federal income taxation that may be relevant to Copley stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (such as dealers in securities, tax-exempt organizations, life insurance companies, other financial institutions, partnership or other pass-through entities, regulated investment companies and foreign taxpayers).

     No foreign, state or local income tax considerations, or federal, state, local or foreign estate or gift tax considerations are addressed herein. This discussion is based upon an opinion rendered by Jaeckle, Fleischmann & Mugel, counsel to EastGroup, and an opinion rendered by Hale and Dorr, counsel to Copley. The opinions are based upon certain assumptions and subject to certain limitations and qualifications as noted in the opinions.

     COPLEY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE

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

APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following summary is based upon Copley's and EastGroup's respective counsel's interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, as in effect on the date hereof. The opinions of counsel are not binding on the Internal Revenue Service ("IRS"), and the IRS is not precluded from adopting a contrary position. No ruling has been or will be sought from the IRS concerning the federal tax consequences of the Merger. In addition, there can be no assurance that future legislation, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to EastGroup, Copley and/or the Copley stockholders.

     Subject to the limitations and qualifications referred to herein, tax counsel to EastGroup and tax counsel to Copley are of the opinion that:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) of the Code and EastGroup and Copley will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by EastGroup or Copley as a result of the Merger;

          (iii) Except as provided in paragraph (iv) below, no gain or loss will be recognized by a Copley stockholder upon the exchange of Copley Shares solely for EastGroup Shares as a result of the Merger;

          (iv) Cash received by a Copley stockholder in lieu of a fractional interest in an EastGroup Share will be treated as received as a distribution in redemption of such fractional share by EastGroup, subject to the provisions of Section 302 of the Code, as if such fractional interest in an EastGroup Share had been issued in the Merger and then redeemed by EastGroup;

          (v) The tax basis of the EastGroup Shares received by a Copley stockholder in the Merger will equal the tax basis of the stockholder's Copley Shares exchanged in the Merger, reduced by any basis allocable to a fractional interest in an EastGroup Share treated as sold or exchanged under Section 302 of the Code; and

          (vi) The holding period of the EastGroup Shares received by the Copley stockholders in the Merger will include the holding period for the Copley Shares of the stockholders exchanged in the Merger, provided that the Copley Shares were held as capital assets at the Effective Time.

     In rendering the foregoing opinions, Hale and Dorr and Jaeckle, Fleischmann & Mugel have relied upon information contained in this document and the Merger Agreement, and upon the representations by EastGroup and Copley set forth in their respective officers' certificates dated the date of such opinions.

     THE DISCUSSION SET FORTH BELOW UNDER THE HEADINGS "TAXATION OF REITS" AND "TAXATION OF THE SHAREHOLDERS OF A REIT" IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF REIT OPERATIONS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING ACCURACY OF THIS DISCUSSION. ANY SUCH CHANGE MAY OR MAY NOT BE RETROACTIVE AND COULD AFFECT THE QUALIFICATION AND TAXATION OF EASTGROUP AS A REIT. EACH HOLDER OF COPLEY SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE OWNERSHIP OF EASTGROUP SHARES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

TAXATION OF REITS

     Since their inception, both EastGroup and Copley have elected to be taxed as REITs under the Code, and both EastGroup and Copley, respectively, believe that each has operated in a manner that permits it to

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

qualify as a REIT under the Code. Although the respective managements of EastGroup and Copley believe that their respective company is organized and is operating in such a manner, no assurance can be given that EastGroup will be able to continue to operate in a manner so as to qualify or remain so qualified. To qualify as a REIT for a taxable year, EastGroup must meet certain requirements. Generally, at the end of each calendar quarter at least 75% of the value of its total assets must consist of real estate assets, cash or governmental securities and not more than 25% of the value of its total assets may consist of securities that are not counted as good assets under the foregoing 75% test. EastGroup may not own more than 10% of the outstanding voting securities of any corporation and may not own securities of any one issuer comprising more than 5% of the total value of its assets; shares of qualified REITs and of certain wholly-owned subsidiaries are exempt from these prohibitions.

     The Code also places restrictions on a REIT's sources of income. It requires that in each taxable year at least 95% of a REIT's gross income be derived from certain real estate activities, plus dividends, interest or gains from disposition of stock or securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must comprise less than 30% of the gross income for each taxable year of the REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources. Real estate income for purposes of those requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a fixed percentage or percentages of gross income or receipts, and the REIT may not manage the property or furnish services to tenants except (i) through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income, or (ii) for any services performed which are of a type customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. The requirements that must be satisfied for income to be within the 75% class of gross income are highly technical and not always consistent with normal real estate practice.

     EastGroup must satisfy certain ownership restrictions that limit (i) concentration of ownership of shares by a few individuals and (ii) ownership by or common ownership of EastGroup and its tenants. The shares of EastGroup must be held by at least 100 shareholders. No more than 50% in value of the outstanding shares may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of EastGroup's taxable year. Accordingly, the EastGroup Declaration authorizes EastGroup to redeem its shares if trustees are of the good faith opinion that the beneficial ownership of EastGroup has become concentrated to such an extent as to jeopardize its REIT classification. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurances can be given that the restrictions of the EastGroup Declaration will be effective in maintaining EastGroup's REIT status.

     So long as EastGroup qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without respect to net capital gains or the dividends received deduction) for its taxable year to its shareholders annually, EastGroup will not be subject to federal income tax on that portion of such income distributed to shareholders. Any undistributed taxable income or gain, however, will be taxed to EastGroup at regular corporate rates. In addition, EastGroup may be subject to other special income and excise taxes in certain circumstances.

     If EastGroup fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, EastGroup will be subject to federal income tax (including the alternative minimum tax) on its taxable income at regular corporate rates and it will not receive a deduction for dividends paid to its shareholders. Distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, will be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. Failure to qualify as a REIT could result in EastGroup significantly reducing its distributions and incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting taxes. In addition, EastGroup would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to qualify was due to reasonable cause, and not to willful neglect, and certain other requirements were satisfied. In order to renew its

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

REIT qualification, EastGroup would be required to distribute all of its current and accumulated earnings and profits, which distributions would be taxable as ordinary income to its shareholders, and EastGroup might be subject to taxation on any unrealized gain inherent in its assets.

TAXATION OF THE SHAREHOLDERS OF A REIT

     Distributions made to its shareholders out of current or accumulated earnings and profits of EastGroup will generally be taxed to them as ordinary income. A distribution by EastGroup of net capital gains will generally be treated as a capital gain to shareholders to the extent properly designated by EastGroup as a capital gain dividend. Capital gains of corporations are generally taxed in the same manner as ordinary income except that capital losses are deductible only to the extent of capital gains. Under Section 291 of the Code, however, corporate shareholders may be required to treat up to 20% of any such capital gain as ordinary income. For noncorporate taxpayers, net capital gains are taxed at a maximum rate of 28%, while short-term capital gains and ordinary income are taxed at a maximum rate of 39.6%. However, because of certain limitations on itemized deductions and personal exemptions, the effective rate may be higher in certain circumstances. Except to a very limited extent, capital losses of noncorporate taxpayers are deductible only to the extent of capital gains. Neither distributions of earnings and profits nor capital gains dividends are eligible for the dividends-received deduction for corporations. Any loss on a sale of shares of a REIT which were held for six months or less and with respect to which a capital gain dividend was received will be treated as a long-term capital loss, up to the amount of the capital gain dividend received with respect to such shares. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in the shares held, and is applied to reduce the shareholder's basis in such shares. To the extent such a distribution is greater than such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets. EastGroup will notify each shareholder as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain or return of capital. Should EastGroup incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

     The Merger Agreement provides that Copley may declare, set aside and pay dividends of not more than $0.27 per Copley Share for each full quarter prior to the Effective Time. Additionally, in the event the Effective Time shall occur between contemplated dividend record dates, Copley is permitted to distribute a dividend for the period commencing on the most recent record date and ending on the Effective Time based upon the $0.27 per Copley Share per quarter figure multiplied by the fraction the numerator of which is the number of days from Copley's most recent dividend record date through the Effective Time and the denominator of which is 90. See "-- Dividends." EastGroup also intends to declare and pay regularly scheduled dividend distributions for each full calendar quarter prior to the Merger. In addition, if the Summer Hill Option is exercised, Copley will distribute the net proceeds from that transaction to its stockholders prior to the Merger. The general rules regarding taxation of REIT distributions, described above, will apply to that distribution.

     As a result of the Merger, Copley will have a short taxable year ending on the Effective Time. If Copley's distributions to its stockholders during the current taxable year prior to the Merger are not sufficient to maintain Copley's REIT status for such short taxable year, immediately before the Effective Time, Copley will make an additional distribution to its stockholders in an amount sufficient to maintain its REIT status for such short taxable year. The general rules regarding taxation of REIT distributions, described above, will apply to that distribution.

ACCOUNTING TREATMENT

     EastGroup will account for the Merger as a "purchase" transaction in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting for a combination is similar to the accounting treatment used in the acquisition of any asset group. The fair value of the consideration (cash, stock, debt securities, etc.) given by the acquiring firm is used as the valuation basis for the combination. The assets and liabilities of the acquired firm are revalued to their respective fair values at the combination date. No such revaluation will occur for tax purposes, which will result in book depreciation exceeding tax depreciation for

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

assets acquired in the Merger. The financial statements of the acquiring company reflect the combined operations from the date of combination.

DISSENTERS' RIGHTS

     Copley. Stockholders of Copley who vote against the Merger Agreement (or abstain or fail to vote at all) will nevertheless be bound by the results of the vote if Copley's stockholders approve the Merger. Copley's stockholders do not have appraisal rights in connection with the Merger.

     EastGroup. Shareholders of EastGroup who vote against the Merger Agreement (or abstain or fail to vote at all) will nevertheless be bound by the results of the vote if EastGroup's shareholders approve the Merger. EastGroup's shareholders do not have appraisal rights in connection with the Merger.

RESTRICTIONS ON RESALES OF SECURITIES

     The EastGroup Shares to be issued pursuant to the Merger Agreement have been registered under the Securities Act. Under present law, any public reoffering or sale of such shares by any person who is not an "affiliate" of Copley at the time the Merger Agreement is submitted to a vote of Copley's stockholders will not have restrictions thereon. Also, under present law, any public reoffering or sale of such shares by any person who is an "affiliate" of Copley at the time the Merger Agreement is submitted to a vote of Copley's stockholders ("Copley Affiliate") will require either (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits sales under certain conditions, as discussed below, or (iii) the availability of another exemption from such further registration. In very general terms, under Rule 145, assuming that the Copley Affiliate is not, at any time, an affiliate of EastGroup, the Copley Affiliate may publicly sell such EastGroup Shares if the Copley
Affiliate: (i) (a) sells during any three-month period no more than the number of EastGroup Shares permitted under Rule 144(e) (which is generally the greater of (1) 1% of the total number of EastGroup Shares outstanding, or (2) the average weekly volume of trading of EastGroup Shares for the four calendar weeks prior to the sale); (b) sells in a "brokers' transaction" (which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and does not believe that the seller is an underwriter of the securities being sold); (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and (d) sells at a time when there is adequate current public information about EastGroup (which will be satisfied so long as EastGroup Shares remain registered under the Exchange Act and EastGroup continues to file the necessary reports under the Exchange Act); or (ii) (a) holds the EastGroup Shares for at least two years and (b) sells at a time where there is adequate public information about EastGroup (as in (i)(d) above); or (iii) holds the EastGroup Shares for at least three years.

BOARD OF TRUSTEES AND MANAGEMENT OF SURVIVING COMPANY

     The trustees, assuming they are elected pursuant to this Joint Proxy Statement/Prospectus, and officers of EastGroup will be the trustees and officers of the Surviving Company. Information regarding these individuals is set forth under "Proposal 2 -- Election of Trustees (For EastGroup Shareholders
Only)."

EFFECTS OF THE MERGER

     If the Merger is approved and consummated, Copley will be merged with and into EastGroup. As a result, EastGroup will own all of the assets of Copley.

NEW YORK STOCK EXCHANGE LISTING

     It is a condition to EastGroup's and Copley's obligations to consummate the Merger that EastGroup obtain the approval for the listing of the EastGroup Shares issuable in the Merger on the NYSE, subject to official notice of issuance. See "-- Conditions to the Merger."

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

                         INFORMATION CONCERNING COPLEY

BUSINESS

     Copley was organized under the DGCL on May 8, 1985 and intends to continue to qualify as a REIT under applicable provisions of the Code. Copley acquires, develops, operates and owns commercial real estate, most of which is comprised of industrial buildings.

     In light of the strong preference of investors in REITs for direct ownership of real estate by REITs, in the fall of 1993, Copley began the process of restructuring its joint venture investments to realign its legal ownership with the economic realities of each venture and to obtain operational control. The last of Copley's investments were restructured effective February 1996 through two separate exchange transactions (the "February Exchanges"). See below for more detailed information regarding these exchanges. Once the February Exchanges are consummated, Copley will own all except two of its investments either directly or through 100% controlled partnerships and will have operational control over all of its investments.

     After giving effect to the February Exchanges, Copley owned directly or through its two joint venture investments, 11 properties totaling over 2.0 million square feet of net rentable area. Industrial properties, including bulk distribution, research and development and light industrial space account for approximately 91% of the total net rentable area in Copley's portfolio. Over 87% of the net rentable area in Copley's portfolio is located in California and Arizona.

     A key element of Copley's strategy has been a concentrated focus on industrial real estate in the western United States. In evaluating specific real property investments, Copley considers such factors as (i) the geographic area and type of property in light of Copley's investment and diversification objectives; (ii) the proposed location, construction quality and design of the property; (iii) projected cash flow; (iv) potential for capital appreciation;
(v) the terms of any proposed or existing tenant leases; (vi) the economic growth, tax and regulatory environment in the community in which the property is located; (vii) occupancy rates and demand for properties of similar type in the vicinity; (viii) prospects for liquidity through sales or refinancing; and (ix) if applicable, the experience, past performance and competence of Copley's proposed joint venture partner or property manager. As a general rule, Copley will not invest more than 25% of its total assets in a single property.

     As discussed above, Copley has recently restructured a number of its investments which were originally made through joint venture arrangements. Copley anticipates that if the Merger should not be consummated, any future investments would be made through the acquisition by Copley of fee interests in real estate.

     The Copley Bylaws permit the directors, with the approval of a majority of the Independent Directors (as defined in the Copley Bylaws), to alter Copley's investment policies without approval of the stockholders, if in the future the directors determine that such a change is in the best interest of Copley and its stockholders. The methods of implementing Copley's investment policies may also vary as new investment and financing techniques are developed.

     In general, Copley has a policy of seeking to reduce the amount of its indebtedness. Under the Copley Bylaws, Copley may not incur borrowings which, together with the amount of all then outstanding indebtedness, would exceed at the time of such borrowings, 300% of the net book assets of Copley, unless a majority of its Independent Directors determines that it is advisable to do so.

     Copley has an agreement with Copley Advisors pursuant to which Copley Advisors provides investment management and administrative services to Copley. Copley has no employees. Executive officers of Copley Advisors also serve as the executive officers of Copley but receive no remuneration from Copley.

     Although Copley does not currently have plans to renovate, improve or further develop its real properties, it owns undeveloped land at its Sample/I-95 Business Park property that it may develop or sell at some point in the future. In the opinion of the management of Copley, the properties are adequately covered by insurance.

     Copley is not a party to, nor are any of its properties subject to, any material pending legal proceedings. See "Proposal 1 -- The Merger
Agreement -- Taxation of REITs" and "Proposal 1 -- The Merger Agree-ment -- Taxation of the Shareholders of a REIT" for a description of the material aspects of the tax treatment of Copley and its stockholders under federal income tax laws.

     Further information regarding Copley's investments is set forth in tabular form at the end of this discussion and should be read in conjunction with the narrative. The schedules and narratives have been organized to provide information first, for those properties unaffected by the February Exchanges; second, for those properties which Copley will own 100% subsequent to the February Exchanges; and third, for those properties in which Copley will no longer have an interest after the February Exchanges. See "-- Property Data Summary at December 31, 1995," "-- Property Third-Party Debt Summary at December 31, 1995" and "-- Invested Capital Priorities at December 31, 1995."

1. Broadway Industrial Center


     On March 31, 1994, Copley purchased an approximately 121,000 square foot industrial building located in Tempe, Arizona. The total purchase price was approximately $2,350,000. Copley acquired a 100% fee interest in the property on a direct ownership basis, rather than through a joint venture arrangement, and incurred no acquisition indebtedness. At the date of acquisition, Copley had entered into an agreement with The Hewson Company ("Hewson") which included both an on-going management arrangement and granted Hewson an interest in the property in lieu of an acquisition fee, which interest was payable upon the sale or refinancing of the property or termination of the management arrangement. In September 1995, Copley paid approximately $100,000 to buy out Hewson's interest in the property. See "-- Property Data Summary at December 31, 1995."


2. Kingsview Industrial Center

     On July 14, 1995, Copley purchased an approximately 83,000 square foot industrial building located in Carson, California. The total purchase price was approximately $3,000,000. Copley acquired a 100% fee interest in the property on a direct ownership basis, rather than through a joint venture arrangement, and incurred no acquisition indebtedness. See "-- Property Data Summary at December 31, 1995."

3. Los Angeles Corporate Center

     Copley owns a 100% interest in an office building in Monterey Park, California.

     As of December 31, 1995, the building was 50% leased. In January 1996, Copley executed a lease agreement which increased the percentage leased to 100%. See "-- Property Data Summary at December 31, 1995."

4. University Business Center

     Copley invested in a two-phase development of four research and development buildings in Santa Barbara, California. The Phase I buildings consist of two two-story research and development buildings containing an aggregate of approximately 133,000 square feet. The Phase II buildings consist of two two-story research and development buildings containing an aggregate of approximately 97,000 square feet.

     Prior to November 1, 1993, Copley owned a 50% interest in the joint venture owning the properties. All of Copley's capital contribution related to its 50% ownership interest was returned. On November 1, 1993, Copley purchased an additional 30% interest in the joint venture for approximately $1,990,000 plus closing costs, bringing Copley's ownership position to 80%. Copley also gained operational control of the joint venture.

     During 1993, Copley contributed additional capital to the joint venture of $150,000 for tenant improvements. The capital earns a preferred return of 12% and is required to be repaid over a three year period ending March, 1996. The balance of this capital contribution was $14,652 as of December 31, 1995. In February 1995, in conjunction with a refinancing, Copley contributed additional capital to the joint venture of $3,500,000 which earns a preferred return of 11% and is amortized over 22.5 years.

     The joint venture obtained loans from Connecticut General Life Insurance Company ("CIGNA"). One loan in the amount of $9,500,000 is secured by a first mortgage on the two research and development buildings in Phase I. The joint venture also obtained a second loan in the amount of $10,000,000 from CIGNA which is secured by a first mortgage on the Phase II buildings. See "-- Property Data Summary at December 31, 1995," "-- Property Third-Party Debt Summary at December 31, 1995" and "-- Invested Capital Priorities at December 31, 1995."

     Pursuant to the terms of the joint venture, Copley's joint venture partner, Bermant, had a right of first refusal to purchase Copley's interest in UBC which became exercisable upon Copley's execution of the Merger Agreement. Copley was advised by letter dated March 6, 1996 that Bermant had elected not to exercise its right to purchase Copley's UBC interest.

5. Huntwood Associates

     Copley owned an equity interest in a joint venture formed to acquire three parcels of land within the Crocker South Industrial Park in Hayward, California and to construct thereon bulk distribution/light industrial space. Prior to the end of 1993, Copley owned a 60% interest in the joint venture. As of December 31, 1993, Copley obtained operational control of the property and 100% ownership interest in all the joint venture's assets. Because of the high level of accrued guaranteed payments owed to Copley, the joint venture partner surrendered its 40% ownership interest in the joint venture to Copley at no cost.

     Development of all the buildings has been completed. Copley currently owns seven buildings totaling approximately 514,400 square feet. In prior years, four buildings totaling 180,600 square feet were sold.

     The joint venture obtained a loan from Massachusetts Mutual Life Insurance Company. The loan is secured by a first mortgage on certain of the land and buildings. The joint venture also obtained a construction loan from Wells Fargo Bank. This loan is secured by a first mortgage of certain on the land and buildings. See "-- Property Data Summary at December 31, 1995" and "-- Property Third-Party Debt Summary at December 31, 1995."

6. Wiegman Associates

     Copley owns an interest in a joint venture which developed and now owns four bulk distribution/light industrial buildings in Hayward, California. On December 31, 1993, the Wiegman Associates joint venture was restructured to (i) provide Copley with operating control, (ii) increase Copley's interest in the venture from 60% to 80% and (iii) convert the joint venture from a general partnership to a limited partnership. The joint venture agreement entitles Copley to a 12% per annum cumulative compounded return on its original capital contribution of $2,500,000. Any capital contributed after December 31, 1993 will receive a 9.5% priority cumulative compounded return. Copley made no additional investment in the property to acquire the 20% interest.

     Three of the buildings are encumbered by a loan from Massachusetts Mutual Life Insurance Company. The loan is secured by a first mortgage. Copley executed a master lease for 38,900 square feet of space at an annual rent of $126,036; the master lease expired December 25, 1995.

     The property is also encumbered by a loan from Allstate Life Insurance Company. The loan is secured by a first mortgage of the remaining land and building. See "-- Property Data Summary at December 31, 1995," "-- Property Third-Party Debt Summary at December 31, 1995" and "-- Invested Capital Priorities at December 31, 1995."

7. Baygreen Industrial Park

     On October 26, 1993, Copley purchased Baygreen Industrial Park in Hayward, California for approximately $1,980,000. Copley acquired a 100% fee interest in the property on a direct ownership basis, rather than through a joint venture arrangement, and incurred no acquisition indebtedness. At the date of acquisition Copley had entered into an agreement with Zelman Development Company ("Zelman") which included both an on-going management arrangement and granted Zelman an interest in the property in lieu of an acquisition fee, which interest was payable upon the sale or refinancing of the property or termination of the management arrangement. In October 1995, Copley paid approximately $200,000 to buy out Zelman's interest in the property.

     Baygreen Industrial Park consisted of four industrial buildings containing an aggregate of 80,400 square feet. As discussed below, two of the buildings were sold in 1994. As of December 31, 1995, Copley owns two buildings containing approximately 40,200 square feet.

     Following acquisition and refurbishment of the property, Copley received an unsolicited offer from an existing tenant to purchase one of the buildings (representing approximately 15,000 net rentable square feet) for a price of $47.00 per square foot. The sale of this building occurred in the fourth quarter of 1994. In addition, in conjunction with the lease of one of the buildings, a tenant requested and was granted an option to purchase one of the buildings (containing approximately 25,200 square feet) for approximately $47.60 per square foot. The purchase option was exercised and the building was sold in the fourth quarter of 1994. Copley made a loan to the purchaser of one of the buildings in the amount of $700,000; this loan bears interest at the fixed rate of 9% per annum, with interest only payable monthly in arrears through its expiration in January 1997 when the principal balance is due. The loan is secured by a first mortgage on the building. Copley recorded a gain totaling approximately $627,000 on the sale of the two buildings. See "-- Property Data Summary at December 31, 1995."

8. Sample/I-95 Business Park

     In 1987, Copley acquired a 65% interest in a joint venture formed to acquire land in Pompano Beach, Florida and to construct industrial buildings thereon. Copley has completed construction of approximately 157,000 square feet. Approximately 327,000 square feet of space remains to be developed.

     During 1993, Copley obtained operational control of the property and as of January 6, 1994, 100% ownership interest in all of the joint venture's assets. Because of the high level of accrued guaranteed payments owed to Copley, the joint venture partner surrendered its 35% interest in the joint venture to Copley at no cost. See "-- Property Data Summary at December 31, 1995."

PROPERTIES OWNED 100% BY COPLEY SUBSEQUENT TO THE FEBRUARY EXCHANGES

9. Metro Business Park

     Prior to August 1995, Copley owned a 50% general partnership interest in a limited partnership which owned five service center industrial buildings located in Phoenix, Arizona. Effective August 16, 1995, Copley entered into agreements with its partners to restructure the ownership of the investment as a tenancy-in-common. Copley contributed its capital and loans to the venture in return for a 69.03% interest in the Metro Business Park tenancy-in-common. Effective February 2, 1996, Copley exchanged its tenancy-in-common interest in Carson Industrial Center, including the note due from the joint venture partner, Central Distribution Center, West Side Business Park and the El Presidio Properties to gain 100% ownership of Metro Business Park and the East Dominguez Property. In addition, Copley paid approximately $138,000 to the co-tenants-in-common.

     The property is encumbered by loans from State Farm Life Insurance Company and Allstate Life Insurance Company which are secured by first mortgages on portions of the land and buildings. Together, the loans encumber the entire property. See "-- Property Data Summary at December 31, 1995" and "-- Property Third-Party Debt Summary at December 31, 1995."

10. Dominguez Properties

     Prior to August 1995, Copley owned a 55% general partnership interest in a limited partnership which owned four bulk distribution facilities in Carson (Los Angeles), California. Effective August 16, 1995, Copley entered into agreements with its partners to restructure the ownership of the investment as a tenancy-in-common for each of the four buildings. Copley received a 55% tenancy-in-common interest in each of the four Dominguez buildings. Three of the four buildings are located on El Presidio and contain approximately 165,400 square feet (the "El Presidio Properties"). The fourth building is located on East Dominguez Street and contains approximately 261,900 square feet (the "East Dominguez Property"). Effective February 2, 1996, Copley exchanged its tenancy-in-common interest in Carson Industrial Center, including the note due from the joint venture partner, Central Distribution Center, West Side Business Park and the El Presidio

Properties to gain 100% ownership of Metro Business Park and the East Dominguez Property. In addition, Copley paid approximately $138,000 to the co-tenants-in-common.

     The East Dominguez Property is encumbered by a loan from Allstate Life Insurance Co. which is secured by a first mortgage. The El Presidio Properties are encumbered by mortgage loans from Aetna Life Insurance Company. See
"-- Property Data Summary at December 31, 1995" and "-- Property Third-Party Debt Summary at December 31, 1995."

11. Columbia Place

     Prior to August 1995, Copley owned a 50% general partnership interest in a limited partnership (the "Partnership") which was formed for the purpose of developing and owning a five-story office building ("Columbia Place") located in Columbia, Maryland. Effective August 16, 1995, Copley entered into an agreement with its partner to restructure the ownership of the investment as a tenancy-in-common. Copley contributed its capital and loans to the partnership in return for a 78% interest in the Columbia Place tenancy-in-common. Effective February 1, 1996, Copley exchanged its tenancy-in-common interest in 270 Technology Park to gain 100% ownership of Columbia Place. In addition, Copley received $50,000 in cash and a secured promissory note of $180,000 bearing interest at 9.56%, maturing on February 1, 2000, with annual interest and principal payments of $56,250.

     Columbia Place is encumbered by a loan from American General Investment Corporation. See "-- Property Data Summary at December 31, 1995" and
"-- Property Third-Party Debt Summary at December 31, 1995."

PROPERTIES IN WHICH COPLEY WILL NO LONGER HAVE AN OWNERSHIP INTEREST AFTER THE FEBRUARY EXCHANGES

12. Central Distribution Center

     Prior to August 1995, Copley owned a 50% interest in a joint venture which owned two bulk distribution industrial buildings in Phoenix, Arizona. Effective August 16, 1995, Copley entered into agreements with its partners to restructure the ownership of the investment as a tenancy-in-common. Copley contributed its capital and loans to the venture in return for a 57.38% interest in the Central Distribution Center tenancy-in-common. Effective February 2, 1996, Copley exchanged its tenancy-in-common interest in Carson Industrial Center, including the note due from the joint venture partner, Central Distribution Center, West Side Business Park and the El Presidio Properties to gain 100% ownership of Metro Business Park and the East Dominguez Property. In addition, Copley paid approximately $138,000 to the co-tenants-in-common.

     The property is encumbered by a loan from Confederation Life Insurance Company that is secured by a first mortgage of the land and buildings and the property in the West Side Business Park described below. See "-- Property Data Summary at December 31, 1995" and "-- Property Third-Party Debt Summary at December 31, 1995."

13. West Side Business Park

     Prior to August 1995, Copley owned a 50% interest in a joint venture which owned two bulk distribution/light industrial buildings in Phoenix, Arizona. Effective August 16, 1995, Copley entered into agreements with its partners to restructure the ownership of the investment as a tenancy-in-common. Copley contributed its capital and loans to the venture in return for a 75.49% interest in the West Side Business Park tenancy-in-common with only a 57.38% allocation of the mortgage principal balance and debt service. Effective February 2, 1996, Copley exchanged its tenancy-in-common interest in Carson Industrial Center, including the note due from the joint venture partner, Central Distribution Center, West Side Business Park and the El Presidio Properties to gain 100% ownership of Metro Business Park and the East Dominguez Property. In addition, Copley paid approximately $138,000 to the co-tenants-in-common.

     The property is also encumbered by a loan from Confederation Life Insurance Company which is secured by a first mortgage on the land and buildings and of the Central Distribution Center described above. See "-- Property Data Summary at December 31, 1995" and "-- Property Third-Party Debt Summary at December 31, 1995."

14. Carson Industrial Center

     Copley owns a 50% tenancy-in-common interest in a bulk distribution industrial facility located in Carson (Los Angeles), California. In connection with the dissolution of the original joint venture and conversion to a tenancy-in-common ownership structure, Copley received a promissory note from its joint venture partner in the amount of $176,889. This note bears simple interest at the rate of 10% per annum. Interest is payable currently to the extent the maker receives cash flow distributions from the property; any interest not paid currently is accrued. As of December 31, 1995, interest of $4,422 was due on the note which was paid in January. Effective February 2, 1996, Copley exchanged its tenancy-in-common interest in Carson Industrial Center, including the note due from the joint venture partner, Central Distribution Center, West Side Business Park and the El Presidio Properties to gain 100% ownership of Metro Business Park and the East Dominguez Property. In addition, Copley paid approximately $138,000 to the co-tenants-in-common.

     The property is encumbered by a loan from State Farm Life Insurance Company and is secured by a first mortgage on the land and building. See "-- Property Data Summary at December 31, 1995" and "-- Property Third-Party Debt Summary at December 31, 1995."

15. 270 Technology Park

     Prior to August 1995, Copley owned a 50% general partnership interest in a limited partnership which owned two research and development buildings located in Frederick, Maryland. Effective August 16, 1995, Copley entered into an agreement with its partner to restructure the ownership of the investment as a tenancy-in-common. Copley contributed its capital and loans to the venture in return for a 61% interest in the 270 Technology Park tenancy-in-common. Effective February 1, 1996, Copley exchanged its tenancy-in-common interest in 270 Technology Park to gain 100% ownership of Columbia Place. In addition, Copley received $50,000 in cash and a secured promissory note of $180,000 bearing interest at 9.56%, maturing on February 1, 2000, with annual interest and principal payments of $56,250.

     The buildings are encumbered by a first mortgage securing tax-exempt industrial revenue bonds with an outstanding balance of $3,713,011 as of December 31, 1995. Copley and its joint venture partner have guaranteed payments of principal and interest on the bonds. Copley's guarantee is limited to 50% of the obligations of the limited partnership and is in no case greater than $2,000,000. A similar guarantee was provided by The Manekin Corporation, a general partner of the partnership. As part of the exchange, Copley's guarantee was extinguished. See "-- Property Data Summary at December 31, 1995" and
"-- Property Third-Party Debt Summary at December 31, 1995."

PROPERTIES SOLD DURING 1995

16. Park North Business Center ("Park North")

     In 1985, Copley agreed to invest in a service center industrial development in DeKalb County, Georgia known as Park North Business Center. Nine service center industrial buildings were constructed on the 38.4 acres of land. In June 1995, Copley sold all of its interests and rights, including its ground lease position, related to the Park North investment for approximately $18,500,000. Copley recognized a gain of approximately $758,000 on the sale of this investment.

17. Peachtree Corners Distribution Center ("Peachtree")

     Copley owned a 100% fee interest in four bulk distribution industrial buildings in Norcross, Georgia. In November 1995, Copley sold its interests in the Peachtree Corners Distribution Center for approximately $10,000,000. Copley recognized a gain of approximately $1,806,000.

PROPERTY DATA SUMMARY AT DECEMBER 31, 1995

                                                                           NUMBER OF
                                                                           BUILDINGS   APPROXIMATE                  APPROXIMATE
PROPERTY                     LOCATION                   TYPE                 OWNED     EXISTING SF   LAND(ACRES)   DEVELOPABLE SF
- ----------------------  ------------------  -----------------------------  ---------   -----------   -----------   --------------
Properties of Copley.
Broadway Industrial
  Center                Tempe, AZ           Industrial-Bulk Distribution        1         121,463         5.7                0
Kingsview Industrial
  Center                Los Angeles, CA     Industrial-Bulk Distribution        1          82,920         3.6                0
Los Angeles Corporate
  Center                Los Angeles, CA     Office                              1          76,542         4.5                0
University Business
  Center                Santa Barbara, CA   Research & Development              4         230,412        12.8                0
Huntwood Associates     Hayward, CA         Industrial-Bulk Distribution        7         514,400        24.0                0
Wiegman Associates      Hayward, CA         Industrial-Bulk Distribution        4         261,900        12.0                0
Baygreen Industrial
  Park                  Hayward, CA         Industrial-Light Industrial         2          40,200         2.4                0
Sample/I-95 Business
  Park                  Pompano Beach, FL   Industrial-Light Industrial         4         157,412        46.0          345,000
                                                                               --
                                                                                       -----------   -----------   --------------
                                                                               24       1,485,249       110.9          345,000
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park     Phoenix, AZ         Industrial-Service Center           5         188,743        12.7                0
Dominguez
  Properties(1)         Los Angeles, CA     Industrial-Bulk Distribution        1         261,500        11.8                0
Columbia Place          Columbia, MD        Office                              1         115,273        11.5           57,500
                                                                               --
                                                                                       -----------   -----------   --------------
                                                                                7         565,516        36.0           57,500
Properties in which Copley will no longer have an ownership interest after the February Exchanges.
Central Distribution
  Center                Phoenix, AZ         Industrial-Bulk Distribution        2         105,340         5.1                0
West Side Business
  Park                  Phoenix, AZ         Industrial-Bulk Distribution        2          42,342         2.7                0
Carson Industrial
  Center                Los Angeles, CA     Industrial-Bulk Distribution        1          79,240         3.7                0
Dominguez Properties
  (1)                   Los Angeles, CA     Industrial-Bulk Distribution        3         165,400         7.3                0
Technology Park         Frederick, MD       Research & Development              2          69,307         7.7                0
                                                                               --
                        ------------------  -----------------------------              -----------   -----------   --------------
                                                                               10         461,269        26.5                0
TOTALS                                                                         41       2,512,394       173.5          402,500
                                                                           ========     =========    =========     ===========

- ------------------------

(1) As part of the February Exchanges, Copley relinquished its interest in the three El Presidio buildings of Dominguez Properties and increased its ownership in the East Dominguez building of Dominguez Properties to 100%.

PROPERTY THIRD-PARTY DEBT SUMMARY AT DECEMBER 31, 1995
WHOLLY OWNED AND TENANCY-IN-COMMON PROPERTIES

                                                                                                          BALANCE
                                                                                                        OUTSTANDING
                                                                   MATURITY   INTEREST   AMORTIZATION      AS OF      BALANCE DUE
        PROPERTY                          LENDER                     DATE       RATE        PERIOD       12/31/95     AT MATURITY
- ------------------------  ---------------------------------------  ---------  --------   ------------   -----------   -----------
Properties of Copley.
Broadway Industrial       None                                        --         --                --            --            --
  Center
Kingsview Industrial      None                                        --         --                --            --            --
  Center
Los Angeles Corporate     None                                        --         --                --            --            --
  Center
University Business       Connecticut General Life                 04/01/00    9.060%        20 years   $ 9,353,947   $ 8,477,479
  Center                  Insurance Co.
                          Connecticut General Life                 01/01/97    9.370%        interest   $10,000,000   $10,000,000
                          Insurance Co.                                                          only
Huntwood Associates       Massachusetts Mutual Life                06/01/96    9.875%        interest   $10,000,000   $10,000,000
                          Insurance Co.                                                          only
                          Wells Fargo Bank, National               01/15/97     P+1;     $4,775/month   $ 2,292,993   $ 2,230,918
                          Association                                          L+3.25
Wiegman Associates        Massachusetts Mutual Life                06/01/96    9.875%        interest   $ 6,700,000   $ 6,700,000
                          Insurance Co.                                                          only
                          Allstate Life Insurance Co.              10/01/97    8.750%        20 years   $   986,409   $   937,250
Baygreen Industrial Park  None                                        --         --                --            --            --
Sample/I-95 Business      None                                        --         --                --            --            --
  Park
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park       State Farm Life Insurance Co.            03/01/97    9.250%        30 years   $ 3,437,434   $ 3,373,341
                          Allstate Life Insurance Co.              04/01/98    8.000%        20 years   $ 1,779,965   $ 1,667,760
Dominguez Properties      Allstate Life Insurance Co.              01/01/97    9.000%        25 years   $ 5,218,332   $ 5,137,608
Columbia Place            American General Investment Corp.        12/31/09    8.875%        20 years   $10,263,748   $ 4,508,804


                                 PREPAYMENT
        PROPERTY                 PROVISIONS
- ------------------------  ------------------------
Properties of Copley.
Broadway Industrial       --
  Center
Kingsview Industrial      --
  Center
Los Angeles Corporate     --
  Center
University Business       Prepayable after 10/1/97
  Center                  at greater of 1% or
                          Yield Maintenance.
                          Greater of 1% or Yield
                          Maintenance.
Huntwood Associates       No penalty.

                          No penalty.

Wiegman Associates        No penalty.

                          2% in 1996; 1% in 1997
                          until 7/31/97; 0%
                          thereafter.
Baygreen Industrial Park  --
Sample/I-95 Business      --
  Park
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park       The greater of 1% or 1%
                          plus Yield Maintenance.
                          None permitted until
                          3/10/96, then Yield
                          Maintenance.
Dominguez Properties      1% of amounts prepaid in
                          1996.
Columbia Place            1% if Prevailing Rate
                          8%; Yield Maintenance if
                          Prevailing Rate < 8%.

                                                                                                          BALANCE
                                                                                                        OUTSTANDING
                                                                   MATURITY   INTEREST   AMORTIZATION      AS OF      BALANCE DUE
        PROPERTY                          LENDER                     DATE       RATE        PERIOD       12/31/95     AT MATURITY
- ------------------------  ---------------------------------------  ---------  --------   ------------   -----------   -----------
Properties in which Copley will no longer have an ownership interest after the February Exchanges.
Central Distribution      Confederation Life Insurance Co.         10/01/98    8.625%        30 years   $ 2,340,285   $ 2,237,399
  Center
West Side Business Park   Confederation Life Insurance Co.         10/01/98    8.625%        30 years   $   936,096   $   894,942
Carson Industrial Center  State Farm Life Insurance Co.            03/01/97    9.250%      29.5 years   $ 2,092,780   $ 2,052,139
Dominguez Properties      Aetna Life Insurance Co.                 01/01/99    9.625%        30 years   $   812,684   $   705,822
                          Aetna Life Insurance Co.                 01/01/99    9.500%        30 years   $   453,375   $   390,928
                          Aetna Life Insurance Co.                 01/01/99    9.500%        30 years   $   554,209   $   477,874
270 Technology Park       Mercantile-Safe Deposit & Trust Co.      12/31/95    80% of         (Note 1)  $ 3,713,011       (Note 1)
                                                                               Prime
                                                                                                        -----------
                          Total Debt Balance per Financial Statements                                   $70,935,268
                                                                                                        ============

                                 PREPAYMENT
        PROPERTY                 PROVISIONS
- ------------------------  ------------------------
Properties in which Copley will no longer have an ownership interest after the
February Exchanges.
Central Distribution      Yield Maintenance.
  Center
West Side Business Park   Yield Maintenance.
Carson Industrial Center  The greater of 1% or 1%
                          plus Yield Maintenance.
Dominguez Properties      No penalty.
                          No penalty.
                          No penalty.
270 Technology Park       No penalty.

All loans are non-recourse with the exception of the guarantees discussed above and in the notes to consolidated financial statements. Yield Maintenance:
Usually requires a pre-payment penalty to be paid equal to the present value of the loan's original payments due over the return that could be earned by holding like maturity U.S. Treasuries. The exact formula varies from loan to loan. "P" means Prime Rate; "L" means LIBOR (London InterBank Offered Rate)
- ---------------
Note 1: Extension of this note's maturity date is being negotiated. Amortization was all excess cash flow after priority returns to partners. Copley exchanged its interest in this project and was relieved of its obligations under this note effective February 1, 1996.

INVESTED CAPITAL PRIORITIES AT DECEMBER 31, 1995

                                                                   COPLEY PROPERTIES, INC.
                                             -------------------------------------------------------------------
                                                                                                    PREFERRED
                                              INTEREST                                               RETURN
                                             ACCRUAL ON               INTEREST       PRIORITY      ACCRUAL ON
                                MORTGAGE      MORTGAGE    DEFICIT    ACCRUAL ON       EQUITY     PRIORITY EQUITY
           PROPERTY              LOANS         LOANS       LOANS    DEFICIT LOANS   INVESTMENT     INVESTMENT
- ------------------------------  --------     ----------   -------   -------------   ----------   ---------------
University Business Center....  $      0       $    0       $ 0          $ 0        $   14,652     $         0
Wiegman Associates............         0            0         0            0         2,500,000       1,111,737
Carson Industrial Center......   176,889(1)     4,422         0            0                 0               0
                                                             --           --
                                --------       ------                               ----------      ----------
          TOTALS..............  $176,889       $4,422       $ 0          $ 0        $2,514,652     $ 1,111,737
                                ========       ======        ==           ==        ==========      ==========

- ---------------
(1) Effective February 2, 1996, Copley exchanged its tenancy-in-common interest in Carson Industrial Center, including this note due from the co-tenant, Central Distribution Center, West Side Business Park and the El Presidio Properties to gain 100% ownership of Metro Business Park and the East Dominguez Property.

    The remaining properties of Copley are either wholly-owned, in which Invested Capital Priorities are not applicable, or tenancies-in-common in which the Invested Capital Priorities and accrued interest have been contributed to equity.

COMPETITIVE MARKET CONDITIONS

     In 1995, market conditions generally improved in the markets in which Copley's properties are located. However, the recovery has been uneven across different regions and product types, reflecting changes in the regional economies. Following is a description of the markets in which Copley operates:

     - Both the Hayward and Los Angeles, California industrial markets in which Copley's industrial projects are located, improved over 1995 with vacancy rates on similar space declining and rental rates strengthening.

     - The San Gabriel Valley, California office market, in which Copley's Los Angeles Corporate Center project is located, weakened slightly over 1995, with net absorption slightly negative. However, in January 1996, Copley executed a 38,500 square foot lease with CashFlex, L.P. for the only vacant space in the project. The lease of the other two tenants in the project expire in 2000.

     - The Santa Barbara, California market for research and development space, in which Copley's UBC project is located, remained healthy as a result of its location, land prices and developmental controls imposed by the city. Vacancy rates remained low and rental rates were stable.

     - Both the Phoenix and Southwest Tempe, Arizona industrial markets in which Copley's industrial projects are located, improved over 1995 with vacancy rates on similar space declining and rental rates strengthening.

     - Both the suburban Frederick and Columbia, Maryland markets, in which Copley's R&D and Office projects are located, improved slightly in 1995 with vacancy rates declining and rental rates remaining stable.

     - The Pompano Beach, Florida industrial market, in which Copley's Sample/I-95 Business Park is located, remained solid in 1995. Vacancy rates for similar space remained low and rental rates were stable.

     Copley believes that the information concerning the market conditions discussed above is accurate and that the sources from which it was obtained are reliable; however, Copley cannot guarantee the accuracy of this information.

PERCENTAGE LEASED AND 10% TENANTS

     The following table sets forth the occupancy rates for each of the last five years, the number of tenants occupying 10% or more of the developed square feet at the property as of the end of the year and the principal business of such tenants in Copley's properties at 12/31/95:

     % means percentage of square feet occupied/# means number of tenants occupying 10% or more of the developed square feet.

                                           1991           1992           1993           1994           1995
                                        -----------    -----------    -----------    -----------    -----------
              PROPERTY:                  %       #      %       #      %       #      %       #      %       #
- -------------------------------------   ----    ---    ----    ---    ----    ---    ----    ---    ----    ---
Properties of Copley.
Broadway Industrial Center...........    N/A    N/A     N/A    N/A     N/A    N/A    100%      4    100%      4
Kingsview Industrial Center..........    N/A    N/A     N/A    N/A     N/A    N/A     N/A    N/A    100%      1
Los Angeles Corporate Center.........   100%      3    100%      3    100%      3    100%      3     50%      2
University Business Center...........   100%      1     97%      1     95%      3    100%      3     99%      3
Huntwood Associates..................    82%      4     81%      2     98%      3    100%      3    100%      3
Wiegman Associates...................    69%      4     84%      4    100%      4    100%      3    100%      3
Baygreen Industrial Park.............    N/A    N/A     N/A    N/A     88%      2     50%      2    100%      3
Sample/I-95 Business Park............    72%      2     92%      2    100%      2    100%      2    100%      3
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park..................    95%      2     95%      3     96%      3    100%      3     96%      3
Dominguez Properties(1)..............   100%      1    100%      1    100%      1    100%      1    100%      1
Columbia Place.......................   100%      1    100%      1    100%      1    100%      1    100%      1
Properties in which Copley will no longer have an ownership interest after the February
  Exchanges.
Central Distribution Center..........   100%      4     88%      3     69%      3    100%      4    100%      3
West Side Business Park..............   100%      3    100%      2    100%      2    100%      2    100%      2
Carson Industrial Center.............   100%      1    100%      1    100%      1    100%      1    100%      1
Dominguez Properties(1)..............   100%      3    100%      3    100%      3    100%      3    100%      3
270 Technology Park..................    82%      2     93%      3    100%      3    100%      3     95%      3
                                        ----           ----           ----           ----           ----
TOTAL AVERAGE OCCUPANCY:.............    87%            89%            98%            97%            98%
                                        =====          =====          =====          =====          =====

              PROPERTY:                   PRINCIPAL BUSINESS AT 12/31/95
- -------------------------------------  -------------------------------------
Properties of Copley.
Broadway Industrial Center...........  Bakery, Moving & Storage, Data Forms
                                       and Furniture
Kingsview Industrial Center..........  Furniture Welding
Los Angeles Corporate Center.........  County Government & Import/Export
                                       Trading
University Business Center...........  Medical R&D & Educational
                                       Software/Publishing
Huntwood Associates..................  Food, Paper & Bath Products
Wiegman Associates...................  Office Supply, Book Distribution &
                                       Laundry
Baygreen Industrial Park.............  Furniture Supply & Metal Working
Sample/I-95 Business Park............  Furniture, Home Health & Electronics
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park..................  Electronics, Medical Equipment Supply
                                       and Church
Dominguez Properties(1)..............  Freight Forwarding & Warehousing
Columbia Place.......................  Payroll Services & Radio Ratings
Properties in which Copley will no longer have an ownership interest after the
  February Exchanges.
Central Distribution Center..........  Door & Window, Tires and Records
                                       Storage
West Side Business Park..............  Woodworking, Doors & Windows
Carson Industrial Center.............  Liquor Distribution
Dominguez Properties(1)..............  Freight Forwarding & Warehousing
270 Technology Park..................  Electronics & Telemarketing
TOTAL AVERAGE OCCUPANCY:.............

- ---------------
(1) As part of the February Exchanges, Copley relinquished its interest in the three El Presidio buildings of Dominguez Properties and increased its ownership in the East Dominguez building of Dominguez Properties to 100%.

LEASE EXPIRATIONS

     The following table sets forth for all of Copley's properties for each of the next ten years (i) the number of leases that expire in each year, (ii) the square feet covered by such leases expiring, (iii) the annual rental represented by such leases and (iv) the percentage of total gross annual rental income expiring.

                                                                                              % OF TOTAL
                                               # OF LEASE        TOTAL          ANNUAL          ANNUAL
                    DATE                       EXPIRATIONS    SQUARE FEET      RENTAL(1)      RENTAL(2)
- ---------------------------------------------  ----------     -----------     -----------     ----------
1996.........................................      19            650,664      $ 2,881,870         20%
1997.........................................      18            458,587        2,235,071         15%
1998.........................................      14            190,310          896,715          6%
1999.........................................       6            119,987        1,205,856          8%
2000.........................................       5            165,372        1,152,732          8%
2001.........................................       3            208,470          656,957          5%
2002.........................................       2             73,000          305,832          2%
2003.........................................       5            231,711        2,130,076         15%
2004.........................................       2             53,250          492,018          3%
2005.........................................       4            162,972          941,583          7%
                                                   --                                              --
                                                               ---------      -----------
TOTAL........................................      78          2,314,323      $12,898,710         89%
Thereafter...................................       2            149,951      $ 1,584,636         11%

- ---------------
(1) Represents annual straight-line rental revenue recognized in accordance with generally accepted accounting principles for leases expiring in each year shown.

(2) Represents the annual rental of leases expiring in each year as a percentage of the total annual rental of all leases currently in place.

SIGNIFICANT PROPERTIES

     The following tables show, as of December 31, 1995, tenant lease expirations for the next ten years at properties representing approximately 10% or more of the total 1995 rental income of Copley's properties or approximately 10% or more of the total gross land and building assets of Copley's properties.

     The tables set forth for each property specified below for each of the next ten years (i) the number of leases that expire in that year, (ii) the square feet covered by such leases expiring, (iii) the annual rental represented by such leases and (iv) percentage of total gross annual rental income expiring for the property based on December 31, 1995 rents.

UNIVERSITY BUSINESS CENTER:

                                                                                                % OF TOTAL
                                      NO. OF       APPROXIMATE           ANNUALIZED          ANNUALIZED RENT
                                      LEASES      LEASED AREA IN         RENT UNDER           REPRESENTED BY
               DATE                  EXPIRING      SQUARE FEET       EXPIRING LEASES(1)     EXPIRING LEASES(2)
- -----------------------------------  --------     --------------     ------------------     ------------------
1996...............................      0                  0            $        0                   0%
1997...............................      4             39,259               537,432                  15%
1998...............................      2             11,445               167,040                   5%
1999...............................      3             63,987             1,022,784                  28%
2000...............................      0                  0                     0                   0%
2001...............................      0                  0                     0                   0%
2002...............................      0                  0                     0                   0%
2003...............................      3             92,311             1,610,628                  42%
2004...............................      1             21,050               367,260                  10%
2005...............................      0                  0                     0                   0%
                                        --            -------            ----------                 ---
TOTAL..............................     13            228,052            $3,705,144                 100%

HUNTWOOD ASSOCIATES:

                                                                                                % OF TOTAL
                                      NO. OF       APPROXIMATE           ANNUALIZED          ANNUALIZED RENT
                                      LEASES      LEASED AREA IN         RENT UNDER           REPRESENTED BY
               DATE                  EXPIRING      SQUARE FEET       EXPIRING LEASES(1)     EXPIRING LEASES(2)
- -----------------------------------  --------     --------------     ------------------     ------------------
1996...............................      0                  0            $        0                   0%
1997...............................      2             88,100               303,396                  16%
1998...............................      1             22,700                88,560                   4%
1999...............................      2             31,400                96,096                   5%
2000...............................      1             41,200               150,996                   8%
2001...............................      1            100,000               394,188                  20%
2002...............................      1             37,000               144,192                   7%
2003...............................      2            139,400               519,448                  26%
2004...............................      0                  0                     0                   0%
2005...............................      1             54,600               272,196                  14%
                                        --            -------            ----------                 ---
TOTAL..............................     11            514,400            $1,969,072                 100%

SAMPLE/I-95 BUSINESS PARK:

                                                                                                % OF TOTAL
                                      NO. OF       APPROXIMATE           ANNUALIZED          ANNUALIZED RENT
                                      LEASES      LEASED AREA IN         RENT UNDER           REPRESENTED BY
               DATE                  EXPIRING      SQUARE FEET       EXPIRING LEASES(1)     EXPIRING LEASES(2)
- -----------------------------------  --------     --------------     ------------------     ------------------
1996...............................      6             45,829             $288,551                   31%
1997...............................      2              7,650               35,820                    4%
1998...............................      2              8,123               58,929                    6%
1999...............................      0                  0                    0                    0%
2000...............................      0                  0                    0                    0%
2001...............................      1             41,810              241,188                   26%
2002...............................      1             36,000              161,640                   18%
2003...............................      0                  0                    0                    0%
2004...............................      0                  0                    0                    0%
2005...............................      1             18,000              138,640                   15%
                                        --
                                                      -------           ----------                  ---
TOTAL..............................     13            157,412             $924,768                  100%

- ---------------
(1) Represents annual straight-line rental revenue recognized in accordance with generally accepted accounting principles for leases expiring in each year shown.

(2) Represents the annual rental of leases expiring in each year as a percentage of the total annual rental of all leases currently in place at the property.

     The following table sets forth the principal provisions of leases which represent more than 10% of the gross leasable area ("GLA") of each property and the realty taxes for each property for the year ended December 31, 1995.

                                   ANNUAL     # OF TENANTS              SQ. FT. OF  DEC. 31, 1995
                                 REAL ESTATE   WITH 10% OR    PROJECT      EACH     STRAIGHT-LINE     LEASE          RENEWAL
            PROPERTY                TAXES      MORE OF GLA    SQ. FT.     TENANT     (GAAP) RENT    EXPIRATION       OPTIONS
- -------------------------------- -----------  -------------  ---------  ----------  --------------  ----------  -----------------
Properties of Copley.
Broadway Industrial Center......  $  80,351         4          121,463      14,803      $ 3.36          8/98    None
                                                                            13,332      $ 3.96          9/96    None
                                                                            26,668      $ 3.46          5/98    1-5 Year Option
                                                                            66,660      $ 3.88         11/01    2-5 Year Options
Kingsview Industrial Center.....  $  37,426         1           82,920      82,920      $ 5.51          3/05    None
Los Angeles Corporate Center....  $  78,002         2           76,542       8,500      $ 9.00          1/00    1-5 Year Option
                                                                            29,542      $17.17         11/00    1-5 Year Option
University Business Center......  $ 296,883         3          230,412      24,020      $13.17          4/97    None
                                                                            20,154      $18.32          6/99    2-5 Year Options
                                                                            31,013      $15.78         12/99    1-5 Year Option
                                                                            82,132      $16.26          4/03    1-5 Year Option
Huntwood Associates.............  $ 262,331         3          514,400     100,000      $ 3.94          9/01    None
                                                                           139,400      $ 3.73          6/03    1-5 Year Option
                                                                            54,600      $ 4.99          2/05    None
Wiegman Associates..............  $ 118,550         3          261,900     125,700      $ 3.64          7/96    1-5 Year Option
                                                                            40,000      $ 4.28          6/97    None
                                                                            71,600      $ 4.19          9/97    1-5 Year Option
Baygreen Industrial Park........  $  10,940         3           40,200       7,500      $ 3.84          6/96    None
                                                                             7,500      $ 4.56          6/97    None
                                                                            25,200      $ 3.51          9/98    1-5 Year Option
Sample/I-95 Business Park.......  $ 211,868         3          157,412      41,810      $ 5.77          5/01    None
                                                                            36,000      $ 4.49          1/02    2-5 Year Options
                                                                            18,000      $ 7.70          1/05    2-3 Year Options
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park.............  $ 166,364         3          188,743      22,000      $ 5.67          8/96    3-3 Year Options
                                                                            75,620      $ 5.22          9/96    2-5 Year Options
                                                                            30,000      $ 5.58          7/98    2-3 Year Options
Dominguez Properties(1).........  $  78,517         1          261,500     261,500      $ 3.89         12/96    None
Columbia Place..................  $ 168,381         1          115,273     115,273      $11.08         12/09    4-5 Year Options
Properties in which Copley will no longer have an ownership interest after the February Exchanges.
Central Distribution Center.....  $  77,895         3          105,340      42,940      $ 3.99          6/97    None
                                                                            30,200      $ 4.15         11/97    None
                                                                            32,200      $ 3.87         10/04    None
West Side Business Park.........  $  34,737         2           42,342       8,380      $ 4.29          3/96    None
                                                                            33,962      $ 2.48          2/98    None
Carson Industrial Center........  $  39,996         1           79,240      79,240      $ 4.32         10/00    1-5 Year Option
Dominguez Properties............  $  60,672         3          165,400      46,600      $ 4.20          1/96    None
                                                                            53,600      $ 3.36          3/97    None
                                                                            65,200      $ 3.99          5/97    None
270 Technology Park.............  $  51,827         3           69,307      10,218      $ 9.30         10/97    1-2 Year Option
                                                                             7,452      $ 9.95          8/05    None
                                                                            34,678      $ 8.85          1/11    None
                                                               -------
TOTAL SQUARE FEET...............                             2,512,394
                                                               =======

- ---------------
(1) As part of the February Exchanges, Copley relinquished its interest in the three El Presidio buildings of Dominguez Properties and increased its ownership in the East Dominguez building of Dominguez Properties to 100%.

     The following table sets forth the average effective annual rent per square foot, for each of the last five years, for each of Copley's properties.

                                               EXISTING                   RECOGNIZED
                                                SQUARE      YEAR-END        RENTAL       NET EFFECTIVE
                 PROPERTIES                      FEET       OCCUPANCY      REVENUE       RENT ($/SQ/YR)
- ---------------------------------------------  --------     ---------     ----------     --------------
Properties of Copley.
Broadway Industrial Center
     1991....................................       N/A        N/A               N/A            N/A
     1992....................................       N/A        N/A               N/A            N/A
     1993....................................       N/A        N/A               N/A            N/A
     1994(1).................................   121,463        100%          277,175         $ 3.04
     1995....................................   121,463        100%          542,897         $ 4.47
Kingsview Industrial Center
     1991....................................       N/A        N/A               N/A            N/A
     1992....................................       N/A        N/A               N/A            N/A
     1993....................................       N/A        N/A               N/A            N/A
     1994....................................       N/A        N/A               N/A            N/A
     1995(2).................................    82,920        100%          232,381         $ 2.80
Los Angeles Corporate Center
     1991....................................    76,542        100%        1,170,945         $15.30
     1992....................................    76,542        100%        1,150,767         $15.03
     1993....................................    76,542        100%        1,181,416         $15.43
     1994....................................    76,542        100%        1,258,939         $16.45
     1995....................................    76,542         50%          757,245         $13.19
University Business Center
     1991....................................   232,347        100%        3,759,000         $16.26
     1992....................................   232,347         97%        3,592,000         $15.70
     1993....................................   232,347         95%        3,968,000         $17.79
     1994....................................   230,412        100%        4,562,000         $20.22
     1995....................................   230,412         99%        4,572,353         $19.94
Huntwood Associates
     1991....................................   449,000         82%        2,272,924         $ 5.56
     1992....................................   508,800         81%        1,866,257         $ 4.50
     1993....................................   508,800         98%        1,736,333         $ 3.81
     1994....................................   512,600        100%        1,864,893         $ 3.69
     1995....................................   514,400        100%        2,160,670         $ 4.21
Wiegman Associates
     1991....................................   261,900         69%          860,970         $ 4.27
     1992....................................   261,900         84%          813,401         $ 4.06
     1993....................................   261,900        100%          924,421         $ 3.84
     1994....................................   261,900        100%        1,200,213         $ 4.58
     1995....................................   261,900        100%        1,151,581         $ 4.40
Baygreen Industrial Park
     1991....................................       N/A        N/A               N/A            N/A
     1992....................................       N/A        N/A               N/A            N/A
     1993....................................    80,400         88%           51,603         $ 3.72
     1994(3).................................    40,200         50%          216,886         $ 3.26
     1995....................................    40,200        100%          118,244         $ 2.94

                                               EXISTING                   RECOGNIZED
                                                SQUARE      YEAR-END        RENTAL       NET EFFECTIVE
                 PROPERTIES                      FEET       OCCUPANCY      REVENUE       RENT ($/SQ/YR)
- ---------------------------------------------  --------     ---------     ----------     --------------
Sample/I-95 Business Park
     1991....................................   102,000         72%          316,880         $ 4.31
     1992....................................   139,412         92%          520,906         $ 4.56
     1993....................................   139,412        100%          968,775         $ 7.24
     1994....................................   139,412        100%        1,021,894         $ 7.33
     1995....................................   157,412        100%        1,083,211         $ 7.30
Properties owned 100% by Copley subsequent to the February Exchanges.
Metro Business Park
     1991....................................   188,635         95%          690,510         $ 4.91
     1992....................................   188,635         95%          999,422         $ 5.58
     1993....................................   188,635         96%        1,216,604         $ 6.75
     1994....................................   188,743        100%        1,442,425         $ 7.80
     1995....................................   188,743         96%        1,387,215         $ 7.50
Dominguez Properties
     1991....................................   426,900        100%        1,579,049         $ 3.70
     1992....................................   426,900        100%        1,699,710         $ 3.98
     1993....................................   426,900        100%        1,750,067         $ 4.10
     1994....................................   426,900        100%        1,708,341         $ 4.00
     1995(4).................................   426,900        100%        1,861,329         $ 4.36
Columbia Place
     1991....................................   115,273        100%        1,698,630         $14.74
     1992....................................   115,273        100%        1,690,514         $14.67
     1993....................................   115,273        100%        1,705,109         $14.79
     1994(5).................................   115,273        100%        1,748,450         $15.17
     1995....................................   115,273        100%        1,837,740         $15.94

                                               EXISTING                   RECOGNIZED
                                                SQUARE      YEAR-END        RENTAL       NET EFFECTIVE
                 PROPERTIES                      FEET       OCCUPANCY      REVENUE       RENT ($/SQ/YR)
- ---------------------------------------------  --------     ---------     ----------     --------------
Properties in which Copley will no longer have an ownership interest after the February Exchanges.
Central Distribution Center
     1991....................................   105,340        100%          378,369         $ 3.82
     1992....................................   105,340         88%          311,685         $ 3.15
     1993....................................   105,340         69%          410,064         $ 4.96
     1994....................................   105,340        100%          372,979         $ 4.19
     1995....................................   105,340        100%          476,743         $ 4.53
Westside Distribution Center
     1991....................................    42,342        100%          108,897         $ 3.06
     1992....................................    42,342        100%           81,002         $ 1.91
     1993....................................    42,342        100%          116,059         $ 2.74
     1994....................................    42,342        100%          127,233         $ 3.00
     1995....................................    42,342        100%          142,338         $ 3.36
Carson Industrial Center
     1991....................................    79,240        100%          423,806         $ 5.35
     1992....................................    79,240        100%          325,201         $ 4.10
     1993....................................    79,240        100%          383,069         $ 4.83
     1994....................................    79,240        100%          407,323         $ 5.14
     1995....................................    79,240        100%          405,301         $ 5.11
270 Technology Park
     1991....................................    69,307         82%          507,575         $ 9.15
     1992....................................    69,307         93%          603,482         $ 9.95
     1993....................................    69,307        100%          681,066         $10.18
     1994....................................    69,307        100%          743,001         $10.72
     1995....................................    69,307         95%          716,456         $10.60

- ---------------
(1) As property was acquired on March 31, 1994, Net Effective Rent calculated from April through December.
(2) As property was acquired in July 1995, Net Effective Rent calculated from July through December.
(3) As two buildings were sold in early December 1994, Net Effective Rent is calculated as follows:
         $216,886/[((50% X 40,200)/12) + ((88% X 80,400) X 11/12)].
(4) The Recognized Rental Revenue includes income from the three El Presidio buildings of $754,816 in 1995.
(5) Does not include impact of BDM lease termination payments.

Net Effective Rent is calculated as follows:

     Recognized Rental Revenue/Average Square Feet Occupied during the year.

     Average Square Feet Occupied equals: square feet X ((beginning year occupancy + year end occupancy)/2)

     Recognized Rental Revenue is the rental revenue recognized for financial statement purposes including operating expense reimbursements.

                    FEDERAL TAX BASIS INFORMATION FOR COPLEY

     The following table sets forth for each of Copley's significant properties the tax information as follows: (i) Federal tax basis as of December 31, 1995;
(ii) 1995 annual rate of depreciation; (iii) method of depreciation; and (iv) life claimed, with respect to each property or component thereof for purposes of depreciation for tax purposes.

                                            FEDERAL         RATE OF                           LIFE
                PROPERTY                   TAX BASIS      DEPRECIATION        METHOD        IN YEARS
- ----------------------------------------  -----------     -----------     --------------    --------
University Business Center
- ----------------------------------------
Building................................  $ 9,808,100         3.18%       Straight Line         31.5
Improvements............................    5,923,487         3.18%       Straight Line         31.5
Improvements............................    5,094,510         2.56%       Straight Line         39
                                          -----------     -----------
Total Depreciable Assets................  $20,826,097
Huntwood Associates
- ----------------------------------------
Building & Improvements.................  $12,603,951         2.50%       Straight Line         40
                                          -----------     -----------
Total Depreciable Assets................  $12,603,951
Sample/I-95 Business Park
- ----------------------------------------
Building & Improvements.................  $   242,063        28.57%       200% DB(1)             7
Building & Improvements.................      553,788        10.00%       150% DB(1)            15
Building & Improvements.................    3,695,997         3.18%       Straight Line         31.5
Building & Improvements.................      978,340         2.56%       Straight Line         39
                                          -----------     -----------
Total Depreciable Assets................  $ 5,470,188
Total Depreciable Assets for tax
  purposes..............................  $38,900,236
                                           ==========

- ---------------
(1) "DB" means Declining Balance

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     Copley's assets consist primarily of investments in real estate. At December 31, 1995, several properties were owned directly by Copley; others were owned by joint ventures in which Copley is the managing general partner or structured as tenancy-in-common in which Copley was a co-tenant. As a co-tenant in its tenancy-in-common investments and a general partner in its joint venture investments, Copley was obligated to fund its proportionate share of operating deficits.

     At December 31, 1995, Copley had cash and cash equivalents totaling $5,716,300. Copley also has a $5,000,000 bank line-of-credit which expires on July 31, 1996. The average outstanding balance on the line-of-credit during 1995 and 1994 was $2,091,644 and $3,402,000, respectively.

     Dividends continue to be paid from cash generated by operations. As more fully discussed under "-- Results of Operations" below, cash flow from operations was $3,450,436 in 1995, $5,295,756 in 1994 and $4,596,582 in 1993.
Copley intends to distribute to its stockholders at least 95% of taxable income so as to maintain its qualification as a REIT under the Code. Copley's policy is to pay dividends based on cash flow from operations, which usually exceeds taxable income. The quarterly dividend level was increased twice during 1994, from $0.20 per Copley Share in the prior quarter to $0.22 per Copley Share in January and raised again to $0.25 per Copley Share in September. In 1995, the dividend was increased to $0.27 per Copley Share in June.

     In July 1995, Copley entered into an agreement to extend the maturity of the mortgage notes payable to Massachusetts Mutual Life Insurance Company which are secured by the Huntwood Associates and Wiegman Associates properties from January 1, 1996 to June 1, 1996 on the same terms and conditions as the original financings.

     In June 1995, Copley entered into an agreement to extend the maturity of a mortgage note payable to Wells Fargo Bank which is secured by another portion of the Huntwood Associates property from June 15, 1995 to January 15, 1997 on the same terms and conditions as the original financing.

     A mortgage note payable, secured by the UBC property, matured and was refinanced in February 1995. A principal paydown of $3,500,000 was made in conjunction with the refinancing. The funds for the paydown were primarily obtained from a short-term mortgage loan of $3,250,000 secured by the Peachtree Corners Distribution Center ("Peachtree"), which in turn was retired as part of the closing when Peachtree was sold.

     During the second quarter of 1995, Copley retained Morgan Stanley as its financial advisor to assess the strategic alternatives available to Copley in order to maximize stockholder value. In September 1995, Morgan Stanley recommended that Copley solicit the interest of third parties in merging with Copley or acquiring its stock or assets. Morgan Stanley also assisted Copley in the solicitation of interest of third parties. In February 1996, Copley entered into the Merger Agreement pursuant to which Copley will be merged into EastGroup. In the Merger, each Copley Share will be converted into EastGroup Shares with a value of $15.60, subject to certain adjustments. The Merger is subject to several conditions including approval by the shareholders of EastGroup and the stockholders of Copley and registration of the EastGroup Shares to be issued with the SEC.

RESULTS OF OPERATIONS

  Acquisitions and Dispositions

     In November 1995, Copley sold its interest in Peachtree for a purchase price of approximately $10,000,000. After payment of selling expenses and the outstanding mortgage loan, Copley received net cash proceeds of approximately $7,626,000, including deposits of $125,000 and $1,165,000 received in March 1995 and June 1995. The outstanding principal balance of $2,250,000 on a $3,250,000 mortgage note payable which the buyer issued to Copley in February 1995 was retired as part of the closing. In July 1995, Copley made a payment to reduce the outstanding principal of this note by $1,000,000. Copley recognized a gain on the sale of approximately $1,806,000.

     In July 1995, Copley purchased Kingsview, an 83,000 square foot industrial building located in Carson, California, for approximately $3,000,000 in cash.

     In June 1995, Copley sold all of its interests and rights, including its ground lease position, related to the Park North Business Center investment for approximately $18,500,000. Proceeds from the sale of approximately $12,900,000, net of the assumption of debt associated with the ground lease property, were used to pay off the mortgage notes payable to Wells Fargo Realty Advisors and the revenue bonds which were owed by the ground lessee and guaranteed by Copley. After settlement of the debt and payment of selling expenses, Copley received net cash proceeds of approximately $6,825,000, including a deposit of $125,000 received in March 1995. Copley recognized a gain of approximately $758,000.

     In the fourth quarter of 1994, Copley sold two of the buildings at the Baygreen Industrial Park in separate transactions for proceeds of $1,782,925 and recognized gains totaling $626,931.

     In March 1994, Copley purchased Broadway Industrial Park, an industrial building located in Tempe, Arizona, for approximately $2,350,000.

  Restructurings

     In September 1995, Copley paid approximately $100,000 to terminate an incentive property management agreement related to Broadway Industrial Center and paid approximately $200,000 in October 1995 to terminate an incentive property management agreement related to Baygreen Industrial Park. The incentive property management agreements represented a contingent equity interest in the properties granted at the date of acquisition, payable upon sale, refinancing, or termination. Therefore, the termination fees paid have been recorded as acquisition costs and added to Copley's carrying value of the investments.

     In August 1995, Copley entered into agreements with certain of its co-venture partners to restructure the ownership of the joint venture investments as tenancies-in-common. Effective February 1, 1996, Copley exchanged its co-tenant interest in the 270 Technology Park property to obtain 100% ownership of the Columbia Place property. Effective February 2, 1996, Copley exchanged its co-tenant interests in the Carson Industrial Center, Central Distribution Center, West Side Business Park and the three El Presidio buildings (comprising a portion of the Dominguez Properties) to obtain 100% ownership of the Metro Business Park tenancy-in-common and the remaining building in the Dominguez Properties tenancy-in-common. These transactions did not generate a material gain or a loss or have an impact on stockholders' equity.

     Effective January 1, 1994, Copley entered into a restructuring agreement giving Copley a controlling interest in three partnerships in the Park North Business Center investment (the "Parknorth Partnerships"). Under the restructuring, 100% ownership of the property was transferred to Copley on March 30, 1995. The remaining portion of the Park North Business Center investment included land that was leased under a long-term ground lease arrangement. As discussed above, the entire Park North Business Center investment was sold on June 30, 1995.

  Significant Lease Transaction

     In September 1994, M.O.R. XXXVI Associates Limited Partnership, a partnership in which Copley is a general partner (the "M.O.R. XXXVI Partnership") and the owner of Columbia Place, modified the existing terms of its sole lease and mortgage loan agreements. BDM Federal, Inc. ("BDM"), the original tenant with a lease expiring in March 1998, desired to vacate the building and Ceridian Corporation ("Ceridian"), a new tenant, desired to occupy the building. BDM, Ceridian, and the M.O.R. XXXVI Partnership entered into a series of agreements under which BDM is obligated for certain payments to the M.O.R. XXXVI Partnership through March 1998. The payments are contingent on future events and are being recognized as income when the contingencies expire. In 1994, approximately $864,000 was recognized as additional income from BDM as a result of the transaction.

     Ceridian entered into a lease with the M.O.R. XXXVI Partnership which commenced September 1994 and expires December 2009, subject to earlier termination options in December 2004 and December 2006. Ceridian was responsible for all of its tenant improvements and chose to substantially re-fit this space. This resulted in the write-off by the M.O.R. XXXVI Partnership of approximately $2,635,000 of tenant improvements and other capital costs.

     In conjunction with the leasing transaction, the mortgage note payable to a third-party lender of approximately $10,490,000 was restructured. The interest rate was reduced from 10.125% to 8.875% per annum, effective December 1, 1994 and the maturity date was extended from May 1998 to December 2009. The maturity date may be accelerated if Ceridian exercises its termination options. The revised mortgage note requires monthly payments of principal and interest based on a twenty-year amortization schedule.

     The M.O.R. XXXVI Partnership's costs of the transaction have been capitalized and are being amortized over the life of the lease or loan as applicable.

  Asset Valuation

     The estimated net realizable value of the undeveloped land at Sample/I-95 Associates Business Park had declined significantly in prior years. In accordance with Copley's policy, the carrying value was reduced to approximate net realizable value, resulting in an investment valuation allowance of $900,000 in 1993. The value has remained stable during 1994 and 1995.

  Investment Performance

     The overall leased percentage for the portfolio was 98% at December 31, 1995, up from 97% a year earlier. Leases for 16% of Copley's square footage expired during 1995 and were largely renewed; leases for 26% of Copley's square footage are scheduled to expire in 1996. Management expects that occupancy will not be significantly affected by the upcoming expirations, as the demand for industrial space strengthens with the recovering economy; however, there can be no guarantee that the space will be leased or will be leased on favorable terms.

     Excluding the 1994 lease termination charges at Columbia Place and the valuation allowance on Sample/I-95 in 1993, overall real estate operating results were $2,193,768 in 1995; $1,867,745 in 1994; and $1,319,667 in 1993.
These changes between years reflect changes in the operating results of the underlying properties, as well as property acquisitions.

1995 RESULTS OF OPERATIONS COMPARED TO 1994

     The improvement from the prior year is primarily due to a decrease in depreciation expense which resulted from the sale of the Park North Business Center on June 30, 1995; lower interest expense due to debt reductions at certain properties; income generated from Kingsview which was purchased in July 1995; and increased rental revenue at certain properties due to higher occupancy rates. These improvements were partially offset by a write-off of approximately $71,000 in rent-receivable from a former tenant of the Huntwood Associates property; the expiration in the first quarter of 1995 of a lease representing approximately one-half the rentable space at the Los Angeles Corporate Center; and the loss of operating income generated from the Park North Business Center and Peachtree properties which were sold during the year.

     Cash flow from operations decreased by $1,845,320 between 1995 and 1994. The decrease is due primarily to the following factors: (i) under the terms of the new lease at Columbia Place, cash flow from rent in 1995 is less than in previous years; (ii) cash from operations in the first quarter of 1994 benefited from the realization of cash upon conversion of the Park North Business Center property from a joint venture accounted for under the equity method to a wholly-owned property accounted for on a consolidated basis; (iii) a significant lease expired at the Los Angeles Corporate Center in the first quarter of 1995;
(iv) the Park North Business Center was sold in the second quarter of 1995; and
(v) professional fees increased as discussed below. These decreases to cash flow were partially offset by general improvement in operations at the other properties and the acquisition of Kingsview.

1994 RESULTS OF OPERATIONS COMPARED TO 1993

     A significant portion of the improvement in investment performance during 1994 is attributable to UBC and Peachtree. These properties experienced notable improvement due to increases in occupancy as well as lease renewals in improved market conditions. The acquisitions of Baygreen Industrial Park in late 1993 and Broadway Industrial Center in early 1994 also contributed to the improvement. Interest expense decreased at Sample/I-95 and Park North Business Center due to the retirement at maturity during 1994 of certain mortgage notes totaling approximately $6,600,000. Depreciation expense increased in 1994 primarily in connection with property acquisitions.

     Cash flow from operations increased by $699,174 between 1994 and 1993. This increase, as with the increase in real estate operating results, is due mainly to the improved operating results of the properties, particularly UBC and Peachtree. The difference between the improvement in cash flow from operations and the smaller improvement in real estate operating results is due to a number of factors including (i) the timing of receipts of rents may differ from the period in which revenue is recognized, (ii) the year-to-year change in depreciation expense which affects real estate operating results but not cash flow from operations, and (iii) the year-to-year change in portfolio level expenses which affects cash flow from operations but not real estate operating results.

  Portfolio Expenses

     Management advisory fees decreased by 37% in 1995 compared to 1994 and increased 19% in 1994 compared to 1993, which is consistent with the changes in cash flow from operations, as discussed above, upon which the management fee computation is based.

     Professional fees for 1995 increased by approximately $756,000 compared to 1994 as a result of costs incurred by Copley related to its consideration of various strategic alternatives aimed at maximizing stockholder value and subsequent solicitation of proposals to acquire Copley or substantially all of its assets. Included in professional fees for the year ended December 31, 1995 is approximately $352,000 of investment advisory fees earned by Morgan Stanley and $324,000 in legal fees related to this process. Upon the consummation of the merger, Copley has committed to pay Morgan Stanley a transaction fee of $1.5 million, less the amounts previously paid.

     Professional fees increased by $45,000 in 1994 over 1993 primarily due to increased utilization of outside counsel for routine legal services and an increase in auditing and accounting fees.

     Fees paid to the Board of Directors in 1995, which are included in general and administrative expenses, increased by approximately $94,000 over 1994 due to increased frequency of meetings and an increase in the per meeting fee payable to each director which became effective during the second quarter of 1995.

     General and administrative expenses increased by approximately $46,000 in 1994 compared to 1993, due primarily to an increase in franchise taxes.

     Interest expense for 1995 and 1994 was $184,562 and $210,241, respectively. The decrease in interest expense is the result of lower borrowings under Copley's line-of-credit. There were no borrowings or interest expense in 1993.

     In late 1994, Copley commenced the marketing of additional equity on a private placement basis and incurred $501,227 in Deferred Financing Costs in connection with pursuing the private placement and arranging for an increased line-of-credit, which was contingent on additional equity. Discussions with potential investors did not produce an agreement on the terms of an equity investment and Copley wrote-off the Deferred Financing Costs in the quarter ended March 31, 1995.

INFLATION

     By their nature, real estate investments tend not to be adversely affected by inflation. Inflation may cause appreciation in the value of Copley's real estate investments over time if rental rates and replacement costs of properties increase. Declines in property values, over the past several years, due to market and economic conditions, have overshadowed the positive effect inflation may have on the value of Copley's investments.

                        INFORMATION CONCERNING EASTGROUP


     Detailed information concerning EastGroup is set forth in EastGroup's Annual Report on Form 10-K which is incorporated herein by reference.


RECENT DEVELOPMENTS

     Merger with LNH. On December 22, 1995, an Agreement and Plan of Merger (the "LNH Merger Agreement") by and between EastGroup, LNH and EastGroup-LNH Corporation, a wholly-owned subsidiary of EastGroup, was executed pursuant to which LNH would be merged with and into EastGroup-LNH Corporation. Pursuant to the LNH Merger Agreement, each outstanding LNH Share will be converted into the right to receive the number of EastGroup Shares determined by dividing the value $8.10 by the average closing price on the NYSE for EastGroup Shares for the 10 trading days preceding the closing of the EastGroup-LNH Merger. The closing of the EastGroup-LNH Merger is subject to a number of conditions including the approval of the LNH Merger Agreement by the holders of two-thirds of the outstanding LNH Shares. The pro forma financial statements included in this Joint Proxy Statement/Prospectus give effect to the EastGroup-LNH Merger on the basis described in the notes thereto. See "Joint Proxy Statement/Prospectus Summary -- Unaudited Pro Forma Consolidated Selected Financial Data." EastGroup's registration statement on Form S-4 filed with the SEC in connection with the EastGroup-LNH Merger was declared effective by the SEC on April 15, 1996. The special meeting of LNH shareholders and closing of the EastGroup-LNH Merger are both scheduled to occur on May 14, 1996. As a result of the EastGroup-LNH Merger, EastGroup will issue approximately 635,000 EastGroup Shares to LNH shareholders other than EastGroup (assuming an EastGroup Share price of $21.50).

                          MARKET PRICES AND DIVIDENDS

EASTGROUP SHARES


     On May 3, 1994, EastGroup Shares became listed on the NYSE under the symbol "EGP." Prior to this date EastGroup Shares were listed on the AMSE under the symbol "EGP." As of May 7, 1996, there were 4,245,083 EastGroup Shares outstanding held of record by approximately 777 shareholders.


     The following table sets forth the high and low sales prices during and the cash distributions paid by EastGroup for the calendar quarters specified:


                                                                                 DISTRIBUTION
                                                                                   DECLARED
                          QUARTER ENDED                        HIGH     LOW       PER SHARE
    ---------------------------------------------------------  ----     ---     --------------
    March 31, 1993...........................................  $20  1/4 $16 1/2     $ 0.38
    June 30, 1993............................................   19  1/8  17           0.38
    September 30, 1993.......................................   23  5/8  18 1/4       0.38
    December 31, 1993........................................   24  1/4  20 1/8       0.41
    March 31, 1994...........................................   21  1/8  19           0.43
    June 30, 1994............................................   20  7/8  18 1/4       0.43
    September 30, 1994.......................................   19  7/8  18 3/8       0.43
    December 31, 1994........................................   19  3/4  16 1/2       0.45
    March 31, 1995...........................................   19  5/8  17 1/4       0.45
    June 30, 1995............................................   20       18 3/8       0.45
    September 30, 1995.......................................   20  3/4  19           0.47
    December 31, 1995........................................   22  3/8  20 1/4       0.47
    March 31, 1996...........................................   23  3/8  20 3/4       0.47
    June 30, 1996 (through May 7, 1996)......................   22  3/8  21 3/4         --



     On February 12, 1996, the most recent trading day on which EastGroup Shares traded prior to the public announcement as to the agreement in principle between EastGroup and Copley regarding the Merger (which occurred on February 13, 1996), the closing price for EastGroup Shares on the NYSE was $21.625. As of May 7, 1996, the most recent trading day as to which it is practicable to provide market price information, the closing price for EastGroup Shares on the NYSE was $22.125 per share.


COPLEY SHARES


     Copley Shares are traded on the AMSE under the symbol "COP." As of May 7, 1996 there were 3,584,350 Copley Shares outstanding held of record by approximately 648 stockholders and one shareholder of record of the Class A Share.

     The following table sets forth, for the periods indicated, the high and low sales prices for Copley Shares and the cash distributions declared by Copley for the calendar quarters specified:


                                                                                 DISTRIBUTION
                                                                                 DECLARED PER
                          QUARTER ENDED                        HIGH     LOW         SHARE
    ---------------------------------------------------------  ----     ---     --------------
    March 31, 1993...........................................  $12  1/4 $ 9 1/4     $ 0.20
    June 30, 1993............................................   12  3/4  10 1/4       0.20
    September 30, 1993.......................................   11  3/8  10 1/2       0.20
    December 31, 1993........................................   11  1/8   9 1/4       0.20
    March 31, 1994...........................................   10  3/4   9 1/4       0.22
    June 30, 1994............................................   10  3/8   9 5/8       0.22
    September 30, 1994.......................................   10  5/8   9 3/4       0.25
    December 31, 1994........................................   10  3/4   9 3/8       0.25
    March 31, 1995...........................................   10  1/4   9 5/8       0.25
    June 30, 1995............................................   11  1/2   9 11/16     0.27
    September 30, 1995.......................................   12       10 7/8       0.27
    December 31, 1995........................................   13  3/8  11 1/2       0.27
    March 31, 1996...........................................   15  1/4  12 5/8       0.27
    June 30, 1996 (through May 7, 1996)......................   15  3/8  15             --



     On February 12, 1996, the most recent trading day on which Copley Shares were traded prior to the public announcement that EastGroup and Copley had reached an agreement in principle with respect to the Merger (which occurred on February 13, 1996), the closing price for Copley Shares on the AMSE was $14.00. On May 7, 1996, the most recent trading day as to which it is practicable to provide market price information, the closing price for Copley Shares on the AMSE was $15.125.


                        COMPARISON OF SHAREHOLDER RIGHTS

     Copley is a Delaware corporation, and the rights of Copley's stockholders are currently governed by the DGCL and by Copley's Restated Certificate of Incorporation, as amended (the "Copley Certificate") and the bylaws of Copley (the "Copley Bylaws"). Upon consummation of the Merger, stockholders of Copley will become shareholders of EastGroup, a Maryland REIT, and their rights as such will be governed by the MGCL, the MD REIT Law, the EastGroup Declaration and EastGroup Trustees Regulations.

     The DGCL and the MGCL and MD REIT Law differ in many respects. Additionally, the Copley Certificate and Copley Bylaws differ in certain respects from the EastGroup Declaration and EastGroup Trustees Regulations. The following is a summary of certain significant differences between the DGCL and the MGCL and MD REIT Law and the respective organizational documents of Copley and EastGroup which may affect the rights and interests of the Copley stockholders. This summary does not purport to be complete and is qualified in its entirety by reference to such statutes, charter documents, bylaws and trustees regulations. Copies of the Copley Certificate and Copley Bylaws and the EastGroup Declaration and EastGroup Trustees Regulations are available for inspection at the principal offices of Copley and EastGroup, respectively, and copies of each are available upon request at a nominal charge to cover costs.

LIMITED RIGHTS OF SHAREHOLDERS

     Except as provided by the MGCL and the MD REIT Law, EastGroup shareholders may take action only on the following matters: (i) termination of EastGroup;
(ii) amendment of the EastGroup Declaration; (iii) the election of trustees and
(iv) calling a special meeting of shareholders. The Copley Certificate does not contain such limiting provisions.

AMENDMENT OF CHARTER

     Under the DGCL and the Copley Certificate, amendment of the Copley Certificate requires the approval of the Board of Directors and the holders of a majority of the outstanding Copley Shares, with the exception of certain provisions of the Copley Certificate which require the approval of the holders of 80 percent of the outstanding Copley Shares.

     Under the MD REIT Law and the EastGroup Declaration, amendment of the EastGroup Declaration requires the approval of the Board of Trustees and the holders of two-thirds of the outstanding EastGroup Shares.

REPURCHASE AND REDEMPTION OF SHARES; RESTRICTIONS ON TRANSFER

     The DGCL provides that a corporation generally may redeem or repurchase its own shares of capital stock unless, after giving effect to such repurchase or redemption, the capital of the corporation would be impaired, except that a corporation may redeem or repurchase out of capital any of its own shares which are entitled upon any distribution of assets to a preference over another class of shares if such shares will be retired upon their acquisition and the capital of the corporation is reduced in accordance with the DGCL.

     The Copley Certificate further provides that any transfer of Copley Shares that would prevent Copley from continuing to be qualified as a REIT, as determined by Copley's Board of Directors, shall be void ab initio and the intended transferee of such Copley Shares shall be deemed never to have had an interest therein.

     The MGCL does not permit a corporation to purchase or redeem its own shares if after giving effect to such repurchase or redemption, (i) the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business or (ii) the corporation's total assets would be less than its total liabilities plus any amounts needed to satisfy preferential rights of stockholders superior to the stock being repurchased or redeemed. The MD REIT Law, however, provides that a REIT may provide in its declaration of trust that any specified class of shares may be redeemed at the option of the REIT or of the shareholders and may state the terms and conditions of such redemption.

     The EastGroup Declaration provides that if the Board of Trustees shall, at any time and in good faith, be of the opinion that the direct and indirect ownership of EastGroup Shares has or may become concentrated to an extent which threatens EastGroup's REIT status, then the Board of Trustees may call for the redemption of such EastGroup Shares or any number of such EastGroup Shares. The redemption price shall be determined in good faith by the Board of Trustees. Any EastGroup Shares subject to redemption shall not be entitled to dividends, voting rights and other benefits excepting the right to the payment of the redemption price. Redeemed EastGroup Shares shall be cancelled.

PAYMENT OF DIVIDENDS

     The DGCL provides that a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or if no surplus exists, out of its net profits for the current or preceding fiscal year, provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Copley Certificate also states that holders of Copley Shares shall share ratably all dividends and distributions.

     The MGCL provides that a corporation may not declare and pay a dividend on its shares in cash, property or its own stock if, after giving effect to the dividend, (i) the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business, or (ii) the corporation's total assets would be less than its total liabilities plus any amounts needed to satisfy preferential rights of shareholders superior to the stock being repurchased or redeemed. The EastGroup Declaration provides that the Board of Trustees may declare and pay to EastGroup shareholders distributions, provided that each distribution in cash or property shall be accompanied by a written communication as to the federal income tax treatment of such distribution.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATION TRANSACTIONS

     The DGCL requires that a merger, consolidation or any sale, lease or exchange of all or substantially all of a corporation's property and assets be approved by a majority of the outstanding shares of the corporation entitled to vote on such a matter, or a greater proportion, if required by the certificate of incorporation. In addition, Copley is subject to the provisions of the
Section 203 of the DGCL which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15 percent or more of the corporation's voting stock.

     The Copley Certificate provides that, in addition to the provisions and protections of the DGCL, a business combination transaction with an interested stockholder requires the affirmative approval of the holders of at least eighty percent of the outstanding Copley Shares. The eighty percent approval requirement shall not apply if (i) Copley is at the time of the consummation of the business combination transaction, and for the twelve months prior thereto has been, the beneficial owner of a majority of the securities of the interested stockholder, (ii) the business combination transaction has been approved by a majority of disinterested directors, or (iii) the per share consideration to be received in the transaction is at least equal to the highest per share price paid by the interested stockholder when it became an interested stockholder or within two years of the proposed transaction, whichever is higher, and the consideration is in cash or the same form as the interested stockholder used to acquire the largest number of shares the interested stockholder acquired.

     Under the MGCL, the sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of the business conducted by it, as well as any merger, consolidation or share exchange, requires approval by holders of two-thirds of the shares of the corporation entitled to vote on such matter. Similarly, the MD REIT Law requires the approval of two-thirds of all the votes entitled to be cast of a trust to approve a merger. The foregoing voting requirements may be increased or reduced (but not to less than a majority) by a trust's articles of incorporation.

     Under the MGCL, certain business combinations, including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation or REIT and an interested shareholder who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation or board of trustees of a REIT and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation or REIT and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation or REIT other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's or REIT's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation or board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. Shareholders of EastGroup are subject to the terms of the control share acquisition statue.

APPRAISAL RIGHTS

     Under both the DGCL and the MGCL and MD REIT Law, a shareholder of a corporation or trust engaging in certain transactions may, under certain circumstances, receive cash in the amount of the fair value of his or her shares (as appraised pursuant to judicial proceedings) in lieu of the consideration such shareholder would otherwise receive in such transaction. Under the DGCL, shareholders of a corporation are entitled to such appraisal rights only with respect to certain statutory mergers or consolidations. Unless otherwise provided in the certificate of incorporation, the DGCL does not grant appraisal rights to (i) shareholders with respect to a merger or consolidation of a corporation, the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders, if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, or (ii) shareholders of a corporation surviving a merger if no vote of the shareholders of such corporation is required to approve the merger.

     Under the MGCL and MD REIT Law, shareholders of a corporation are entitled to appraisal rights in certain mergers, consolidations or share exchanges by such corporation, or upon the disposition of all or substantially all of its assets, as well as when such corporation amends its articles of incorporation or declaration of trust in a way which alters the contractual rights of any outstanding shares as expressly set forth in the articles of incorporation or declaration of trust and substantially adversely affects such shareholders' rights if the right to do so is not reserved in the articles of incorporation or declaration of trust. However, except with respect to certain transactions involving an interested stockholder, shareholders generally have no appraisal rights with respect to their shares if (i) the shares are listed on a national securities exchange, or (ii) the shares are that of the successor in the merger, unless (a) the merger alters the contractual rights of the shares as expressly set forth in the articles of incorporation or declaration of trust, and the articles of incorporation or declaration of trust do not reserve the right to do so, or (b) the shares are to be changed or converted in whole or in part in the merger into something other than either shares in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares in the successor.

     Neither the Copley stockholders nor the EastGroup shareholders will have appraisal rights as a result of the Merger.

RIGHTS AGREEMENT

     Copley is a party to a Rights Agreement pursuant to which Copley stockholders received one Copley Right for each Copley Share held by such stockholder. Each Copley Right entitles the holder thereof to purchase from Copley one Copley Share at a purchase price of $36.00 subject to adjustment in certain circumstances. The Copley Rights are attached to the Copley Shares but separate upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Copley Shares (the "Acquiror"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 30% or more of the outstanding Copley Shares (such date referred to herein as the "Distribution Date"). Unless earlier redeemed by Copley, the Copley Rights expire at the close of business on July 19, 2000.

     In the event that (i) Copley is the surviving entity in a merger with an Acquiror and the Copley Shares are not changed or exchanged, (ii) a person becomes the beneficial owner of more than 15% of the then outstanding Copley Shares except pursuant to an offer for all outstanding Copley Shares which the independent directors determine to be fair to, and otherwise in the best interests of, Copley stockholders, (iii) an Acquiror engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiror, an event occurs which result in such Acquiror's ownership interest being increased by more than 1%, each holder of a Copley Right will thereafter have the right to receive, upon exercise, that number of Copley Shares (or, in certain circumstances, cash, property or other securities of Copley) which equals the exercise price of the Copley Right divided by one-half of the current market price (as defined in the Rights Agreement) of the Copley Shares at the date of the occurrence of the event. However, Copley Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Copley Rights are no longer redeemable by Copley as set forth below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth above, all Copley Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiror will be null and void.

     In the event that, at any time following the date an Acquiror becomes such,
(i) Copley is acquired in a merger or other business combination transaction in which Copley is not the surviving entity or the Copley Shares are changed or exchanged (other than a merger which follows an offer determined by the Copley Board to be fair as described in clause (ii) of the preceding paragraph), or
(ii) 50% or more of Copley's assets or earning power is sold or transferred, each holder of a Copley Right (except Copley Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Copley Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event.

     The purchase price payable, and the number of Copley Shares or other securities or property issuable, upon exercise of the Copley Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Copley Shares, (ii) if holders of the Copley Shares are granted certain rights or warrants to subscribe for Copley Shares or securities convertible into Copley Shares at less than the current market price of the Copley Shares, or (iii) upon the distribution to holders of the Copley Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional Copley Shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Copley Shares on the last trading date prior to the date of exercise.

     At any time until ten days following the date an Acquiror becomes such, Copley may redeem the Copley Rights in whole, but not in part, at a price of $0.01 per Copley Right. After the redemption period has expired, Copley's right of redemption may be reinstated under certain circumstances including Board approval of the Merger. Immediately upon the action of the Board of Directors ordering redemption of the Copley Rights, the Copley Rights will terminate and the only right of the holders of Copley Rights will be to receive the $0.01 redemption price. Copley intends to redeem the Copley Rights prior to the Effective Time.

     Until a Copley Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Copley, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Copley Rights, any of the provisions of the Copley Rights Agreement may be amended by the Board of Directors of Copley prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in certain circumstances. Copley has amended the Rights Agreement to provide that the execution of the Merger Agreement and the consummation of the Merger will not give rise to the occurrence of a Distribution Date or the occurrence of a date upon which an Acquiror becomes such.

     EastGroup is not a party to any similar agreement.

CUMULATIVE VOTING

     Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting at all elections of directors. Under cumulative voting, each share entitled to vote in the election of directors has such number of votes as is equal to the number of directors to be elected. A stockholder may cast all of his or her votes for a single candidate, or may allocate his or her votes among as many candidates as such stockholder may choose. The Copley Certificate does not provide for cumulative voting.

     Under the MGCL and MD REIT Law, cumulative voting in the election of directors and trustees is permitted but not required. The EastGroup Declaration provides for cumulative voting in the election of trustees.

CLASSIFIED BOARD

     The DGCL permits, but does not require, the adoption of a "classified" board of directors with staggered terms under which each year some but not all of the directors are elected for a term of greater than one year. The Copley Certificate does not provide for a classified board.

     The MGCL provides that a corporation's directors may be divided into up to five classes, with the term of office of each director or class of directors to be provided in the bylaws, except that the term of office of any director or class of directors may not be longer than five years and the term of office of at least one class shall expire each year. The MD REIT Law further provides that trustees shall be elected at least every third year at an annual meeting of shareholders. Neither the EastGroup Declaration nor the EastGroup Trustees Regulations provide for a classified board.

CHANGE IN NUMBER OF DIRECTORS OR TRUSTEES

     The DGCL permits the board of directors of a corporation to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws. However, if the certificate of incorporation fixes the number of directors, a change in the number of directors may be made only by an amendment of such certificate. The Copley Bylaws provide that Copley shall have not less than three directors and authorize the Copley directors by resolution to fix the exact number of directors.

     The MGCL and MD REIT Law provides than a Maryland corporation shall have the number of directors specified in its articles of incorporation or declaration of trust until such number is changed by the bylaws or trustees regulations. The bylaws may alter the number fixed in the articles of incorporation by either fixing a new number or by authorizing a majority of the entire board of directors to alter, within specified limits, the number of directors set by the articles of incorporation or the by-laws. The EastGroup Trustees Regulations provide that EastGroup shall have not less than three nor more than nine trustees and authorize the EastGroup trustees, by resolution, to fix within these limits the exact number of trustees.

REMOVAL OF DIRECTORS OR TRUSTEES

     The DGCL provides that any director, or the entire board of directors, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

     The Copley Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of directors except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

     The MGCL provides that, subject to certain special voting requirements for corporations with cumulative voting or classified boards and unless the corporation's charter provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote for directors. For corporations with cumulative voting, unless the corporation's charter otherwise provides, a director may not be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors. The EastGroup Declaration provides that any trustee may be removed for cause by the unanimous vote of the remaining trustees, with or without cause, by the affirmative vote of the holders of not less than two-thirds of all the votes then outstanding.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND TRUSTEES

     The DGCL and the MGCL generally have similar provisions regarding indemnification by a corporation of its officers, directors, trustees, employees and other agents. Both the DGCL and the MGCL expressly provide that the indemnification provided for therein shall not be deemed exclusive of any indemnification right under any bylaw, trustees regulations, agreement, vote of shareholders or disinterested directors or trustees. In addition, the MGCL provides that the termination of any proceeding by conviction, or upon a plea of "no contest" or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or trustee did not meet the requisite standard of conduct for indemnification, whereas the DGCL provides that such terminations of proceedings will not, of themselves, create such a presumption. Under the EastGroup Declaration, EastGroup is required to indemnify its trustees and officers to the fullest extent permitted by Maryland law as currently existing or later amended (but in the case of such amendment, only to the extent such amendment permits broader indemnification rights than permitted prior to such amendment). See "Indemnification Provisions."

SPECIAL MEETINGS OF SHAREHOLDERS

     The DGCL provides that special meetings of stockholders may be called only by the board of directors or such other persons as are authorized by the certificate of incorporation or the bylaws. The Copley Bylaws provide that a special meeting of stockholders may be called by the Board of Directors, by a majority of the independent directors or by the Chairman of the Board of Directors.

     The EastGroup Trustees Regulations provide that special meetings of shareholders may be called by the Managing Trustee or by any two trustees or, upon the written request of shareholders holding not less than 25% of the outstanding EastGroup Shares, by any officer or trustee.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Unless otherwise provided in the certificate of incorporation, the DGCL permits action to be taken by consent in writing signed by the holders of outstanding shares having sufficient votes to approve such action. The Copley Certificate provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote on such action. Neither the EastGroup Declaration nor the MD REIT Law contains any such provisions.

LIABILITY OF SHAREHOLDERS AND OTHERS

     In general, shareholders of a corporation (such as Copley) whose shares are fully paid and nonassessable are not liable for the obligations of the corporation. EastGroup is not a corporation. The EastGroup Declaration provides that no trustee shall be subject to any personal liability to any third party by reason of any act, omission or error in connection with EastGroup's property or the affairs of EastGroup unless such act, omission or error constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of duties. Each shareholder of EastGroup shall be fully indemnified by EastGroup for any personal liability incurred in connection with the administration, property or affairs of EastGroup as a result of any claims to which a person is subject to by reason of being or having been a shareholder of EastGroup. The EastGroup Declaration also provides that the shareholders of EastGroup shall not be liable to assessment by or on behalf of EastGroup, that the trustees shall have no power to bind the shareholders personally, and that the shareholders shall not be liable on any claim against or obligation of EastGroup. The EastGroup Declaration also provides that all persons shall look only to EastGroup property for satisfaction of claims of any nature arising in connection with the affairs of EastGroup.

     It is possible that certain states may not recognize the limited liability of shareholders of EastGroup notwithstanding the provision in the EastGroup Declaration that shareholders shall not be subject to any personal liability for the acts or obligations of EastGroup. In certain states shareholders may be held personally liable for claims against EastGroup (such as tort claims, contract claims where the underlying agreement does not specifically exclude shareholder liability, claims for taxes and other statutory liabilities) to the extent claims are not satisfied by EastGroup. Upon payment of any such liability, however, the shareholder will be entitled to reimbursement from the assets of EastGroup, to the extent such assets are sufficient to satisfy the claim. EastGroup maintains insurance which the trustees consider adequate to cover foreseeable tort claims. Since the inception of EastGroup or its predecessors in 1969, no claim has ever been asserted against any shareholder personally for any obligation of EastGroup.

DISSOLUTION

     Under the DGCL, voluntary dissolution of a corporation generally requires the adoption of a board resolution approving the dissolution and the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

     Under the MGCL, the voluntary dissolution of a corporation requires the affirmative vote of a majority of the entire board of directors and the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon. This shareholder voting requirement may be increased or reduced (but not to less than a majority) by the corporation's charter. Under EastGroup's Declaration, the vote of two-thirds in interest of EastGroup Shares is necessary to consent to the termination of EastGroup.

INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any stockholder of record has a right to examine the books and records and the stockholder list of the corporation for a proper purpose. The DGCL defines a proper purpose as any purpose reasonably related to such a person's interest as a stockholder, and allows a stockholder of record to inspect the stockholder list during the 10-day period preceding a stockholders meeting for any purpose germane to the meeting.

     Under the MGCL, any shareholder has a right to inspect and copy the bylaws, minutes of the proceedings of shareholders, annual statement of affairs, and voting trust agreements on file at the corporation's principal office. In addition, any shareholder or shareholders who together are, and for at least six months have been, holders of record of at least five percent of the outstanding shares of any class of the corporation may inspect and copy the corporation's books of account and stock ledger. Additionally, the EastGroup Declaration provides that shareholders and appropriate Federal and State authorities which so require shall be entitled to inspect the books of account of EastGroup and the share register during normal business hours under such reasonable conditions as may be established by the Board of Trustees.

                   DESCRIPTION OF CAPITAL STOCK OF EASTGROUP

     EastGroup is authorized to issue up to 10,000,000 EastGroup Shares and, if the proposal to increase the number of authorized EastGroup Shares is adopted, EastGroup will be authorized to issue 20,000,000 EastGroup Shares. Holders of EastGroup Shares will be entitled to receive such dividends as may be declared from time to time by the trustees out of funds legally available therefor. All of the issued and outstanding EastGroup Shares are fully paid and non-assessable and have equal voting, distribution and liquidation rights. EastGroup Shares shall not be subject to call or redemption; provided, however, if the EastGroup Board of Trustees determines that the direct or indirect ownership of EastGroup Shares has or may become concentrated to an extent which threatens EastGroup's status as a REIT, the Board of Trustees may call for the redemption of a number of EastGroup Shares.

     Each EastGroup Share is entitled to one vote on matters put to a vote of the shareholders, except that in the election of trustees, shareholders shall have cumulative voting rights. This means an EastGroup shareholder is entitled to as many votes as equal the number of EastGroup Shares owned by him or her multiplied by the number of trustees to be elected. Shareholders may cast all their votes for one trustee candidate or distribute the votes as they so determine.

                           INDEMNIFICATION PROVISIONS

     Under the EastGroup Declaration, EastGroup is required to indemnify its trustees and officers to the fullest extent permitted by Maryland law as currently existing or later amended (but in the case of such amendment, only to the extent that it permits broader indemnification rights than permitted prior to such amendment). Each trustee and officer of EastGroup has a written agreement with EastGroup which requires, among other things, that EastGroup shall indemnify the trustee or officer to the fullest extent permitted under Maryland law. The EastGroup Declaration provides that its trustees shall not be personally liable to EastGroup or its shareholders except for acts, omissions or errors constituting bad faith, willful misfeasance, gross negligence or reckless disregard of a trustee's duties. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of EastGroup pursuant to the foregoing provisions or otherwise, EastGroup has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       PROPOSAL 2 -- ELECTION OF TRUSTEES
                       (FOR EASTGROUP SHAREHOLDERS ONLY)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information available to EastGroup with respect to EastGroup Shares owned by each trustee, each executive officer, all trustees and executive officers as a group, and each person who is the beneficial owner, as determined by the rules of the SEC, of more than 5% of the outstanding EastGroup Shares.

                                                                           NO. OF
                                                                         EASTGROUP       PERCENTAGE
                                                                           SHARES            OF
                                                                        BENEFICIALLY     EASTGROUP
      TRUSTEES, EXECUTIVE OFFICERS AND MORE THAN 5% SHAREHOLDERS           OWNED           SHARES
- ----------------------------------------------------------------------  ------------     ----------
Alexander G. Anagnos..................................................       6,700(1)       *   %
H.C. Bailey, Jr.......................................................      26,663(2)       *
Harold B. Judell......................................................      12,460(2)       *
John N. Palmer........................................................       7,500(1)       *
David M. Osnos........................................................      11,000(2)       *
Leland R. Speed.......................................................     116,762(3)     2.73
David H. Hoster II....................................................      49,292(4)     1.16
N. Keith McKey........................................................      23,890(5)     0.56
All trustees and executive officers as a group........................     254,267(6)     5.86
Copley(7).............................................................     213,438        5.03

- ---------------
 *  Less than 0.5%

(1) Includes 6,500 EastGroup Shares the indicated person has the right to acquire under the EastGroup Properties 1991 Trustees Stock Option Plan, as amended (the "Trustees Plan").

(2) Includes 8,000 EastGroup Shares the indicated person has the right to acquire under the Trustees Plan.

(3) Includes 25,000 EastGroup Shares that Mr. Speed has the right to acquire pursuant to exercisable options granted under EastGroup's 1994 Incentive Plan, and does not include 79,994 EastGroup Shares beneficially owned by Mr. Speed's spouse and children in which he disclaims beneficial ownership.

(4) Includes 18,000 EastGroup Shares that Mr. Hoster has the right to acquire pursuant to exercisable options granted under EastGroup's 1994 Incentive Plan and 3,120 EastGroup Shares beneficially owned by Mr. Hoster's wife and daughters, as to which he disclaims beneficial ownership.

(5) Includes 12,500 EastGroup Shares that Mr. McKey has the right to acquire pursuant to exercisable options granted under EastGroup's 1994 Incentive Plan and includes 1,035 EastGroup Shares beneficially owned by Mr. McKey's children, as to which he disclaims beneficial ownership.

(6) Includes 30,500 EastGroup Shares that trustees of EastGroup have the right to acquire under the Trustees Plan and 57,000 EastGroup Shares that officers of EastGroup have the right to acquire pursuant to exercisable options granted under EastGroup's 1994 Incentive Plan.

(7) The nature of Copley's beneficial ownership is described under "Voting and Proxy Information."

ELECTION OF TRUSTEES -- NOMINEES

     EastGroup's Declaration provides that the number of trustees shall not be less than three nor more than twelve, and that the number of trustees shall be set forth in the Trustees Regulations. The Trustees Regulations provide that EastGroup shall have seven trustees. All seven positions on the Board of Trustees are to be filled by the vote of the shareholders at the EastGroup Meeting. Each person so elected shall serve until EastGroup's next annual meeting and until his successor is elected and qualified.

     EastGroup's trustees recommend a vote FOR the seven nominees listed below. Except where authority to do so has been withheld, it is the intention of the persons named in the accompanying form of proxy to vote at the EastGroup Meeting FOR these nominees, reserving the right, however, to cumulate their votes and distribute them among the nominees in their discretion so as to elect as many of the nominees as possible. Each of the nominees listed below was elected a trustee at EastGroup's 1995 annual meeting of shareholders.

     Although the trustees do not contemplate that any of the nominees listed below will be unable to serve, if such a situation arises prior to the EastGroup Meeting, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

NAME, POSITION(S) AND                             PRINCIPAL OCCUPATION AND
TENURE WITH EASTGROUP    AGE                  BUSINESS FOR PAST FIVE YEARS(1)
- ----------------------   ---   --------------------------------------------------------------
Alexander G.             69    Financial Advisor with WR Family Associates.
  Anagnos.............
  Trustee since 1994
H. C. Bailey, Jr......   56    President of H. C. Bailey Company (real estate development and
  Trustee since 1980           investment); President of Bailey Mortgage Company (mortgage banking) and Chairman of the Board and Chief Executive Officer
                               and President of Security Savings & Loan Association(2) until
                               1992.
David H. Hoster II....   50    President and Trustee of EastGroup since 1993 and Executive
  Trustee and                  Vice President of EastGroup until 1993; President of LNH since
  President                    1995 and Executive Vice President of LNH from 1992 until 1995;
  since 1993                   Executive Vice President of Congress Street Properties, Inc.
                               ("Congress Street") from 1988 to 1994, Eastover Corporation from 1988 to 1994, EB, Inc. from 1993 to 1994, Parkway from
                               1988 to 1994, and Rockwood National Corporation from 1988 to
                               1994.
Harold B. Judell......   81    Senior partner in the law firm of Foley & Judell LLP
  Trustee since 1981           (municipal bond attorneys).
John N. Palmer........   61    Chairman of Mobile Telecommunication Technologies Corp. since
  Trustee since 1994           1989
David M. Osnos........   64    Partner in the law firm of Arent, Fox, Kintner, Plotkin &
  Trustee since 1993           Kahn.
Leland R. Speed.......   63    Chief executive officer of EastGroup, Parkway and LNH; Chief
  Trustee since 1978           Executive Officer of Eastover Corporation, Congress Street and
  and Managing Trustee         Rockwood National Corporation until 1994 and EB, Inc. until
  and President since          1995.
  1983

- ---------------
(1) Unless otherwise stated, each nominee has held the positions indicated for at least the past five years.

(2) Security Savings & Loan Association was seized by the Resolution Trust Company in 1992.

(3) The principal businesses of Congress Street, Eastover Corporation, EB, Inc., LNH and Parkway are described under "-- Certain
    Transactions -- Expense-Sharing Arrangements."

OTHER DIRECTORS AND TRUSTEESHIPS

     Nominees to EastGroup's Board of Trustees serve on the Boards of Directors or the Boards of Trustees of the following publicly-held companies:

                 NOMINEE                                     COMPANY
    ----------------------------------  -------------------------------------------------
    H.C. Bailey, Jr...................  LNH
                                        Parkway
    Harold B. Judell..................  Sizeler Property Investors, Inc.
    David M. Osnos....................  VSE Corporation
                                        Washington Real Estate Investment Trust
    John N. Palmer....................  Entergy Corporation
                                        Mobile Telecommunication Technologies Corp.
                                        Deposit Guaranty National Bank
    Leland R. Speed...................  Farm Fish, Inc.
                                        First Mississippi Corporation
                                        KLLM Transport Services, Inc.
                                        LNH
                                        Parkway

COMMITTEES AND MEETING DATA

     The Audit Committee of EastGroup's Board of Trustees consists of Messrs. Bailey, Judell and Osnos. The Audit Committee met two times during EastGroup's 1995 fiscal year. The functions performed by this committee consist principally of conferring with and reviewing the reports of EastGroup's independent accountants and bringing to the entire Board of Trustees for review those items relating to audits or to accounting practices which the Audit Committee believes merit such review.

     The Compensation Committee of EastGroup's Board of Trustees consists of Messrs. Bailey (Chairman), Palmer and Anagnos. Its function is to recommend compensation levels for trustees, review compensation levels for executive officers and administer 1994 Incentive Plan. The Compensation Committee did not meet during EastGroup's 1995 fiscal year.

     EastGroup does not have a standing nominating committee or any committee performing a similar function.

     The Board of Trustees held seven meetings during EastGroup's 1995 fiscal year. Each trustee attended at least 86% of the aggregate of the total number of meetings of the Board of Trustees and the total number of meetings held by all committees of the Board of Trustees on which he served.

EXECUTIVE OFFICERS

     The following is a list of the EastGroup's executive officers:

           NAME, POSITION AND                      PRINCIPAL OCCUPATION AND BUSINESS
        TENURE WITH EASTGROUP(1)          AGE        EXPERIENCE FOR PAST FIVE YEARS
- ----------------------------------------  ---   ----------------------------------------
Leland R.                                 63    See table under "-- Election of
Speed...................................        Trustees -- Nominees."
Managing Trustee since 1983
David H. Hoster                           50    See table under "-- Election of
II......................................        Trustees -- Nominees."
Trustee and President since 1993
N. Keith                                  45    Executive Vice President of EastGroup
McKey...................................        since 1993 and Chief Financial Officer
Executive Vice President since 1993,            since 1992; Senior Vice President of LNH
  Chief Financial Officer and Secretary         since 1992; Senior Vice President of
since 1992                                      Congress Street, Eastover Corporation,
                                                EB, Inc., Parkway and Rockwood National
                                                Corporation until 1994.

- ---------------
(1) There are no family relationships between any of the trustees or executive officers of EastGroup.

EXECUTIVE COMPENSATION

     The following table summarizes, for the fiscal years ended December 31, 1995, 1994 and 1993, the amount of the compensation paid by EastGroup to its Chief Executive Officer and all other executive officers whose cash compensation during 1995 exceeded $100,000 (the "Named Officers").

                                                                                         LONG TERM
                                       ANNUAL COMPENSATION(1)(2)                    COMPENSATION AWARDS
                             ----------------------------------------------    ------------------------------
                                                                  OTHER                              LTIP
                                                                  ANNUAL                           PAYOUTS         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY       BONUS       COMPENSATION    OPTIONS/SARS(5)       $(6)       COMPENSATION(7)
- ---------------------------  ----    --------     --------     ------------    ---------------   ------------   ---------------
Leland R. Speed............  1995    $129,863(3)  $139,014(4)       -0-                -0-              -0-         $ 7,500
  Chief Executive Officer    1994    $139,423     $ 58,715          -0-             50,000         $ 23,047         $ 5,145
                             1993    $113,367          -0-          -0-                -0-         $ 13,608         $ 6,664
David H. Hoster II.........  1995    $174,745     $140,351(4)       -0-                -0-              -0-         $ 7,500
  President                  1994    $ 89,977     $ 42,314          -0-             40,000         $ 21,203         $ 5,145
                             1993    $ 72,240     $ 12,230          -0-                -0-         $ 12,519         $ 4,991
N. Keith McKey.............  1995    $127,212     $102,256(4)       -0-                -0-              -0-         $ 7,500
  Executive Vice President,  1994    $ 63,911     $ 30,103          -0-             25,000         $ 13,828         $ 4,397
  Chief Financial Officer    1993    $ 51,900     $  3,669          -0-                -0-         $  8,165         $ 2,878
  and Secretary

- ---------------
(1) Until December 31, 1994, the executive officers of EastGroup also served as executive officers of all the Expense-Sharing Participants (as defined below). See "-- Certain Transactions -- Expense-Sharing Arrangements." Their salaries were paid by Congress Street and then allocated among the Expense-Sharing Participants in accordance with the allocation formula set forth in the expense-sharing agreement.

(2) For 1993 and 1994, all amounts are EastGroup's share of the particular Named Officer's compensation as allocated under the expense-sharing agreement.

(3) Mr. Speed's salary is paid one-half by EastGroup and one-half by Parkway, of which he is also Chief Executive Officer. See "-- Certain
    Transactions -- Expense-Sharing Arrangements." This amount is EastGroup's share of Mr. Speed's compensation.

(4) This is the amount of incentive compensation payable to the Named Officer under the 1994 Incentive Plan. The amount was determined as described under "-- Compensation Committee Report," and was paid two-thirds in cash and one-third in EastGroup Shares.

(5) These options were granted under EastGroup's 1994 Incentive Plan and become exercisable with respect to one-half the shares on the first anniversary date of grant and one-half the shares on the second anniversary date of grant.

(6) These payments were made under Incentive Compensation Units granted under EastGroup's 1989 Incentive Plan (the "1989 Plan"). The amount for 1994 includes a payment made in December 1994 in consideration of the officer agreeing to cancel the remaining term of the Incentive Compensation Units, which payment was made in EastGroup Shares. An Incentive Compensation Unit was a right to receive an amount equal to the dividend paid on a specified number of EastGroup Shares during a five year period beginning on the date of the grant of the unit. The amount that was payable with respect to an Incentive Compensation Unit was credited to an account for the holder of such unit. The grantee of the Incentive Compensation Unit was entitled to a cash payment of 20% of the amount in the account on the first anniversary date of its grant, 40% on the second anniversary date, 60% on the third anniversary date, 80% on the fourth anniversary date and 100% on the fifth anniversary date.

(7) For 1995, this is EastGroup's discretionary contribution to its 401(k) Plan for the Named Officer's benefit and for 1993 and 1994 this amount is EastGroup's share of Congress Street's discretionary contribution to a 401(K) plan for the respective Named Officer's benefit.

     Option Grants. No options were granted to the Named Officers during the year ended December 31, 1995.

     Option Exercises and Year End Values. No options were exercised by the Named Officers during 1995. The following table shows the year end value of unexercised in-the-money options held by the Named Officers. Year end values are based upon the closing price of EastGroup Shares on the NYSE on December 29, 1995 ($21.375).

             AGGREGATED OPTIONS/SAR EXERCISES WITH LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                     NAME
- ----------------------------------------------     NUMBER OF UNEXERCISED                 VALUE OF
                                                   OPTIONS AT FY-END (#)         UNEXERCISED IN-THE-MONEY
                                                ----------------------------       OPTIONS AT FY-END($)
                                                EXERCISABLE/UNEXERCISABLE(1)     ------------------------
                                                                                 EXERCISABLE/UNEXERCISABLE
Leland R. Speed...............................          25,000/25,000                $59,375/$59,375
  Chief Executive Officer
David H. Hoster II............................          20,000/20,000                $47,500/$47,500
  President
N. Keith McKey................................          12,500/12,500                $29,688/$29,688
  Executive Vice President, Chief Financial
  Officer and Secretary

- ---------------
(1) These options, both exercisable and unexercisable, represent options granted to the Named Officer on September 22, 1994 under the 1994 Incentive Plan

  Compensation Committee Report.

     The Compensation Committee of the Board of Trustees consists of Messrs. Bailey, Palmer and Anagnos. The Compensation Committee believes that the main purpose of base compensation is to provide sufficient base compensation to the executive officers of EastGroup in relation to salary levels for other real estate companies and the officer's level of responsibility. The base compensation of Mr. Speed, the chief executive officer of EastGroup, is shared equally by EastGroup and Parkway, of which Mr. Speed is also chief executive officer. The EastGroup Compensation Committee and Parkway Compensation Committee jointly determine Mr. Speed's base salary. The Compensation Committee considered a number of factors in setting his compensation, the most important of which were the level of compensation paid to the chief executive officers of other real estate companies the same relative size as EastGroup, the success of EastGroup's recent program of acquiring new properties and his importance in delineating and implementing EastGroup's strategic plans.

     The Compensation Committee has determined that the primary goals of EastGroup's compensation policies should be as follows:

          - To provide total compensation opportunities for executive officers which are competitive with those provided to persons in similar positions with which EastGroup competes for employees.

          - To strengthen the mutuality of interest between management and shareholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased EastGroup Share ownership by executive officers.

     The Compensation Committee believes that incentive compensation payable to the executive officers of EastGroup should be based upon EastGroup's performance and align the interests of management and EastGroup's shareholders. In 1994, the Compensation Committee, in conjunction with an independent compensation consultant, formulated the 1994 Incentive Plan. The 1994 Incentive Plan was approved by the EastGroup shareholders in December 1994. Under the 1994 Incentive Plan, each year the Compensation Committee establishes a goal for FFO per share, a minimum level for FFO per share below which incentive compensation should not be paid, and an incentive award payout objective for each executive officer. Two-thirds of any incentive award is paid in cash and one-third in EastGroup Shares. For 1995, the Compensation Committee computed target FFO before bonus accruals of $2.25 as the minimum FFO per share necessary for any bonus to be paid, and $2.35 as the target FFO per share under which management would receive their target bonuses. The target bonus amounts were 30% of total base salary (from both EastGroup and Parkway) for Mr. Speed and 45% of base salary for Messrs. Hoster and McKey. To the extent EastGroup's actual FFO per share exceeded $2.35 but was less than $2.40, the target bonus amounts would be increased pro rata by up to one-third of the target amount. If EastGroup's 1995 actual FFO per share was more than $2.40 but less than $2.55, the target bonus amounts would be increased pro rata by up to an additional two-thirds of the target amount. The Compensation Committee determined the FFO targets based upon its analysis of EastGroup's internal projected financial results for 1995 and the estimates of 1995 FFO prepared by independent securities analysts who followed EastGroup. The Compensation Committee believed that the shareholders of EastGroup would be benefitted significantly if the FFO goal was met and would be further benefitted if such goal were exceeded, and that management should be compensated for the benefits derived by EastGroup shareholders. The target bonus amounts were set by the Compensation Committee after consultation with the compensation consultant who helped the Compensation Committee formulate the 1994 Incentive Plan.

     EastGroup's 1995 FFO per share before bonus awards was $2.50. After consideration, the Compensation Committee believed that each of Mr. Speed, Mr. McKey and Mr. Hoster should be paid the amount of incentive compensation provided by the above formula, under which Messrs. Speed, Hoster and McKey received bonuses with respect to 1995 of $139,014, $140,351 and $102,256 respectively, two-thirds of which were paid in cash and one-third of which was paid in EastGroup Shares.

     The Compensation Committee also believes that stock based incentive compensation in the form of stock options helps to align the interest of EastGroup and its shareholders. No such awards were made in 1995 because the awards made in 1994 were made relatively late in the year and the Compensation Committee did not believe additional awards were warranted in 1995. The Compensation Committee intends, however, to make grants of additional options to executive officers in the future where it deems such grants appropriate.

                                  H.C. BAILEY, JR.
                                  JOHN N. PALMER
                                  ALEXANDER G. ANAGNOS

     This Compensation Committee Report is not a part of EastGroup's Prospectus or the Registration Statement and shall not be deemed incorporated by reference by any general statement incorporating by reference this document or any portion thereof into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under such acts.

     Performance Comparison. Set forth below is a line graph comparing the percentage change in the cumulative return to shareholders on the EastGroup Shares over the five years ending December 31, 1995 against the cumulative return of the Standard & Poor's 500 ("S&P 500"), and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT Equity"). This performance comparison is not a part of EastGroup's Prospectus or Registration Statement nor is it to be incorporated by reference by any general statement incorporating by reference this document or any portion thereof in any filing under the Securities Act or the Exchange Act, and shall not alleviate the need to be filed under such acts.

      Measurement Period                                          NAREIT Eq-
    (Fiscal Year Covered)          EastGroup        S&P 500          uity
1990                                       100             100             100
1991                                     121.8           130.5           135.7
1992                                     177.6           140.6           155.5
1993                                     234.7           154.6           186.1
1994                                     224.3           156.6           192.0
1995                                     283.3           215.3           221.3

     Trustees' Fees. Under EastGroup's standard compensation arrangements with trustees (except Mr. Speed and Mr. Hoster, who are salaried officers), trustees are paid a monthly stipend of $500, plus $1,000 and reimbursement of actual expenses for attendance at each meeting of the Board of Trustees and $750 and reimbursement of expenses for each meeting of a committee established by the Board of Trustees. Only one fee is paid in the event more than one meeting is held on a single day.

     Trustees Stock Option Plan. At the 1991 annual meeting, the shareholders of EastGroup approved the
Trustees Plan. The Trustees Plan authorizes the issuance of options for up to 100,000 EastGroup Shares to trustees of EastGroup who are not, and have not been for at least one year prior to the date of determination, employees of EastGroup ("Non-Employee Trustees"). Under the Trustees Plan, each Non-Employee Trustee of EastGroup on March 15, 1991 was automatically granted an option to purchase 5,000 EastGroup Shares. Each person who first becomes a Non-Employee Trustee after March 15, 1991 will automatically be granted an option to purchase 5,000 EastGroup Shares on the date the person becomes a Non-Employee Trustee, if such EastGroup Shares are available. Each Non-Employee Trustee will also be granted an option to purchase 1,500 additional EastGroup Shares on the date of any annual meeting at which such Non-Employee Trustee is reelected to the Board of Trustees. The option exercise price is the closing price of an EastGroup Share if EastGroup Shares are listed on an exchange or the average between the bid and the asked price for the date if the EastGroup Shares are traded over-the-counter (or, if no EastGroup Shares were publicly traded on that date, the next preceding date that such EastGroup Shares were so traded). Such options are exercisable in full on the date of grant and expire ten years after the date of grant, or, if earlier, six months after the termination of the optionee's service as a Non-Employee Trustee, unless such service is terminated by reason of death, in which case the optionee's legal representative shall have one year in which to exercise the option.

     No options were exercised by trustees under the Trustees Plan during 1995. On June 1, 1995, Messrs. Palmer, Bailey, Judell, Anagnos and Osnos were each granted options to purchase 1,500 EastGroup Shares at an exercise price of $19.00 per EastGroup Share.

CERTAIN TRANSACTIONS

     Expense-Sharing Arrangements. Until December 31, 1994, EastGroup had an expense-sharing agreement with Congress Street, Parkway, and Eastover Corporation ("Eastover") pursuant to which the participants shared administrative offices at the same location in Jackson, Mississippi and common officers and other personnel, subject to the authority of the board of each member company to elect or appoint and remove its officers in accordance with its certificate of incorporation, declaration of trust or other charter documents and applicable law. EB, Inc. ("EB") had a separate administrative agreement with Congress Street which allowed EB to participate in the expense-sharing arrangement on the same basis as the companies which were parties to the expense-sharing agreement. LNH had a separate administration agreement with Congress Street (and later EastGroup) which terminated effective March 31, 1995. See "-- Administration Agreement." Under this arrangement, the participants shared the cost of the common officers and other employees and of shared facilities and activities. These common costs were initially paid by Congress Street, which served as the administrator of the arrangement, and the other participants paid Congress Street an annual fee (on a monthly basis) of one-half of one percent of their assets which were publicly-traded securities, and Congress Street was paid a fixed annual fee in equal monthly installments by LNH. After these fees and any profits of Eastover Realty Corporation, a real estate company that was a subsidiary of Congress Street, were subtracted from total common costs, the remaining common costs were allocated on a monthly basis among EastGroup, Parkway, Congress Street, Eastover and EB (collectively, the "Expense-Sharing Participants") in proportion to their assets other than publicly-traded securities, based on their balance sheets as contained in their most recent SEC filings. Certain costs which the common officers believed to be particularly attributable to each member company were not shared. These non-allocable costs included but were not limited to directors' and trustees' fees, legal, audit and stock transfer expenses, stationery and items of similar nature. Since the allocation formula was not based upon actual costs incurred by each member company, the allocation may have, from time to time, resulted in a greater or lesser charge to each member company than would have resulted if actual costs to each member company were allocated.

     In connection with the business combinations involving the Expense-Sharing Participants (i.e., Congress Street merged with a wholly-owned subsidiary of Parkway on November 29, 1994, Eastover combined with EastGroup on December 22, 1994 and EB combined with Parkway on April 27, 1995), the above described expense-sharing arrangements terminated on December 31, 1994, except that EastGroup had the responsibility for managing LNH under the prior administration agreement between LNH and Congress Street. See "-- Administration Agreement." Since that date, Parkway and EastGroup each have their own respective officers and employees, who do not serve as officers or employees of the other company, except for Leland R. Speed, who continues to serve as the Chief Executive Officer of both companies, and a small number of clerical and support staff employees. The officers of EastGroup also continue to serve as officers of LNH; in addition, the President of Parkway -- Steven G. Rogers -- continues to serve as an officer of LNH. David H. Hoster II and N. Keith McKey, who formerly served as officers of all the Expense-Sharing Participants, now serve as officers of EastGroup and LNH and not Parkway. EastGroup, LNH and Parkway continue to share the same leased office space at One Jackson Place in Jackson, Mississippi and share the services of Mr. Speed and certain clerical and support staff employees and expenses related thereto are shared among Parkway and EastGroup (except for certain costs which can be attributed to either company based on its actual use of the services involved). LNH's costs are paid as provided in the Management Agreement (described below).

     Administration Agreement. Effective April 22, 1992, LNH REIT Managers entered into an administration agreement (the "Administration Agreement"), with Congress Street. Under the Administration Agreement, Congress Street (and later EastGroup) administered the day-to-day business of LNH in return for a $125,000 annual fee, payable by LNH's manager. In connection with the termination of the expense-sharing arrangements described above, EastGroup assumed Congress Street's duties under the Administration Agreement. The Administration Agreement was terminated effective March 31, 1995.

     Cost Sharing Arrangement with Parkway. EastGroup and Parkway continue to share the same office space at One Jackson Place in Jackson, Mississippi. EastGroup and Parkway share the rent with respect to their shared office space based upon the number of employees each has in such office space divided by the total number of employees of both companies using the office space. In addition, EastGroup and Parkway share the services of Mr. Speed and a limited number of clerical and support staff employees and expenses related thereto are shared equally between EastGroup and Parkway. Parkway and EastGroup also share the expenses of certain office supplies and equipment, and EastGroup reimburses Parkway for the services of certain employees of Parkway who perform services for EastGroup on an as requested basis. During the year ended December 31, 1995, EastGroup paid Parkway $387,000 under this cost-sharing arrangement.

     Management Agreement with LNH. LNH has no salaried employees; its officers are elected by the Board of Directors solely to facilitate the execution of commitments and other obligations on behalf of LNH. Except for certain benefits received pursuant to the Incentive Compensation Plan effective October 1, 1993, none of the officers of LNH receives any remuneration from LNH in his or her capacity as an officer of LNH. EGP Managers provides all executive and administrative personnel, office space and general services required by LNH.

     Management services for LNH are rendered by EGP Managers under a Management Agreement. Until April 3, 1995, the manager, pursuant to the Management Agreement, was LNH REIT Managers, a Mississippi general partnership in which Walker Managers, L.P. ("Walker") and EGP Managers were equal partners. In connection with EastGroup's purchase of 383,775 LNH Shares for $7.50 in cash per LNH Share from affiliates of Walker, EGP Managers purchased Walker's one-half interest in LNH REIT Managers, and EGP Managers replaced LNH REIT Managers as manager under the Management Agreement. EGP Managers is entitled to receive a basic annual fee (the "Basic Fee"), payable in monthly installments, equal to the sum of 1.25% of the first $100,000,000 or portion thereof of LNH's Invested Assets (as defined in the Management Agreement), 1.125% of the second $100,000,000 or portion thereof, 1.00% of the third $100,000,000 or portion thereof, 0.875% of the fourth $100,000,000 or portion thereof and 0.75% of the portion (if any) of Invested Assets exceeding $400,000,000.

     EGP Managers may also receive incentive compensation equal to the excess, if any, of (x) the Average Annual Incentive Fee (as defined below) for the period from May 26, 1981 (the date on which LNH received the net proceeds of the public offering of LNH Shares), to the end of any fiscal year, multiplied by the number of 12-month fiscal years and fractions thereof in such period, over (y) the aggregate amount of incentive fee, if any, earned by the manager in prior years. The "Average Annual Incentive Fee" at the end of any fiscal year will be equal to the sum of:

          (i) 10% of the amount by which the Average Annual Net Profit (as defined in the Management Agreement) from May 26, 1981, to such time exceeds 12% of the Average Net Worth (as defined in the Management Agreement) for such period; and

          (ii) 5% of the amount by which the Average Annual Net Profit from May 26, 1981, to such time exceeds 17% of the Average Net Worth for such period; and

          (iii) 5% of the amount by which the Average Annual Net Profit from May 26, 1981, to such time exceeds 22% of the Average Net Worth for such period.

     During the year ended December 31, 1994, LNH paid Management Fees of $338,000. EGP Managers did not receive incentive compensation in the fiscal year ended December 31, 1994, and is not expected to receive incentive compensation in the current fiscal year. Effective July 1, 1994, EGP Managers agreed to amend the Management Agreement to provide that the Management Fee paid by LNH will not exceed $29,167 per month. The Management Agreement will be terminated upon the effective date of the EastGroup-LNH Merger.

                           PROPOSAL 3 -- AMENDMENT TO
              EASTGROUP PROPERTIES 1994 MANAGEMENT INCENTIVE PLAN
                       (FOR EASTGROUP SHAREHOLDERS ONLY)

     At the EastGroup Meeting, the shareholders of EastGroup will be asked to vote on a proposal to approve and adopt an amendment (the "Plan Amendment") to EastGroup's 1994 Incentive Plan. The affirmative vote of a majority of the EastGroup Shares present at the EastGroup Meeting is required to approve and adopt the Plan Amendment. The Board of Trustees of EastGroup recommends a vote FOR approval of the Plan Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Plan Amendment. The 1994 Incentive Plan, marked to show the changes made by the Plan Amendment, is attached hereto as Appendix D.

     The 1994 Incentive Plan presently provides that the number of EastGroup Shares available under the 1994 Incentive Plan shall be 200,000, but that in the event EastGroup engages in a public offering of or repurchases EastGroup Shares, then the number of EastGroup Shares available under the 1994 Incentive Plan shall increase or decrease, as the case may be, by five percent of the number of EastGroup Shares sold or purchased. Pursuant to the Plan Amendment, the number of EastGroup Shares available under the 1994 Incentive Plan will also increase by five percent of (i) the number of EastGroup Shares issued in any merger or other business combination transaction or (ii) issued in any private placement of EastGroup Shares. Under the Plan Amendment, the consummation of the Merger and the EastGroup-LNH Merger will result in an increase in the number of EastGroup Shares available under the 1994 Incentive Plan. The EastGroup Board believes that in light of the Merger and the proposed EastGroup LNH Merger, the Plan Amendment is appropriate and in the best interest of EastGroup.

SUMMARY OF THE 1994 INCENTIVE PLAN

     This summary of the 1994 Incentive Plan, as amended, is qualified in its entirety by the text of the 1994 Incentive Plan itself. Shareholders are urged to read the 1994 Incentive Plan.

     The 1994 Incentive Plan provides for the issuance of an aggregate of 200,000 EastGroup Shares to trustees, key employees or officers of EastGroup and its subsidiaries upon the exercise of options and upon incentive grants pursuant to the 1994 Incentive Plan. If the Plan Amendment is approved, the number of EastGroup Shares available under the 1994 Incentive Plan will increase as described above. The 1994 Incentive Plan will be administered by a committee of two or more trustees (the "Plan Committee"), none of whom shall be eligible (or have been eligible at any time within one year prior to his appointment to the Plan Committee) to participate in the 1994 Incentive Plan. The Plan Committee shall have the sole authority to select participants from among the eligible employees or officers, to determine the number of EastGroup Shares which may be issued under each option, and to determine the terms, conditions and periods of exercisability of each option. The options shall be evidenced by option agreements. The option exercise price shall not be less than the fair market value of an EastGroup Share on the date an option is granted. There are additional provisions of the 1994 Incentive Plan which apply to incentive stock options. The aggregate fair market value (determined as of the date an incentive stock option is granted) of the EastGroup Shares with respect to which incentive stock options are exercisable by any employee during any calendar year shall not exceed $100,000. Finally, if an optionee disposes of EastGroup Shares acquired pursuant to an incentive stock option, he must notify EastGroup of the disposition and provide it with information regarding the disposition.

     EastGroup Shares issuable upon the exercise of an option under the 1994 Incentive Plan have not been registered under the Securities Act, pursuant to an exemption from such registration. Because such EastGroup Shares will be "restricted securities," an employee will be required, upon exercise of an option, to warrant and represent that he is acquiring such EastGroup Shares for investment and not for sale or distribution and he may be required to hold the EastGroup Shares for a period of time prior to selling them. Upon the sale or transfer of such EastGroup Shares counsel for EastGroup must be satisfied that the sale or transfer is in compliance with the Securities Act and all other applicable laws, rules and regulations.

     If an optionee's employment is terminated by reason of permanent disability or death, the right of the optionee to exercise his option shall be deemed to have been accelerated, and the optionee shall be regarded as having been entitled to exercise his option on the day immediately preceding his retirement, permanent disability or death, as the case may be, as to the full amount of EastGroup Shares subject to the option minus any EastGroup Shares with respect to which the option had previously been exercised. If the optionee's employment is terminated by reason of retirement, the Plan Committee may accelerate the right of the optionee to exercise the option. The optionee shall have a period of twelve months immediately after his retirement or permanent disability to exercise his option. If the optionee should die while in the employ of EastGroup or a subsidiary or within the period of twelve months immediately after his retirement or permanent disability, the optionee's legal representatives shall have the right for an additional period of one year from the date of death to exercise the option set forth above. If an optionee's employment is terminated for any reason other than retirement, death or permanent disability, the optionee may exercise the option within three months of the date of termination of his employment, but only to the extent the option was exercisable on the date of termination.

     Upon a "Change in Control" of EastGroup (as defined in the 1994 Incentive
Plan), the date upon which options may be exercised shall be accelerated so that all options may be exercised in full on or before the date of the Change in Control. In the event of the effectuation by EastGroup of a stock dividend, stock split, consolidation or other similar corporate change, the EastGroup Shares subject to outstanding options will be increased or decreased accordingly.

     The 1994 Incentive Plan also provides that incentive awards may be made to officers of EastGroup designated by the Plan Committee. Each year, the Plan Committee (or those trustees on the Plan Committee who are disinterested persons under Rule 16b-3 of the Exchange Act) shall establish EastGroup's goal for FFO per share for the purposes of the 1994 Incentive Plan for the year and the minimum FFO that EastGroup must exceed as a condition for the payment of any incentive awards for the years under the 1994 Incentive Plan.

     The Plan Committee shall establish incentive award payout objectives for each participant for each year of participation in the annual incentive award portion of this 1994 Incentive Plan. The Plan Committee shall compose a set of incentive awards guidelines for each year. The guidelines shall set out participants' incentive award payout objectives for the year in relation to EastGroup's FFO goal for the year.

     The Plan Committee then shall determine the actual amount, if any, of a participant's incentive award for the year, subject to the approval of those members of the Board of Trustees who are disinterested trustees. An annual incentive award under the 1994 Incentive Plan shall be payable as follows:
EastGroup shall pay two-thirds of the amount of the award to the participant in cash and shall issue to the participant a number of EastGroup Shares having an aggregate value (as determined below) equal to one-third of the amount of the award, except that the value of any fractional EastGroup Share shall be paid in cash. The 1994 Incentive Plan contains a method for determining the value of the EastGroup Shares issued as a portion of incentive awards.

     The incentive award program began in 1995. The Board of Trustees may terminate the 1994 Incentive Plan at any time with respect to any EastGroup Shares for which grants have not theretofore been made. However, no amendment to the 1994 Incentive Plan which would (i) materially increase the benefits accruing to participants under the 1994 Incentive Plan, (ii) increase the number of EastGroup Shares which may be issued under the 1994 Incentive Plan (other than increases by reason of a stock dividend or stock split), (iii) change the class of persons eligible to receive options under the 1994 Incentive Plan, or
(iv) extend the term of the 1994 Incentive Plan, can be made without the approval of the shareholders of EastGroup.

     The 1994 Incentive Plan will terminate upon and no further options or grants shall be granted after the expiration of ten years after the date of its adoption by the Board of Trustees.

     The Plan Committee has not yet determined the amount of any options to be issued to executive officers of EastGroup, other than those options already outstanding and described under "Proposal 2 -- Election of Trustees (For EastGroup Shareholders Only) -- Executive Compensation."

     The Board of Trustees recommends a vote FOR ratification of the amendment to the 1994 Incentive Plan.

TAX INFORMATION

     An employee granted a non-qualified stock option will not recognize income for federal income tax purposes upon the grant of the option but will, upon the exercise of the option, recognize ordinary income equal to the amount by which the fair market value of the stock acquired through the exercise of the option exceeds the exercise price of the option.

     An employee granted an incentive stock option under Section 422 of the Code will not recognize income for federal income tax purposes upon the grant or exercise of the option. However, the amount by which the fair market value of the EastGroup Shares acquired through the exercise of an incentive stock option exceeds the exercise price of the option is an item of tax preference for the purpose of computing alternative minimum taxable income for the year of exercise.

     When an employee exercises a non-qualified option, EastGroup is entitled to a deduction for federal income tax purposes equal to the amount of income recognized by the employee upon the exercise of the option.

     EastGroup is not entitled to a deduction for federal income tax purposes in connection with the grant or exercise of an incentive stock option. However, if within one year of any employee's acquisition of EastGroup Shares through the exercise of an incentive stock option the employee disposes of such EastGroup Shares, EastGroup will be entitled to a deduction in the year of the disposition equal to the amount by which the fair market value of such stock on the date of exercise (or, if lower, the value on the date of disposition) exceeds the exercise price of the option.

              PROPOSAL 4 -- AMENDMENT TO THE EASTGROUP DECLARATION
             TO INCREASE THE NUMBER OF AUTHORIZED EASTGROUP SHARES
                       (FOR EASTGROUP SHAREHOLDERS ONLY)

     At the EastGroup Meeting, shareholders of EastGroup will be asked to vote on a proposal to approve and adopt an amendment to the EastGroup Declaration (the "Declaration Amendment"), to increase the number of authorized EastGroup Shares. The affirmative vote of two-thirds of EastGroup Shares outstanding is required to approve and adopt the Declaration Amendment. The EastGroup Board of Trustees recommends a vote FOR approval of the Declaration Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Declaration Amendment. The proposed Declaration Amendment is attached hereto as Appendix E.


     The EastGroup Declaration provides that EastGroup may issue up to 10,000,000 EastGroup Shares. As of May 7, 1996, EastGroup has issued or reserved for issuance 7,297,000 EastGroup Shares including up to 631,000 EastGroup Shares that may be issued in the proposed merger with LNH and up to 2,217,000 EastGroup Shares that may be issued in the Merger. If the Declaration Amendment is adopted, 20,000,000 EastGroup Shares will be authorized and available for issuance.


     The Board of Trustees believes that it is imperative that EastGroup increase the number of authorized EastGroup Shares so that there will be EastGroup Shares available to raise additional capital through issuances of EastGroup Shares, to permit stock dividends or stock splits or to acquire property through the issuance of EastGroup Shares. The Board of Trustees intends to file the Declaration Amendment soon after the EastGroup Meeting if such amendment is approved by the shareholders. EastGroup has filed a Registration Statement under the Securities Act pursuant to which it proposes to issue securities to the public, which securities may include additional EastGroup Shares if the Declaration Amendment is approved by the shareholders.

     The terms and rights of the additional EastGroup Shares to be authorized if the Declaration Amendment is approved will be identical to those of presently outstanding EastGroup Shares and to those of presently authorized but unissued EastGroup Shares. The increase in authorized capital will not have any immediate effect on the rights of existing shareholders. To the extent that the additional authorized EastGroup Shares are issued in the future, the existing shareholders' percentage equity ownership will decrease and, depending on the price at which EastGroup Shares are issued, could have the effect of diluting the earnings per share and book value per share of outstanding EastGroup Shares. The holders of EastGroup Shares have no preemptive rights. The increase in the authorized capital and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of EastGroup without further action by the shareholders by diluting the stock ownership or voting rights of a person seeking to obtain control of EastGroup.

                                    EXPERTS

     The consolidated financial statements of EastGroup as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, have been incorporated by reference in the Joint Proxy Statement/Prospectus and the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein in, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Copley as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports and incorporated herein by reference.

     The consolidated financial statements of LNH as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 appearing in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the EastGroup Shares being offered hereby has been passed upon for EastGroup by Jaeckle, Fleischmann & Mugel. Jaeckle, Fleischmann & Mugel has also passed upon the significant federal income tax consequences of the Merger to the holders of EastGroup Shares. Hale and Dorr has passed upon the significant federal income tax consequences of the Merger to the holders of Copley Shares.

                            REPORTS TO SHAREHOLDERS

     EastGroup will continue to provide shareholders with annual reports containing financial statements reported upon by independent auditors, and also unaudited quarterly statements of operations.

                                 OTHER MATTERS

     Copley. The management of the Copley does not know of any other matters to come before the Copley Meeting. However, if any other matters come before the Copley Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

     A portion of the expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof initially will be borne by Copley, but ultimately will be borne, directly or indirectly, by EastGroup if the Merger is consummated. If the Merger is not consummated, Copley would bear all expenses it incurred relating to this Joint Proxy Statement/Prospectus.

     In addition to solicitation by mail, members of the Board of Directors, officers and regular employees of Copley may solicit the return of proxies by telephone, telegram and personal interview.

     Copley may require brokers, custodians, nominees and other record holders to forward copies of this Joint Proxy Statement/Prospectus to persons for whom they hold Copley Shares and to seek authority for the execution of proxies; in such cases, Copley will reimburse such holders for their charges and expenses. Copley has retained Beacon Hill to assist with the solicitation of proxies and will pay Beacon Hill a fee of $2,500

(subject to increase for additional services such as telephone solicitation) plus reimbursement for out-of-pocket expenses for its services.

     EastGroup. The management of the EastGroup does not know of any other matters to come before the EastGroup Meeting. However, if any other matters come before the EastGroup Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

     A portion of the expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof initially will be borne by EastGroup, but ultimately will be borne in full, directly or indirectly, by EastGroup if the Merger is consummated. If the Merger is not consummated, EastGroup would bear all expenses it incurred relating to this Joint Proxy Statement/Prospectus.

     In addition to solicitation by mail, members of the Board of Trustees, officers and regular employees of EastGroup may solicit the return of proxies by telephone, telegram and personal interview.

     EastGroup may require brokers, custodians, nominees and other record holders to forward copies of this Joint Proxy Statement/Prospectus to persons for whom they hold EastGroup Shares and to seek authority for the execution of proxies; in such cases, EastGroup will reimburse such holders for their charges and expenses. EastGroup has retained Beacon Hill to assist with the solicitation of proxies and will pay Beacon Hill a fee of $4,500 (subject to increase for additional services such as telephone solicitation) plus reimbursement for out-of-pocket expenses for its services.

                             SHAREHOLDER PROPOSALS


     Any EastGroup shareholder who wishes to submit a proposal for presentation at EastGroup's 1997 Annual Meeting of Shareholders must submit such proposal to EastGroup at its office at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Secretary no later than January 14, 1997, in order to be considered for inclusion, if appropriate, in EastGroup's proxy statement and form of proxy relating to its 1997 Annual Meeting of Shareholders.


     Any Copley stockholder who wishes to submit a proposal for presentation at Copley's 1996 Annual Meeting of Stockholders (which would be held only if the Merger has not been consummated prior to the date the meeting is to be held) must have submitted the proposal to Copley at its office at 399 Boylston Street, 13th Floor, Boston, Massachusetts 02116, Attention: Secretary. Such proposal must have been received not later than December 19, 1995 in order to be considered for inclusion, if appropriate, in Copley's proxy statement and form of proxy relating to its 1996 Annual Meeting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF EASTGROUP PROPERTIES
Pro Forma Consolidated Balance Sheet as of December 31, 1995 (unaudited)..............   F-2
Notes to Pro Forma Consolidated Balance Sheet as of December 31, 1995 (unaudited).....   F-3
Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995
  (unaudited).........................................................................   F-5
Notes to Pro Forma Consolidated Statement of Operations (unaudited)...................   F-6
CONSOLIDATED FINANCIAL STATEMENTS OF COPLEY PROPERTIES, INC.
Report of Independent Accountants.....................................................   F-9
Consolidated Balance Sheets -- December 31, 1995 and 1994.............................  F-10
Consolidated Statements of Operations and Cumulative Deficit -- Years ended December
  31, 1995, 1994 and 1993.............................................................  F-11
Consolidated Statements of Cash Flows -- Years ended December 31, 1995, 1994 and
  1993................................................................................  F-12
Notes to Consolidated Financial Statements............................................  F-13
CONSOLIDATED FINANCIAL STATEMENTS OF LNH REIT, INC.
Report of Independent Auditors........................................................  F-25
Consolidated Balance Sheets -- December 31, 1995 and 1994.............................  F-26
Consolidated Statements of Operations -- Years ended December 31, 1995 and 1994.......  F-27
Consolidated Statements of Cash Flows -- Years ended December 31, 1995 and 1994.......  F-28
Consolidated Statements of Stockholders' Equity -- Years ended December 31, 1995 and
  1994................................................................................  F-29
Notes to Consolidated Financial Statements............................................  F-30

                              EASTGROUP PROPERTIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                            AS OF DECEMBER 31, 1995

     The following unaudited pro forma consolidated balance sheet sets forth the effect of the EastGroup Properties proposed merger with LNH REIT, Inc. and with Copley Properties, Inc. as if the mergers had been consummated on December 31, 1995. The pro forma consolidated balance sheet has been prepared by management of EastGroup based upon the historical financial statements of EastGroup, LNH REIT and Copley. This pro forma consolidated balance sheet may not be indicative of the financial position had the merger been in effect on the dates indicated or which may occur in the future. The pro forma consolidated balance sheet should be read in conjunction with the other financial statements and the notes to the financial statements of EastGroup incorporated by reference herein and Copley and LNH REIT enclosed herein.

                                      EASTGROUP          LNH                                            COPLEY
                                     DECEMBER 31,    DECEMBER 31,      MERGER         PRO FORMA      DECEMBER 31,
                                         1995            1995         PRO FORMA     CONSOLIDATED         1995          COPLEY
                                     (HISTORICAL)    (HISTORICAL)    ADJUSTMENTS    BEFORE COPLEY    (HISTORICAL)    EXCHANGES
                                     ------------    ------------    -----------    -------------    ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Real estate properties
  (net of accumulated
  depreciation).....................  $136,398        $ 10,611        $  (3,726)(1)  $ 143,283        $ 72,397       $ 22,918(4)
Investments in tenancies-
  in-common.........................        --              --               --             --           2,311         (2,311)(4)
Investment in joint venture.........        --           6,011           (2,149)(1)      3,862              --             --
Mortgage loans (net ofallowance
  for losses).......................     6,008           6,860               --         12,868             896             --
Land and land purchase-leasebacks...     1,327              --               --          1,327              --             --
Investment securities...............     6,811             675               --          7,486              --             --
Equity method investments...........     3,976              --           (3,976)(1)         --              --             --
Cash and cash equivalents...........        26           1,016               --          1,042           1,116            (88)(4)
Short term investments..............        --              --               --             --           4,600             --
Other assets........................     3,409             502              (49)(2)      3,862             197            180(4)
                                      --------         -------         --------       --------        --------        -------
                                      $157,955        $ 25,675        $  (9,900)     $ 173,730        $ 81,517       $ 20,699
                                      ========         =======         ========       ========        ========        =======
LIABILITIES
Mortgage notes payable..............  $ 67,203        $     --        $      --      $  67,203        $ 39,333       $ 20,699(4)
Notes payable to banks..............     4,359              --               --          4,359              --             --
Accounts payable, accrued expenses
  and other liabilities.............     2,584             750              (49)(2)      3,285           3,118             --
Minority interest...................       909           1,476               --          2,385              --             --
                                      --------         -------         --------       --------        --------        -------
                                        75,055           2,226              (49)        77,232          42,451         20,699
                                      --------         -------         --------       --------        --------        -------
SHAREHOLDERS' EQUITY
Shares of beneficial
  interest..........................     4,232           1,100           (1,100)(1)      4,863           4,008             --
                                                                            631(1)
Additional paid-in-capital..........    68,344          24,839          (24,839)(1)     81,361          69,625             --
                                                                         13,017(1)
Undistributed earnings (deficit)....     9,657          (2,996)            2,996(1)      9,657         (29,671)            --

Unrealized gain (loss) on
  securities........................       667             506             (506)(1)        617              --             --
                                                                            (50)(1)
Treasury stock......................        --              --               --             --          (4,896)            --
                                      --------         -------         --------       --------        --------        -------
                                        82,900          23,449           (9,851)        96,498          39,066             --
                                      --------         -------         --------       --------        --------        -------
                                      $157,955        $ 25,675        $  (9,900)     $ 173,730        $ 81,517       $ 20,699
                                      ========         =======         ========       ========        ========        =======
Book value per share................  $  19.59        $  10.66                       $   19.84        $  10.90
                                      ========         =======                        ========        ========
Shares outstanding
 (In thousands).....................     4,232           2,200                           4,863           3,584
                                      ========         =======                        ========        ========

                                        MERGER
                                       PRO FORMA      PRO FORMA
                                      ADJUSTMENTS    CONSOLIDATED
                                      -----------    ------------

ASSETS
Real estate properties
  (net of accumulated
  depreciation).....................  $ 14,793(3)     $253,391
Investments in tenancies-
  in-common.........................        --              --
Investment in joint venture.........        --           3,862
Mortgage loans (net of allowance
  for losses).......................        --          13,764
Land and land purchase-leasebacks...        --           1,327
Investment securities...............    (6,811)(3)         675
Equity method investments...........        --              --
Cash and cash equivalents...........        --           2,070
Short term investments..............    (2,445)(5)       2,155
Other assets........................        --           4,239
                                      --------        --------
                                      $  5,537        $281,483
                                      ========        ========
LIABILITIES
Mortgage notes payable..............  $     --        $127,235
Notes payable to banks..............        --           4,359
Accounts payable, accrued expenses
  and other liabilities.............    (2,574)(5)       3,829
Minority interest...................        --           2,385
                                      --------         -------
                                        (2,574)        137,808
                                      --------         -------
SHAREHOLDERS' EQUITY
Shares of beneficial
  interest..........................    (4,008)(3)       7,080
                                         2,217(3)
Additional paid-in-capital..........   (69,625)(3)     126,809
                                        45,448(3)
Undistributed earnings (deficit)....    29,671(3)        9,786
                                           129(5)
Unrealized gain (loss) on
  securities.....................         (617)(3)          --

Treasury stock......................     4,896(3)           --
                                      --------        --------
                                         8,111         143,675
                                      --------        --------
                                      $  5,537        $281,483
                                      ========        ========
Book value per share................                  $  20.29
                                                      ========
Shares outstanding
 (In thousands).....................                     7,080
                                                      ========

                              EASTGROUP PROPERTIES

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                            AS OF DECEMBER 31, 1995

     1. EastGroup issues 631,126 shares to all LNH REIT shareholders (except for EastGroup) in exchange for all LNH REIT shares outstanding. The 515,200 LNH REIT shares owned by EastGroup (representing 23.42% of the total shares outstanding) are retired. The merger with LNH REIT is accounted for under the purchase method of accounting.

        LNH REIT shares outstanding...................................      2,200,000
        Less LNH REIT shares owned by EastGroup.......................       (515,200)
                                                                          -----------
                                                                            1,684,800
        Exchange ratio ($8.10/$21.625) Closing price of EastGroup on
          December 6, 1995, date merger was announced.................          .3746
                                                                          -----------
        New EastGroup shares issued...................................        631,126
        Market value per EastGroup share..............................    $    21.625
                                                                          -----------
                                                                          $13,648,000
        EastGroup's investment in LNH at December 31, 1995............      3,976,000
        Eliminate unrealized gain -- investment in LNH................        (50,000)
                                                                          -----------
        EastGroup's cost of LNH REIT's net assets.....................    $17,574,000
                                                                          ===========

     The difference between LNH's book value and EastGroup's cost is allocated to LNH's noncurrent assets (real estate and joint venture) based upon relative fair values.

        Cost..........................................................    $17,574,000
        Book value....................................................     23,449,000
                                                                          ------------
        Difference....................................................    $(5,875,000)
                                                                          ============

     Difference is allocated as follows:

        Real estate...................................................    $(3,726,000)
        Joint venture.................................................     (2,149,000)
                                                                          -----------
                                                                          $(5,875,000)
                                                                           ==========

     Fair values used in the allocation are as follows:

        Real estate, including minority interest......................    $11,096,000
        Joint venture.................................................      6,400,000
                                                                          -----------
                                                                          $17,496,000
                                                                           ==========

     2. Eliminate LNH's management fee payable to EastGroup against EastGroup's management fee receivable.

     3. EastGroup issues 2,216,962 shares to all Copley stockholders (except for EastGroup) in exchange for all Copley shares outstanding. The 529,000 Copley shares owned by EastGroup (representing 14.76% of the total shares outstanding) are retired. The merger with Copley is accounted for under the purchase method of accounting.

                              EASTGROUP PROPERTIES

        Copley shares outstanding, net of treasury stock................    3,584,350
        Less Copley shares owned by EastGroup...........................     (529,000)
                                                                          -----------
                                                                            3,055,350
        Exchange ratio ($15.60/$21.50) closing price of EastGroup on
          February 13, 1996, date merger was announced..................        .7256
                                                                          -----------
        New EastGroup shares issued.....................................    2,216,962
        Market value per EastGroup share................................  $     21.50
                                                                          -----------
                                                                          $47,665,000
        EastGroup's investment in Copley at December 31, 1995...........    6,811,000
        Eliminate unrealized gain -- investment in Copley...............     (617,000)
                                                                          -----------
        EastGroup's cost of Copley's net assets.........................  $53,859,000
                                                                          ===========

     The difference between Copley's book value and EastGroup's cost is allocated to Copley's noncurrent assets (real estate) based upon relative fair values.

        Cost............................................................  $53,859,000
        Book value......................................................   39,066,000
                                                                          -----------
        Difference......................................................  $14,793,000
                                                                          ===========

     4. Copley's exchanges:

                                                                 PRO FORMA ADJUSTMENTS
                                       -------------------------------------------------------------------------
                                                         INVESTMENTS IN
                                         REAL ESTATE     TENANCIES-IN-    CASH AND CASH   OTHER      MORTGAGE
                                       PROPERTIES, NET       COMMON        EQUIVALENTS    ASSETS   NOTES PAYABLE
                                       ---------------   --------------   -------------   ------   -------------
Columbia Place(A)....................      $11,684           (1,650)             50         180        10,264
Metro Business Park & East
  Dominguez(A).......................       11,234             (661)           (138)         --        10,435
                                           -------          -------           -----         ---        ------
          Total......................      $22,918           (2,311)            (88)        180        20,699
                                           =======          =======           =====         ===        ======

- ---------------
(A) In February 1996, Copley effected two exchange transactions. In the first exchange transaction, Copley exchanged its tenancy-in-common interest in 270 Technology Park to obtain 100% ownership of Columbia Place, subject to a mortgage note payable of $10,264,000. In addition, Copley received $230,000 of monetary consideration. In the second exchange transaction, Copley exchanged its tenancy-in-common interest in West Side Business Park, Central Distribution Center, Carson Industrial Center and the three El Presidio buildings (comprising a portion of the Dominguez Properties) to obtain 100% ownership of Metro Business Park and the remaining building in the Dominguez Properties tenancy-in-common, subject to mortgage notes payable of $10,435,000. In addition, Copley was required to make a $138,000 cash payment. These transactions were accounted for at the book value of the assets exchanged.

     For purposes of determining pro forma adjustments, it was assumed that the exchange transaction occurred at December 31, 1995. As a result, all investments in tenancies-in-common have been eliminated from the pro forma balance sheet and the real estate properties which are eventually 100% owned by Copley have been reflected as such, with associated debt separately stated.

     5. Upon the Merger, Copley Advisors has agreed (i) to the termination of the Advisory Agreement in consideration of the payment of 95% of the amount of the unpaid incentive advisory fees and (ii) to relinquish its rights to and interest in the Class A Share for one dollar ($1.00). These transactions have been reflected on the pro forma balance sheet. The impact of the forgiveness of the five percent of the unpaid incentive management fees is also reflected therein. Funds for the payment of the accrued advisory fees is assumed to be provided by the liquidation of short-term investments.

                              EASTGROUP PROPERTIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1995

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1995 sets forth the effect of EastGroup's proposed merger with LNH REIT and Copley as if these transactions had been consummated on January 1, 1995. The pro forma consolidated statement of operations has been prepared by management of EastGroup based upon historical statements of operations of EastGroup, LNH REIT and Copley. The pro forma statement of operations may not be indicative of the results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future. The pro forma statement of operations should be read in conjunction with their notes and the other financial statements and notes to the financial statements of EastGroup incorporated by reference herein and Copley and LNH REIT enclosed herein.

                               EASTGROUP          LNH                                            COPLEY         COPLEY'S
                              DECEMBER 31,    DECEMBER 31,      MERGER         PRO FORMA      DECEMBER 31,    ACQUISITIONS/
                                  1995            1995         PRO FORMA     CONSOLIDATED         1995        DISPOSITIONS/
                              (HISTORICAL)    (HISTORICAL)    ADJUSTMENTS    BEFORE COPLEY    (HISTORICAL)     EXCHANGES
                              ------------    ------------    -----------    -------------    ------------    ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
  Income from real estate
    operations..............  $ 28,386        $1,451          $    --        $ 29,837         $ 12,679        $  2,566 (9)
  Share of real estate
    investment operations...        --            --               --              --              748            (748)(9)
  Land rents................       217            --               --             217               --              --
  Equity in earnings
    of real estate
    investment trust........       203            --             (203)(2)          --               --              --
  Interest:
    Mortgage loans..........     1,036           889               --           1,925               39              --
    Other...................        --            52               --              52               --              --
  Other.....................       422            87             (146)(3)         363               --              --
                              --------       -------         --------        --------         --------         -------
                                30,264         2,479             (349)         32,394           13,466           1,818
                              --------       -------         --------        --------         --------         -------
EXPENSES
  Management fees...........        --           294             (294)(4)          --              452              --
  Operating expenses from
    real estate operations..     11,575          521               --          12,096            3,030              51(9)
  Interest expense..........      6,287           --               67 (5)       6,354            4,533           1,204(9)
  Depreciation and
    amortization............      5,613          369               --           5,982            3,736             488(9)
  Minority interest in joint
    ventures................        220           98               --             318              119              --
  Provision for losses......         --          189               --             189               --              --
  General and administrative
    expenses................      2,180          499              125 (6)       2,804            1,270              --
  Write-off of deferred
    financing costs.........         --           --               --              --              501              --
                               --------      -------         --------        --------         --------         -------
                                 25,875        1,970             (102)         27,743           13,641           1,743
                               --------      -------         --------        --------         --------         -------
    Income before gain on
      investments...........      4,389          509             (247)          4,651             (175)             75
                               --------      -------         --------        --------         --------         -------
GAIN ON
  INVESTMENTS
  Real estate and mortgage
    loans...................      3,322          535           (3,857)(1)          --            2,564          (2,564)(9)
                               --------      -------         --------        --------         --------         -------
NET INCOME..................   $  7,711      $ 1,044         $ (4,104)       $  4,651         $  2,389        $ (2,489)
                               ========      =======         ========        ========         ========         =======
Net income per share........   $   1.82      $   .47                         $    .96         $   0.67
                               ========      =======                         ========         ========
WEIGHTED AVERAGE
  SHARES OUTSTANDING(8).....      4,226        2,200                            4,857            3,584
                               ========      =======                         ========         ========


                                    MERGER
                                   PRO FORMA      PRO FORMA
                                  ADJUSTMENTS    CONSOLIDATED
                                  -----------    ------------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
  Income from real estate
    operations..............            --        $ 45,082
  Share of real estate
    investment operations...            --              --
  Land rents................            --             217
  Equity in earnings
    of real estate
    investment trust........            --              --
  Interest:
    Mortgage loans..........            --           1,964
    Other...................            --              52
  Other.....................          (254)(10)        109
                                  --------        --------
                                      (254)         47,424
                                  --------        --------
EXPENSES
  Management fees...........            --             452
  Operating expenses from
    real estate operations..                        15,177
  Interest expense..........            40(11)      12,131
  Depreciation and
    amortization............           240(12)      10,446
  Minority interest in joint
    ventures................            --             437
  Provision for losses......            --             189
  General and administrative
    expenses................            --           4,074
  Write-off of deferred
    financing costs.........            --             501
                                  --------        --------
                                       280          43,407
                                  --------        --------
    Income before gain on
      investments...........          (534)          4,017
                                  --------        --------
GAIN ON
  INVESTMENTS
  Real estate and mortgage
    loans...................            --              --
                                  --------        --------
NET INCOME..................      $   (534)       $  4,017
                                  ========        ========
Net income per share........                      $    .57
                                                  ========
WEIGHTED AVERAGE
  SHARES OUTSTANDING(8).....                         7,074
                                                  ========

                              EASTGROUP PROPERTIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     (1) EastGroup and LNH dispositions have been accounted for as follows:

          The operating revenues and expenses associated with EastGroup's acquisitions and dispositions in 1995 are immaterial. Gain on dispositions of $3,322,000 in 1995 has been removed in determining pro forma net income.

          The operating revenues and expenses associated with the LNH acquisitions and dispositions in 1995 are immaterial. Gain on dispositions of $535,000 in 1995 has been removed in determining pro forma net income.

     (2) Eliminate equity in earnings of LNH REIT, Inc.

     (3) Eliminate equity in earnings of EastGroup Managers, Inc.

     (4) Eliminate LNH management fee expense to LNH REIT Managers.

     (5) Increase interest expense for borrowings to purchase LNH Shares from the Walker Interests. The borrowings to purchase these shares was $3,070,000 at an average rate of 8.5% for one quarter in 1995.

     (6) Eliminate management fee income received from LNH REIT Managers.

     (7) A $1.00 change in the per share price of EastGroup will result in a corresponding change ( increase or decrease) in the number of shares issued to LNH shareholders and pro forma net income per share as follows:

                                                              CHANGE IN EASTGROUP
                                                            MARKET PRICE PER SHARE
                                                      -----------------------------------
                                                       $1.00 INCREASE     $1.00 DECREASE
                                                      ----------------   ----------------
             Shares issued..........................  27,968 decrease    30,495 increase
             Pro forma net income
                  before Copley.....................     No effect        $.01 decrease
             Pro forma book value
               12-31-95 before Copley...............   $.11 increase      $.12 decrease

     (8) Weighted average EastGroup Shares outstanding were computed as follows:

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1995
                                                                       -----------------
                                                                        (IN THOUSANDS)
             Historical weighted average EastGroup Shares
               outstanding...........................................        4,226
             EastGroup Shares issued in merger with LNH REIT.........          631
                                                                             -----
             Pro forma weighted average EastGroup Shares outstanding
               before Copley.........................................        4,857
             EastGroup Shares issued in merger with Copley...........        2,217
                                                                             -----
             Pro Forma weighted average EastGroup Shares
               outstanding...........................................        7,074
                                                                             =====

                              EASTGROUP PROPERTIES

     (9) Copley's acquisitions/dispositions/exchanges:

                                     SALE, PURCHASE          INCOME                                           SHARE OF
                                      OR EXCHANGE           FROM REAL     R.E.                                  R.E.
                             ---------------------------     ESTATE     OPERATING   DEPRECIATION   INTEREST  INVESTMENT
PROPERTY                     DESCRIPTION         DATE      OPERATIONS    EXPENSE      EXPENSE      EXPENSE   OPERATIONS
- --------                     -----------       ---------   ----------   ---------   ------------   -------   ----------
                                                               AMOUNTS (000'S)
Peachtree Corners
 Dist Center...............         Sale       Nov. 1995    $(1,134)     $ 312        $  396      $  198      $   --

University Business Center.             (A)                     (64)        --            --          57          --

Park North Business
 Center....................         Sale       June 1995       (806)       229           411         251          --

Kingsview Industrial Center     Purchase       July 1995        231         --           (45)         --          --

Columbia Place.............     Exchange(B)    Feb. 1996      1,838        (32)         (237)       (921)       (599)

Metro Business Park........     Exchange(B)    Feb. 1996      1,391       (366)         (658)       (500)         47

Dominiguez Properties......     Exchange(B)    Feb. 1996      1,110       (194)         (355)       (474)       (155)

270 Technology Park........     Exchange(B)    Feb. 1996         --         --            --          --        (111)

West Side Business Park....     Exchange(B)    Feb. 1996         --         --            --          --         106

Central Distribution Center     Exchange(B)    Feb. 1996         --         --            --          --          (3)

Carson Industrial Center...     Exchange(B)    Feb. 1996         --         --            --          --         (33)

Line of Credit.............             (A)       --             --         --            --         185          --
                                                            -------      -----        ------      -------     ------
         Total.............                                 $ 2,566      $ (51)       $ (488)     $(1,204)    $ (748)
                                                            =======      =====        ======      =======     ======

                             GAIN (LOSS) ON
PROPERTY                      INVESTMENTS      TOTAL
- --------                     --------------   -------
                                  AMOUNTS (000'S)
Peachtree Corners
 Dist Center...............    $ (1,806)     $(2,034)

University Business Center.          --           (7)

Park North Business
 Center....................        (758)        (673)

Kingsview Industrial Center          --          186

Columbia Place.............          --           49

Metro Business Park........          --          (86)

Dominiguez Properties......          --          (68)

270 Technology Park........          --         (111)

West Side Business Park....          --          106

Central Distribution Center          --           (3)

Carson Industrial Center...          --          (33)

Line of Credit.............          --          185
                               --------      -------
         Total.............    $ (2,564)     $(2,489)
                               ========      =======

- ---------------
(A) For purposes of determining pro forma adjustments, it was assumed that the principal due under certain debt agreements was repaid with available cash and net proceeds available from dispositions which were assumed to occur on January 1, 1995. Principal on notes payable at University Business Center was assumed to be repaid on January 1, 1995. As the $3.5 million pay down on the University Business Center note actually occurred in February 1995, the pro forma adjustment reduces the interest expense by the interest accrued for that portion of the note ($57,000 in 1995). As discussed above, on a pro forma basis, Copley had sufficient cash available throughout the pro forma period to mitigate any need to draw on the line of credit. In addition, the line of credit balance was substantially repaid from the proceeds received as a result of the sale of the Park North Business Center. Therefore, the pro forma adjustments eliminate the effect of interest charges incurred related to amounts drawn under the line of credit during the pro forma period.

(B) As discussed in footnote 4(A) to the pro forma balance sheet, in February 1996 Copley effected two exchange transactions swapping tenancy-in-common interests to gain 100% ownership of certain wholly owned properties. For purposes of the pro forma statement of operations, share of real estate investment operations for all investments involved in the exchange has been eliminated and the separate components of income from operations for the 100% owned real estate properties have been reflected for the pro forma periods.

     (10) Eliminate dividend income from Copley's shares.

     (11) Increase interest expense for borrowings to purchase Copley shares. The borrowings to purchase these shares were $1,992,000 for six months and $4,201,000 for three months of 1995 at an average rate 8.42%.

     (12) Depreciation on step up in basis from allocation of the purchase price over an estimated life of forty years.

                              EASTGROUP PROPERTIES

     (13) A $1.00 change in the per share price of EastGroup (subject to a collar of $20.25 to $23.00) will result in a corresponding change (increase or decrease) in the number of shares issued to Copley stockholders and pro forma net income per share as follows:

                                                             CHANGE IN EASTGROUP
                                                           MARKET PRICE PER SHARE
                                                    -------------------------------------
                                                     $1.00 INCREASE      $1.00 DECREASE
                                                    ----------------    -----------------
             Shares issued........................  98,688 decrease     108,159 increase
             Pro forma net income.................  $  .01 increase     $   .02 decrease
             Pro forma book value 12-31-95........     .29 increase         .30 decrease

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Copley Properties, Inc.:

We have audited the accompanying consolidated balance sheets of Copley Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related statements of operations and cumulative deficit and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Copley Properties, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 15, 1996

                            COPLEY PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Real estate investments (Notes 3 and 4):
  Property, net.................................................  $ 72,396,765     $ 88,640,489
  Joint ventures................................................            --        1,037,178
  Investment in tenancies-in-common.............................     2,310,781               --
  Loans to joint ventures.......................................            --        4,859,903
  Ground lease..................................................            --        1,187,000
  Notes receivable..............................................       895,963        1,000,966
  Other.........................................................            --          681,356
                                                                  ------------     ------------
          Total real estate investments.........................    75,603,509       97,406,892
Cash and cash equivalents.......................................     5,716,300        1,491,554
Deferred financing costs (Note 10)..............................            --          486,366
Other assets....................................................       197,448               --
                                                                  ------------     ------------
          Total assets..........................................  $ 81,517,257     $ 99,384,812
                                                                  ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Losses of joint ventures in excess of investment..............  $         --     $  3,261,463
  Accounts payable and other liabilities........................       544,045          436,478
  Accrued management advisory fees (Notes 9 and 14).............     2,573,917        2,491,445
  Line of credit borrowings.....................................            --        3,500,000
  Mortgage notes payable (Notes 2 and 5)........................    39,333,349       49,219,448
                                                                  ------------     ------------
          Total liabilities.....................................    42,451,311       58,908,834
                                                                  ------------     ------------
  Commitments (Note 3)
SHAREHOLDERS' EQUITY (Note 8):
  Common stock, $1.00 par value; authorized 20,000,000 shares;
     issued 4,007,500 shares....................................     4,007,500        4,007,500
  Additional paid-in capital....................................    69,625,444       69,625,444
  Treasury stock; 423,150 shares of common stock, at cost.......    (4,895,726)      (4,895,726)
  Cumulative deficit............................................   (29,671,273)     (28,261,241)
  Class A common stock..........................................             1                1
                                                                  ------------     ------------
          Total shareholders' equity............................    39,065,946       40,475,978
                                                                  ------------     ------------
          Total liabilities and shareholders' equity............  $ 81,517,257     $ 99,384,812
                                                                  ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.


                            COPLEY PROPERTIES, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE DEFICIT

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1995             1994             1993
                                                   ------------     ------------     ------------
INVESTMENT ACTIVITY (Notes 2, 3 and 6):
  Property operations, net.......................  $  1,445,701     $  1,452,003     $  1,128,334
  Share of real estate investment earnings
     Operations..................................       748,067          415,742          191,333
     Lease termination charges (Note 6)..........            --       (1,770,471)              --
     Investment valuation allowance..............            --               --         (900,000)
                                                   ------------     ------------     ------------
          Total real estate operations...........     2,193,768           97,274          419,667
  Gain on sales of Properties....................     2,564,478          626,931               --
                                                   ------------     ------------     ------------
          Total real estate activity.............     4,758,246          724,205          419,667
  Interest on short-term investments and cash
     equivalents.................................        39,255           79,975          195,885
                                                   ------------     ------------     ------------
          Total investment activity..............     4,797,501          804,180          615,552
                                                   ------------     ------------     ------------
PORTFOLIO EXPENSES:
  Management advisory fee........................       451,863          714,761          601,535
  General and administrative.....................       371,941          273,974          227,758
  Professional fees (Note 13)....................       898,608          142,149           97,241
  Interest expense...............................       184,562          210,241               --
  Write-off of deferred financing costs (Note
     10).........................................       501,227               --               --
                                                   ------------     ------------     ------------
                                                      2,408,201        1,341,125          926,534
                                                   ------------     ------------     ------------
NET INCOME (LOSS)................................     2,389,300         (536,945)        (310,982)
Common stock dividends...........................    (3,799,332)      (3,369,229)      (2,867,442)
CUMULATIVE DEFICIT:
  Beginning of year..............................   (28,261,241)     (24,355,067)     (21,176,643)
                                                   ------------     ------------     ------------
  End of year....................................  $(29,671,273)    $(28,261,241)    $(24,355,067)
                                                   ============     ============     ============
PER SHARE DATA:
  Net Income (Loss)..............................  $        .67     $       (.15)    $       (.09)
                                                   ============     ============     ============
  Dividends......................................  $       1.06     $        .94     $        .80
                                                   ============     ============     ============

      The accompanying notes are an integral part of these consolidated financial statements.

                            COPLEY PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         1995            1994            1993
                                                     ------------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................  $  2,389,300     $  (536,945)    $  (310,982)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Joint venture and tenancy-in-common
       operations..................................      (673,799)       (352,606)         16,832
     Lease termination charges.....................            --       1,770,471              --
     Cash distributions from joint ventures and
       tenancies-in-common.........................       807,255       1,632,460       3,136,357
     Property depreciation and amortization........     3,735,914       3,999,341         810,305
     Write-off of deferred financing costs.........       501,227              --              --
     Gain on sales of Property.....................    (2,564,478)       (626,931)             --
     Investment valuation allowance................            --              --         900,000
     Increase in investment income receivable......            --         (30,365)       (211,559)
     Increase in deferred leasing commissions......      (404,330)       (519,173)        (33,153)
     (Increase) decrease in property working
       capital.....................................      (374,311)       (358,974)        133,263
     Increase in accounts payable and accrued
       management advisory fees....................       109,795         318,478         228,202
     Other, net....................................       (76,137)        (72,683)             --
                                                      -----------      ----------      ----------
          Net cash provided by operating
            activities.............................     3,450,436       5,295,756       4,596,582
                                                      -----------      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in loans to joint ventures..............        (6,436)       (191,037)        (42,290)
  Reduction of loans to joint ventures.............            --              --         551,895
  Investment in joint ventures.....................       (31,346)       (143,494)     (3,336,120)
  Return of capital from joint ventures............            --              --          25,119
  Investment in Property...........................    (4,553,172)     (3,928,552)     (2,291,721)
  Proceeds from sale of Property...................    22,864,250       1,082,925              --
  Decrease (increase) in short-term investments,
     net...........................................            --       1,967,451        (979,408)
  Increase in other assets.........................      (280,570)             --              --
  Decrease in notes receivable.....................       109,426       2,444,619              --
                                                      -----------      ----------      ----------
          Net cash provided by (used in) investing
            activities.............................    18,102,152       1,231,912      (6,072,525)
                                                      -----------      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in line of credit borrowings,
     net...........................................    (3,500,000)      3,500,000              --
  Proceeds from third-party mortgage note..........     3,250,000              --              --
  Principal payments on mortgage notes.............   (13,136,099)     (6,801,089)             --
  Dividends paid...................................    (3,799,332)     (3,369,229)     (2,867,442)
  Financing costs..................................      (142,411)       (267,586)             --
                                                      -----------      ----------      ----------
          Net cash used in financing activities....   (17,327,842)     (6,937,904)     (2,867,442)
                                                      -----------      ----------      ----------
  Net increase (decrease) in cash and cash
     equivalents...................................     4,224,746        (410,236)     (4,343,385)
CASH AND CASH EQUIVALENTS:
     Beginning of year.............................     1,491,554       1,901,790       6,245,175
                                                      -----------      ----------      ----------
     End of year...................................  $  5,716,300     $ 1,491,554     $ 1,901,790
                                                      -----------      ----------      ----------
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for interest........  $  4,827,630     $ 4,784,473     $   358,177
                                                      ===========      ==========      ==========
NONCASH INVESTING AND FINANCING ACTIVITIES (NOTES 3 AND 12)

     The accompanying notes are an integral part of these consolidated financial statements.

                            COPLEY PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1  ORGANIZATION AND BUSINESS

     Copley Properties, Inc. (the Company), a Delaware corporation, was incorporated in May 1985 and operates as a qualified real estate investment trust under applicable provisions of the Internal Revenue Code of 1986, as amended. The Company acquires, develops, operates and owns industrial real estate. The Company currently owns and operates, either directly or through tenancy-in-common arrangements, 15 properties totaling over 2.5 million square feet of net rentable area. Copley Real Estate Advisors, Inc. (the Advisor) provides investment management and administrative services to the Company. The Advisor is an indirect wholly owned subsidiary of New England Investment Companies, L.P. (NEIC), a publicly traded limited partnership. New England Mutual Life Insurance Company is the principal unitholder of NEIC.

     As described in Note 14, in February 1996, the Company entered into an Agreement and Plan of Merger, under which the Company will be merged into EastGroup Properties.

2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its consolidated joint ventures as of and subsequent to the date on which the Company acquired a controlling ownership interest therein. The Company has several tenancies-in-common, and previously had several other joint ventures, which are presented in these financial statements using the equity method, since control of the business is shared with the respective co-tenant. All interentity balances and transactions have been eliminated.

     Under circumstances arising from the inability of certain of its venture partners to perform under joint venture agreements, the Company assumed control over the respective businesses. Upon restructuring, these investments have been classified as Properties in the consolidated balance sheets and any third-party mortgage financing is separately presented, and operating revenues and expenses are separately classified in property operations. Prior to restructuring, the real estate assets and third-party mortgage loans of joint ventures are considered in the investment balances and operating results are reported as share of investment earnings. The restructuring transactions do not affect the Company's net income (loss) or shareholders' equity.

  Property

     Property includes land and buildings wholly owned by the Company or owned by consolidated joint ventures. These investments are referred to herein as "Properties" and are stated at cost less accumulated depreciation. The Company's cost of a Property previously owned by a joint venture equals the Company's carrying value of the prior investment on the conversion date. It is the Company's policy to estimate the remaining useful life of real estate assets at the conversion date. This balance sheet caption also includes deferred leasing costs, incidental working capital items related to Properties, and the minority interest related to a consolidated joint venture.

  Tenancies-in-Common, Joint Ventures and Secured Loans

     The Company accounts for its investments in unconsolidated tenancies-in-common using the equity method, under which the cost of the investment is adjusted by the Company's share of the respective tenancy-in-common's results of operations and reduced by certain cash distributions received.

     The Company has had investments in unconsolidated joint ventures which were also accounted for using the equity method as described above. In addition, the Company made loans to joint ventures in which the Company had an ownership interest.

                            COPLEY PROPERTIES, INC.

     Share of real estate investment earnings (losses) in the accompanying consolidated statements of operations includes tenancy-in-common and joint venture earnings (losses) allocated to the Company. Allocations of tenancy-in-common earnings (losses) are made in accordance with the ownership interests of the respective co-tenants. Allocations of joint venture earnings (losses) were made to the Company's joint venture partners in accordance with the terms of the respective joint venture agreements as long as they had economic equity in the project. A joint venture partner is determined to have economic equity if the appraised value of the property exceeds the Company's total cash investment plus accrued preferential returns and interest thereon, or if the venture partner is entitled to current operating cash distributions.

  Depreciation and Capitalization

     Maintenance and repair costs are charged to operations as incurred. Significant improvements and renewals are capitalized. Depreciation is computed using the straight-line method based on the estimated useful lives of the buildings and improvements. Leasing and financing costs are also capitalized and amortized over the related agreement terms.

  Rental Revenues

     Rental revenues from certain operating leases with fixed rent increases or rent credits are recognized on a straight-line basis over the terms of the leases. The difference between straight-line rental revenues and cash rents received in accordance with the terms of the leases is recorded as accounts receivable.

  Realizability of Real Estate Investments

     The carrying value of the Company's real estate investments is reduced to net realizable value, if lower. Since the Company's intention is to hold properties for long-term investment, net realizable value is measured by the recoverability of the investment carrying value through expected undiscounted future cash flows, net of the cost of third-party financing associated with the investment. As of December 31, 1995 and 1994, the estimated net realizable value of each real estate investment either exceeded or approximated its carrying value.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of" (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As required, the Company will adopt SFAS 121 in the first quarter of 1996. Based upon current circumstances, management believes adoption will not have any effect on the financial position of the Company.

  Cash Equivalents and Short-term Investments

     Cash equivalents and short-term investments are stated at cost, plus accrued interest, which approximates market. Such investments consist primarily of certificates of deposit and commercial paper. The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents; otherwise, they are classified as short-term investments.

  Financial Instruments

     Mortgage notes payable and notes receivable are considered the Company's most significant financial instruments at December 31, 1995. Based on the interest rates on these notes, some of which are variable and

                            COPLEY PROPERTIES, INC.

several of which have recently been negotiated, the fair value of these instruments approximates their carrying values.

  Per Share Computations

     Net income (loss) per share is computed by dividing net income (loss), after deducting any Class A dividends, by the weighted average number of shares outstanding during each year (3,584,350 in 1995, 1994 and 1993).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain reclassifications have been made to prior year amounts to conform with the 1995 presentation. There is no effect on net income (loss) or cash flow from operations.

3  REAL ESTATE INVESTMENTS

     The Company's real estate investments are either owned in their entirety or jointly through tenancies-in-common or joint ventures. Wholly owned property operations are under the oversight of local management companies. For jointly owned property, the Company's co-tenants or venture partners are responsible for day-to-day operating activities under separate property management agreements, and they are entitled to fees for such services. The joint venture agreements provide for the funding of cash flow deficits by the venture partners in proportion to ownership interests, and for the dilution of ownership interest in cases where a partner does not so contribute. Under the tenancy-in-common agreements, each co-tenant is responsible for funding its proportionate share of cash flow deficits.

     The Company's cash investments in joint ventures are in two forms: a capital contribution generally subject to preferential cash distributions at a specified rate and to priority distributions with respect to sale or refinancing proceeds; and secured, interest-bearing loans to certain ventures. When converted to tenancy-in-common ownership, these loans and the corresponding accrued interest were classified as part of the Company's contribution to the capital of the new entity.

  Acquisitions

     In July 1995, the Company purchased the Kingsview Industrial Center, an 83,000 square foot industrial building located in Carson, California. The total purchase price was approximately $3,000,000.

     The Company purchased an industrial building located in Tempe, Arizona, on March 31, 1994, which is referred to as Broadway Industrial Center. The total purchase price was approximately $2,350,000.

  Sales

     In November 1995, the Company sold its interest in the Peachtree Corners Distribution Center investment for a purchase price of approximately $10,000,000. After payment of selling expenses and the outstanding mortgage loan, the Company received net cash proceeds of approximately $7,626,000, including deposits of $125,000 and $1,165,000 received in March 1995 and June 1995. The outstanding principal

                            COPLEY PROPERTIES, INC.

balance of $2,250,000 on a $3,250,000 mortgage note payable which the buyer issued to the Company in February 1995 was retired as part of the closing. The loan had been secured by a first mortgage on the Peachtree Corners Distribution Center and bore interest at the rate of 10% per annum. In July 1995, the Company made a payment to reduce the outstanding principal by $1,000,000. The Company recognized a gain on the sale of approximately $1,806,000.

     In June 1995, the Company sold all of its interests and rights, including its ground lease position, related to the Park North Business Center investment for approximately $18,500,000. Proceeds from the sale of approximately $12,900,000, net of the assumption of debt associated with the ground lease property, were used to pay off the mortgage notes payable to Wells Fargo Realty Advisors and the revenue bonds, which were owed by the ground lessee and guaranteed by the Company (Note 5). After settlement of the debt and payment of selling expenses, the Company received net cash proceeds of approximately $6,825,000, including a deposit of $125,000 received in March 1995. The Company recognized a gain of approximately $758,000.

     During 1994, the Company sold two buildings at the Baygreen Industrial Park. Proceeds from the sales totaled $1,782,925, including a $700,000 purchase money mortgage note. Under the terms of this note, interest only is due monthly at the rate of 9% per annum, and the note matures January 1, 1997. The note is included in Notes Receivable in the accompanying consolidated balance sheet at December 31, 1995 and 1994. The Company recognized a gain on these sales of approximately $627,000 in 1994.

  Restructurings

     In September 1995, the Company paid approximately $100,000 to terminate an incentive property management agreement related to Broadway Industrial Center and paid approximately $200,000 in October 1995 to terminate an incentive property management agreement related to Baygreen Industrial Park. The incentive property management agreements represented a contingent equity interest in the properties granted at the date of acquisition, payable upon sale, refinancing, or termination. Therefore, the termination fees paid have been recorded as acquisition costs and added to the Company's carrying value of the investments.

     In August 1995, the Company entered into agreements with certain of its co-venture partners to restructure the ownership of their joint venture investments as tenancies-in-common between the Company and the respective co-venturers. Certain amounts previously recorded by the Company as loans to the joint ventures and corresponding accrued interest have been reclassified at book value, as part of the Company's capital contribution to its ownership interest in the tenancies-in-common. These transactions did not generate a gain or loss or have an impact on shareholders' equity. Subsequent to the establishment of the tenancies-in-common, the respective ownership interests of the Company and its co-tenants-in-common are substantially as follows:

                                                                  COMPANY     CO-TENANT
                                                                  -------     ---------
        Central Distribution Center.............................   57.38%       42.62%
        West Side Business Park.................................   75.49%       24.51%
        Metro Business Park.....................................   69.03%       30.97%
        Dominguez Properties....................................   55.00%       45.00%
        Columbia Place..........................................   78.00%       22.00%
        270 Technology Park.....................................   61.00%       39.00%

     As discussed further in Note 14, subsequent to December 31, 1995, the Company entered into agreements with its various co-tenants to exchange ownership interests such that the Company would have a 100% ownership interest in certain of the properties owned by the tenancies-in-common and no ownership interest in the others.

                            COPLEY PROPERTIES, INC.

     As of January 1, 1994, the ownership of three partnerships that were formed to own a portion of the Park North Business Center investment (the "Parknorth Partnerships") was restructured whereby the Company became the controlling venturer and increased its legal ownership percentage. On March 30, 1995, 100% ownership of the property owned by the Parknorth Partnerships was transferred to the Company. In addition, on March 30, 1995, the Company restructured its long-term ground lease arrangement within the Park North Business Center. As discussed under "Sales," the entire Park North Business Center investment was sold on June 30, 1995.

     The following is a summary of the real estate investment structures at December 31, 1995:

                                                                         DATE
                                                                     CONSOLIDATED        DATE
                                                         LEGAL       OR CONVERTED      CONVERTED
                                                       OWNERSHIP      FROM JOINT      TO TENANCY-
                       INVESTMENT                        SHARE         VENTURE         IN-COMMON
    -------------------------------------------------  ---------     ------------     -----------
    Broadway Industrial Center.......................    100.00%       03/31/94              --
    Central Distribution Center......................     57.38%             --         8/16/95
    West Side Business Park..........................     75.49%             --         8/16/95
    Metro Business Park..............................     69.03%             --         8/16/95
    Carson Industrial Center(1)......................     50.00%             --         3/29/90
    Dominguez Properties.............................     55.00%             --         8/16/95
    Los Angeles Corporate Center.....................    100.00%       12/18/90              --
    University Business Center.......................     80.00%       11/01/93              --
    Huntwood Associates..............................    100.00%       12/31/93              --
    Wiegman Associates(2)............................     80.00%       12/31/93              --
    Baygreen Industrial Park.........................    100.00%       10/26/93              --
    Columbia Place...................................     78.00%             --         8/16/95
    270 Technology Park..............................     61.00%             --         8/16/95
    Sample/I-95 Business Park........................    100.00%       12/31/93              --
    Kingsview Industrial Center......................    100.00%       07/14/95              --

- ---------------
(1) The Company has a note receivable of approximately $177,000 from its co-tenant which bears interest at 10% and is secured by the co-tenant's interest in the property.

(2) The Company has a preferred capital investment which bears interest at 12%.

                            COPLEY PROPERTIES, INC.

4  REAL ESTATE ASSETS AND LIABILITIES

     The following is a summary of the assets and liabilities underlying the Company's real estate investments:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1995             1994
                                                              ------------     ------------
    PROPERTY
    Land....................................................  $ 21,655,181     $ 24,018,575
    Buildings and improvements..............................    52,400,189       66,402,879
    Accumulated depreciation................................    (5,752,574)      (5,079,353)
    Deferred leasing costs and other assets, net............     1,162,722        1,332,458
    Minority interest.......................................     1,509,970        1,471,483
                                                              ------------     ------------
         Total real estate assets...........................    70,975,488       88,146,042
    Accounts receivable.....................................     2,048,357        2,254,603
    Accounts payable and other liabilities..................      (627,080)      (1,760,156)
                                                              ------------     ------------
                                                              $ 72,396,765     $ 88,640,489
                                                              ============     ============
    Mortgage notes payable to third-parties (Note 5)........  $ 39,333,349     $ 49,219,448
                                                              ============     ============
    INVESTMENTS IN TENANCIES-IN-COMMON AND JOINT VENTURES
    Land....................................................  $  8,246,048     $  8,246,048
    Buildings and improvements..............................    33,965,653       35,542,264
    Accumulated depreciation................................   (11,791,003)     (12,370,021)
    Cash....................................................       511,717          346,176
    Other, net..............................................     2,921,034        3,521,924
                                                              ------------     ------------
         Total assets.......................................    33,853,449       35,286,391
                                                              ------------     ------------
    Mortgage notes payable to third-parties (Note 5)........    31,601,919       32,127,307
    Other...................................................       632,950        1,913,431
                                                              ------------     ------------
         Total liabilities..................................    32,234,869       34,040,738
                                                              ------------     ------------
    Net assets..............................................  $  1,618,580     $  1,245,653
                                                              ============     ============
    Company's share:
      Loans to joint ventures...............................  $         --     $  4,859,903
      Capital...............................................     2,310,781       (2,224,285)
                                                              ------------     ------------
                                                              $  2,310,781     $  2,635,618
                                                              ============     ============

     As of December 31, 1994 assets of joint ventures exclude capitalized interest or preferred returns to the Company and liabilities of joint ventures exclude amounts owed to the Company in connection with secured loans, accrued interest thereon, or accrued preferred returns. As part of the conversion to tenancies-in-common as discussed in Note 3, these items were converted at book value to the Company's ownership interest.

                            COPLEY PROPERTIES, INC.

5  MORTGAGE NOTES PAYABLE

     Mortgage notes payable on Properties are summarized below. They are collateralized by real estate and, in certain cases, the assignment of rents. The mortgage notes are generally non-recourse to the other assets of the Company.

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
UNIVERSITY BUSINESS CENTER
CIGNA; interest at 9.06%, payable monthly; principal payments based on a 20-year amortization schedule; remainder due April 1,
  2000............................................................  $ 9,353,947     $13,000,000
CIGNA; interest at 9.37%, payable monthly; principal due January
  1, 1997.........................................................   10,000,000      10,000,000
HUNTWOOD ASSOCIATES
Wells Fargo Bank; interest is a fixed rate option with interest based on LIBOR plus 3.25% and a variable rate option with
  interest based on the prime rate plus 1% (the effective interest rate was 9.5% at December 31, 1995); principal due January 15,
  1997............................................................    2,292,993       2,350,292
Massachusetts Mutual Life Insurance Company; interest at 9.875%,
  payable monthly; principal due June 1, 1996.....................   10,000,000      10,000,000
WIEGMAN ASSOCIATES
Massachusetts Mutual Life Insurance Company; interest at 9.875%,
  payable monthly; principal due June 1, 1996.....................    6,700,000       6,700,000
Allstate Insurance Company; interest at 8.75%, payable monthly;
  principal due October 1, 1997...................................      986,409       1,011,311
PARK NORTH BUSINESS CENTER
Wells Fargo Realty Advisors; interest at .65% over the prime rate or 1.75% over LIBOR, payable monthly. Principal balance was paid
  at maturity on June 30, 1995....................................           --       3,362,692
Wells Fargo Realty Advisors; interest at .65% over the prime rate or 1.75% over LIBOR, payable monthly. Principal balance was paid
  at maturity on June 30, 1995....................................           --       2,795,153
                                                                    -----------     -----------
                                                                    $39,333,349     $49,219,448
                                                                    ===========     ===========

     Mortgage notes payable to third-parties, based on contractual terms in existence as of December 31, 1995, mature as follows:

                                                                                  TENANCIES-IN-
                       YEAR ENDED DECEMBER 31,                  PROPERTIES(1)       COMMON(2)
        ------------------------------------------------------  -------------     -------------
        1996..................................................   $ 16,974,870      $  4,280,310
        1997..................................................     13,403,318        10,997,500
        1998..................................................        228,070         5,203,115
        1999..................................................        249,613         1,854,579
        2000..................................................      8,477,478           309,903
        Thereafter............................................             --         8,956,512
                                                                 ------------      ------------
                                                                 $ 39,333,349      $ 31,601,919
                                                                 ============      ============

- ---------------
(1) Includes 100% of the joint venture debt.

(2) Amounts represent 100% of the tenancies-in-common debt. The Company's share of notes payable is consistent with its respective ownership interest (Note
    3) except at West Side Business Park where the Company's share of the obligation under the notes payable is 57.38%.

                            COPLEY PROPERTIES, INC.

     Mortgage notes payable at December 31, 1994 do not include revenue bonds at Park North Business Center owed by the ground lessee, repayment of which was guaranteed by the Company. The ground lease arrangement resulted from a transaction in which the Company purchased land in a portion of Park North Business Center for lease back to the seller for a term of 60 years. Contractual rent was $142,440 per annum. The Company's guarantee of the revenue bonds was extinguished in connection with the sale of the property in June 1995.

     The Company guaranteed 50% of the outstanding obligation of the revenue bonds at 270 Technology Park up to a maximum of $2,000,000. The outstanding principal balance of the bonds at December 31, 1995 and 1994 was $3,713,011. As discussed in Note 14, subsequent to December 31, 1995, the Company exchanged its ownership interest in the 270 Technology Park property, and its guarantee of the revenue bonds was extinguished.

6  RESULTS OF REAL ESTATE INVESTMENTS

  Operations

     The following is a summary of the operating results of the properties underlying the Company's real estate investments:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1995            1994            1993
                                                  -----------     -----------     -----------
    PROPERTY
    Rentals.....................................  $12,679,060     $13,338,097     $ 3,128,332
    Operating expenses..........................   (3,030,306)     (3,072,560)       (821,215)
    Interest expense............................   (4,348,126)     (4,696,303)       (358,177)
    Depreciation and amortization...............   (3,735,914)     (3,999,341)       (810,305)
    Minority interest...........................     (119,013)       (117,890)    $   (10,301)
                                                  -----------     -----------     -----------
                                                  $ 1,445,701     $ 1,452,003     $ 1,128,334
                                                  ===========     ===========     ===========
    INVESTMENTS IN TENANCIES-IN-COMMON AND
    JOINT VENTURES
    Rentals.....................................  $ 6,856,262     $ 7,442,165     $14,850,192
    Operating expenses..........................   (1,223,767)     (1,136,267)     (2,749,486)
    Interest expense............................   (2,857,655)     (2,931,718)     (7,615,524)
    Depreciation and amortization...............   (1,921,274)     (4,551,781)     (4,551,489)
                                                  -----------     -----------     -----------
                                                  $   853,566     $(1,177,601)    $   (66,307)
                                                  ===========     ===========     ===========
    Company share:
      Interest on loans to joint ventures.......  $    74,268     $    63,136     $   208,165
      Equity in net income (losses).............      673,799      (1,417,865)        (16,832)
                                                  -----------     -----------     -----------
                                                  $   748,067     $(1,354,729)    $   191,333
                                                  ===========     ===========     ===========

                            COPLEY PROPERTIES, INC.

     Future minimum rentals under non-cancelable operating leases are as follows:

                         YEAR ENDED                                          TENANCIES-IN-
                        DECEMBER 31,                      PROPERTIES            COMMON
    ----------------------------------------------------  -----------     -------------------
         1996...........................................  $ 9,051,444         $ 4,551,838
         1997...........................................    8,702,558           2,833,264
         1998...........................................    7,728,819           2,526,885
         1999...........................................    6,890,149           2,389,048
         2000...........................................    6,022,828           2,265,552
    Thereafter..........................................   16,546,140           9,180,224
                                                          -----------         -----------
                                                          $54,941,938         $23,746,811
                                                          ===========         ===========

  Investment Valuation Allowance

     The estimated net realizable value of the undeveloped land at Sample/I-95 Business Park declined significantly in 1993. In accordance with the Company's policy, the carrying value was reduced to approximate estimated net realizable value, resulting in an investment valuation allowance of $900,000 in 1993.

  Significant Lease Transactions

     In September 1994, M.O.R. XXXVI Associates Limited Partnership, a partnership in which the Company is a general partner (the "Partnership") and the owner of Columbia Place, modified the existing terms of its sole lease and mortgage loan agreements. BDM Federal, Inc. ("BDM"), the original tenant with a lease expiring in March 1998, desired to vacate the building and Ceridian Corporation ("Ceridian"), a new tenant, desired to occupy the building. BDM, Ceridian, and the Partnership entered into a series of agreements (the "Agreements") under which BDM is obligated for certain payments to the Partnership through March 1998. The payments are contingent on future events and are being recognized as income when the contingencies expire. In 1994, approximately $864,000 was recognized as additional income from BDM as a result of the transaction.

     Ceridian entered into a lease with the Partnership which commenced September 1994 and expires December 2009, subject to earlier termination options in December 2004 and December 2006.

     Ceridian was responsible for the cost of all of its tenant improvements and chose to substantially re-fit this space. This resulted in the write-off by the Partnership of approximately $2,635,000 of tenant improvements and other capital costs in 1994.

     In conjunction with the leasing transaction, the mortgage note payable to a third-party lender of approximately $10,490,000 was restructured. The interest rate was reduced from 10.125% to 8.875% per annum, effective December 1, 1994, and the maturity date was extended from May 1998 to December 2009. The maturity date may be accelerated if Ceridian exercises its termination options. The revised mortgage note requires monthly payments of principal and interest based on a 20-year amortization schedule.

     The Partnership's costs of these transactions have been capitalized and are being amortized over the life of the lease or loan as applicable.

     In January 1996, the Company executed a lease agreement which increased the occupancy of the Los Angeles Corporate Center property from 50% to 100%.

                            COPLEY PROPERTIES, INC.

7  LINE-OF-CREDIT

     At December 31, 1995, the Company had an unsecured line-of-credit agreement with a bank which was due to expire on January 31, 1996. Under its terms, the Company could borrow up to $5,000,000 at the prime rate of interest or LIBOR plus 1.5%. The average outstanding balance on the line-of-credit during 1995 and 1994 was $2,091,644 and $3,402,000, respectively, and the weighted average interest rate was 7.85% and 6.18%, respectively. There were no borrowings in 1993.

     Subsequent to December 31, 1995, the bank agreed to extend the line-of-credit agreement to July 31, 1996. All other terms and conditions are unchanged.

8  SHAREHOLDERS' EQUITY

  Increase in Authorized Shares

     The total number of authorized shares of the Company was increased from 8,000,000 to 20,000,000 effective June 14, 1994.

  Class A Common Stock

     On June 3, 1985, the Company sold one share of Class A Common Stock (par value of one dollar) to the Advisor for $50,000. As the holder of such share, the Advisor is entitled to receive 10% of the Company's net gain (as defined) from the disposition of properties, reduced by any accumulated net losses. Upon termination of the Advisory Agreement, the Company will have an option to purchase the share of Class A Common Stock for an amount equal to 10% of the net gain which would be realized by the Company had all of the real estate owned by the Company as of the date of termination been sold at its fair market value. If the Company does not elect to purchase the Class A Common Stock, such share will automatically convert to shares of common stock of the Company. See Note 14 for further discussion of the Class A Common Stock.

  Shareholders' Rights Plan

     The Company's Board of Directors unanimously adopted a shareholders' rights plan on June 28, 1990 applicable to shareholders of record on July 19, 1990. The plan, as amended on September 20, 1995, provides for the dividend of a right to buy one share of common stock for a stated amount determined in accordance with the provisions of the plan for each share of common stock outstanding. Rights would initially become exercisable on the earlier of (1) the tenth day after the date on which a person has acquired beneficial ownership of 15% or more of the Company's common stock or (2) the tenth business day after a person commences a tender or exchange offer, the consummation of which would result in such person owning 30% or more of the Company's common stock.

9  MANAGEMENT ADVISORY FEES

     The Company has an agreement with the Advisor, pursuant to which the Advisor provides investment management and administrative services to the Company. Fees for these services totaled $451,863, $714,761 and $601,535 for 1995, 1994 and 1993, respectively, and are determined as:

          a. A base fee of 7.5% of net cash flow (as defined in the Advisory Agreement) from sources other than short-term assets, as defined.

          b. An incentive fee of 5% of net cash flow (as defined in the Advisory Agreement) from sources other than short-term assets, as defined.

          c. A short-term investment fee of 0.25% of average annual short-term assets, as defined.

                            COPLEY PROPERTIES, INC.

     At December 31, 1995 and 1994, payments of the incentive fees totaling $2,573,917 and $2,473,054, respectively, have been deferred and become payable only after the Company has achieved a specified return to shareholders, or refinancing or sale proceeds are distributed to shareholders. Payment of the deferred fee would also become payable upon termination or resignation of the Advisor. See Note 14 for further discussion of the management advisory fee.

10  DEFERRED FINANCING COSTS

     In 1994, the Company commenced the marketing of additional equity on a private placement basis and incurred $501,227 in Deferred Financing Costs in connection with pursuing the private placement and arranging for an increased line of credit, which was contingent on additional equity. Discussions with potential investors did not produce an agreement on the terms of an equity investment and the Company wrote off the Deferred Financing Costs in 1995.

11  INCOME TAXES

     The Company believes that it continues to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The Company has distributed all of its taxable income for 1995, 1994 and 1993. Accordingly, no provision for income taxes has been made in the accompanying consolidated financial statements. For federal income tax purposes, the amounts distributed as dividends were ordinary income, except for $1.06 per share, $.17 per share and $.06 per share in 1995, 1994 and 1993, respectively, which relate to capital gains. No portion of the dividend in any of the years presented relates to a return of capital.

12  NONCASH INVESTING AND FINANCING ACTIVITIES

     The restructuring of certain joint ventures, as more fully described in
Note 3, resulted in the following noncash investing and financing activities:

                                                      1995           1994            1993
                                                   ----------     -----------     -----------
    Conversion of loans to joint ventures and
      accrued interest to Property and
      tenancies-in-common........................  $4,999,071     $ 4,109,037     $   265,694
    Conversion of investments in joint ventures
      to Property................................          --              --      14,424,483
    Conversion of losses of joint ventures in
      excess of investment to Property...........          --      (2,095,608)             --
    Recording of third party mortgage notes......          --       9,310,914      46,864,843
                                                   ----------     -----------     -----------
              Total converted assets.............  $4,999,071     $11,324,343     $61,555,020
                                                   ==========     ===========     ===========

13  PROFESSIONAL FEES

     Certain professional fees are costs incurred by the Company related to its consideration of various strategic alternatives aimed at maximizing shareholder value and subsequent solicitation of proposals to acquire the Company. Included in professional fees for the year ended December 31, 1995 is approximately $352,000 of investment advisory fees earned by Morgan Stanley and Co. Incorporated (Morgan Stanley) and legal fees of $324,000 associated with this process.

14  SUBSEQUENT EVENTS

  Merger Agreement

     In February 1996, the Company entered into an Agreement and Plan of Merger under which the Company will be merged into EastGroup Properties (EastGroup). In the merger, each share of the

                            COPLEY PROPERTIES, INC.

Company's common stock will be converted into EastGroup shares of beneficial interest with a value of $15.60, subject to the limitations described below.

     The value of EastGroup shares for purposes of calculating the ratio at which the Company's shares will be converted into EastGroup shares in the merger will be the average of the closing price of EastGroup shares on the New York Stock Exchange on the 20 trading days immediately preceding the fifth trading day prior to the effective date of the merger (the "EastGroup Stock Price"); however, the EastGroup Stock Price will be deemed to equal $20.25 if the average price of EastGroup shares calculated above is less than or equal to $20.25, and $23.00 if the average price of EastGroup shares is greater than or equal to $23.00. The Company has the right, waivable by it, to terminate the merger agreement without liability if the average closing price of EastGroup shares on the New York Stock Exchange on the 20 trading days immediately preceding the fifth trading day prior to (i) the date on which the Securities and Exchange Commission declares EastGroup's Registration Statement with respect to the merger effective or (ii) the date on which the Company's stockholders' meeting with respect to the merger is held, is equal to or less than $18.25.

     The merger is subject to several conditions including approval by the shareholders of both the Company and EastGroup and registration of the shares to be issued in the merger with the Securities and Exchange Commission. Upon the consummation of the merger, the Company has committed to pay Morgan Stanley a transaction fee equal to $1.5 million, against which approximately $350,000 of other fees and expenses previously paid to Morgan Stanley will be credited.

     Upon the event of merger, the Advisor agrees to the termination of the Advisory Agreement and relinquishment of its right to, and interest in, the Class A share in consideration of payment by the Company of 95% of the amount of the unpaid incentive advisory fees.

  February Exchange of Interests

     Effective February 1, 1996, the Company exchanged its co-tenant interest in the 270 Technology Park property to obtain 100% ownership of the Columbia Place property. In addition, the Company received $50,000 in cash and a secured promissory note of $180,000 bearing interest at 9.56% and maturing on February 1, 2000, with annual interest and principal payments of $56,250. The note is secured by a second deed of trust on the 270 Technology Park property.

     Effective February 2, 1996, the Company exchanged its co-tenant interests in the Carson Industrial Center, Central Distribution Center, West Side Business Park and the three El Presidio buildings (comprising a portion of the Dominguez Properties) to obtain 100% ownership of the Metro Business Park tenancy-in-common and the remaining building in the Dominguez Properties tenancy-in-common. As part of the exchange, the Company paid $138,000 in cash and forgave its note receivable from its co-tenant in the Carson Industrial Center property of approximately $177,000.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
LNH REIT, Inc.

     We have audited the accompanying consolidated balance sheets of LNH REIT, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LNH REIT, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Jackson, Mississippi
March 15, 1996

                                 LNH REIT, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                              DECEMBER 31
                                                                     -----------------------------
                                                                         1995             1994
                                                                     ------------     ------------
ASSETS
Mortgage loans.....................................................    $  7,135         $  5,149
Mortgage loans subject to foreclosure proceedings..................          --            5,960
Real estate properties:
  Earning
     Warehouse.....................................................       4,166            4,073
     Shopping center...............................................       6,465            6,867
     Accumulated depreciation......................................        (796)            (427)
  Joint venture in Cowesett........................................       6,011               --
  Non-earning land.................................................         776            3,067
                                                                        -------          -------
                                                                         23,757           24,689
Less allowance for losses..........................................        (275)            (525)
                                                                        -------          -------
                                                                         23,482           24,164
Marketable equity securities.......................................         675              525
Cash and cash equivalents..........................................       1,016            1,660
Accrued interest and other receivables.............................         502              285
                                                                        -------          -------
                                                                       $ 25,675         $ 26,634
                                                                        =======          =======
LIABILITIES
Minority interest..................................................    $  1,476         $  1,510
Accrued expenses and other liabilities.............................         750              493
                                                                        -------          -------
                                                                          2,226            2,003
                                                                        -------          -------
STOCKHOLDERS' EQUITY
Common stock, $.50 par value, 15,000,000 shares authorized,
  2,200,000 shares issued and outstanding in 1995 and 1994.........       1,100            1,100
Paid in capital....................................................      24,839           27,215
Deficit............................................................      (2,996)          (4,040)
Unrealized gain on marketable equity securities....................         506              356
                                                                        -------          -------
                                                                         23,449           24,631
                                                                        -------          -------
                                                                       $ 25,675         $ 26,634
                                                                        =======          =======

                 See notes to consolidated financial statements

                                 LNH REIT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                YEAR ENDED
                                                                                DECEMBER 31
                                                                             -----------------
                                                                              1995       1994
                                                                             ------     ------
REVENUES
Revenue from real estate properties........................................  $1,451     $1,249
Interest income:
  Mortgage loans...........................................................     889        574
  Cash equivalents and other...............................................      52        101
Equity in operation of Cowesett joint venture..............................      40         --
Other income...............................................................      47        226
                                                                             ------     ------
                                                                              2,479      2,150
                                                                             ------     ------
EXPENSES
Management fees............................................................     294        338
Real estate expenses
  Operating................................................................     521        605
  Depreciation.............................................................     369        277
Professional fees..........................................................     283         49
General and administrative.................................................     216        178
Provision for losses.......................................................     189        525
Minority interest expense..................................................      98         54
                                                                             ------     ------
                                                                              1,970      2,026
                                                                             ------     ------
INCOME BEFORE GAIN ON INVESTMENTS..........................................     509        124
                                                                             ------     ------
GAIN ON INVESTMENTS
Real estate and mortgage loans.............................................     535        135
                                                                             ------     ------
NET INCOME.................................................................  $1,044     $  259
                                                                             ======     ======
NET INCOME PER SHARE.......................................................  $  .47     $  .12
                                                                             ======     ======
Average number of shares outstanding.......................................   2,200      2,200
                                                                             ======     ======

                 See notes to consolidated financial statements

                                 LNH REIT, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                                               YEAR ENDED
                                                                               DECEMBER 31
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
OPERATING ACTIVITIES
Net income...............................................................  $ 1,044     $   259
  Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization of deferred financing fees and discount on mortgage
      loans..............................................................      (62)        (60)
     Depreciation........................................................      378         277
     Joint Venture investment............................................      (50)         --
     Provision for losses................................................      189         525
     Gain on investments.................................................     (535)       (135)
     Other...............................................................      (45)        (35)
     Net change in receivables, payables and other assets................       49         (14)
                                                                           --------    --------
CASH PROVIDED BY OPERATING ACTIVITIES....................................      968         817
                                                                           --------    --------
INVESTING ACTIVITIES
  Collections on mortgage loans..........................................      269       3,999
  Improvements to real estate............................................     (130)       (228)
  Proceeds from sale of real estate......................................      625          44
                                                                           --------    --------
CASH PROVIDED BY INVESTING ACTIVITIES....................................      764       3,815
                                                                           --------    --------
FINANCING ACTIVITIES
  Dividends paid.........................................................   (2,376)     (4,312)
                                                                           --------    --------
CASH USED IN FINANCING ACTIVITIES........................................   (2,376)     (4,312)
                                                                           --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................     (644)        320
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........................    1,660       1,340
                                                                           --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................................  $ 1,016     $ 1,660
                                                                           ========    ========

                 See notes to consolidated financial statements

                                 LNH REIT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                               YEAR ENDED
                                                                               DECEMBER 31
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
COMMON STOCK, $.50 PAR VALUE
  Balance at beginning and end of period.................................  $ 1,100     $ 1,100
                                                                           -------     -------
PAID-IN CAPITAL
  Balance at beginning of period.........................................   27,215      31,527
  Cash dividends declared and paid.......................................   (2,376)     (4,312)
                                                                           -------     -------
  Balance at end of period...............................................   24,839      27,215
                                                                           -------     -------
DEFICIT
  Balance at beginning of period.........................................   (4,040)     (4,299)
  Net income.............................................................    1,044         259
                                                                           -------     -------
  Balance at end of period...............................................   (2,996)     (4,040)
                                                                           -------     -------
UNREALIZED GAIN ON MARKETABLE EQUITY SECURITIES
  Balance at beginning of period.........................................      356          --
  Change in unrealized gain on securities................................      150         356
                                                                           -------     -------
  Balance at end of period...............................................      506         356
                                                                           -------     -------
TOTAL STOCKHOLDERS' EQUITY...............................................  $23,449     $24,631
                                                                           =======     =======

                 See notes to consolidated financial statements

                                 LNH REIT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     The Company operates as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code. The Company's revenues consist principally of rental income from operating real estate properties and interest income from mortgage loans. At December 31, 1995, the Company's investments consisted principally of four mortgage loans collateralized by real estate, three operating real estate properties (two shopping centers and one industrial distribution center), and undeveloped land.

  Proposed Merger

     On September 6, 1995 (amended on December 6, 1995), LNH REIT, Inc. and EastGroup Properties announced that the Special Committees of the Boards of each company had agreed in principle to a merger between LNH and EastGroup. See Note L to the consolidated financial statements for further details of this event.

  Principles of Consolidation

     The consolidated financial statements include the accounts of LNH REIT, Inc., its wholly owned subsidiaries and a 77.78% owned joint venture (referred to collectively as "LNH" or "the Company"). The property included in the joint venture is the Liberty Corners Shopping Center located in Kansas City, Missouri. The Liberty Corners joint venture's assets, liabilities, revenues and expenses are recorded by the Company with minority interest provided for the 22.22% not owned. All significant intercompany transactions and accounts have been eliminated in consolidation.

     For years ending after December 31, 1992, the Company adopted the financial statement reporting provisions of Regulation S-B of the Securities and Exchange Commission.

  Recognition of Interest Income

     Interest is taken into income when earned. The Company discontinues the accrual of income when circumstances exist which cause the collection of such income to be doubtful. The determination to discontinue accruing income is made after review by management of all relevant facts including delinquency in payment of principal, interest and the credit of the borrower.

  Revenue from Real Estate Properties

     Minimum rents are recognized ratably over the lease term. Rents that represent tenant reimbursements of certain expenses are recognized as the applicable services are provided or the expenses incurred and totalled $320,000 in 1995 and $300,000 in 1994.

  Earnings Per Share

     Earnings per share is based on the average number of shares of common stock outstanding during each year.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                 LNH REIT, INC.

  Real Estate Properties

     Foreclosed properties are recorded at the lower of cost or fair value at the date of foreclosure. A provision for losses, if any, is determined at the time of foreclosure in an amount equal to the excess of the recorded investment over estimated fair value. The carrying value of real estate properties are evaluated in relation to current estimates of net realizable value. If necessary, a provision for losses is recorded to write-down carrying value to the estimated net realizable value.

  Depreciation

     Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of the property. Buildings are depreciated over a 30 year estimated useful life and tenant improvements over a 5 year estimated useful life. Depreciation for tax reporting purposes is provided by the straight-line method over the applicable Modified Accelerated Cost Recovery System (MACRS) life.

  Allowance for Possible Losses

     Prior to January 1, 1995, the Company followed the method of determining the allowance for possible losses prescribed by the AICPA Statement of Position on Accounting Practices for Real Estate Investment Trusts. Under this method, the Company established an allowance for possible losses on mortgage loans based upon management's evaluation of the recoverability of each loan in its portfolio through a comparison of the carrying value of an investment with its estimated net realizable value. In determining estimated net realizable value, consideration is given to such factors as the financial condition of the borrower and the determination of collectibility; the estimated selling price a property will bring if exposed for sale in the open market allowing a reasonable time to find a purchaser; prevailing economic conditions; expectations of future development; the estimated cost to complete and improve such property to the condition used in determining the estimated selling price; the cost to dispose of the property; and the cost to hold the property (including an interest factor based on the Company's cost of funds) to the estimated time of sale.

     Beginning January 1, 1995, the Company adopted Financial Accounting Standards Board No. 114, "Accounting by Creditors for Impairment of a Loan." Under the new standard, the 1995 allowance for losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The effect of adopting FASB 114 on results of operations for 1995 and the allowance for possible losses was not material.

     This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

  Income Taxes

     The Company qualified as a real estate investment trust under Sections 856-860 of the Internal Revenue Code and intends to continue to qualify as such. The Company has distributed all of its taxable income to its shareholders, and, accordingly, no provision for federal or state income taxes has been made and no income taxes have been paid. Distributions paid per share in 1995 and 1994 for income tax purposes were as follows:

                                                                       1995      1994
                                                                       -----     -----
        Ordinary Income..............................................  $ .05     $ .63
        Return of Capital............................................   1.03      1.33
                                                                       -----     -----
          Total......................................................  $1.08     $1.96
                                                                       =====     =====

                                 LNH REIT, INC.

     Taxable income differs from income reported for financial reporting purposes primarily because of (1) the timing of the deduction for the provision for possible losses, writedowns of real estate investments and losses on securities, (2) different depreciation methods and lives, and (3) different rates of interest income accrual.

  Marketable Equity Securities

     On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and classified its investments as securities available-for-sale. Accordingly, as of December 31, 1995 and 1994, investment securities are carried at fair value with the unrealized gain of $506,000 and $356,000, respectively, presented as a separate component of stockholders' equity.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less.

  Reclassifications

     Certain amounts in the prior year financial statements have been reclassified to conform to the current year's presentation.

NOTE B -- MORTGAGE LOANS

     The unpaid balances of mortgage loans, summarized by type of loan, are as follows:

                                                                       DECEMBER 31,
                                                                    ------------------
                               TYPE OF LOAN                          1995       1994
        ----------------------------------------------------------  ------     -------
                                                                      (IN THOUSANDS)
        Shopping Centers..........................................  $1,868     $ 7,822
        Land......................................................   5,267       3,287
                                                                    ------     -------
                                                                    $7,135     $11,109
                                                                    ======     =======

     The unpaid balances of mortgage loans, which bear interest at an average rate of 8.91%, are scheduled to mature in succeeding years as follows:

                                     YEAR
                -----------------------------------------------      AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
                1996...........................................      $  144
                1997...........................................         154
                1998...........................................       2,034
                1999...........................................       4,803
                                                                     ------
                                                                     $7,135
                                                                     ======

     Because of the circumstances discussed in Note C regarding the Cowesett Corners Shopping Center, the interest income on this loan was accounted for on the cash basis. The amount of interest foregone on this loan due to this accounting method was $364,000 and $562,000 in the years ending December 31, 1995 and 1994, respectively.

                                 LNH REIT, INC.

     The amount of loan discounts and related accumulated amortization reflected as a reduction to the carrying value of mortgage loans were as follows:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1995          1994
                                                                ---------     --------
        Loan discounts........................................  $ 292,000     $292,000
        Accumulated amortization..............................   (108,000)     (59,000)
                                                                ---------     --------
                                                                $ 184,000     $233,000
                                                                =========     ========

     The federal income tax basis of mortgage loans at December 31, 1995 is approximately $7,319,342. The federal income tax return for the year ended December 31, 1995 has not been filed, and, accordingly, the income tax basis of mortgage loans as of December 31, 1995 is based on preliminary data.

NOTE C -- REAL ESTATE INVESTMENTS

     At December 31, 1995, the Company's investment in land includes three parcels of undeveloped land, approximately 141 acres in total, located in Houston, Texas. The land has a carrying value of $776,000 at December 31, 1995.

     Also included in real estate investments at December 31,1995 are the Linpro Commerce Center in Fort Lauderdale, Florida, the Liberty Corners shopping center in Kansas City, Missouri, and the Cowesett Corners shopping center in Warwick, Rhode Island. The Linpro Commerce Center is a 99,000 square foot industrial building, and it is used by tenants as an office, showroom and warehouse. Upon foreclosure in 1992, the property was recorded at its estimated fair value of $3,800,000, resulting in a loss of $1,350,000. At December 31, 1995, the property was 95% occupied.

     The Liberty Corners Shopping Center is a 121,432 square foot commercial facility that was 85% leased at December 31,1995. The shopping center was collateral to a 77.78% mortgage loan participation the Company owned with an outstanding principal balance of $6,689,000 and a carrying value, net of allowance for losses and deferred income, of $5,294,000. The Company received a deed in lieu of foreclosure to Liberty Corners on February 25, 1994, and title to the property is held as tenants in common with the 22.22% participant in the mortgage loan. The Company recorded the total assets, liabilities, revenues and expenses of the center with minority interest provided for the 22.22% not owned. The Company recorded the original investment at $6,806,000, which included the participant's 22.22% minority interest of $1,512,000. In December 1995, the carrying value of the Liberty Corners Shopping Center was adjusted to net realizable value. The writedown of $439,000 net of minority interest, is reflected in the Company's December 31, 1995 consolidated financial statements. The resulting carrying value of Liberty Corners is management's best estimate of the property's net realizable value.

     The Cowesett Corners Shopping Center is a 135,713 square foot shopping center in Warwick, Rhode Island. The Company acquired title on December 1, 1995 through foreclosure and the Company recorded its net loan investment of $5,971,000 as an investment in a joint venture. The company owns 50% of the investment and accounts for this investment on the equity method of accounting. The investment at December 31, 1995 amounted to $6,011,000. The shopping center is 97% leased at December 31, 1995.

                                 LNH REIT, INC.

     The following is a schedule by year of future approximate minimum rental receipts under non-cancelable leases for the Linpro Commerce Center, Liberty Corners Shopping Center and Cowesett Corners Shopping Center as of December 31, 1995:

                                     YEAR
            -------------------------------------------------------      AMOUNT
                                                                     --------------
                                                                     (IN THOUSANDS)
            1996...................................................     $  2,555
            1997...................................................        2,393
            1998...................................................        2,165
            1999...................................................        1,571
            2000...................................................        1,391
            Subsequently...........................................        6,998
                                                                     ------------
                                                                        $ 17,073
                                                                     ============


     The federal income tax basis of real estate, net of depreciation as of December 31, 1995, is approximately $19,660,637. The federal income tax return for the year ended December 31, 1995 has not been filed, and, accordingly, the income tax basis of real estate as of December 31, 1995 is based on preliminary data.


NOTE D -- ALLOWANCE FOR LOSSES

     Activity in the allowance account was as follows:

                                                                       YEAR ENDED
                                                                       DECEMBER 31
                                                                    -----------------
                                                                    1995       1994
                                                                    -----     -------
        Beginning balance.........................................  $ 525     $ 1,356
        Provision for losses......................................                525
        Charge-offs on foreclosures and sales.....................             (1,356)
        Recoveries of provisions for losses.......................   (250)
                                                                    -----     -------
        Ending balance............................................  $ 275     $   525
                                                                    =====     =======

     At December 31, 1995, the recorded investment in mortgage loans that was considered to be impaired under FASB 114 was one mortgage loan (Citrus Center) with a carrying value of $1,868,000. This loan, for which the Company owns a 20.99% participation, was modified in 1995. The interest rate was reduced from 9% to 8%, with the 1% difference to be deferred until the note matures on November 30, 1998. Certain payments past due at June 1995 along with the unpaid principal balance is due on November 30, 1998. At December 31, 1995, the balance of the allowance for losses related to this mortgage loan. This allowance ($275,000) had been recorded at December 31, 1994. For the years ended December 31, 1995 and 1994, the Company recognized interest income on this impaired loan of $174,000 and $85,000, respectively, compared to interest income according to its original terms of $172,000 in each year.


     During the years ended December 31, 1995 and 1994, the Company's investment in a mortgage loan collateralized by Cowesett Corners Shopping Center was impaired and nonperforming. At December 31, 1994, the Company had recorded an allowance for losses related to this mortgage loan of $250,000. Because of the expected pay-off of this mortgage loan in 1995, the Company reduced its allowance for losses by this amount. The mortgage loan was foreclosed on effective December 1, 1995. See Note C. For the years ended December 31, 1995 and 1994, the Company recognized interest income on this loan of $222,000 and $58,000, respectively, compared to interest income according to its original terms of $568,000 and $620,000, respectively.

                                 LNH REIT, INC.

NOTE E -- RELATED PARTY TRANSACTIONS

     Until April 1992, the Company was managed pursuant to a Management Agreement with L & N Housing Managers, Inc. ("Prior Manager"), a wholly-owned subsidiary of Lomas Financial Corporation ("LFC"). The Prior Manager served as the Company's investment advisor, administering the day-to-day affairs of the Company and representing the Company in its dealing with third parties, subject to the supervision of the Company's Board of Directors. LFC also owned 352,000 shares of the Company's common stock.

     In 1992, EastGroup Properties, a Maryland real estate investment trust ("EastGroup"), and Walker Investments L.P. ("Walker"), purchased 352,000 shares of the Company's Common Stock from LFC. The agreement pursuant to which the shares were purchased (the "Agreement") further provided that the Prior Manager would assign its rights and duties as manager under the Management Agreement to LNH REIT Managers, a Mississippi general partnership (the "Manager") which is an affiliate of EastGroup and Walker. The Management Agreement was amended to substitute the Manager for the Prior Manager under the Management Agreement. EastGroup and Walker agreed to pay an aggregate of $406,000 to the Company, in consideration of the assignment of the Prior Manager's duties and responsibilities as manager under the Management Agreement to LNH REIT Managers. The $406,000 has been paid in installments subject to the maximum amount that the Company may receive in a year without violating the 95% gross income test set forth in Section 856(c) of the Internal Revenue Code. The unpaid balance of the $406,000 accrued simple interest at the rate of 6.6% and the obligation of EastGroup and Walker to pay any unpaid balance of the $406,000 terminated on January 1, 1996. During the years ended December 31, 1995 and 1994, the Company accrued $41,000 and $125,000, respectively, as income pursuant to the assignment of the Management Agreement and recorded $2,000 and $10,000, respectively, in interest on the unpaid balance. The final payment on this obligation was received in September 1995.

     On March 24, 1995, EastGroup and its wholly owned subsidiary, EGP Managers, Inc. ("EGP Managers"), entered into an agreement (the "March 24, 1995 Agreement") with Walker and certain entities affiliated with Walker and its affiliates pursuant to which EastGroup agreed to purchase 383,775 shares of the Company's Common Stock from Walker and EGP Managers agreed to purchase Walker's interest in the Manager. On that same date, the Board of Directors of the Company approved an additional amendment to the Management Agreement pursuant to which EGP Managers would assume the obligations and duties of Managers under the Management Agreement effective upon the Closing of the transactions set forth in the March 24, 1995 Agreement, which Closing took place on April 3, 1995. The Management Agreement, as amended, was renewed at its original expiration on December 31, 1995 but it will terminate on the effective date of the Company's merger with EastGroup Properties.


     The Manager had entered into an Administration Agreement with Congress Street Properties, Inc. ("Congress Street"), a Delaware corporation and then an affiliate of EastGroup, pursuant to which Congress Street provided day-to-day administrative services to the Company, including office space, equipment and personnel incident thereto. The Administration Agreement was terminated by EGP Managers effective March 31, 1995.


     Pursuant to the Management Agreement, the Company has no employees. All personnel required for the administration of the Company's operations, including LNH's officers, were compensated by EastGroup. The Company bears the costs of independent agents, such as attorneys, auditors and appraisers, retained on behalf of the Company, of expenses connected with the acquisition, operation and disposition of its real property interests; and of shareholder communications, directors' fees and franchise taxes.

                                 LNH REIT, INC.

NOTE F -- MARKETABLE EQUITY SECURITIES

     The Company's investment in marketable equity securities consists of the following:

                                                    DECEMBER 31, 1995                   DECEMBER 31, 1994
                                             -------------------------------     -------------------------------
                                                                     QUOTED                              QUOTED
                                             OWNERSHIP               MARKET      OWNERSHIP               MARKET
                                             INTEREST      COST       VALUE      INTEREST      COST       VALUE
                                             ---------     -----     -------     ---------     -----     -------
Liberte' Investors ("Liberte'")............     2.41%      $169       $ 675         2.41%      $169       $ 525
                                                           ====        ====                    ====        ====

     On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and classified its investments as securities available-for-sale. Accordingly, as of December 31, 1995 and 1994, investment securities are carried at fair value with the unrealized gain of $506,000 and $356,000, respectively, presented as a separate component of stockholders' equity.

     The income tax basis of the investment in marketable equity securities at December 31, 1995 was $6,028,000.

NOTE G -- SUPPLEMENTAL CASH FLOW INFORMATION

     The following table provides information regarding supplemental cash and noncash investing and financing activities:

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                                      -----------------
                                                                       1995       1994
                                                                      ------     ------
                                                                       (IN THOUSANDS)
    Loan foreclosures, net of allowance for losses, added to real
      estate properties.............................................  $5,971     $6,806(1)
    Loans made to facilitate sales of real estate owned.............   2,200        200
    Unrealized gain on marketable equity securities.................     150        356

- ---------------
(1) This includes the 22.22% minority participant's ownership of $1,512,000.


NOTE H -- REVERSE REPURCHASE AGREEMENT

     The Company does not in the ordinary course of business take possession of the securities which collateralize its reverse repurchase agreements (assets purchased under agreements to resell). The Company has controls which consist of the right to demand additional collateral or return of these invested funds at anytime the collateral value is less than the invested funds plus any accrued earnings thereon. The Company conducts these transactions on a short term basis with Deposit Guaranty National Bank with which it has a normal business relationship. At December 31, 1995, the Company had $645,000 invested in reverse repurchase agreements which can be withdrawn at any time without penalty.

NOTE I -- INCENTIVE COMPENSATION PLAN

     In December 1993, the Board of Directors approved the LNH REIT, Inc. Incentive Compensation Plan, ("Incentive Plan") which was effective as of October 1, 1993. Under the Incentive Plan, 80,000 incentive compensation units were granted to officers of the Company. An incentive compensation unit is a right to receive an amount equal to the dividend paid on a specified number of shares and is payable to the grantee in cash as the corresponding payments are made to shareholders. At December 31, 1994, 80,000 incentive compensation units were outstanding under the incentive plan and there were no additional units available for grant. Compensation expense related to the Incentive Plan for the years ended December 31, 1995 and 1994 was $34,000 and $37,000, respectively.

                                 LNH REIT, INC.

NOTE J -- NEWLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

NOTE K -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table represents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995. FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                                            1995
                                                                     ------------------
                                                                     CARRYING     FAIR
                                                                      AMOUNT      VALUE
                                                                     --------     -----
                                                                       (IN THOUSANDS)
        Financial Assets
          Cash and cash equivalents................................    1,016      1,016
          Investment in marketable securities......................      675        675
          Mortgage loans...........................................    6,860      6,899

     The carrying amounts shown in the table are included in the balance sheet under the indicated captions, net of related allowance for losses.

     The following methods and assumptions were used to estimate fair value of each class of financial instruments.

     Cash and cash equivalents: The carrying amounts approximate fair value because of the short maturity of those instruments.

     Mortgage loans: The fair value of performing mortgage loans is estimated using discounted cash flows at current interest rates for loans with similar terms and maturities. The fair value for nonperforming loans is based on the underlying estimated collateral value.

     Investment in marketable securities: The fair value of the equity investment is based on quoted market prices at the reporting date for the investment. Because this investment is classified as a security available-for-sale, it is carried at fair value with the unrealized gain of $506,000 presented as a separate component of stockholders' equity.

NOTE L -- PROPOSED MERGER

     On September 6, 1995 (amended on December 6, 1995), LNH REIT, Inc. and EastGroup Properties announced that the Special Committees of the Boards of each company had agreed in principle to a merger between LNH and EastGroup. The Company's shareholders would receive shares of EastGroup with a value of $8.10 for each LNH share. The number of EastGroup shares that LNH shareholders receive would be determined by dividing the value $8.10 by the average trading price of EastGroup shares during the 10 trading days immediately prior to the fifth trading day prior to effective date of the merger. EastGroup presently owns 23.4% of LNH. The merger is subject to several conditions, including shareholder approval, receipt of a satisfactory fairness opinion by LNH and registration of the EastGroup shares to be issued in the merger with the Securities and Exchange Commission. As a result of the transaction, EastGroup will succeed to the operations and net assets of the Company and the Company will cease to be a reporting company under the Securities Exchange Act of 1934, as amended.

                                                                      APPENDIX A
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------










                          AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                            COPLEY PROPERTIES, INC.


                                      AND


                              EASTGROUP PROPERTIES


                         DATED AS OF FEBRUARY 12, 1996










- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE 1.   THE MERGER..............................................................   A-1
   1.1       The Merger..............................................................   A-1
   1.2       The Closing.............................................................   A-1
   1.3       Effective Time..........................................................   A-1
ARTICLE 2.   CHARTER AND TRUSTEES REGULATIONS OF THE SURVIVING CORPORATION...........   A-2
   2.1       Charter.................................................................   A-2
   2.2       Trustees Regulations....................................................   A-2
ARTICLE 3.   TRUSTEES AND OFFICERS OF THE SURVIVING CORPORATION......................   A-2
   3.1       Trustees................................................................   A-2
   3.2       Officers................................................................   A-2
ARTICLE 4.   EXCHANGE OF STOCK.......................................................   A-2
   4.1       Conversion and Redemption of Stock......................................   A-2
   4.2       Exchange of Certificates Representing Copley Stock......................   A-3
   4.3       Return of Exchange Fund.................................................   A-4
ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF COPLEY................................   A-4
   5.1       Existence; Good Standing; Authority; Compliance With Law................   A-4
   5.2       Authorization, Validity and Effect of Agreements........................   A-5
   5.3       Capitalization..........................................................   A-5
   5.4       Subsidiaries............................................................   A-6
   5.5       Other Interests.........................................................   A-6
   5.6       No Violation............................................................   A-6
   5.7       SEC Documents...........................................................   A-7
   5.8       Litigation..............................................................   A-7
   5.9       Absence of Certain Changes..............................................   A-7
   5.10      Taxes...................................................................   A-8
   5.11      Books and Records.......................................................   A-9
   5.12      Properties..............................................................   A-9
   5.13      Environmental Matters...................................................  A-10
   5.14      No Brokers..............................................................  A-10
   5.15      Opinion of Financial Advisor............................................  A-11
   5.16      Related Party Transactions..............................................  A-11
   5.17      Contracts and Commitments...............................................  A-11
   5.18      Definition of Copley's Knowledge........................................  A-11
ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF BUYER.................................  A-11
   6.1       Existence; Good Standing; Authority; Compliance With Law................  A-11
   6.2       Authorization, Validity and Effect of Agreements........................  A-12
   6.3       Capitalization..........................................................  A-12
   6.4       Subsidiaries............................................................  A-13
   6.5       Other Interests.........................................................  A-13
   6.6       No Violation............................................................  A-13
   6.7       SEC Documents...........................................................  A-13
   6.8       Litigation..............................................................  A-14
   6.9       Absence of Certain Changes..............................................  A-14
   6.10      Taxes...................................................................  A-14

                                       (i)

                                                                                       PAGE
                                                                                       ----
   6.11      Books and Records.......................................................  A-15
   6.12      Properties..............................................................  A-15
   6.13      Environmental Matters...................................................  A-16
   6.14      No Brokers..............................................................  A-16
   6.15      Opinion of Financial Advisor............................................  A-16
   6.16      Copley Stock Ownership..................................................  A-17
   6.17      Related Party Transactions..............................................  A-17
   6.18      Contracts and Commitments...............................................  A-17
   6.19      Buyer Stock.............................................................  A-17
   6.20      Convertible Securities..................................................  A-17
   6.21      Definition of Buyer's Knowledge.........................................  A-17
ARTICLE 7.   COVENANTS...............................................................  A-17
   7.1       Acquisition Proposals...................................................  A-17
   7.2       Conduct of Businesses...................................................  A-18
   7.3       Meetings of Stockholders................................................  A-21
   7.4       Filings; Other Action...................................................  A-21
   7.5       Inspection of Records...................................................  A-22
   7.6       Publicity...............................................................  A-22
   7.7       Registration Statement..................................................  A-22
   7.8       Listing Application.....................................................  A-23
   7.9       Further Action..........................................................  A-23
   7.10      Affiliates of Copley....................................................  A-23
   7.11      Expenses................................................................  A-23
   7.12      Indemnification and Insurance...........................................  A-23
   7.13      Reorganization..........................................................  A-24
   7.14      Redemption of Rights....................................................  A-24
   7.15      Payment of Advisory Fee.................................................  A-25
   7.16      REIT Status.............................................................  A-25
ARTICLE 8.   CONDITIONS..............................................................  A-25
   8.1       Conditions to Each Party's Obligation to Effect the Merger..............  A-25
   8.2       Conditions to Obligations of Copley to Effect the Merger................  A-26
   8.3       Conditions to Obligation of Buyer to Effect the Merger..................  A-26
ARTICLE 9.   TERMINATION.............................................................  A-27
   9.1       Termination.............................................................  A-27
   9.2       Effect of Termination...................................................  A-28
   9.3       Payment of Termination Amount or Expenses...............................  A-29
   9.4       Extension; Waiver.......................................................  A-29
ARTICLE 10.  GENERAL PROVISIONS......................................................  A-30
  10.1       Nonsurvival of Representations, Warranties and Agreements...............  A-30
  10.2       Notices.................................................................  A-30
  10.3       Assignment; Binding Effect; Benefit.....................................  A-31
  10.4       Entire Agreement........................................................  A-31
  10.5       Confidentiality.........................................................  A-31
  10.6       Amendment...............................................................  A-31
  10.7       Governing Law...........................................................  A-31
  10.8       Counterparts............................................................  A-31
  10.9       Headings................................................................  A-31


                                      (ii)

                                                                                       PAGE
                                                                                       ----
  10.10      Waivers.................................................................  A-31
  10.11      Incorporation...........................................................  A-31
  10.12      Severability............................................................  A-32
  10.13      Interpretation and Certain Definitions..................................  A-32
  10.14      Schedules...............................................................  A-32


EXHIBIT A -- Bermant/UBC Purchase and Sale Agreement
EXHIBIT B -- Form of Affiliate Letter
EXHIBIT C -- Quarterly Dividend Dates
EXHIBIT D -- Proxy Agreement

                                      (iii)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 12, 1996 between Copley Properties, Inc., a Delaware corporation which operates as a real estate investment trust ("Copley"), and EastGroup Properties, a Maryland real estate investment trust ("Buyer").

                                    RECITALS

     A. The Board of Directors of Copley and the Board of Trustees of Buyer each have determined that a business combination between Copley and Buyer is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. It is intended that the merger provided for herein, for federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "purchase."

     C. Copley and Buyer have each received a fairness opinion from their respective financial advisors relating to the transactions contemplated hereby as more fully described herein.

     D. Copley and Buyer desire to make certain representations, warranties and agreements in connection with the merger.

     E. As a condition to the willingness of Copley to enter into this Agreement, the principal stockholders of Buyer (the "Principal Stockholders") have entered into a Proxy Agreement, dated as of the date hereof, with Copley substantially in the form of Exhibit D attached hereto (the "Proxy Agreement"), pursuant to which each of the Principal Stockholders has granted to Copley an irrevocable proxy to vote his or its shares of Buyer Stock (as defined below) in favor of the merger and all other actions necessary to consummate the merger, upon the terms and subject to the conditions set forth in the Proxy Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1. THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Copley shall be merged with and into Buyer in accordance with this Agreement and the separate corporate existence of Copley shall thereupon cease (the "Merger"). Buyer shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL"), Section 3-114 of the Maryland General Corporation Law (the "MGCL") and Section 8-501.1 of the Maryland Real Estate Investment Trust Law ("MDREIT Law").

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Hale and Dorr in Boston, Massachusetts, at 9:00 a.m., local time, on the first business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 Effective Time.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL and MDREIT Law to be properly executed, verified and delivered for filing in accordance with the MGCL and MDREIT Law on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and

MDREIT Law or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

ARTICLE 2. CHARTER AND TRUSTEES REGULATIONS OF THE SURVIVING CORPORATION

     2.1 Charter. The Restated Declaration of Trust, as amended (the "Declaration of Trust") of Buyer in effect immediately prior to the Effective Time shall be the Declaration of Trust of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2 Trustees Regulations. The Trustees Regulations of Buyer in effect immediately prior to the Effective Time shall be the Trustees Regulations of the Surviving Corporation, until duly amended in accordance with applicable law.

ARTICLE 3. TRUSTEES AND OFFICERS OF THE SURVIVING CORPORATION

     3.1 Trustees. The trustees of Buyer immediately prior to the Effective Time, shall be the trustees of the Surviving Corporation as of the Effective Time.

     3.2 Officers. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

ARTICLE 4. EXCHANGE OF STOCK

     4.1 Conversion and Redemption of Stock.

          (a) At the Effective Time, each share of beneficial interest, par value $1.00 per share, of Buyer ("Buyer Stock") outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of beneficial interest, par value $1.00 per share, of the Surviving Corporation.

          (b) At the Effective Time, the outstanding share of Class A common stock, $1.00 par value per share, of Copley (the "Copley Class A Stock") issued and outstanding immediately prior to the Effective Time shall be redeemed for a price of $1.00.

          (c) At the Effective Time, each share of common stock, par value $1.00 per share, of Copley (the "Copley Stock") issued and outstanding immediately prior to the Effective Time (other than those shares of Copley Stock to be canceled pursuant to Section 4.1(f)) shall, by virtue of the Merger and without any action on the part of Copley, Buyer or the holders of any of the securities of any of these corporations, be converted into a number of shares of Buyer Stock equal to a fraction, the numerator of which is the Share Value and the denominator of which is the Buyer Stock Price (collectively, the "Stock Consideration"). The "Buyer Stock Price" means an amount equal to the average of the closing sales prices of Buyer Stock on the New York Stock Exchange on the twenty trading days immediately preceding the fifth trading day prior to the date of the Effective Time; provided, that if such average closing price as calculated in accordance with this sentence (i) is less than $20.25, the Buyer Stock Price shall be deemed to equal $20.25 or (ii) is greater than $23.00, the Buyer Stock Price shall be deemed to equal $23.00. Notwithstanding the foregoing, if the average closing sales prices of Buyer Stock on the New York Stock Exchange on the twenty (20) trading days immediately preceding the fifth trading day prior to either (A) the date on which the Form S-4 (as hereinafter defined) is declared effective by the Securities and Exchange Commission or (B) the date on which the meeting of Copley stockholders is to be convened pursuant to Section 7.3 hereof, is equal to or less than $18.25, Copley shall have the right, waivable by it, to terminate this Agreement pursuant to Section 9.1(f) without any liability on the part of Copley. The "Share Value" shall equal (subject to the adjustments as described in the next succeeding sentences and as described in Section 7.16) $15.60; provided, however, that if prior to the Effective Time Copley shall have conveyed all of its right, title and interest in and to its partnership interest (the "UBC Interest") in University Business Center Associates, a California general partnership, to JCB Limited, or an affiliate or nominee thereof ("Bermant"), pursuant to a Purchase and Sale Agreement in substantially the form of Exhibit A attached hereto (as the same may be amended from time to time, the "Bermant/UBC Agreement"), then the Share Value shall equal $12.00. In the event the Summer Hill

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

Option (as defined in Section 7.1 hereof) is exercised and Copley conveys the real property subject to such option to Summer Hill Ltd. prior to the Effective Date in accordance with the terms of such option, the Share Value shall be reduced by the quotient equal to (x) $1,060,000 divided by (y) the total number of shares of Copley Stock issued and outstanding immediately prior to the Effective Time.

          (d) Buyer acknowledges and agrees that the value of the UBC Interest is $12,903,660 and that Copley may disclose such valuation to Bermant in accordance with the provisions of that certain Second Amended and Restated Joint Venture Agreement, dated as of November 1, 1993 and amended as of January 19, 1996, between Copley and Bermant (the "Joint Venture Agreement"). Immediately following the execution of this Agreement, Copley shall deliver to Bermant written notice of the terms of this Agreement in accordance with the Joint Venture Agreement.

          (e) As a result of the Merger and without any action on the part of the holders thereof, all shares of Copley Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate") representing any shares of Copley Stock shall thereafter cease to have any rights with respect to such shares of Copley Stock, except the right to receive, without interest, shares of Buyer Stock, dividends payable in accordance with Section 4.2(c) and cash in lieu of fractional shares of Buyer Stock in accordance with
     Section 4.2(e) upon the surrender of such Certificate.

          (f) Each share of Copley Stock issued and held in Copley's treasury and each share of Copley Stock held by Buyer or any of the Buyer Subsidiaries immediately prior to the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

4.2 Exchange of Certificates Representing Copley Stock.

          (a) As of the Effective Time, Buyer shall deposit, or shall cause to be deposited, with an exchange agent selected by Buyer on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of shares of Copley Stock, for exchange in accordance with this Article 4, certificates representing the shares of Buyer Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Stock being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2, respectively, in exchange for outstanding shares of Copley Stock.

          (b) Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Buyer Stock to which such holder shall be entitled, and (y) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of Certificates, pursuant to this Section 4.2. In the event of a transfer of ownership of Copley Stock which is not registered in the transfer records of Copley, a Certificate representing the proper number of shares of Buyer Stock, together with a check for the cash to be paid in lieu of fractional shares plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Copley Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Buyer Stock shall be paid with respect to any shares of Copley Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by the Surviving Corporation to the holder of the certificates representing whole shares of Buyer Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Stock, less the amount of any withholding taxes which may be required thereon.

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Copley of the shares of Copley Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Buyer Stock, dividends and cash in lieu of fractional shares, if any, in accordance with this Section 4.2. Certificates surrendered for exchange by any person constituting an "affiliate" of Copley for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Buyer has received an Affiliate Letter in the form of Exhibit B attached hereto, from such person as provided in Section 7.10.

          (e) No fractional shares of Buyer Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Buyer Stock pursuant to this Agreement, each holder of Copley Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Buyer Stock Price by (ii) the fraction of a share of Buyer Stock which such holder would otherwise be entitled to receive under this Article 4.

     4.3 Return of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Buyer Stock) that remains unclaimed by the former stockholders of Copley one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Copley who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Buyer Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 4.2(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Buyer, Copley, the Exchange Agent or any other person shall be liable to any former holder of shares of Copley Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Stock and cash in lieu of fractional shares (and to the extent applicable, dividends and distributions payable pursuant to Section 4.2(c)).

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF COPLEY

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Buyer, which shall refer to the relevant Sections of this Agreement (the "Copley Disclosure Letter"), Copley represents and warrants to Buyer as follows:

     5.1 Existence; Good Standing; Authority; Compliance With Law.

          (a) Copley is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Copley is duly licensed or qualified to do business as a foreign corporation and is in good

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

standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, results of operations or financial condition of Copley and the Copley Subsidiaries (as defined below) taken as a whole (a "Copley Material Adverse Effect"). Copley has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Each of the Copley Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Copley Material Adverse Effect.

          (c) Except as set forth in Section 5.1(c) of the Copley Disclosure Letter, to the best knowledge of Copley, neither Copley nor any of the Copley Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Copley or any Copley Subsidiary or any of their respective properties or assets is subject, where such violation would have a Copley Material Adverse Effect.

          (d) Copies of the Certificate of Incorporation or other charter documents, Bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of Copley and each of the Copley Subsidiaries are listed in Section 5.1 of the Copley Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Buyer and its counsel, are true and correct. For the purposes of this Agreement, the term "Copley Subsidiary" shall include any of the entities listed under such heading in
     Section 5.4 of the Copley Disclosure Letter.

     5.2 Authorization, Validity and Effect of Agreements. Each of Copley and the Copley Subsidiaries has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The Board of Directors of Copley has approved this Agreement, the Merger, and the transactions contemplated by this Agreement and has agreed to recommend that the holders of Copley Stock adopt and approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Copley stockholders' meeting which will be held in accordance with the provisions of Section 7.3 hereof. In connection with the foregoing, the Board of Directors of Copley has taken such actions and votes as are necessary on its part to render the provisions of
Section 203 of the DGCL, Article Ninth of Copley's Restated Certificate of Incorporation ("Copley's Certificate"), and the Rights Agreement, dated as of June 28, 1990, between Copley and State Street Bank and Trust Company, as amended (the "Rights Agreement"), inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement. As of the date hereof, all of the directors and executive officers of Copley have indicated that they presently intend to vote all shares of Copley Stock which they own to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Copley stockholders meeting which will be held in accordance with the provisions of Section 7.3. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Copley Stock, the execution by Copley of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Copley. This Agreement constitutes the valid and legally binding obligations of Copley, enforceable against Copley in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3 Capitalization. The authorized capital stock of Copley consists of 20,000,000 shares of Copley Stock and one (1) share of Copley Class A Stock. As of the date hereof, there are 3,584,350 shares of Copley Stock issued and outstanding and one share of Copley Class A Stock issued and outstanding. All such shares of Copley Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Copley Disclosure Letter, Copley has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Copley on any matter. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Copley to issue, transfer or sell any shares of capital stock of Copley except for the provisions of Copley's Certificate relating to the Copley Class A Stock and the rights issued pursuant to the Rights Agreement. Except as set forth in Section
5.3 of the Copley Disclosure Letter, there are no agreements or understandings to which Copley or any Copley Subsidiary is a party with respect to the voting of any shares of capital stock of Copley or which restrict the transfer of any such shares, nor does Copley have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in Copley's Certificate with respect to the maintenance of Copley as a real estate investment trust ("REIT"). Except as set forth in Section 5.3 of the Copley Disclosure Letter, there are no outstanding contractual obligations of Copley or any Copley Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Copley or any Copley Subsidiary. Except as set forth in Section 5.3 of the Copley Disclosure Letter, neither Copley nor any Copley Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act.

     5.4 Subsidiaries. Except as set forth in Section 5.4 of the Copley Disclosure Letter, Copley owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Copley Subsidiaries. Each of the outstanding shares of capital stock in each of the Copley Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Copley Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the Copley Subsidiaries is owned, directly or indirectly, by Copley free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Copley Subsidiary as of February 12, 1996 is set forth in
Section 5.4 of the Copley Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it and (iv) the names of the general partners, if applicable.

     5.5 Other Interests. Except as set forth in Sections 5.4 and 5.5 of the Copley Disclosure Letter, neither Copley nor any Copley Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     5.6 No Violation. Except as set forth in Section 5.6 of the Copley Disclosure Letter, neither the execution and delivery by Copley of this Agreement nor the consummation by Copley of the transactions contemplated by this Agreement in accordance with its terms, will: (i) conflict with or result in a breach of any provisions of Copley's Certificate, the Bylaws, organizational documents, partnership agreements or joint venture agreements of Copley or any Copley Subsidiary; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Copley or the Copley Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Copley or any of the Copley Subsidiaries is a party, or by which Copley or any of the Copley Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Copley Material Adverse Effect; or (iii) other than the filings provided for in Article 1 of this Agreement, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Copley Material Adverse Effect.

     5.7 SEC Documents. Copley has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") since December 31, 1994 (collectively, the "Copley SEC Reports") all of which were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act. The Copley SEC Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Copley since December 31, 1994 under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Copley SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Copley included in or incorporated by reference into the Copley SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Copley and the Copley Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Copley included in or incorporated by reference into the Copley SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Copley and the Copley Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     5.8 Litigation. Except as set forth in Section 5.8 of the Copley Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Copley or any Copley Subsidiary is a party or by which any of its properties or assets are bound, or, to the reasonable best knowledge of Copley, to which any person who is now, or has been at any time prior to the date hereof, a director, officer, employee or agent of Copley or any Copley Subsidiary acting in such capacity is a party, and
(ii) no actions, suits or proceedings pending against Copley or any Copley Subsidiary or, to the reasonable best knowledge of Copley, threatened against Copley or any Copley Subsidiary or against any person who is now, or has been at any time prior to the date hereof, a director, officer, employee or agent of Copley or any Copley Subsidiary acting in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (i) or (ii) are reasonably likely, individually or in the aggregate, to have a Copley Material Adverse Effect. There are no written, nor to Copley's knowledge threatened, claims made against Copley or any Copley Subsidiary by any existing or former joint venture partner or other partner of Copley or any Copley Subsidiary that are reasonably likely, individually or in the aggregate, to have a Copley Material Adverse Effect.

     5.9 Absence of Certain Changes. Except as disclosed in the Copley SEC Reports filed with the SEC prior to the date hereof or as set forth in Section
5.9 of the Copley Disclosure Letter, since December 31, 1994, Copley and the Copley Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Copley Material Adverse Effect;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Copley Stock, except dividends of $0.25 per share paid on April 11, 1995, and $0.27 per share paid on July 11, 1995, October 10, 1995 and December 26, 1995; (iii) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by Copley or any of the Copley Subsidiaries, outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (iv) any material change in Copley's accounting principles, practices or methods.

     5.10 Taxes.  Except as set forth in Section 5.10 of the Copley Disclosure
Letter:

          (a) Copley and each of the Copley Subsidiaries has paid, caused to be paid or accrued all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, property taxes and environmental taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be paid or accrued by it through the date hereof;

          (b) Copley and each of the Copley Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

          (c) Copley and each Copley Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

          (d) For its taxable year ended December 31, 1994 and at all times thereafter up to and including the date hereof, Copley has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. Copley has qualified as a REIT for every taxable year in which it existed. For the periods described in the preceding sentence, Copley has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which Copley is subject to income tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code;

          (e) Neither the Internal Revenue Service ("IRS") nor any governmental authority is now asserting by written notice to Copley or any Copley Subsidiary or, to the knowledge of Copley, threatening to assert against Copley or any Copley Subsidiary any deficiency or claim for additional Taxes. There is no dispute or claim concerning any tax liability of Copley or any Copley Subsidiary either claimed or raised in writing by the IRS. There is no dispute or claim concerning any tax liability of a material nature of Copley or any Copley Subsidiary either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of Copley, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a taxing authority in a jurisdiction where Copley does not file reports and returns that Copley is or may be subject to taxation by that jurisdiction. To the knowledge of Copley, there are no security interests on any of the assets of Copley or any Copley Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes when due. Copley has never entered into a closing agreement pursuant to Section 7121 of the Code;

          (f) Copley has not received written notice of any audit of any tax return filed by Copley, and Copley has not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither Copley nor any of the Copley Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Copley is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Copley and each of the Copley Subsidiaries and all written communications relating thereto have been delivered to Buyer or made available to representatives of Buyer; and

          (g) Each of the Copley Subsidiaries of which all the outstanding capital stock is owned solely by Copley is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Except as set forth in Section 5.10 of the Copley Disclosure Letter, the Copley Subsidiaries listed as partnerships in Section 5.4 of the Copley Disclosure Letter are, and have been at all times, properly classified as partnerships for federal income tax purposes and have not been classified as publicly-traded partnerships for federal income tax purposes.

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

     5.11 Books and Records.

          (a) The books of account and other financial records of Copley and each of the Copley Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Copley SEC Reports.

          (b) The minute books and other records of Copley and each of the Copley Subsidiaries have been, or will be prior to the Closing, made available to Buyer, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Copley and each of the Copley Subsidiaries and all actions of the partners of each of the Copley Subsidiaries.

     5.12 Properties. All of the real estate properties owned by Copley and each of the Copley Subsidiaries (the "Copley Properties") are set forth in
Section 5.12 of the Copley Disclosure Letter. Copley has made available to Buyer for inspection the title reports ("Title Reports") and surveys ("Surveys") relating to the Copley Properties listed in Section 5.12 of the Copley Disclosure Letter. Copley is not aware of any encumbrance to title to the Copley Properties or any survey matter affecting the Copley Properties other than (i) matters listed in the Title Reports, (ii) matters shown on the Surveys, (iii) ordinances and regulations, including zoning ordinances and building codes, affecting building use or occupancy, (iv) mechanics', carriers', workmen's liens or encumbrances which are the responsibility of tenants under leases, or which otherwise do not have a material adverse effect on the value of the Copley Properties as a whole, (v) the title insurance policies referred to in the next sentence, (vi) new Leases permitted under Section 7.2(e) hereof and (vii) matters disclosed in Section 5.12 of the Copley Disclosure Letter. Section 5.12 of the Copley Disclosure Letter sets forth all of the title insurance policies of Copley or the applicable Copley Subsidiary relating to the Copley Properties and such policies are, at the date hereof, in full force and effect and no claims have been made against any such policies. To the best knowledge of Copley
(i) except as set forth in Section 5.12 of the Copley Disclosure Letter, Copley has obtained all material certificates, permits and licenses from any governmental authority having jurisdiction over any of the Copley Properties which are not the responsibility of tenants and to Copley's knowledge no tenant has failed to obtain any such certificate, permit or license, and all agreements, easements and other rights which are necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Copley Properties, have been obtained and are in full force and effect; (ii) the Copley Properties are in full compliance with all governmental permits, licenses and certificates except where the failure to be in compliance would not be reasonably likely to have a Copley Material Adverse Effect; (iii) except as set forth in Section 5.1(c) of the Copley Disclosure Letter, no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Copley Properties has been issued by any governmental authority which has not been remedied or cured; (iv) there are no material structural defects relating to any of the Copley Properties, except as set forth in the reports referred to in Section 5.12 of the Copley Disclosure Letter; (v) the building systems of each Copley Property are in working order in all material respects, except as set forth in the reports referred to in Section 5.12 of the Copley Disclosure Letter; (vi) except as set forth in Section 5.12 of the Copley Disclosure Letter, there is no physical damage to any Copley Property in excess of $50,000 for which there is no insurance in effect covering the full cost of the restoration; or (vii) except as set forth in Section 5.12 of the Copley Disclosure Letter, there is no current renovation or restoration or tenant improvements to any Copley Property or any portion thereof, the cost of which exceeds $50,000 individually. Except as disclosed in Section 5.1(c) of the Copley Disclosure Letter, the use and occupancy of each of the Copley Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Copley has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Copley Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Copley Properties. Neither Copley nor any of the Copley Subsidiaries has received any written notice to the effect that (A) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Copley Properties except as set forth in the Title Reports referred to in Section 5.12 of the Copley Disclosure Letter, or (B) any

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

zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Copley Properties or by the continued maintenance, operation or use of the parking areas except as set forth in
Section 5.1(c) of the Copley Disclosure Letter.

     5.13 Environmental Matters. Except as set forth in Section 5.13 of the Copley Disclosure Letter and any environmental assessment or report listed therein, to the best of Copley's actual knowledge: (i) no Hazardous Substances or Hazardous Wastes have been or are being released into the environment, discharged into the environment or disposed of from, at, on or under the Copley Properties; (ii) no Hazardous Substances or Hazardous Wastes have been or are being generated or treated at the Copley Properties or discharged from the Copley Properties, except in compliance in all material respects with applicable Laws (defined below); (iii) no Hazardous Wastes have been or are being stored for more than 90 days or handled at or on the Copley Properties, except in compliance in all material respects with applicable Laws; (iv) none of the Copley Properties are listed on, and Copley has not received written or oral notice that any of the Copley Properties are being considered for inclusion on, the National Priorities List ("NPL"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any State or local listing of sites which are known or suspected to be contaminated by Hazardous Substances or Hazardous Wastes; (v) there are no on-going violations of any Federal, State or local law, statute, ordinance, rule or regulation ("Law") at any Copley Properties which could result in contamination of the land, surface water or groundwater from, at, on or under any such properties; and (vi) no Federal, State or local governmental board, body, department or agency (collectively "Government Agency") is investigating or has provided written notice that it is considering investigating any alleged or potential release, discharge, disposal or storage of Hazardous Substances or Hazardous Wastes at, on, under or from any Copley Properties.

     Except as disclosed in Section 5.13 of the Copley Disclosure Letter, with respect to properties previously owned, leased or in the possession of Copley or Copley Subsidiaries ("Copley Previous Properties"), Copley has no actual knowledge that any of the activities or conditions described in clauses (i),
(ii) or (iii) as not having taken place or existed at the Copley Properties, took place or existed at the Copley Previous Properties during the period when Copley or the Copley Subsidiaries owned, leased or possessed the properties. In addition, Copley has no actual knowledge that any of the Copley Previous Properties are listed or are being considered for listing on any of the lists described in clause (iv) or are being investigated or considered for investigation as described in clause (vi).

     As used in this Agreement, the term "Hazardous Substance" shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), radioactive substances and any material the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, discharge, abatement, cleanup, removal, remediation or handling of which is prohibited, controlled or regulated by any Government Agency pursuant to any Law relating to protection of the environment or human health. The term "Hazardous Waste" shall have the meaning set forth in the Resource Conservation and Recovery Act, as amended, the regulations thereunder, and any similar or implementing State or local law, statute, ordinance, rule or regulation.

     Except as disclosed in Section 5.13 of the Copley Disclosure Letter, to the best knowledge of Copley after due inquiry, neither Copley nor any Copley Subsidiary has received any written notice from any Government Agency with respect to alleged or potential liability relating in any way to Hazardous Substances or Hazardous Wastes at, on, under or from any Copley Property or Copley Previous Properties.

     5.14 No Brokers. Neither Copley nor any of the Copley Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Copley has retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its financial advisor in connection with the transactions contemplated by this Agreement. Other than Buyer's arrangement with PaineWebber Incorporated ("PaineWebber"), Copley is not aware of any claim for payment of any

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

finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.15 Opinion of Financial Advisor. Copley has received the opinion of Morgan Stanley, to the effect that, as of the date hereof, the Stock Consideration is fair to the holders of Copley Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Buyer.

     5.16 Related Party Transactions. Set forth in Section 5.16 of the Copley Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Copley or any of the Copley Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (excluding legal counsel, accountants and financial advisors) involving payments in excess of $50,000 and which may not be terminated within 90 days by Copley or the Copley Subsidiary which is a party thereto, (ii) any person who is an officer, director or affiliate of Copley or any of the Copley Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Copley Stock in a private placement. All such documents are listed in Section 5.16 of the Copley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Buyer and its counsel, are true and correct copies.

     5.17 Contracts and Commitments. Section 5.17 of the Copley Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Copley Properties or personal property of Copley and each of the Copley Subsidiaries and (ii) each Commitment entered into by Copley or any of the Copley Subsidiaries which may result in total payments by or liability of Copley or any Copley Subsidiary in excess of $50,000 and which may not be terminated within 90 days by Copley or the Copley Subsidiary which is a party thereto. Copies of the foregoing are listed in Section 5.17 of the Copley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Buyer and its counsel, are true and correct. None of Copley or any of the Copley Subsidiaries has received any written notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default would not have a Copley Material Adverse Effect. To the best knowledge of Copley, neither Copley nor any of the Copley Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, under any joint venture agreements to which Copley or any of the Copley Subsidiaries is a party.

     5.18 Definition of Copley's Knowledge. As used in this Agreement, the phrase "to the knowledge of Copley" or "to the best knowledge of Copley" or any similar phrase means the actual, not the constructive or imputed, knowledge of Mary Lentz, Steven E. Wheeler and Norman de Greve without any obligation on any of their parts to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Copley, which shall refer to the relevant Sections of this Agreement (the "Buyer Disclosure Letter"), Buyer represents and warrants to Copley as follows:

     6.1 Existence; Good Standing; Authority; Compliance With Law.

          (a) Buyer is a REIT duly formed, validly existing and in good standing under the laws of the State of Maryland. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, results of operations or financial condition of Buyer and the Buyer Subsidiaries (as defined below) taken as a whole (a "Buyer Material Adverse Effect"). Buyer has all requisite corporate

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

power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Each of the Buyer Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Buyer Material Adverse Effect.

          (c) To the best knowledge of Buyer, neither Buyer nor any Buyer Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Buyer or any Buyer Subsidiary or any of their respective properties or assets is subject, where such violation would have a Buyer Material Adverse Effect.

          (d) Copies of the Declaration of Trust or other charter documents and Trustees Regulations (and all amendments thereto) of Buyer and each of the Buyer Subsidiaries are listed in Section 6.1 of the Buyer Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Copley or its counsel, are true and correct copies. For purposes of this Agreement, the term "Buyer Subsidiary" shall include any of the entities set forth under such heading in Section 6.4 of the Buyer Disclosure Letter.

          (e) Neither Buyer nor any of the Buyer Subsidiaries is an "interested stockholder" of Copley for purposes of Section 203(c)(5) of the DGCL.

     6.2 Authorization, Validity and Effect of Agreements. Buyer has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The Board of Trustees of Buyer has, by resolutions adopted by unanimous vote, approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has agreed to recommend that the holders of Buyer Stock adopt and approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Buyer stockholders' meeting which will be held in accordance with the provisions of Section 7.3 hereof. In connection with the foregoing, the Board of Trustees of Buyer has taken such actions and votes as are necessary on its part to render the provisions of the Control Share Acquisition Statute, the Business Combination Statute and all other applicable takeover statutes of the MGCL and any other applicable takeover statutes of any state, inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement. As of the date hereof, all of the trustees and executive officers of Buyer have indicated that they presently intend to vote all shares of Buyer Stock which they own to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Buyer stockholders meeting which will be held in accordance with the provisions of Section 7.3. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Buyer Stock, the execution by Buyer of this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3 Capitalization. The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Stock. As of the date hereof, there are 4,231,656 shares of Buyer Stock issued and outstanding. All such issued and outstanding shares of Buyer Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Buyer has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Buyer to issue, transfer or sell any shares of Buyer Stock, other than the issuance by Buyer of up to 222,750 shares of Buyer Stock upon the exercise of stock options issued pursuant to Buyer's stock option plans. There are no agreements or understandings to which Buyer or any Buyer Subsidiary is a party with respect to the voting of any shares of Buyer Stock or which restrict the transfer of any such shares, nor does Buyer have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

     6.4 Subsidiaries. Buyer owns all of the outstanding shares of capital stock of each of the Buyer Subsidiaries. All of the outstanding shares of capital stock of each of the Buyer Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, by Buyer free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Buyer Subsidiary as of February 12, 1996 is set forth in Section 6.4 of the Buyer Disclosure Letter: (i) its name and jurisdiction of incorporation or organization and (ii) its authorized capital stock.

     6.5 Other Interests. Except for interests in the Buyer Subsidiaries, neither Buyer nor any Buyer Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     6.6 No Violation. Except as set forth in Section 6.6 of the Buyer Disclosure Letter, neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated by this Agreement in accordance with its terms will: (i) conflict with or result in a breach of any provisions of the Declaration of Trust, Trustees Regulations, organizational documents, partnership agreements or joint venture agreements of Buyer or any Buyer Subsidiary; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Buyer's stock option plans, or any grant or award under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Buyer or any of the Buyer Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer or any of the Buyer Subsidiaries is a party, or by which Buyer or any of the Buyer Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Buyer Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Buyer Material Adverse Effect.

     6.7 SEC Documents. Buyer has filed all required forms, reports and documents with the SEC since December 31, 1994 (collectively, the "Buyer SEC Reports") all of which were prepared in accordance with the applicable requirements of the Securities Laws. The Buyer SEC Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Buyer since December 31, 1994 under the Securities Laws. As of their respective dates, the Buyer SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Buyer included in or incorporated by reference into the Buyer SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Buyer and the Buyer Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Buyer included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Buyer and the Buyer Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     6.8 Litigation. Except as set forth in Section 6.8 of the Buyer Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Buyer or any Buyer Subsidiary is a party or by which any of its properties or assets are bound, or, to the reasonable best knowledge of Buyer, to which any person who is now, or has been at any time prior to the date hereof, a director, officer, employee or agent of Buyer or any Buyer Subsidiary acting in such capacity is a party, and (ii) no actions, suits or proceedings pending against Buyer or any Buyer Subsidiary or, to the reasonable best knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary or against any person who is now, or has been at any time prior to the date hereof, a director, officer, employee or agent of Buyer or any Buyer Subsidiary acting in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (i) or (ii) are reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. There are no written, nor to Buyer's knowledge threatened, claims made against Buyer or any Buyer Subsidiary by any existing or former joint venture partner or other partner of Buyer or any Buyer Subsidiary that are reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

     6.9 Absence of Certain Changes. Except as disclosed in the Buyer SEC Reports filed with the SEC prior to the date hereof, since December 31, 1994, Buyer and the Buyer Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Buyer Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Buyer Stock, except dividends of $0.45 per share paid on March 31, 1995 and June 30, 1995, and $0.47 per share paid on September 29, 1995 and December 29, 1995; or (iii) any material change in Buyer's accounting principles, practices or methods.

     6.10 Taxes.  Except as set forth in Section 6.10 of the Buyer Disclosure
Letter:

          (a) Buyer and each of the Buyer Subsidiaries has paid, caused to be paid or accrued all Taxes required to be paid or accrued by it through the date hereof;

          (b) Buyer and each of the Buyer Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

          (c) Buyer and each Buyer Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

          (d) For its taxable year ended December 31, 1994 and at all times thereafter up to and including the date hereof, Buyer has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. Buyer has qualified as a REIT for every taxable year in which it existed. For the periods described in the preceding sentence, Buyer has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which Buyer is subject to income tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code;

          (e) Neither the IRS nor any governmental authority is now asserting by written notice to Buyer or any Buyer Subsidiary or, to the knowledge of Buyer, threatening to assert against Buyer or any Buyer Subsidiary any deficiency or claim for additional Taxes. There is no dispute or claim concerning any tax liability of Buyer or any Buyer Subsidiary either claimed or raised in writing by the IRS. There is no dispute or claim concerning any tax liability of a material nature of Buyer or any Buyer Subsidiary either claimed or raised in writing by any other governmental authority, or, to the knowledge of Buyer, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a taxing authority in a jurisdiction where Buyer does not file reports and returns that Buyer is or may be subject to taxation by that jurisdiction. To the knowledge of Buyer, there are no security interests on any of the assets of Buyer or any Buyer Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes when due. Buyer has never entered into a closing agreement pursuant to Section 7121 of the Code;

          (f) Buyer has not received written notice of any audit of any tax return filed by Buyer, and Buyer has not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither Buyer nor any of the Buyer Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Buyer is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Buyer and each of the Buyer Subsidiaries and all written communications relating thereto have been delivered to Copley or made available to representatives of Copley; and

          (g) Each of the Buyer Subsidiaries of which all the outstanding capital stock is owned solely by Buyer is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. The Buyer Subsidiaries listed as partnerships in Section 6.4 of the Buyer Disclosure Letter are, and have been at all times, properly classified as partnerships for federal income tax purposes and have not been classified as publicly-traded partnerships for federal income tax purposes.

     6.11 Books and Records.

          (a) The books of account and other financial records of Buyer and each of the Buyer Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Buyer SEC Reports.

          (b) The minute books and other records of Buyer and each of the Buyer Subsidiaries have been made available to Copley, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Buyer and each of the Buyer Subsidiaries.

     6.12 Properties. All of the real estate properties owned by Buyer and each of the Buyer Subsidiaries (the "Buyer Properties") are set forth in Section 6.12 of the Buyer Disclosure Letter. Buyer has made available to Copley for inspection the title reports ("Buyer Title Reports") and surveys ("Buyer Surveys") relating to the Buyer Properties listed in Section 6.12 of the Buyer Disclosure Letter. Buyer is not aware of any encumbrance to title to the Buyer Properties or any survey matter affecting the Buyer Properties other than (i) matters listed in the Buyer Title Reports, (ii) matters shown on the Buyer Surveys, (iii) ordinances and regulations, including zoning ordinances and building codes, affecting building use or occupancy, (iv) mechanics', carriers', workmen's liens or encumbrances which are the responsibility of tenants under leases, or which otherwise do not have a material adverse effect on the value of the Buyer Properties as a whole and (v) the title insurance policies referred to in the next sentence. Section 6.12 of the Buyer Disclosure Letter sets forth all of the title insurance policies of Buyer or the applicable Buyer Subsidiary relating to the Buyer Properties and such policies are, at the date hereof, in full force and effect and no claims have been made against any such policies. Except as set forth in Section 6.12 of the Buyer Disclosure Letter, to the best knowledge of Buyer (i) Buyer has obtained all material certificates, permits and licenses from any governmental authority having jurisdiction over any of the Buyer Properties which are not the responsibility of tenants and to Buyer's knowledge no tenant has failed to obtain any such certificate, permit or license, and all agreements, easements and other rights which are necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Buyer Properties have been obtained and are in full force and effect; (ii) the Buyer Properties are in full compliance with all governmental permits, licenses and certificates except where the failure to be in compliance would not be reasonably likely to have a Buyer Material Adverse Effect; (iii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Buyer Properties has been issued by any governmental authority which has not been remedied or cured; (iv) there are no material structural defects relating to any of the Buyer Properties; (v) the building systems of each Buyer Property are in working order in all material respects; (vi) there is no physical damage to any Buyer Property in excess of $50,000 for which there is no insurance in effect covering the full cost of the restoration; or (vii) there is no current renovation or restoration or tenant improvements to any Buyer Property or any portion thereof, the cost of which exceeds $50,000 individually. Except as disclosed in Section 6.12 of the Buyer Disclosure Letter, the use and occupancy of each of the Buyer Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Buyer has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Buyer Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Buyer Properties. Neither Buyer nor any of the Buyer Subsidiaries has received any written notice to the effect that (A) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Buyer Properties, or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Buyer Properties or by the continued maintenance, operation or use of the parking areas.

     6.13 Environmental Matters. Except as set forth in Section 6.13 of the Buyer Disclosure Letter and any environmental assessment or report listed therein, to the best of Buyer's actual knowledge: (i) no Hazardous Substances or Hazardous Wastes have been or are being released into the environment, discharged into the environment or disposed of from, at, on or under the Buyer Properties; (ii) no Hazardous Substances or Hazardous Wastes have been or are being generated or treated at the Buyer Properties or discharged from the Buyer Properties, except in compliance in all material respects with applicable Laws;
(iii) no Hazardous Wastes have been or are being stored for more than 90 days or handled at or on the Buyer Properties, except in compliance in all material respects with applicable Laws; (iv) none of the Buyer Properties are listed on, and Buyer has not received written or oral notice that any of the Buyer Properties are being considered for inclusion on, NPL, CERCLIS, or any State or local listing of sites which are known or suspected to be contaminated by Hazardous Substances or Hazardous Wastes; (v) there are no on-going violations of any Law at any Buyer Properties which could result in contamination of the land, surface water or groundwater from, at, on or under any such properties; and (vi) no Government Agency is investigating or has provided written notice that it is considering investigating any alleged or potential release, discharge, disposal or storage of Hazardous Substances or Hazardous Wastes at, on, under or from any Buyer Properties.

     With respect to properties previously owned, leased or in the possession of Buyer or Buyer Subsidiaries ("Buyer Previous Properties"), Buyer has no actual knowledge that any of the activities or conditions described in clauses (i),
(ii) or (iii) as not having taken place or existed at the Buyer Properties took place or existed at the Buyer Previous Properties during the period when Buyer or the Buyer Subsidiaries owned, leased or possessed the properties. In addition, Buyer has no actual knowledge that any of the Buyer Previous Properties are listed or are being considered for listing on any of the lists described in clause (iv) or are being investigated or considered for investigation as described in clause (vi).

     Except as disclosed in Section 6.13 of the Buyer Disclosure Letter, to the best knowledge of Buyer after due inquiry, neither Buyer nor any Buyer Subsidiary has received any written notice from any Government Agency with respect to alleged or potential liability relating in any way to Hazardous Substances or Hazardous Wastes at, on, under or from any Buyer Property or Buyer Previous Properties.

     6.14 No Brokers. Neither Buyer nor any of the Buyer Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Copley to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Buyer has retained PaineWebber as its financial advisor, the arrangements with which have been disclosed in writing to Copley prior to the date hereof. Other than the foregoing arrangements and Copley's arrangements set forth in Section 5.14, Buyer is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.15 Opinion of Financial Advisor. Buyer has received the opinion of PaineWebber to the effect that, as of the date hereof, the Stock Consideration is fair to the holders of Buyer Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Copley.

     6.16 Copley Stock Ownership. Except as set forth in Section 6.16 of the Buyer Disclosure Letter, neither Buyer nor any of the Buyer Subsidiaries owns any shares of capital stock of Copley or other securities convertible into capital stock of Copley.

     6.17 Related Party Transactions. Set forth in Section 6.17 of the Buyer Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Buyer or any of the Buyer Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (excluding legal counsel, accountants and financial advisors) involving payments in excess of $50,000 and which may not be terminated within 90 days by Buyer,
(ii) any person who is an officer, director or affiliate of Buyer or any of the Buyer Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Buyer Stock in a private placement. All such documents are listed in Section 6.17 of the Buyer Disclosure Letter and the copies of such documents, which have previously been provided or made available to Copley and its counsel, are true and correct.

     6.18 Contracts and Commitments. Section 6.18 of the Buyer Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Buyer Properties or personal property of Buyer and each of the Buyer Subsidiaries and (ii) each Commitment entered into by Buyer or any of the Buyer Subsidiaries which may result in total payments or liability in excess of $50,000 and which may not be terminated within 90 days by Buyer or the Buyer Subsidiary which is a party thereto. Copies of the foregoing are listed in Section 6.18 of the Buyer Disclosure Letter and the copies of such documents, which have previously been provided or made available to Copley and its counsel, are true and correct copies. None of Buyer or any of the Buyer Subsidiaries has received any written notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods, except where such default would not have a Buyer Material Adverse Effect. To the best knowledge of Buyer, neither Buyer nor any of the Buyer Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, under any joint venture agreements to which Buyer or any of the Buyer Subsidiaries is a party.

     6.19 Buyer Stock. The issuance and delivery by Buyer of shares of Buyer Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer except for the approval of its stockholders contemplated by this Agreement. The shares of Buyer Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

     6.20 Convertible Securities. Buyer has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Buyer Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

     6.21 Definition of Buyer's Knowledge. As used in this Agreement, the phrase "to the knowledge of Buyer" or "to the best knowledge of Buyer" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Leland R. Speed, David H. Hoster II and N. Keith McKey without any obligation on any of their parts to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

ARTICLE 7. COVENANTS

     7.1 Acquisition Proposals.

          (a) Unless and until this Agreement shall have been terminated in accordance with its terms, Copley agrees and covenants that (A) neither it nor any Copley Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Copley Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase (except as permitted under Section 7.2 hereof) of 10% or more of the assets, any equity securities or partnership interests of Copley or any Copley Subsidiary, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (B) Copley will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (C) Copley will notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Copley.

          (b) Notwithstanding anything set forth in this Agreement to the contrary (i) the Board of Directors of Copley may furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, the Board of Directors of Copley, after consultation with and based upon the advice of Goodwin Procter & Hoar, Hale and Dorr or another nationally recognized law firm selected by the Board of Directors of Copley, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, provided that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Copley provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and Copley keeps Buyer informed of the status of any such discussions or negotiations, (ii) the Board of Directors of Copley may, to the extent applicable, comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and (iii) Copley may furnish information to, enter into discussions or negotiations with, execute an agreement with, or consummate transactions concerning (w) Bermant (including, without limitation, the Bermant/UBC Agreement) in connection with the sale of the UBC Interest, (x) Summer Hill, Ltd. and its affiliates, successors and assigns in connection with that certain purchase option of Summer Hill, Ltd. described in Section 7.2 of the Copley Disclosure Letter (the "Summer Hill Option"), and (y) Gary and Lenora Hewson, in connection with the exchange of tenancy-in-common interests affecting certain property of the Company described in Section 5.9 of the Copley Disclosure Letter.

     7.2 Conduct of Businesses.

          (a) Prior to the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto, Buyer and Copley:

             (i) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

             (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 7.1, any proposals to engage in material transactions;

             (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

             (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

          (b) Prior to the Effective Time, unless Buyer has consented thereto (and Buyer hereby agrees to give good faith consideration to any such request for consent by Copley and to respond to any such request within five (5) business days and in the event no response is received by Copley by the expiration of such five business day period, such consent shall be deemed given) Copley:

             (i) Shall, and shall cause each Copley Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses (ii)-(ix) below;

             (ii) Shall not, and shall cause each Copley Subsidiary not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, any other type of real estate projects except for the transactions contemplated in the Copley Disclosure Letter;

             (iii) Shall not amend Copley's Certificate or its By-laws, and shall cause each Copley Subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents except as contemplated by this Agreement or the Copley Disclosure Letter;

             (iv) Shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

             (v) Shall not, and shall not permit any of the Copley Subsidiaries to, except in accordance with and as permitted under Section 7.2(d) and
        (e) hereof or as contemplated in the Copley Disclosure Letter, sell, lease or otherwise dispose of (A) any Copley Properties or any portion thereof or any of the capital stock of or partnership or other interests in any of the Copley Subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

             (vi) Shall not, and shall not permit any of the Copley Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

             (vii) Shall not, and shall not permit any of the Copley Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Copley included in the Copley SEC Reports or incurred in the ordinary course of business consistent with past practice;

             (viii) Shall not, and shall not permit any of the Copley Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $50,000 other than Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; and

             (ix) Shall not, and shall not permit any of the Copley Subsidiaries to, enter into any Commitment with any officer, director, consultant or affiliate of Copley or any of the Copley Subsidiaries.

          (c) (i) Prior to the Effective Time, Buyer shall not, without the prior written consent of Copley (and Copley hereby agrees to give good faith consideration to any such request for consent by Buyer and to respond to any such request within five (5) business days and in the event no response is received by

Buyer by the expiration of such five business day period, such consent shall be deemed given): (x) directly or indirectly through a Buyer Subsidiary merge or consolidate with, or acquire all or substantially all of the assets of, any person or entity except for LNH REIT, Inc.; (y) incur, in one transaction or a series of transactions, an additional $15,000,000 of indebtedness; or (z) issue any shares of its capital stock (except in connection with Buyer's employee or trustee benefit plans), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, or grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except in connection with Buyer's employee or trustee benefit plans). Notwithstanding anything to the contrary in the foregoing sentence, in connection with any potential merger or acquisition relating to TargetCo (as such term is defined in Section 7.2 of the Buyer Disclosure Letter), prior to Buyer entering into a definitive agreement with TargetCo, Buyer shall first deliver written notice to Copley identifying and describing the price and other terms of the proposed transaction (the "Notice") and, within 15 calendar days after receiving the Notice, Copley shall consent or withhold its consent to the transaction (which consent will not be unreasonably withheld). In the event Copley withholds its consent to the proposed transaction, Buyer shall be prohibited from entering into a definitive agreement with TargetCo until after the Effective Time. In the event Copley consents to the price and terms of the proposed transaction, Buyer shall be permitted to enter into a definitive agreement with TargetCo to consummate the proposed transaction but only upon (A) the price which is not less favorable to Buyer and its stockholders than the price set forth in the Notice and (B) terms and conditions which are not less favorable in any material respect to Buyer and its stockholders than those described in the Notice; provided, however, that Buyer may not enter into such definitive agreement during the period between the mailing of the Form S-4 to the Copley stockholders and the Effective Time.

          (ii) Except for the limitations described in clause (i) of Section 7.2(c) above. between the date of this Agreement and the Effective Time, Buyer and the Buyer Subsidiaries may enter into leases with respect to all or any portion of the Buyer Properties, acquire, lease, enter into an option to acquire, lease or exercise an option or contract to acquire, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects.

          (d) Notwithstanding anything to the contrary set forth in this Agreement and without limiting any of the other rights of Copley set forth herein, between the date hereof and the Effective Time:

             (i) Copley may enter into the Bermant/UBC Agreement or any other agreement with Bermant to convey the UBC Interest, perform its obligations contemplated thereunder and take such other actions as Copley deems appropriate to fulfill its obligations under the Joint Venture Agreement;

             (ii) Copley may, in the event the Summer Hill Option is exercised on or prior to the Effective Time, convey to Summer Hill Ltd. or its successors, assigns or nominees the real property subject to such option (the "Option Property") in accordance with the terms thereof;

             (iii) to the extent Copley conveys the UBC Interest to Bermant or the Option Property to Summer Hill Ltd., Copley shall distribute the net proceeds therefrom to its stockholders prior to the Effective Time; and

             (iv) Copley may declare, set aside and pay dividends of not more than $.27 per Copley Share (except as permitted in clause (iii) above or Section 7.16 hereof) for each full calendar quarter prior to the Effective Time, it is currently anticipated that such dividends shall have declaration dates, record dates and payment dates substantially similar to those dates set forth in Exhibit C. Notwithstanding the foregoing, in the event the Effective Time shall occur between the record dates set forth in Exhibit C, Copley may declare, establish a record date and set aside a dividend for the period commencing on the most recent record date and ending on the date of the Effective Time (the "Partial Period") in an amount which equals the quotient the numerator of which equals $.27 multiplied by the number of days comprising such Partial Period and the denominator of which equals 90.

          (e) Copley shall not, without the written consent of Buyer, which consent may not be unreasonably withheld, (i) effect any material change in any lease or occupancy agreement currently in effect which affects the Copley Properties (together with such additional leases approved or permitted pursuant to this Agreement, the "Leases"), (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted pursuant to the terms of an existing Lease, or (iii) enter into any new Lease or cancel or terminate any Lease. When seeking consent to a new or modified Lease, Copley shall provide notice of the identity of the tenant, a term sheet, letter of intent or proposed lease containing material business terms (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) and whatever credit and background information, if any, Copley then possesses with respect to such tenant. Buyer shall be deemed to have consented to any proposed Lease or Lease modification if it has not responded to Copley within five (5) business days after receipt of such information. Upon Buyer's approval or deemed approval, Copley shall be entitled to enter into a Lease on the standard lease form for such Property, without material change other than changes customarily made to leases to other comparable tenants of the Property. Buyer hereby designates David H. Hoster II and Marshall A. Loeb as individuals who will be available and authorized to grant Lease approvals. Notwithstanding anything in this Agreement to the contrary, Copley may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without Buyer's consent upon the occurrence of a default by the tenant under said Lease.

     7.3 Meetings of Stockholders. Each of Buyer and Copley will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws or Declaration of Trust and Trustees Regulations, as the case may be, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Trustees of Buyer and Board of Directors of Copley each shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby and Buyer and Copley each shall use their reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the joint proxy statement/prospectus contained in the Form S-4 (as defined in Section 7.7 hereof) to their respective stockholders; provided, however, that nothing contained in this Section 7.3 shall prohibit the Board of Trustees of Buyer or the Board of Directors of Copley from failing to make such recommendation or using their reasonable best efforts to obtain such approval if the Board of Trustees of Buyer or the Board of Directors of Copley, as the case may be, has determined in good faith, after consultation with and based upon the advice of counsel, that such action is necessary for such Board of Trustees or Board of Directors to comply with its fiduciary duties to its stockholders under applicable law. Buyer and Copley shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day. It shall be a condition to the mailing of the Form S-4 that (i) Buyer shall have received a "comfort" letter from Arthur Andersen LLP, independent public accountants for Copley, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Copley included or incorporated in the Form S-4, in form and substance reasonably satisfactory to Buyer, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4, and
(ii) Copley shall have received a "comfort" letter from KPMG Peat Marwick, LLP, independent public accountants for Buyer, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Buyer included or incorporated in the Form S-4, in form and substance reasonably satisfactory to Copley, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4.

     7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Copley and Buyer shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Copley and Buyer; and (d) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and trustees or directors of Buyer and Copley shall take all such necessary action.

     7.5 Inspection of Records. From the date hereof to the Effective Time, each of Copley and Buyer shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Copley and Buyer and their respective subsidiaries.

     7.6 Publicity. Buyer and Copley shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the rules of the applicable stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     7.7 Registration Statement. Buyer and Copley shall cooperate and promptly prepare and Buyer shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act, with respect to the shares of Buyer Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Copley and of Buyer in connection with the Merger (in its entirety, the "Form S-4"). The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Buyer and Copley shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Buyer shall use its reasonable best efforts, and Copley will cooperate with Buyer, to have the Form S-4 declared effective by the SEC as promptly as practicable. Buyer shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Buyer agrees that the Form S-4 and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Buyer and Copley, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Buyer in reliance upon and in conformity with information concerning Copley furnished to Buyer by Copley for use in the Form S-4. Copley agrees that the information provided by it for inclusion in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Buyer and Copley, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer will advise and deliver copies (if any) to Copley, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     7.8 Listing Application. Buyer shall promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Buyer Stock issuable in the Merger, and shall obtain prior to the Effective Time approval for the listing of such Buyer Stock, subject to official notice of issuance.

     7.9 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger. In connection with the Closing, Copley and each Copley Subsidiary shall use its best efforts to deliver to Buyer such deeds, bills of sale, assignments, certificates, affidavits and indemnities as are required to effectuate the consummation of the transactions described herein.

     7.10 Affiliates of Copley.

          (a) At least 30 days prior to the Closing Date, Copley shall deliver to Buyer a list of names and addresses of those persons who were, in Copley's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Copley within the meaning of Rule 145. Copley shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list. Copley shall use its reasonable best efforts to deliver or cause to be delivered to Buyer, prior to the Closing Date, from each of the Affiliates of Copley identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B. Buyer shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of Buyer Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Buyer Stock, consistent with the terms of such Affiliate Letters.

          (b) Buyer shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Copley may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of Buyer Stock received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

     7.11 Expenses. Subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. All costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

     7.12 Indemnification and Insurance.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Copley (including Copley Real Estate Advisors, Inc.) or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a director, officer, employee or agent of Copley or any of its subsidiaries, or is or was serving at the request of Copley or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that Copley shall indemnify and hold harmless, and after the Effective Time Buyer shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) Copley, and the Buyer after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, and Copley, and Buyer after the Effective Time, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (iii) Copley and Buyer will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither Copley nor Buyer shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Copley and, after the Effective Time, Buyer, thereof, provided that the failure to so notify shall not affect the obligations of Copley or Buyer except to the extent such failure to notify materially prejudices such party.

          (b) Buyer agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in Copley's Certificate or its By-Laws or the charter or by-laws or similar organizational documents of any of its subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. At or prior to the Effective Time, Buyer shall purchase directors' and officers' liability insurance coverage for Copley's directors and officers in a form acceptable to Copley which shall provide such directors and officers with $5,000,000 of aggregate coverage for six years following the Effective Time and which shall have a retention of no more than $500,000; provided, however, that the cost of such policy shall not exceed $600,000.

          (c) This Section 7.12 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Buyer and Copley. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12 and Buyer acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants.

          (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 7.12.

     7.13 Reorganization. From and after the date hereof and until the Effective Time, none of Buyer, Copley or any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Buyer shall use its reasonable best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     7.14 Redemption of Rights. The Board of Directors of Copley shall amend the Rights Agreement so that neither the execution nor the delivery of this Agreement will trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or a

"Stock Acquisition Date," as defined in the Rights Agreement. Copley will redeem all outstanding Rights at a redemption price of $.01 per Right effective immediately prior to the Effective Time.

     7.15 Payment of Advisory Fee. Notwithstanding anything to the contrary set forth in this Agreement, Buyer and Copley hereby agree that, immediately prior to the Effective Time, Copley shall pay to Copley Real Estate Advisors, Inc. (the "Advisor") a fee the amount of which shall not exceed the amount of advisory fee which the Advisor would be entitled to receive under that certain Advisory Agreement, dated as of June 30, 1985, as amended to date, between Copley and the Advisor.

     7.16 REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Copley or any Copley Subsidiary from taking any action at any time or from time to time that in the reasonable judgment of Copley is necessary for Copley to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Merger including, without limitations, making dividend or distribution payments to stockholders. To the extent that any dividends or distributions are paid to Copley stockholders other than the payments permitted to be made pursuant to Sections 7.2(d)(iii) or 7.2(d)(iv), the Share Value shall be reduced by the per share amount of such dividend or distribution payments. Prior to the payment of any such dividend or distribution contemplated by the preceding sentence, Copley shall provide written notice of its intention to make such dividend or distribution and the reasons therefor to Buyer. Following the Merger, Buyer shall use its best efforts to take any such actions as may be necessary to maintain Copley's status as a REIT for any period or portion thereof ending on or prior to the Merger (including, without limitation, the mailing of stockholder demand letters as required by Treasury Regulation sec.1.857-8).

ARTICLE 8. CONDITIONS

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of Buyer and Copley.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

          (c) Neither of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

          (d) The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Buyer or Copley, threatened by the SEC.

          (e) Buyer shall have obtained the approval for the listing of the shares of Buyer Stock issuable in the Merger on the New York Stock Exchange, subject to official notice of issuance.

          (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Buyer, Copley and their respective subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except (A) for any consents or approvals which are required from any holders of mortgages affecting any Copley Properties (the "Lender Consents") and (B) where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a Copley Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be. It shall be the sole responsibility of Buyer to obtain the Lender Consents and to pay all costs, principal paydowns, fees and expenses associated therewith. In the event Buyer is unable to obtain any Lender Consent, Buyer shall cause the obligation underlying the respective mortgage to be satisfied and the mortgage to be discharged on or prior to Closing. The parties acknowledge and agree that the failure to obtain any of the Lender Consents shall not constitute a basis for Buyer to terminate or otherwise amend the terms of this Agreement.

     8.2 Conditions to Obligations of Copley to Effect the Merger. The obligation of Copley to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by
Copley:

          (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time and Copley shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the President of Buyer to the foregoing effect.

          (b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Copley shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the President of Buyer to the foregoing effect.

          (c) Copley shall have received the opinion of counsel, dated not less than five business days prior to the date the Form S-4 is declared effective by the SEC, reasonably acceptable to Copley, and subject to customary conditions and qualifications (including reliance, in part, on representations of Buyer and Copley and certain stockholders of Copley), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning Buyer or any of the Buyer Subsidiaries, that has had or could be reasonably likely to have a Buyer Material Adverse Effect and Copley shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the President of Buyer to the foregoing effect.

          (e) The transactions contemplated by the Bermant/UBC Agreement shall have been consummated prior to the Effective Date and the UBC Interest shall have been conveyed to Bermant or, alternatively, Bermant shall have failed to exercise (or failed to fulfill its obligations under) its right of first refusal set forth in the Joint Venture Agreement or such right of first refusal shall have otherwise been terminated in accordance with its terms and the UBC Interest shall remain the property of Copley at the Effective Time.

          (f) Buyer shall have purchased directors' and officers' liability insurance coverage in accordance with Section 7.12(b) hereof and such insurance shall be in full force and effect.

          (g) The officers of Copley shall have resigned from their positions at Baygreen Eden Landing Industrial Park Owners Association and Buyer's nominees shall have been appointed to fill such positions.

     8.3 Conditions to Obligation of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Buyer:

          (a) Each of the representations and warranties of Copley contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Copley by the President of Copley to the foregoing effect.

          (b) Copley shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Copley by the President of Copley to the foregoing effect.

          (c) Buyer shall have received the opinion of counsel, dated not less than five business days prior to the date the Form S-4 is declared effective by the SEC, reasonably acceptable to Buyer, and subject to customary conditions and qualifications (including reliance, in part, on representations of Buyer and Copley and certain stockholders of Copley), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning Copley or any of the Copley Subsidiaries, that has had or could be reasonably likely to have a Copley Material Adverse Effect and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Copley by the President of Copley to the foregoing effect.

          (e) The Board of Directors of Copley shall have amended the Rights Agreement so that neither the execution nor the delivery of this Agreement will trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or a "Stock Acquisition Date," as defined in the Rights Agreement, and shall redeem all outstanding Rights.

ARTICLE 9. TERMINATION

     9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Copley and Buyer:

          (a) by mutual written consent of Buyer and Copley; or

          (b) by either Buyer or Copley if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action; or

          (c) by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of Copley set forth in this Agreement, or if any representation or warranty of Copley shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied by September 1, 1996; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(c);

          (d) by Copley upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied by September 1, 1996; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(d);

          (e) by Buyer if (i) the Board of Directors of Copley shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or any of the transactions contemplated hereby; (ii) Copley shall have failed as soon as practicable to mail the Form S-4 to its stockholders or to include the recommendation of its Board of Directors of this Agreement and the transactions contemplated hereby in the Form S-4; or
     (iii) the Board of Directors of Copley shall have recommended that stockholders of Copley accept or approve an Acquisition Proposal by a person other than Buyer (or Copley or its Board shall have resolved to do such);

          (f) by Copley, if (i) the Board of Directors of Copley recommends to Copley's stockholders approval or acceptance of an Acquisition Proposal by a person other than Buyer, but only in the event that the Board of Directors of Copley, after consultation with and based upon the advice of Goodwin Procter & Hoar, Hale and Dorr or another nationally recognized law firm selected by the Board of Directors of

Copley, has determined in good faith that such action is necessary for the Board of Directors of Copley to comply with its fiduciary duties to its stockholders under applicable law, (ii) if Buyer shall have failed as soon as practicable to mail the Form S-4 to its stockholders or to include the recommendation of its Board of Trustees of this Agreement and the transactions contemplated hereby in the Form S-4 or (iii) if the average closing sales prices of Buyer Stock on the New York Stock Exchange on each of the twenty (20) trading days immediately preceding the fifth trading day prior to either (A) the date on which the Form S-4 is declared effective by the SEC or (B) the date on which the meeting of Copley stockholders is to be convened pursuant to Section 7.3 hereof, is equal to or less than $18.25 without any liability on the part of Copley;

          (g) by either Buyer or Copley if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Buyer or Copley upon the holding of a duly convened stockholder meeting;

          (h) by either Buyer or Copley, if the Merger shall not have been consummated on or before September 1, 1996 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to the Effective Time).

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, trustees, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

     9.2 Effect of Termination.

          (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Section 10.5; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement or shall relieve Copley from any liability under this Article 9.

          (b) If (x) Buyer terminates this Agreement pursuant to Section 9.1(e)(iii) or pursuant to 9.1(c) as a result of a willful breach by Copley or (y) if Copley terminates this Agreement pursuant to Section 9.1(f)(i) then Copley shall pay to Buyer an amount (the "Termination Amount") in cash equal to the sum of (i) $1,500,000, plus (ii) Buyer's out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby, evidenced by documentation reasonably acceptable to Copley, up to a maximum of $375,000 in accordance with the provisions of
     Section 9.3.

          (c) If Buyer terminates this Agreement pursuant to Section 9.1(e)(i), 9.1(e)(ii) or 9.1(c) (except for a termination because of a willful breach by Copley in which case, the provisions of Section 9.2(b) will apply), Copley shall pay all of Buyer's out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby, evidenced by documentation reasonably acceptable to Copley, up to a maximum of $375,000 ("Expenses").

          (d) The parties acknowledge and agree that the provisions for payment of Expenses or the Termination Amount are included herein in order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. The parties hereto agree that the payment of Expenses or the Termination Amount by Copley to Buyer shall constitute liquidated damages with respect to any claim for damages which would otherwise be entitled to assert against Copley with respect to this Agreement and the transactions contemplated hereby and shall constitute the only remedy to which Buyer shall be entitled in connection therewith.

     9.3 Payment of Termination Amount or Expenses.

          (a) In the event that Copley is obligated to pay Buyer the Termination Amount or Expenses pursuant to Section 9.2 (the "Section 9.2 Amount"), Copley (or any other person to the extent provided by Section 9.2(d)) shall pay to Buyer from the applicable Section 9.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to Buyer without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Buyer's certified public accountants, plus (2) in the event Buyer receives either (X) a letter from Buyer's counsel indicating that Buyer has received a ruling from the IRS described in Section 9.3(b)(ii) or (Y) an opinion from Buyer's counsel as described in Section 9.3(b)(ii), an amount equal to the Section 9.2 Amount less the amount payable under clause (1) above. To secure Copley's obligation to pay these amounts, Copley shall deposit into escrow an amount in cash equal to the Section 9.2 Amount with an escrow agent selected by Buyer and on such terms (subject to Section 9.3(b)) as shall be agreed upon by Buyer and the escrow agent. The payment or deposit into escrow of the Section 9.2 Amount pursuant to this Section 9.3(a) shall be made within three days of the event which gives rise to the payment of the Section 9.2 Amount by wire transfer or bank check.

          (b) The escrow agreement shall provide that the Section 9.2 Amount in escrow or any portion thereof shall not be released to Buyer unless the escrow agent receives any one or combination of the following: (i) a letter from Buyer's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Buyer without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Buyer's accountants revising that amount, in which case the escrow agent shall release such amount to Buyer, or (ii) a letter from Buyer's counsel indicating that Buyer received a ruling from the IRS holding that the receipt by Buyer of the Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Buyer's legal counsel has rendered a legal opinion to the effect that the receipt by Buyer of the Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.2 Amount to Buyer. The escrow agreement shall also provide that any portion of the
     Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to Copley. Copley shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

          (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event Buyer is required to file suit to seek all or a portion of the Termination Amount and/or the Expenses and Buyer prevails in such litigation, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder; provided that payment of such expenses shall be subject to the limitations of Section 9.3(a) (determined as if such expenses were included in the Section 9.2 Amount).

     9.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Trustees or Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10. GENERAL PROVISIONS

     10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including, without limitation, the certificates described in Sections 8.2(a), 8.2(b), 8.2(d), 8.3(a), 8.3(b) and 8.3(d), shall terminate as of the Effective Time and shall not survive the Merger, provided, however, that the agreements contained in Article 4, the last sentence of Section 7.4 and Sections 7.10, 7.12, 7.13 and 7.14 and this Article 10 shall survive the Merger.

     10.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to Buyer:    EastGroup Properties
                     300 One Jackson Place
                     188 East Capitol Street
                     Jackson, Mississippi 39201
                     Attn: David H. Hoster II
                     Tel.: (601) 354-3555
                     Fax: (601) 949-4077

     With copies to: Jaeckle, Fleischmann & Mugel
                     800 Fleet Bank Building
                     Twelve Fountain Plaza
                     Buffalo, New York 14202
                     Attn: Joseph P. Kubarek, Esq.
                     Tel.: (716) 856-0600
                     Fax: (716) 856-0432

     If to Copley:   Copley Properties, Inc.
                     399 Boylston Street, 13th Floor
                     Boston, Massachusetts 02116
                     Attn: Mary L. Lentz
                     Tel.: (617) 578-1200
                     Fax: (617) 578-1350

     With copies to: Hale and Dorr
                     60 State Street
                     Boston, Massachusetts 02116
                     Attn: Kenneth A. Hoxsie, Esq. and
                           William R. O'Reilly, Jr., Esq.
                     Tel: (617) 526-6000
                     Fax: (617) 526-5000

                     And

                     Goodwin, Procter & Hoar
                     Exchange Place, 53 State Street
                     Boston, MA 02109
                     Attn: Richard E. Floor, P.C. and
                           Joseph L. Johnson III, Esq.
                     Tel: (617) 570-1000
                      Fax: (617) 523-1231

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Sections 7.10, 7.12, 7.13 and 7.14, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.4 Entire Agreement. This Agreement, the Exhibits, the Copley Disclosure Letter, the Buyer Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto except that the Confidentiality Agreements (as hereinafter defined) shall remain in effect and shall be binding upon Buyer and Copley in accordance with its terms. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5 Confidentiality. Each of Buyer and Copley understands and agrees that it is still bound by and subject to the terms of the Confidentiality Agreements, dated as of October 18, 1995 and February 1, 1996, by and between Buyer and Copley (the "Confidentiality Agreements").

     10.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Trustees and Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Copley and Buyer, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Copley and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

     10.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     10.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.11 Incorporation. The Copley Disclosure Letter and the Buyer Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.13 Interpretation and Certain Definitions.

          (a) In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

          (b) As used in this Agreement, the word "Subsidiary" or "Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

          (c) As used in this Agreement, the word "person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

          (d) As used in this Agreement, the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     10.14 Schedules. Any fact or item disclosed in one section of any Disclosure Letter or schedule hereto ("Schedule") shall be deemed to be disclosed with respect to any other relevant section of such Disclosure Letter or Schedule, whether or not an explicit cross-reference appears.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                           COPLEY PROPERTIES, INC.

By: /s/  Peter P. Twining                         By: /s/  Mary L. Lentz
   ------------------------------------------        --------------------------------------
    Name: Peter P. Twining                           Name: Mary L. Lentz
    Title: Secretary                                 Title: Chief Operating Officer


ATTEST:                                           EASTGROUP PROPERTIES

By: /s/  N. Keith McKey                           By: /s/  Leland R. Speed
   ------------------------------------------        --------------------------------------
    Name: N. Keith McKey                              Name: Leland R. Speed
    Title: Chief Financial Officer                    Title: Chief Executive Officer
          and Secretary

                                                                      APPENDIX B

[MORGAN STANLEY LETTERHEAD]

                                                February 12, 1996

Board of Directors
Copley Properties, Inc.
399 Boylston Street, 13th Floor
Boston, MA 02116

Gentlemen:

     We understand that Copley Properties, Inc. ("Copley" or the "Company") and EastGroup Properties ("Buyer") have entered into an Agreement and Plan of Merger, dated as of February 12, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Copley with and into Buyer. Pursuant to the Merger each outstanding share of common stock, par value $1.00 per share, of Copley (the "Copley Common Stock"), other than shares held in treasury or held by Buyer or any affiliate of Buyer, will be converted into the right to receive between .6783 and .7704 shares of beneficial interest, par value $1.00 per share, of Buyer (the "Buyer Stock") subject to certain adjustments as set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Copley Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Buyer and its affiliates).

     For purposes of the opinion set forth herein, we have:

        (i)     analyzed certain publicly available financial statements and other information of the Company;
        (ii)    analyzed certain internal financial statements and other financial and operating data concerning the Company and the Company's real property assets prepared by the management of the REIT advisor ("REIT Advisor") to the
                Company;
        (iii)   analyzed certain financial projections prepared by the management of the REIT
                Advisor to the Company;
        (iv)    discussed the past and current operations and financial condition and the prospects of the Company and certain of its real property assets with senior executives of the REIT Advisor;
        (v)     reviewed the reported prices and trading activity for the Copley Common Stock;
        (vi)    compared the financial performance of the Company and the prices and trading activity of the Copley Common Stock with that of certain other comparable publicly-traded companies and their securities;
        (vii)   reviewed certain publicly available financial statements and other information of the Buyer;
        (viii)  reviewed certain internal financial statements and other financial and operating data concerning the Buyer prepared by the management of the Buyer;
        (ix)    reviewed certain financial projections prepared by the management of the
                Buyer;
        (x)     discussed, on a limited basis, the past and current operations and financial condition and the prospects of the Buyer and certain of its real property assets with senior management of the Buyer;
        (xi)    reviewed the reported prices and trading activity of the Buyer Stock;
        (xii)   compared the financial performance of the Buyer and the prices and trading activity of the Buyer Stock with that of certain other comparable publicly-traded companies and their securities;

        (xiii)  participated in discussions and negotiations among representatives of the
                Company, Buyer and their financial and legal advisors;
        (xiv)   reviewed the Merger Agreement and certain related documents; and
        (xv)    performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and of the Buyer. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or of the Buyer. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Copley Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Buyer and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/  CHRISTOPHER J. NIEHAUS
                                              -----------------------------
                                                   Christopher J. Niehaus
                                                         Principal

                                                                      APPENDIX C


                            [PAINEWEBBER LETTERHEAD]


                                                                     May 9, 1996


Board of Trustees
EastGroup Properties
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi 39201

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to EastGroup Properties (the "Company") of the consideration to be paid by the Company in connection with the proposed merger (the "Merger") of Copley Properties, Inc. ("Copley") with and into the Company pursuant to the Agreement and Plan of Merger dated as of February 12, 1996 (the "Merger Agreement"), between Copley and the Company.

     In the Merger, each share of common stock, par value $1.00 per share (the "Copley Shares"), of Copley issued and outstanding immediately prior to the effectiveness of the Merger (subject to certain exceptions) will be converted into a number of shares of beneficial interest, par value $1.00 per share (the "Company Shares"), of the Company equal to a fraction (the "Exchange Ratio"), the numerator of which is the Share Value and the denominator of which is the Buyer Stock Price. The "Share Value" is $15.60. The "Buyer Stock Price" means an amount equal to the average of the sales price of the Company Shares on the New York Stock Exchange on the 20 trading days immediately preceding the fifth trading day prior to the Merger, subject to a specified minimum of $20.25 and a specified maximum of $23.00. We understand that the Merger is intended to be accounted for under the purchase method of accounting.


     In connection with our opinion, we have reviewed certain financial and other information that was publicly available or furnished to us by or on behalf of the Company and Copley, including certain internal analyses, financial forecasts, reports and other information prepared by their respective managements, as well as certain modifications made by the Company to the information provided by Copley and its management. We have held discussions with senior management of the Company and (on a more limited basis) with senior management of Copley concerning their respective historical and current operations, financial condition and prospects. We have also considered such other information, financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.


     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Copley and the Company, and we have not assumed any responsibility to independently verify such information or undertaken an independent appraisal of the assets of Copley or the Company. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Company and Copley as to the future performance of the Company and Copley, respectively, and their respective properties; and we have assumed that the modifications made by the Company to the Copley financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the future performance of Copley and its properties. We have assumed, with your consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Copley are as set forth in their respective consolidated financial statements. We have also assumed, at your direction, that all consents of Copley's lenders required to complete the Merger will be obtained, and that the Company will not be required to prepay any indebtedness of Copley as a result of the Merger or, alternatively, that the Company will be able to refinance such indebtedness on the same terms without prepayment penalties.

     This opinion does not address the business decision of the Board of Trustees of the Company to acquire Copley pursuant to the Merger or constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. No opinion is expressed herein as to the price at which the Company Shares may trade at any time.

     This opinion has been prepared for the use of the Board of Trustees of the Company and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public, without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in that portion of the Registration Statement on Form S-4 with respect to the Company Shares to be issued in the Merger that will serve as the joint proxy statement of the Company and Copley with respect to the meetings of the stockholders of the Company and Copley in connection with the Merger.

     As you are aware, PaineWebber Incorporated is currently acting as financial advisor to the Company and will receive a fee for rendering this opinion and will receive an additional fee upon consummation of the Merger. We may provide financial advisory services to, and act as an underwriter or placement agent for, the Company in the future. In the ordinary course of our business, we trade the equity and debt securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

Very truly yours,

PAINEWEBBER INCORPORATED


By:        /S/ DAVID R. JARVIS


           David R. Jarvis

                                   APPENDIX D

                              EASTGROUP PROPERTIES
                   1994 MANAGEMENT INCENTIVE PLAN, AS AMENDED

                              EASTGROUP PROPERTIES
                   1994 MANAGEMENT INCENTIVE PLAN, AS AMENDED

                               TABLE OF CONTENTS

  SECTION                                      TITLE                                    PAGE NO.
- -----------  -------------------------------------------------------------------------  --------
 Section 1.  In General...............................................................     D-1
        1.1  Introduction.............................................................     D-1
        1.2  Purpose..................................................................     D-1
        1.3  Forms of Incentives......................................................     D-1
        1.4  Definitions..............................................................     D-1
        1.5  Administration...........................................................     D-2
        1.6  Shares Available.........................................................     D-2
 Section 2.  Options..................................................................     D-2
        2.1  Grant of Options.........................................................     D-2
        2.2  Terms of Options.........................................................     D-2
        2.3  Additional Terms of Incentive Stock Options..............................     D-4
        2.4  Recapitalization or Reorganization.......................................     D-4
        2.5  Limitations on Option Grants.............................................     D-5
 Section 3.  Annual Incentive Awards..................................................     D-5
        3.1  Participants.............................................................     D-5
        3.2  Trust FFO Goals..........................................................     D-5
        3.3  Incentive Award Payout Objectives........................................     D-5
        3.4  Annual Award Guidelines..................................................     D-5
        3.5  Determination of Actual Amounts of Awards................................     D-5
        3.6  Termination of Employment; Less than a Full Year of Participation........     D-6
        3.7  Payment of Awards........................................................     D-6
        3.8  Payment Upon Death; Designation of Beneficiary...........................     D-6
        3.9  No Assignment............................................................     D-7
 Section 4.  Miscellaneous............................................................     D-7
        4.1  Effective Date...........................................................     D-7
        4.2  Amendment................................................................     D-7
        4.3  Termination of Plan......................................................     D-7
        4.4  No Right to Continued Employment.........................................     D-7
        4.5  Restrictions on Issuance of Shares; Rights as Shareholders...............     D-7
        4.6  Construction.............................................................     D-7
        4.7  Satisfaction of Tax Liabilities..........................................     D-7

                              EASTGROUP PROPERTIES

                         1994 MANAGEMENT INCENTIVE PLAN

SECTION 1. IN GENERAL

     1.1 Introduction. EastGroup Properties (the "Trust") establishes the EastGroup Properties 1994 Management Incentive Plan (the "Plan"), effective September 22, 1994.

     1.2 Purpose. The purposes of this 1994 Management Incentive Plan are to provide greater incentive for management Employees, who are or will be primarily responsible for the growth and success of the Trust's business, to exert their best efforts on behalf of the Trust, and to further the identity of the interest of management with those of the Trust's shareholders by encouraging management's holdings of Shares in the Trust.

     1.3 Forms of Incentives. This Plan shall provide incentives for certain management Employees through grants of Options for Shares (see Part II below) and through annual bonuses that are related to the Trust's achievement of FFO goals and payable in part in the form of Shares (see Part III below).

     1.4 Definitions.  As used in this Plan:

          (a) "Board of Trustees" or "Board" shall mean the Board of Trustees of the Trust.

          (b) "Committee" shall mean a committee of the Board of Trustees, which committee shall be composed of those members of the Compensation Committee of the Board of Trustees who are Disinterested Trustees, provided that, should there be fewer than two members of the Compensation Committee who are Disinterested Trustees, the Committee shall be composed of two or more members of the Board of Trustees who are Disinterested Trustees, including any who is a member of the Compensation Committee.

          (c) "Disinterested Trustees" shall mean those members of the Board of Trustees who are disinterested persons within the meaning of Rule 16b-3(c)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934.

          (d) "Employee" shall mean an employee of the Trust or a Subsidiary.

          (e) "FFO" shall mean funds from operations per Share. FFO shall be measured by net income of the Trust, excluding gains or losses from sales of property and other non-operating extraordinary items, plus depreciation, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. This measurement is intended to conform to the current definition of "funds from operations" adopted by the National Association of Real Estate Investment Trusts ("NAREIT") and shall be construed accordingly. For purposes of the Plan, the measurement of FFO may be changed in any year upon approval of the Board of Trustees to conform to a change in the definition of "funds from operations" adopted by NAREIT. If the measurement of FFO is so changed for any year, the measurement of FFO for the prior year (against which the current year's change will be calculated) shall be similarly changed so that the year-to-year comparisons utilize consistent definitions of FFO.

          (f) "Fair Market Value" of a Share shall mean, on any date, (i) if Shares are traded on a national securities exchange, the closing price of the Shares as reported on such exchange or under any composite transaction report of such exchange on that date, or, if no prices are so reported on that date, on the next preceding date on which such prices are so reported, or (ii) if the Shares are traded in the over-the-counter market, the mean between the closing bid and asked prices of the Shares or the price of Shares quoted on that date, or, if no prices are so quoted on that date, on the next preceding date on which such prices are so quoted.

          (g) "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (h) "Option" shall mean an option granted pursuant to the Plan to purchase a Share and may refer to either an incentive stock option as defined in section 422 of the Internal Revenue Code or a non-qualified stock option, that is, an option that is not an incentive stock option.

          (i) "Permanent Disability" means a medically determinable physical or mental impairment which may be expected to result in death or to last at least a year and which renders an Employee incapable of performing that Employee's duties with the Trust. A determination of disability will be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence.

          (j) "Retirement" shall mean the termination of employment with the Trust and its Subsidiaries after the attainment of age 65 or after the attainment of age 55 and the completion of 6 years of service with the Trust or its Subsidiaries.

          (k) "Shares" shall mean the shares of beneficial interest, $1.00 par value, of the Trust.

          (l) "Subsidiary" shall mean any present or future subsidiary corporation of the Trust as defined in section 425(f) of the Internal Revenue Code.

     1.5 Administration. The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan. The Committee shall have full authority to interpret the Plan and the Options granted under the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it believes necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems desirable. Any decision of the Committee in the administration of the Plan shall be in its sole discretion and conclusive. The Committee may act only by a majority of its members in office, except that the Committee may authorize any one or more of its members or any officer of the Trust to execute and deliver documents on behalf of the Committee.

     The authority to make certain determinations under the Plan has been reserved for the entire Board of Trustees, exclusive of those members of the Board who are not Disinterested Trustees. Any such determination of the Disinterested Trustees shall be in their sole discretion and conclusive. Whenever the approval of the Disinterested Trustees is required under this Plan, such approval shall require the affirmative vote of a majority of the members of the Board of Trustees who are Disinterested Trustees.

     1.6 Shares Available. Subject to the provisions of the following sentence, the aggregate of the Shares made subject to Options granted under the Plan and the Shares issued in connection with the payment of annual incentive awards under the Plan shall not exceed 200,000. Should the Trust make a public or private offering of Shares or repurchase any of the Shares after the adoption of this Plan, the aggregate number of Shares available under the Plan shall automatically increase or decrease by a number of Shares that is 5 percent of the number of Shares sold in such offering or repurchased by the Trust, as the case may be. A decrease in the number of Shares available hereunder pursuant to the preceding sentence shall not effect any outstanding Option under this Plan. In addition, the number of Shares available under this Plan shall increase by a number that is 5 percent of the number of Shares issued by the Trust in any merger or other business combination transaction. The aggregate Shares made subject to Options that are incentive stock options shall not exceed 200,000 of the number of Shares determined under the three immediately preceding sentences. Upon the expiration or termination in whole or part of any unexercised Option, the Shares subject to such Option shall again be available for grant under the Plan.

SECTION 2. OPTIONS

     2.1 Grant of Options.

          (a) The Trust may from time to time grant Options to Employees to purchase Shares under the Plan.

          (b) The Committee shall select the Employees to whom Options are to be granted and shall determine when Options are to be granted and the number of Shares to be subject to each Option.

     2.2 Terms of Options. Each Option granted to an Employee under the Plan shall be evidenced by a written option agreement executed on behalf of the Trust and by the holder of the Option, in such form and upon such terms and conditions as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

          (a) The Committee shall determine the purchase price of each Share subject to an Option, which price shall not be less than the Fair Market Value of a Share on the date the Option is granted.

          (b) An Option may be exercised in whole or in part from time to time during such period as the Option shall specify, provided that no Option shall be exercisable within one year after, or more than ten years after, the date of the grant of the Option.

          (c) An Option may require that the holder represent at the time of each exercise of the Option that the Shares purchased are being acquired for investment and not with a view to distribution.

          (d) The purchase price of the Shares with respect to which an Option is exercised shall be payable in full on the date the Option is exercised, in cash or, to the extent authorized by the Committee at the time the Option is granted, in Shares or in a combination of cash and Shares. The value of a Share delivered in payment of the purchase price shall be its Fair Market Value on the date the Option is exercised.

          (e) An Option shall not be assignable or transferable by the Employee to whom granted except by will or the laws of descent and distribution and shall be exercisable, during the Employee's lifetime, only by him.

          (f) Unless the Committee shall specify otherwise, the right of each an Option holder to exercise his Option to purchase the number of Shares to which the Option initially related shall accrue on a cumulative basis as follows:

             (i) One year after the Option is granted: 1/2

             (ii) Two years after the Option is granted: 1/2

          (g) Each agreement relating to an Option shall state the extent to which the Option is intended to be either an incentive stock option or a nonqualified stock option.

          (h) Any Option that has not already expired, shall expire upon the termination of the holder's employment with the Trust and its Subsidiaries, whether by death or otherwise, and no Shares may thereafter be purchased pursuant to the Option, except that:

             (i) If an Option holder's employment is terminated by reason of Permanent Disability or death, the Option holder's right to exercise the Option in full shall automatically be accelerated as of the date preceding the Option holder's Permanent Disability or Death. The Option holder or, in the case of the Option holder's death while in the employ of the Trust or a Subsidiary, the Option holder's estate or the person to whom the Option holder's rights under the Option are transferred by will or the law of descent and distribution may, within one year of the date of the Option holder's Permanent Disability or Death, purchase all the Shares remaining subject to the Option.

             (ii) If an Option holder's employment is terminated by reason of Retirement, the Option holder may, within twelve months after the date of his Retirement, purchase any Shares the Option holder was entitled to purchase under the Option on the date of his Retirement. The Committee may, in its discretion, determine to accelerate, in whole or in part, the right of an Option holder to exercise the Option upon Retirement, in which case the number of Shares with respect to which the Option holder may exercise the Option shall be adjusted accordingly.

             (iii) If an Option holder's employment is terminated for any reason other than Retirement, Permanent Disability, or death, the Option holder may, within three months after the termination of his employment, purchase any Shares the Option holder was entitled to purchase under the Option on the date of the termination of his employment.

             (iv) If the Option holder dies within the twelve month period following his Retirement or Permanent Disability or within the three month period following the termination of his employment for any other reason, the Option holder's estate or the person to whom the Option holder's rights are transferred by will or under the law of descent and distribution may, within one year of the Option holder's death, purchase any Shares the Option holder was entitled to purchase under the Option on the date of his death.

             (v) Nothing in this subsection (h) shall authorize the exercise of an Option after the expiration of the exercise period provided in the Option, nor later than ten years after the date of the grant of the Option.

     2.3 Additional Terms of Incentive Stock Options. Each incentive stock option granted under the Plan shall be subject to the following terms and conditions in addition to the terms and conditions described in Section 2.2 above:

          (a) The purchase price of each Share subject to an incentive stock option granted to an Employee who, at the time the Option is granted, owns (directly and within the meaning of section 424(d) of the Code) Shares possessing more than 10 percent of the combined voting power of all classes of Shares of the Trust shall not be less than 110 percent of the Fair Market Value of a Share on the date the Option is granted, and the Option shall not be exercisable more than five years after the date of grant.

          (b) To the extent the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares for which an Employee is granted Options designated incentive stock options first exercisable in any calendar year (under this Plan and under all plans of the Trust and its Subsidiaries) exceeds $100,000, the Option shall be treated as an Option that is not an incentive stock option.

          (c) If an Option holder disposes of Shares acquired pursuant to the exercise of an incentive stock option in a disqualifying disposition within the time periods identified in section 422(a)(1) of the Code, the Option holder shall be required to notify the Trust of the disposition and provide the Trust with information as to the date of disposition, sales price, number of Shares involved, and any other information about the disposition the Trust may reasonably request.

     2.4 Recapitalization or Reorganization. The existence of the Plan and the Options granted under the Plan shall not affect the right or power of the Board or the shareholders of the Trust to make or authorize the adjustment, recapitalization, reorganization or other change in the Trust's capital structure or its business, any merger or consolidation of the Trust, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Shares or the rights of Shares, the dissolution or liquidation of the Trust or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     Any Shares with respect to which Options may be granted are Shares as presently constituted, but if, and whenever, before the expiration of an Option, the Trust shall effect a subdivision or consolidation of Shares or the payment of a Share dividend on Shares without receipt of consideration by the Trust, the number of Shares with respect to which such Option may thereafter be exercised
(i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced and the purchase price per Share shall be proportionately increased.

     If the Trust shall effect a recapitalization or other change in its capital structure, the number of Shares with respect to which a previously granted Option may be exercised shall be the number and class of Shares to which the Option holder would have been entitled pursuant to the terms of such recapitalization if, immediately prior to such recapitalization, the Option holder had been the holder of record of the number of Shares to which such Option is then exercisable.

     Notwithstanding the provision of any other Section of this Plan, the date upon which Options are exercisable shall be accelerated so that all Options may be exercised in full on or before the date of a "Change in Control" (as defined below). For purpose of this Plan, a "Change in Control" of the Trust shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Trust is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Trust representing 30 percent or more of the combined voting power of the Trust's then outstanding securities; or (B) during any period of two consecutive years, the following persons (the "Continuing Trustees") cease for any reason to constitute a majority of the
Board: individuals who at the beginning of such period constitute the Board and new trustees each of whose election to the Board or nomination for election to the Board by the Trust's security holders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved; or (C) the security holders of the Trust approve a merger or consolidation of the Trust with any other corporation, other than (i) a merger or consolidation that would result in the voting securities of the Trust outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the Trust or of such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger of consolidation that is approved by a Board having a majority of its members persons who are Continuing Trustees, of which Continuing Trustees not less than two-thirds have approved the merger or consolidation; or (D) the security holders of the Trust approve a plan of complete liquidation of the Trust or an agreement for the sale or disposition by the Trust of all or substantially all of the Trust's assets.

     Except as expressly provided in this Section, the issuance by the Trust of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Trust convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to Options previously granted or the purchase price per Share.

     2.5 Limitations on Option Grants. No individual shall be granted Options under this Plan which, combined with all other Options granted to that individual hereunder, will entitle that individual to purchase more than 100,000 Shares under Options granted pursuant to this Plan.

SECTION 3. ANNUAL INCENTIVE AWARDS

     3.1 Participants. For each fiscal year of the Trust, the Committee shall designate those officers of the Trust who may participate in the annual incentive awards for that year.

     3.2 Trust FFO Goals. Each year, at a meeting of the Board of Trustees, the Committee shall establish the Trust's FFO goal for the purposes of the Plan for the year and the minimum FFO that the Trust must exceed as a condition for the payment of any incentive awards for the year under this Section 3 of the Plan.

     3.3 Incentive Award Payout Objectives. The Committee shall establish incentive award payout objectives for each participant for each year of participation in the annual incentive award portion of this Plan. In preparation for establishing such payout objectives, the Committee may seek the Chief Executive Officer's recommendation regarding the payout objectives to be established for participants other than the Chief Executive Officer.

     3.4 Annual Award Guidelines. The Committee shall compose a set of incentive award guidelines for each year. The guidelines shall set out participants' incentive award payout objectives for the year in relation to the Trust's FFO goal for the year. Appendix A displays the format for the incentive award guidelines.

     3.5 Determination of Actual Amounts of Awards. The Committee shall determine the actual amount, if any, of a participant's incentive award for the year, subject to the approval of those members of the Board of Trustees who are Disinterested Trustees.

     In preparation for determining the amount of a participant's award, the Committee shall compute the amount that would be awarded if the participant's incentive award payout objective as related to the Trust's FFO for the year were to be awarded in full and may seek, with respect to each participant other than the Chief Executive Officer, the Chief Executive Officer's evaluation of the participant's contribution to the Trust during the year, in particular the participant's contribution to the Trust's achievement of its FFO goal for the year, and the Chief Executive Officer's recommendation regarding the amount to be awarded to the participant for the year. In making its determination the Committee shall take into account its own evaluation of participants' contributions, the Chief Executive Officer's evaluations and recommendations, the extent to which the Trust has achieved or exceeded its FFO goal, and any other factors the Committee finds relevant.

     Upon approval of those members of the Board of Trustees who are the Disinterested Trustees, the Committee's determination of the actual amount of an award for a year or that no award shall be made to a participant for a year shall be final and binding, provided however that no award shall be made for a year unless the Trust's FFO for the year exceeds the minimum established for the year, and that a participant's award for a year shall not exceed the maximum payout objective specified in the participant's incentive award guidelines for the year.

     3.6 Termination of Employment; Less than a Full Year of
Participation. Participants who retire or resign or who are discharged or whose employment with the Trust is otherwise terminated during a fiscal year are not eligible for incentive awards with respect to such year. If a Participant's employment terminates during the year because of death, the Committee in its sole discretion may elect to award a partial bonus in an amount the Committee deems appropriate or it may elect not to award a bonus.

     Individuals may become participants during a fiscal year and may be eligible for an award as determined by the Committee.

     3.7 Payment of Awards. An annual incentive award under this Plan shall be payable as follows: the Trust shall pay two-thirds of the amount of the award to the participant in cash and shall issue to the participant a number of Shares of the Trust having an aggregate value (as determined below) equal to one-third of the amount of the award, except that the value of any fractional share shall be paid in cash. The Trust shall make the cash payment and issue the required Shares as soon as practicable following the determination of the amount of the award, subject to Section 4.5.

     For the purpose of calculating the number of Shares to be issued with respect to a participant's incentive award for a given fiscal year of the Trust, the value of a Share shall be deemed to equal the average of the closing prices of a Share on the last five days on which Shares were traded in each quarter of such fiscal year. If Shares have not been traded on an exchange or over the counter on at least five days in each quarter of the given year, the Committee shall determine the manner in which the value of a Share shall be determined for purposes of this Plan.

     If the payment of awards for a given year in the method described in the first paragraph of this Section 3.7 would cause the aggregate number of Shares issued under this Plan to exceed the maximum available number of Shares in effect on the date of payment under Section 1.6, then the portion of awards for that year payable in Shares shall be reduced from one-third to a fraction that would not result in the maximum being exceeded, and awards for subsequent years shall be paid fully in cash, unless and except to the extent the maximum available number of Shares increases automatically in connection with a public offering or the Board of Trustees with the approval of the Trust's shareholders authorizes the issuance of a larger number of Shares under the Plan.

     3.8 Payment Upon Death; Designation of Beneficiary. A participant may designate one or more primary and contingent beneficiaries to receive any incentive award that may be payable under this Section 3 of the Plan after the participant's death. The designation of beneficiary shall be made in writing, shall not be effective unless filed with the Committee before the participant's death, and may be changed or revoked at any time without notice to any beneficiary by the filing of a subsequent designation with the Committee. If a participant designates more than one beneficiary, each shall share equally unless the participant specifies a different allocation. If a participant fails to designate a beneficiary, or should no designated beneficiary survive a participant, any award that may be payable under this Plan after the participant's death shall be paid to the participant's estate.

     If a beneficiary entitled to payment should die after the participant's death but before receiving payment of the full amount payable to him, the balance of any amount payable shall be paid to the surviving beneficiary or beneficiaries designated by the participant in accordance with the participant's beneficiary designation. If there should be no designated beneficiaries surviving, the balance shall be paid to the estate of the last beneficiary to die.

     3.9 No Assignment. A participant may not assign any right to an incentive award or payment under this Plan, and awards and payments shall not be subject to alienation whether by garnishment, lien, or otherwise, except as required by law.

SECTION 4. MISCELLANEOUS

     4.1 Effective Date. This Plan is effective as of September 22, 1994, subject to the approval of the Trust's shareholders. If such approval is not obtained within twelve months of September 22, 1994, this Plan and all Options granted pursuant to this Plan shall be void.

     4.2 Amendment. The Board of Trustees may amend the Plan in any respect, provided, however, that without the approval of the shareholders of the Trust the Board may not (i) except as provided in Sections 1.6 and 2.4, increase the maximum number of Shares that may be issued under the Plan as set forth in
Section 1.6 or decrease the minimum purchase price of Shares subject to an Option, as set forth in Section 2.2(a); (ii) materially increase the benefits accruing to Employees under the Plan; (iii) extend the term of the Plan; (iv) change the classes of employees to whom Options may be granted or awards paid under the Plan; (v) provide for the administration of the Plan otherwise than by a Committee composed entirely of Disinterested Trustees as set forth in Section 1.4(b); or (vi) materially increase the cost of the Plan to the Trust. No amendment shall adversely affect any right of any holder of an Option already granted without the holder's written consent.

     4.3 Termination of Plan. The Board of Trustees may terminate the Plan at any time with respect to any Shares for which Options have not already been granted. Unless terminated earlier by the Board of Trustees, the Plan shall terminate on September 21, 2004.

     4.4 No Right to Continued Employment. Nothing in the Plan or in any Option granted or incentive award guideline issued pursuant to the Plan shall confer upon any Employee the right to continue in the employ of the Trust or restrict the right of the Trust to terminate the employment of any Employee.

     4.5 Restrictions on Issuance of Shares; Rights as Shareholders. Should the Board of Trustees determine that the listing, registration, or qualification of Shares upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the issuance of Shares upon the exercise of an Option or payment of an annual incentive award under this Plan, no such Shares shall be issued unless such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Board of Trustees.

     The certificates representing Shares issued by the Trust in connection with the exercise of an Option or payment of an annual incentive award under this Plan may bear a legend describing any restrictions on resale of such Shares under applicable securities laws, and stop transfer orders with respect to such certificates may be entered on the Trust's stock transfer records.

     A participant shall have no rights as a shareholder of the Trust with respect to any Shares to be issued in connection with the exercise of an Option or payment of an annual incentive award under this Plan until the date of issuance of the certificate for such Shares. No adjustment shall be made for dividends or other rights for which the record date precedes the date the certificate is issued.

     4.6 Construction. The Plan shall be construed in accordance with the law of the State of Maryland. With respect to any Options granted under the Plan that are intended to qualify as incentive stock options as defined in section 422 of the Code, the terms of the Plan and of each incentive stock option granted pursuant to the Plan shall be construed to give effect to such intention.

     4.7 Satisfaction of Tax Liabilities. Whenever under the Plan Shares are to be issued upon the exercise of Options or payment of an annual incentive award, the Trust shall have a right to require the Option holder to remit to the Trust an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, before the delivery of any certificate for such Shares. In the Option holder's or, in the case of an annual incentive award, the participant's discretion, such requirements shall be satisfied through the retention of Shares otherwise issuable on the exercise of the Option or payment of the award, or the delivery of Shares to the Trust by the Option holder or participant, under such terms as the Committee finds appropriate. The value of a Share used to satisfy withholding requirements shall be its Fair Market Value on the date the Option is exercised.

                                   APPENDIX A

                         [A] INCENTIVE AWARD GUIDELINES

                                      [B]

     The following table sets out the participant's incentive award payout objectives for [A] as related to the percentage by which the Trust's [A] FFO exceeds its [C] FFO:

                                             MINIMUM     GOAL         MAXIMUM
                                             -------     -----     -------------
THE TRUST'S FFO
  If the [A] FFO exceeds the [C] FFO by:      [D]%       [F]%      [H]% or more
INCENTIVE AWARD
  The payout objective will be:
  [B]                                         $[E]       $[G]      $[I]

     If the Trust's [A] FFO exceeds its [C] FFO by less than the minimum threshold of [D]%, no incentive award will be made for [A]. If the Trust's [A] FFO exceeds its [C] FFO by more than [D]% but less than [F]%, or by more than [F]% but less than [H]%, the participant's incentive award payout objectives will be determined by proration.

     This table sets out payout objectives for the participant's [A] incentive award. The actual amount of the award, if any, will be determined by the Committee, subject to the approval of the members of the Board who are Disinterested Trustees.

CODE:

[A]   Calendar year to which guidelines apply
[B]   Participant's title
[C]   Calendar year immediately preceding [A]
[D]   Minimum threshold FFO increase from [C] to [A], under which no awards are payable
[E]   Award payout objective if [D] achieved
[F]   Goal for FFO increase from [C] to [A]
[G]   Award payout objective if [F] achieved
[H]   Maximum amount of FFO increase from [C] to [A] considered under Plan
[I]   Maximum award; payout objective if [H] or more achieved

                                                                      APPENDIX E

                       PROPOSED AMENDMENT TO THE RESTATED
                        DECLARATION OF TRUST, AS AMENDED
                            OF EASTGROUP PROPERTIES

                                  ARTICLE III

                                   THE SHARES

     SECTION 1. Shares. The Units into which the beneficial interest in the Trust are divided shall be known as "Shares." Certificates evidencing ownership of the Shares shall be in such form and signed on behalf of the Trust in such manner as the Trustees may from time to time prescribe. The registered holders of Shares, shown on the register maintained pursuant to Section 4 of this
Article III, shall be known as "Shareholders." Shareholders shall take and hold their Shares subject to all of the terms and provisions of this Declaration, as amended from time to time. The Trustees shall be authorized to issue up to 20,000,000 Shares, each having a par value of $1.00 per Share. The Trustees shall have the power to classify or reclassify any unissued Shares from time to time by setting or changing the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Shares. Shares currently issued and outstanding shall not be subject to call or redemption, except as provided in Section 6 of this Article III.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     EastGroup's Restated Declaration of Trust, as amended, contains a provision authorizing EastGroup to indemnify and hold harmless, to the fullest extent permitted by Maryland law, trustees and officers involved in an action, suit or proceeding.

     Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which EastGroup is organized, empowers a trust, subject to certain limitations, to indemnify its officers and trustees against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the trustee was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the trustee received an improper personal benefit or, with respect to a criminal action or proceeding, the trustee had no reasonable cause to believe their conduct was unlawful.

     EastGroup has entered into an indemnification agreement (the "Indemnification Agreement") with each of its trustees and officers, and the Board of Trustees has authorized EastGroup to enter into an Indemnification Agreement with each of the future trustees and officers of EastGroup. The Indemnification Statute permits a corporation to indemnify its trustees and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of trustees and officers, including insurance. The Board of Trustees has approved and the shareholders have ratified the Indemnification Agreement, which is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

     The Indemnification Agreement provides that EastGroup shall indemnify a trustee or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a trustee or officer of EastGroup, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by Maryland law. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available to the Indemnitee who is adjudged liable on the basis that a personal benefit was improperly received or who pays any amount in settlement of a proceeding without EastGroup's written consent.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed herewith (or incorporated by reference):

 (1)      Underwriting Agreement (Not Applicable).
 (2)(a)   Agreement and Plan of Merger between EastGroup and Copley dated as of February 12,
          1996, attached to the Joint Proxy Statement/Prospectus as Appendix A. EastGroup
          agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule or exhibit to the Merger Agreement.
     (b)  EastGroup's Annual Report on Form 10-K for the year ended December 31, 1995
          (Commission file No. 1-7094) (incorporated by reference).
 (3)(a)   EastGroup's Restated Declaration of Trust (incorporated by reference to Amendment
          No. 1 to EastGroup's Registration Statement on Form S-4 (No. 33-65337) filed
          February 27, 1996).
     (b)  EastGroup's Trustees Regulations (incorporated by reference to Exhibit 3 of
          EastGroup's 1980 Annual Report on Form 10-K).
     (c)  Amendment to EastGroup's Trustees Regulations (incorporated by reference to
          Exhibit 3 of EastGroup's 1980 Annual Report on Form 10-K).
     (d)  Amendment to EastGroup's Trustees Regulations (incorporated by reference to
          Exhibit 3(d) of EastGroup's 1983 Annual Report on Form 10-K).

 (5)      Opinion of Jaeckle, Fleischmann & Mugel regarding legality of shares being registered (incorporated by reference to Exhibit 5 to EastGroup's Registration
          Statement on Form S-4 (No. 333-01815) filed on March 20, 1996).
 (8)(a)   Opinion of Jaeckle, Fleischmann & Mugel, as to federal income tax consequences of the Merger, filed herewith.
     (b)  Opinion of Hale and Dorr, as to federal income tax consequences of the Merger, filed herewith.
(10)(a)   Amendment and Restatement of the Expense-Sharing Agreement among Congress Street
          Properties, Inc., Eastover Corporation, EastGroup Properties and The Parkway
          Company dated as of September 1, 1990 (incorporated by reference to Exhibit 10(a)
          of EastGroup's 1991 Annual Report on Form 10-K).
     (b)  First Amendment to Amendment and Restatement of Expense-Sharing Agreement among
          Congress Street Properties, Inc., Eastover Corporation, EastGroup Properties and
          The Parkway Company dated as of October 1, 1993 (incorporated by reference to
          Exhibit 10B of EastGroup's Registration Statement on Form S-2 (No. 33-70574) filed
          October 19, 1993).
     (c)  EastGroup Properties 1989 Incentive Plan (incorporated by reference to Exhibit A of EastGroup's proxy statement dated April 26, 1991).
     (d)  EastGroup Properties 1991 Trustees Stock Option Plan, as amended (incorporated by reference to Exhibit B of EastGroup's proxy statement dated April 26, 1991).
     (e)  EastGroup Properties 1994 Management Incentive Plan (incorporated by reference to
          Exhibit A of EastGroup's proxy statement dated November 11, 1994).
     (f)  Agreement and Plan of Merger among EastGroup, EastGroup -- LNH Corporation and LNH
          REIT, Inc. (incorporated by reference to Appendix A of EastGroup's Registration
          Statement on Form S-4 (No. 33-65337) filed December 22, 1995).
(11)      Statement regarding computation of earnings per share (incorporated by reference to Exhibit (11) of EastGroup's 1993 Annual Report on Form 10-K).
(21)      Subsidiaries of EastGroup (incorporated by reference to Exhibit (22) of Amendment
          No. 1 to EastGroup's Registration Statement filed on Form S-4 (No. 33-65337) filed
          February 27, 1996).
(23)(a)   Consent of Arthur Andersen LLP, filed herewith.
     (b)  Consent of KPMG Peat Marwick LLP, filed herewith.
     (c)  Consent of Ernst & Young LLP, filed herewith.
     (d)  Consent of Morgan Stanley & Co. Incorporated, filed herewith.
     (e)  Consent of PaineWebber Incorporated, filed herewith.
     (f)  Consent of Hale and Dorr, contained in Exhibit 8(b) hereto.
     (g)  Consent of Jaeckle, Fleischmann & Mugel (incorporated by reference to Exhibit
          23(g) to EastGroup's Registration Statement on Form S-4 (No. 333-01815) filed on
          March 20, 1996).
(24)      Powers of Attorney, (incorporated by reference to Exhibit 24 to EastGroup's
          Registration Statement on Form S-4 (No. 333-01815) filed on March 20, 1996).
(28)      Agreement of EastGroup to furnish the SEC with copies of instruments defining the rights of holders of long-term debt (incorporated by reference to Exhibit 28(e) of
          EastGroup's 1986 Annual Report on Form 10-K).
 99 (a)   Opinion of Morgan Stanley & Co. Incorporated as to the fairness of the transaction to Copley shareholders, attached as Appendix B to the Joint Proxy
          Statement/Prospectus.
     (b)  Opinion of PaineWebber Incorporated as to the fairness of the transaction to
          EastGroup shareholders, attached as Appendix C to the Joint Proxy
          Statement/Prospectus.
     (c)  Copley form of proxy, (incorporated by reference to Exhibit 99(c) to Amendment No.
          1 to EastGroup's Registration Statement on Form S-4 (No. 333-01815) filed on April
          26, 1996).
     (d)  EastGroup form of proxy, (incorporated by reference to Exhibit 99(d) to Amendment
          No. 1 EastGroup's Registration Statement on Form S-4 (No. 333-01815) filed on
          April 26, 1996).

ITEM 22.  UNDERTAKINGS

     EastGroup, the undersigned registrant, hereby undertakes:

          (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on May 8, 1996.


                                          EASTGROUP PROPERTIES

                                          By:    /s/  DAVID H. HOSTER II
                                            ------------------------------------
                                               David H. Hoster II, President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on May 8, 1996.


      SIGNATURE                        TITLE               |
- ----------------------     ------------------------------  |
                                                           |
   Leland R. Speed         Managing Trustee and Chief      |
                           Executive Officer (Principal    |
                           Executive Officer)              |
  David H. Hoster II       President and Trustee           |
    N. Keith McKey         Executive Vice President,       |       /s/ N. KEITH MCKEY
                           Chief Financial Officer and     |-------------------------------
                           Secretary                       |           N. Keith McKey,
   Diane W. Hayman         Controller (Principal           |           Individually and as
                           Accounting Officer)             |           attorney-in-fact
 Alexander G. Anagnos      Trustee                         |
   H.C. Bailey, Jr.        Trustee                         |
   Harold B. Judell        Trustee                         |
    David M. Osnos         Trustee                         |
    John N. Palmer         Trustee                         |